    As filed with the Securities and Exchange Commission on November 4, 1996
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                                  PHYCOR, INC.
             (Exact name of registrant as specified in its charter)

                   TENNESSEE                               8099                              62-1344801
             (State or Other Juris-        (Primary Standard Industrial Classi-           (I.R.S. Employer
            diction of Incorporation               fication Code Number)               Identification Number)
                or organization)

                        30 BURTON HILLS BLVD., SUITE 400
                           NASHVILLE, TENNESSEE 37215
                                 (615) 665-9066

               (Address, Including Zip Code, and Telephone Number
       Including Area Code, of Registrant's Principal Executive Offices)

                                JOSEPH C. HUTTS
                             CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PHYCOR, INC.
                      30 BURTON HILLS BOULEVARD, SUITE 400
                           NASHVILLE, TENNESSEE 37215
                                 (615) 665-9066

            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)

                             ---------------------
                                   COPY TO:
                              J. CHASE COLE, ESQ.
                         WALLER LANSDEN DORTCH & DAVIS,
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                             NASHVILLE CITY CENTER
                          511 UNION STREET, SUITE 2100
                           NASHVILLE, TENNESSEE 37219
                                 (615) 244-6380

                             ---------------------

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the effectiveness of the Merger described in the Prospectus included herewith.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                                                    CALCULATION OF REGISTRATION FEE
===================================================================================================================================
    Title of Each Class of         Amount to be       Proposed Maximum Offering         Proposed Maximum            Amount of
 Securities to be Registered        Registered             Price Per Share       Aggregate Offering Price (1)   Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
 Shares of Common Stock,
 no par value                     300,000 Shares           Not Applicable                  $691,599                  $210
===================================================================================================================================

(1) Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                     STRAUB CLINIC & HOSPITAL, INCORPORATED
                             888 South King Street
                             Honolulu, Hawaii 96813

                                                              November ___, 1996

Dear Shareholder:

              You are cordially invited to attend a special meeting of the shareholders of Straub Clinic & Hospital, Incorporated ("Straub") to be held on December ___, 1996, at 5:00 p.m., local time, at the Thomas Square Conference Room at Straub located at 846 South Hotel Street, Honolulu, Hawaii. At the special meeting, shareholders will be asked to approve and adopt: (1) a Plan of Corporate Separation and Reorganization pursuant to which (i) the assets and liabilities of Straub constituting the medical practice and hospital components of Straub's business operations and related real property, including the real property located at 888 South King Street, Honolulu, Hawaii, all of which assets are identified in the Plan of Corporate Separation and Reorganization, will be transferred to a newly-formed subsidiary of Straub ("New Straub P.C."),
(ii) the Common Stock of New Straub P.C. will be distributed, pro rata, to the holders of common stock of Straub ("Straub Common Stock"), and (iii) the holders of Series C Preferred Stock of Straub ("Series C Preferred Stock") will exchange their shares for an equivalent number of shares of Series A Preferred Stock of New Straub P.C. (collectively, the "Spin-Off Transaction"); and (2) an Amended and Restated Agreement of Merger (the "Agreement of Merger") and Plan of Merger pursuant to which Straub, immediately following the Spin-Off Transaction, will be merged with and into PhyCor, Inc. ("PhyCor") (the "Merger"). As a result of the Merger, shares of Straub Common Stock will be converted into shares of Common Stock of PhyCor at values and in accordance with a conversion ratio described in the Agreement of Merger. The separate existence of Straub will cease and holders of Straub Common Stock, other than those who dissent from the Merger, will become shareholders of PhyCor. New Straub P.C. will continue to exist and be the entity through which medical services will be provided and will enter into a 40-year Service Agreement with PhyCor of Hawaii, Inc., a wholly-owned subsidiary of PhyCor. Details of the Spin-Off Transaction, the Merger, and other important information are set forth in the accompanying Prospectus and Proxy Statement, which you are urged to read carefully.

              Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Spin-Off Transaction and the Merger. In addition, your Board of Directors has received an opinion of its financial advisor, Hambrecht & Quist LLC, that the consideration to be received by the holders of Straub Common Stock in the Spin-Off Transaction and the Merger is fair to such shareholders from a financial point of view. Your Board of Directors has approved the proposed Spin-Off Transaction and the Merger and recommends that you vote for approval of the Spin-Off Transaction and the Merger.

              Pursuant to the provisions of the Hawaii Revised Statutes, for the Spin-Off Transaction and the Merger to be approved, the holders of at least seventy-five percent (75%) of the issued and outstanding shares of (i) the Straub Common Stock must vote in favor of the Spin-Off Transaction and (ii) the Straub Common Stock and Series C Preferred Stock, voting as a single class, must vote in favor of the Merger. In addition, each transaction is contingent upon the approval of the other. Accordingly, your vote is important. Although you may attend the special meeting in person, we urge you to complete, date, sign and return the enclosed proxy in the accompanying envelope. If you attend the special meeting, you may still vote in person even if you have previously delivered a proxy.

              Shareholders of Straub are entitled to dissent from the proposed Spin-Off Transaction and/or the Merger and to obtain payment of the fair value of their shares in accordance with Sections 415-80 and 415-81 of the Hawaii Revised Statutes, a copy of which is included in the accompanying Prospectus and Proxy Statement as Annex B.

                                         Sincerely,



                                         --------------------------------------
                                         Straub Clinic & Hospital, Incorporated

                     STRAUB CLINIC & HOSPITAL, INCORPORATED
                             888 South King Street
                             Honolulu, Hawaii 96813

                          -------------------------

                           NOTICE OF SPECIAL MEETING
                                OF SHAREHOLDERS
                        To Be Held on December __, 1996

                          -------------------------

To the Shareholders of
 Straub Clinic & Hospital, Incorporated:

              A special meeting of the shareholders of Straub Clinic & Hospital, Incorporated ("Straub") will be held on Monday, December ___, 1996, at 5:00 p.m., local time, at the Thomas Square Conference Room at Straub located at 846 South Hotel Street, Honolulu, Hawaii for the following purposes:

(1) For the holders of Straub Common Stock ("Straub Common Stock") to consider and vote upon the recommendation of the Board of Directors to approve and adopt a Plan of Corporate Separation and Reorganization pursuant to which (i) the assets and liabilities of Straub constituting the medical practice and hospital components of Straub's business operations and related real property, including the real property located at 888 South King Street, Honolulu, Hawaii, all of which assets are identified in the Plan of Corporate Separation and Reorganization, will be transferred to a newly-formed subsidiary of Straub ("New Straub P.C."), (ii) the Common Stock of New Straub P.C. will be distributed, pro rata, to the holders of Straub Common Stock, and (iii) the holders of Series C Preferred Stock of Straub will exchange their shares for an equivalent number of shares of Series A Preferred Stock of New Straub P.C. (collectively, the "Spin-Off Transaction").

(2) For the holders of Straub Common Stock and Series C Preferred Stock to consider and vote upon the recommendation of the Board of Directors to approve and adopt an Amended and Restated Agreement of Merger (the "Agreement of Merger") and Plan of Merger pursuant to which Straub, following the Spin-Off Transaction, will be merged with and into PhyCor, Inc. ("PhyCor") (the "Merger") and the holders of Straub Common Stock will exchange their shares for shares of Common Stock of PhyCor.

(3) To transact such other business incidental to the foregoing as may properly come before the meeting or any adjournment thereof.

                 Information regarding the matters to be considered and voted upon at the special meeting, including copies of the proposed Plan of Corporate Separation and Reorganization, the Agreement of Merger and Plan of Merger and the proposed Service Agreement between New Straub P.C. and PhyCor of Hawaii, Inc., a wholly-owned subsidiary of PhyCor, is contained in the Prospectus and Proxy Statement accompanying this Notice.

                 Shareholders of record of Straub Common Stock and Series C Preferred Stock at the close of business on November ___, 1996 (the "Record Date") are entitled to notice of and to vote at the special meeting. Pursuant to the provisions of the Hawaii Revised Statutes, for the Spin-Off Transaction and the Merger to be approved, the holders of at least seventy-five percent (75%) of the issued and outstanding shares of (i) the Straub Common Stock must vote in favor of the Spin-Off Transaction and (ii) the Straub Common Stock and Series C Preferred Stock, voting as a single class, must vote in favor of the Merger. In addition, each transaction is contingent upon the approval of the other. Accordingly, your vote is important. Although you may attend the special meeting in person, we urge you to complete, date, sign and return the enclosed proxy in the accompanying envelope. If you attend the special meeting, you may still vote in person even if you have previously delivered a proxy.

                 Holders of Straub Common Stock and Series C Preferred Stock are entitled to dissent from the proposed Spin-Off Transaction and/or the Merger. Holders who perfect dissenters' rights may obtain payment of the fair value of their shares in accordance with Sections 415-80 and 415-81 of the Hawaii Revised Statutes, a copy of which is included in the accompanying Prospectus and Proxy Statement as Annex B. If the holders of more than five percent (5%) of the shares of either the Straub Common Stock or Series C Preferred Stock dissent with respect to the Spin-Off Transaction and/or the Merger, as applicable, Straub and PhyCor will be required to waive a condition to the consummation of the Spin-Off Transaction and the Merger or, if not waived, the Spin-Off Transaction and the Merger will not be consummated.

                                      By Order of the Board of Directors,



                                      ---------------------------------------
                                      Secretary
Honolulu, Hawaii
November ___, 1996



                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AS EXPLAINED ON PAGE 20 OF THE ACCOMPANYING PROSPECTUS AND PROXY STATEMENT.

PROSPECTUS AND PROXY STATEMENT

                                 300,000 SHARES

                                  PHYCOR, INC.

                                  COMMON STOCK

                                 --------------

        This Prospectus and Proxy Statement is being furnished to the holders of Straub Common Stock ("Straub Common Stock") and Series C Preferred Stock ("Series C Preferred Stock") of Straub Clinic & Hospital, Incorporated, a Hawaii professional corporation ("Straub"), in connection with the solicitation of proxies by the Board of Directors of Straub for use at a special meeting of shareholders of Straub (the "Straub Shareholders") to be held on December ___, 1996, at 5:00 p.m. at the Thomas Square Conference Room at Straub located at 846 South Hotel Street, Honolulu, Hawaii, and any and all adjournments or postponements thereof (the "Special Meeting").

        This Prospectus and Proxy Statement relates to the Plan of Corporate Separation and Reorganization pursuant to which (i) the assets and liabilities of Straub constituting the medical practice and hospital components of Straub's business operations and related real property, including the real property located at 888 South King Street, Honolulu, Hawaii, all of which assets are identified in the Plan of Corporate Separation and Reorganization and the Agreement of Merger (the "Medical Practice"), will be transferred to a newly-formed subsidiary of Straub ("New Straub P.C."), (ii) the common stock of New Straub P.C. will be distributed, pro rata, to the holders of Straub Common Stock, and (iii) the holders of Series C Preferred Stock will exchange their shares for an equivalent number of shares of Series A Preferred Stock of New Straub P.C. (collectively, the "Spin-Off Transaction").

        This Prospectus and Proxy Statement also relates to the Amended and Restated Agreement of Merger, dated as of October 1, 1996 (the "Agreement of Merger"), by and between PhyCor, Inc. ("PhyCor") and Straub pursuant to which Straub will be merged (the "Merger") with and into PhyCor, and PhyCor will be the surviving corporation. In the Merger, each share of Straub Common Stock will be converted into the right to receive 0.1091 shares (based on a per share price of $33.88 and based on the 2,074,976 outstanding shares of Straub Common Stock) of the Common Stock, no par value per share, of PhyCor ("PhyCor Common Stock"). Such ratio assumes the issuance of 226,299 shares of PhyCor Common Stock as provided for in the Agreement of Merger. In the event the average of the closing prices of PhyCor Common Stock on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") as reported in The Wall Street Journal for the twenty (20) trading days ending on the second trading day immediately prior to the effective date of the Merger (the "Closing Market Price") is less than $33.88, the number of shares of PhyCor Common Stock to be received by holders of Straub Common Stock in the Merger will be increased to the number of shares of PhyCor Common Stock having an aggregate value equal to $7,667,000 divided by the Closing Market Price. Cash will be delivered in lieu of fractional shares. Consummation of the Merger is subject to various conditions, including (i) approval of the Spin-Off Transaction at the Special Meeting by holders of 75% of the issued and outstanding shares of Straub Common Stock (ii) approval of the Merger at the Special Meeting by holders of 75% of the issued and outstanding shares of Straub Common Stock and Straub Series C Preferred Stock, voting as a single class, and (iii) the execution of a long-term service agreement (the "Service Agreement") between New Straub P.C. and PhyCor of Hawaii, Inc., a wholly-owned subsidiary of PhyCor ("PhyCor-Hawaii").

        This Prospectus and Proxy Statement also constitutes a prospectus of PhyCor for the issuance of up to 300,000 shares of PhyCor Common Stock to be issued in connection with the Merger. PhyCor Common Stock is listed and traded on the Nasdaq National Market under the symbol "PHYC". On October 31, 1996, the closing sales price for PhyCor Common Stock as reported on the Nasdaq National Market was $31.00 per share.

        This Prospectus and Proxy Statement and the accompanying form of proxy are first being mailed to Straub Shareholders on or about November ____, 1996.

                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
              SEE "RISK FACTORS" APPEARING ON PAGES 13 THROUGH 16.

                              ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                 PASSED UPON THE ACCURACY AND ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                November 4, 1996

                             AVAILABLE INFORMATION


        PhyCor has filed a Registration Statement on Form S-4, including amendments thereto, if any, relating to the PhyCor Common Stock offered hereby (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). This Prospectus and Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus and Proxy Statement as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated herein by reference. For further information with respect to PhyCor and the PhyCor Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

        PhyCor is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information may be inspected and copied at the offices of the Commission as stated above or at its regional offices located in the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the address at such site is http://www.sec.gov. PhyCor Common Stock is listed on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                              --------------------

        PhyCor was incorporated in Tennessee in January 1988. Unless the context otherwise requires, references in this Prospectus and Proxy Statement to "PhyCor" refer to PhyCor, Inc. and its subsidiaries. PhyCor's executive offices are located at 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215, and its telephone number is (615) 665-9066.

                              --------------------

        NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFER MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LEGALLY MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents are incorporated herein by reference:

        (1) PhyCor's Annual Report on Form 10-K for the year ended December 31, 1995;

        (2) PhyCor's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

        (3) PhyCor's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and

        (4) The description of PhyCor Common Stock contained in PhyCor's Registration Statements on Form 8-A, dated January 8, 1992 and March 8, 1994, respectively.

        All reports and other documents filed by PhyCor pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of PhyCor Common Stock hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the filing date of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing herein is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM PHYCOR. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215, ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.

                               TABLE OF CONTENTS

                                                                                                                      Page
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        Parties To The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        Administrative Services Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        The Spin-Off Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
        Comparative Per Share Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        Comparative Market Price Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        Regulatory Review and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        Approval of the Spin-Off Transaction and the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        Recommendation of the Board of Directors of Straub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        Opinion of Straub Investment Banker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        Principal Differences Between Rights of Holders of Common Stock Under
         the Governing Instruments of PhyCor and Straub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        Solicitation of Straub Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        Record Date and Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        Merger Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        Opinion of Straub Investment Banker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        Redemption of Straub Series B Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        The Spin-Off Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        Service Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        Effective Date of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        Exchange of Straub Common Stock; Issuance of PhyCor Common Stock  . . . . . . . . . . . . . . . . . . . . . .  29
        Conditions to Consummation of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        Conduct of Business Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        Accounting Treatment of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        Expenses and Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

        Resales of PhyCor Common Stock; Payment of Brokerage Fees and Expenses  . . . . . . . . . . . . . . . . . . .  35
        Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

RIGHTS OF DISSENTING STRAUB SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        Action Necessary to Preserve Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

MARKET PRICE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        Pro Forma Combined Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
        Pro Forma Combined Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
        Pro Forma Combined Statements of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

STRAUB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
        Overview  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
        Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995 . . . . . . . . . . . . . . . . . .  47
        Year Ended December 31, 1995 Compared to Year Ended December 31, 1994 . . . . . . . . . . . . . . . . . . . .  48
        Year Ended December 31, 1994 Compared to Year Ended December 31, 1993 . . . . . . . . . . . . . . . . . . . .  50
        Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

STRAUB CLINIC & HOSPITAL, INCORPORATED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
        History . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
        Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
        Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
        Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
        Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
        Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
        Material Agreements Between Straub and PhyCor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

STRAUB PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

PRINCIPAL DIFFERENCES BETWEEN RIGHTS OF HOLDERS OF COMMON STOCK UNDER
THE GOVERNING INSTRUMENTS OF PHYCOR AND STRAUB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

MANAGEMENT OF STRAUB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
        Employment Agreements and Restrictive Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
        Compensation Committee Interlocks and Insider Participation . . . . . . . . . . . . . . . . . . . . . . . . .  62

PHYCOR, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
        Company Overview  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
        Multi-Specialty Medical Clinics . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
        Physician Networks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

Index to Financial Statements of Straub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

Annex A -- Hambrecht & Quist LLC Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Annex B -- Provisions of Hawaii Revised Statutes
                  Governing Exercise of Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Annex C -- Form of Proxy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
Annex D -- Amended and Restated Agreement of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
Annex E -- Form of Service Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . E-1
Annex F -- Form of Articles of Incorporation of New Straub P.C. . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Annex G -- Form of Bylaws of New Straub P.C.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . G-1
Annex H -- Plan of Corporate Separation and Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . H-1

                                    SUMMARY

        The following is a brief summary of certain information contained elsewhere in this Prospectus and Proxy Statement and the documents incorporated herein by reference. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus and Proxy Statement and the documents incorporated herein by reference and included herewith as annexes. The shareholders of Straub are urged to review this entire Prospectus and Proxy Statement and the documents referred to or incorporated herein by reference or included herewith as annexes.

PARTIES TO THE MERGER

        PhyCor, Inc. As of October 31, 1996, PhyCor operated 42 clinics with approximately 2,850 physicians in 24 states and managed independent practice associations ("IPAs") with over 8,700 physicians in 15 markets. PhyCor's clinics and IPAs provide capitated medical services to approximately 761,000 members, including approximately 92,000 Medicare members. The clinics operated by PhyCor provide a wide range of primary and specialty physician care and ancillary services. PhyCor acquires certain assets of established clinics and operates each clinic under a long-term service agreement with an affiliated multi-specialty physician group practicing exclusively through the clinic. Pursuant to the service agreement, PhyCor generally manages all aspects of the clinic other than the provision of medical services, which is controlled by the physician groups. PhyCor, under the terms of the service agreement, provides the physician group with the equipment and facilities used in their medical practices, manages clinic operations, employs most of the clinic's non-physician employees, other than certain diagnostic technicians, and receives a service fee. PhyCor's objective is to organize physicians into professionally managed networks that assist physicians in assuming increased responsibility for delivering cost-effective medical care while attaining high-quality clinical outcomes.

        Since June 30, 1996, PhyCor has acquired six multi-specialty clinics with an aggregate of approximately 330 physicians and one IPA management company with approximately 1,000 affiliated physicians. As of October 31, 1996, PhyCor has agreements in principle to affiliate with four additional multi-specialty physician clinics with an aggregate of approximately 320 physicians within the next three months.

        Straub Clinic & Hospital, Incorporated. Straub was founded in 1921 by George F. Straub, M.D. and began as a five-physician practice in the Honolulu, Hawaii area. Since that time, Straub has added additional physicians, medical specialties and services and is today one of the oldest and largest private multi-specialty group medical practices in Hawaii. Upon the completion of its 159-bed acute care hospital in 1973, Straub became a fully integrated clinic and hospital system.

        Straub employs approximately 200 doctors, and over 1,800 nurses, medical staff and employees. Together, they provide services to more than 550,000 outpatients at Straub's main clinic facility and 11 additional locations throughout Hawaii, almost 47,000 days of hospital care, and over 20,000 emergency care treatments each year.

        After nearly eight decades of service, Straub has emerged as a leading integrated health care system in Hawaii. Outside of Hawaii, Straub operates The Doctors' Clinic on Guam and treats a significant number of patients from other Pacific island communities, including the Commonwealth of Northern Marianna Island, American Samoa and Federated States of Micronesia. The principal executive offices of Straub are located at 888 South King Street, Honolulu, Hawaii 96813. The telephone number for Straub's executive offices is
(808) 522-3101.

SPECIAL MEETING

        At the Special Meeting, the Straub Shareholders will consider and vote, as separate matters, upon the recommendation of the Straub Board of Directors to approve and adopt the Spin-Off Transaction and the Merger. Holders of record of Straub Common Stock and Series C Preferred Stock at the close of business on November ___, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Holders of Straub Common Stock are entitled to vote on the Spin-Off Transaction and the Merger. Although the shares of Series C Preferred Stock are normally non-voting, holders of shares of the Series C Preferred Stock are entitled to vote on the Merger (but not on the Spin-Off Transaction) at the Special Meeting. As of October 31, 1996, there were 2,074,976 shares of Straub Common Stock issued and outstanding and 10,199,288 shares of Series C Preferred Stock issued and outstanding. Each share of Straub Common Stock and Series C Preferred Stock is entitled to one vote at the Special Meeting. For the Spin-Off Transaction and the Merger to be approved, the holders of at least 75% of the issued and outstanding shares of
(i) Straub Common Stock must vote in favor of the Spin-Off Transaction and (ii) Straub Common Stock and Series C Preferred Stock, voting as a single class, must vote in favor of the Merger. On October 1, 1996, the Board of Directors of Straub authorized the redemption of all of the Series B Preferred Stock of Straub. Prior to the Record Date, the Series B Preferred Stock of Straub will be redeemed for cash by Straub.

ADMINISTRATIVE SERVICES AGREEMENT

        As of October 1, 1996, PhyCor-Hawaii entered into an Administrative Services Agreement with Straub (the "Administrative Services Agreement") pursuant to which PhyCor-Hawaii agreed to provide certain advisory services to Straub in anticipation of the consummation of the Merger. For its services under the Administrative Services Agreement, PhyCor-Hawaii receives a monthly service fee, the first payment of which is due as of November 1, 1996. The Administrative Services Agreement expires on the earlier of (i) the effective date of the Merger, (ii) termination of the Agreement of Merger, or (iii) February 28, 1997. The Administrative Services Agreement may also be terminated by either party upon the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors or upon a material default in the performance of any duty or obligation unless cured within thirty (30) days. In the event that the Administrative Services Agreement terminates as a result of the consummation of the Merger, any accrued but unpaid fees shall be assumed by PhyCor as a result of the Merger.

THE SPIN-OFF TRANSACTION

        The Spin-Off Transaction, which will include the transfer to New Straub P.C. of the Medical Practice, is required as a condition to the Merger because PhyCor, as a non-professional corporation, cannot practice medicine in the State of Hawaii and because PhyCor does not desire to own the hospital operations. To accomplish the Spin-Off Transaction, Straub currently anticipates that it will incorporate New Straub P.C. prior to the Special Meeting and, immediately prior to consummation of the Merger, will transfer the Medical Practice to New Straub P.C. in exchange for shares of Common Stock of New Straub P.C. ("New Straub P.C. Common Stock") and Series A Preferred Stock of New Straub P.C. ("New Straub P.C. Series A Preferred Stock") (New Straub P.C. Common Stock and New Straub P.C. Series A Preferred Stock are collectively referred to herein as "New Straub P.C. Shares") and will distribute the New Straub P.C. Shares in a transaction intended to be a tax-free spin-off under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). The New Straub P.C. Common Stock issued to Straub will be distributed to the holders of Straub Common Stock in the same proportion as their ownership of Straub Common Stock. The New Straub P.C. Series A Preferred Stock will be distributed to holders of Series C Preferred Stock in exchange for their Series C Preferred Stock so that holders of Series C Preferred Stock will receive an equivalent number of shares of New Straub P.C. Series A Preferred Stock. The rights and preferences of the New Straub P.C. Series A Preferred Stock will be identical to the rights and preferences of the Series C Preferred Stock. The resulting ownership of New Straub P.C. following the consummation of the Spin-Off Transaction will be the same as the ownership of Straub prior to the consummation of the Spin-Off Transaction, except for Straub Shareholders who dissent from the Spin-Off Transaction. The Spin-Off Transaction will not be consummated unless (i) 75% of the issued and outstanding shares of Straub Common Stock are voted in favor of the Spin-Off Transaction, (ii) holders of Straub Common Stock perfecting dissenters' rights to the Spin-Off Transaction and the Merger collectively do not own more than 5% of the issued and outstanding Straub Common Stock, (iii) holders of Series C Preferred Stock perfecting dissenters' rights to the Spin-Off Transaction and the Merger collectively do not own more than 5% of the outstanding Series C Preferred Stock and (iv) all conditions to consummation of the Merger are satisfied, unless otherwise waived.

THE MERGER

          General. Pursuant to the terms of the Agreement of Merger, Straub will be merged with and into PhyCor. Following the approval of the Straub Shareholders of the Merger and the satisfaction of the conditions contained in the Agreement of Merger, including the filing of all appropriate documents with each of the Secretary of State of Tennessee and the Department of Commerce and Consumer Affairs of the State of Hawaii, the separate corporate existence of Straub shall cease, and Straub will be merged with and into PhyCor. All of the assets and liabilities of Straub, other than those related to the Medical Practice being transferred to New Straub P.C., will be acquired by PhyCor. New Straub P.C. will remain in existence as a separate entity and will be the entity through which the physicians will practice medicine. In connection with the Spin-Off Transaction, the patient medical records and regulatory licenses will be assigned to New Straub P.C., and the Straub Shareholders will become employees of New Straub P.C. pursuant to newly entered into employment agreements between the Straub Shareholders and New Straub P.C. containing the restrictive covenant provisions described in the Service Agreement. See "Merger -- General."

        Determination of Merger Consideration. The consideration for the Merger was determined through arm's-length negotiations between representatives of PhyCor and Straub. The Boards of Directors of each of PhyCor and Straub considered, among other factors, information with respect to the financial condition, assets, liabilities, businesses, operations and prospects of each company on both a historical and prospective basis, including financial information reflecting the two entities on a pro forma consolidated basis. PhyCor presented its offer to Straub based upon an evaluation of the business to be acquired by PhyCor and on the assumption that PhyCor-Hawaii would enter into the Service Agreement with New Straub P.C. and that PhyCor would utilize the assets of Straub in performing its obligations under the Service Agreement.

        Interests of Affiliates and Non-Affiliates of Straub. "Affiliates" (as such term is defined in the rules under the Securities Act of 1933, as amended (the "Securities Act")) and non-affiliates of Straub will receive the same benefits and be subject to the same consequences as a result of the consummation of the Merger. In connection with the Merger, the holders of Straub Common Stock are entitled to receive shares of PhyCor Common Stock in the same proportion as their ownership in Straub Common Stock. Any resales of shares of PhyCor Common Stock received by Affiliates of Straub must be made in compliance with Rule 145 of the Securities Act. With the exceptions of Blake
E. Waterhouse and Louise L. Liang, who are expected to become the Chief Executive Officer and Chief Operating Officer, respectively, of PhyCor-Hawaii, no officer or director of Straub or the New Straub P.C. will be an employee, officer or director of PhyCor or PhyCor-Hawaii following the consummation of the Merger. The officers and directors of Straub as a group hold approximately 8.2% of the Straub Common Stock and 12.3% of the Series C Preferred Stock and, therefore, a significant number of the non-affiliated Straub Shareholders must vote in favor of the Spin-Off Transaction and the Merger for their approval. See "Straub Principal Shareholders."

        Exchange of Straub Common Stock; Issuance of PhyCor Common Stock. Pursuant to the Agreement of Merger, each share of Straub Common Stock outstanding as of the effective date of the Merger, subject to rights of dissenters, shall be converted into the right to receive 0.1091 share of PhyCor Common Stock (based on a per share price of $33.88 and based on the 2,074,976 outstanding shares of Straub Common Stock), which conversion ratio is calculated by dividing the number of shares of PhyCor Common Stock issuable pursuant to the Agreement of Merger by the number of shares of Straub Common Stock outstanding as of the effective date of the Merger. Such ratio assumes the issuance of 226,299 shares of PhyCor Common Stock as provided for in the Agreement of Merger. The Agreement of Merger provides, however, that in the event the Closing Market Price is less than $33.88 per share, PhyCor will deliver as of the effective date of the Merger the number of shares of PhyCor Common Stock having an aggregate value equal to $7,667,000 divided by the Closing Market Price. No fractional shares of PhyCor Common Stock will be issued and in lieu thereof, cash will be paid for such fractional shares based on the applicable price per share. See "Merger -- Exchange of Straub Common Stock; Issuance of PhyCor Common Stock."

        Procedure for Exchange of Straub Common Stock. First Union National Bank of North Carolina will act as exchange agent for the Merger (the "Exchange Agent") by accepting for exchange the surrender of the certificates representing the Straub Common Stock and the execution of a letter of transmittal in form satisfactory to the Exchange Agent. As soon as practicable after the surrender of the certificates representing the Straub Common Stock, the Exchange Agent will deliver to the holders of Straub Common Stock that number of shares of PhyCor Common Stock as is provided for in the Agreement of Merger and cash in lieu of any fractional shares of PhyCor Common Stock. See "Merger -- Exchange of Straub Common Stock; Issuance of Phycor Common Stock."

        Effective Date. Straub and PhyCor intend to consummate the Spin-Off Transaction and the Merger as soon as is practicable after all Straub Shareholder and regulatory and other approvals have been obtained and the other conditions of the Agreement of Merger have been satisfied or waived.

        Conditions to Consummation of Merger. The consummation of the Merger is subject to several conditions, including the approval of the Merger by the Straub Shareholders, holders of Straub Common Stock who perfect dissenters' rights to the Spin-Off Transaction and the Merger collectively owning not more than 5% of the outstanding Straub Common Stock, holders of Series C Preferred Stock who perfect dissenters' rights to the Spin-Off Transaction and the Merger collectively owning not more than 5% of the outstanding Series C Preferred Stock, the completion of the Spin-Off Transaction, the execution of the Service Agreement, the obtaining of necessary consents and approvals, including approvals relating to certificates of need, the change-in-control of the Straub HMO administration business, the receipt by Straub and PhyCor of tax opinions, the delivery of opinions of counsel and the delivery of a fairness opinion to Straub. The fairness opinion has been delivered in satisfaction of the applicable condition. Any or all of the conditions may be waived in writing by the party whose obligation is subject to satisfaction of the condition. See "Merger -- Conditions to Consummation of Merger."

        Termination of Agreement of Merger. The Agreement of Merger provides that in certain circumstances the Agreement of Merger may be terminated and the Merger abandoned at any time by either Straub or PhyCor prior to the Effective Date, whether before or after being submitted to a vote for approval by the Straub Shareholders.

COMPARATIVE PER SHARE DATA

        The following table presents selected comparative unaudited per share data (i) of each of PhyCor and Straub on an historical basis, (ii) for the combined companies on a pro forma basis assuming the Merger had been effective for the periods indicated in the table, and (iii) for Straub on a pro forma equivalent basis. Neither PhyCor nor Straub has declared or paid a dividend on their respective shares of common stock. See "Dividends."


                BOOK VALUE PER SHARE:                               DECEMBER 31, 1995       JUNE 30, 1996
                                                                    -----------------       -------------
                    PhyCor historical  . . . . . . . . . . . . .           $7.28                 $7.63
                    Straub historical  . . . . . . . . . . . . .          (11.84)               (10.04)
                    PhyCor pro forma combined  . . . . . . . . .            7.18                  7.49
                    Straub pro forma equivalent (1)  . . . . . .             .88                   .84

                                                                       YEAR ENDED          SIX MONTHS ENDED
                NET INCOME PER SHARE:                               DECEMBER 31, 1995       JUNE 30, 1996
                                                                    -----------------       -------------
                    PhyCor historical  . . . . . . . . . . . . .            $.41                  $.27
                    Straub historical  . . . . . . . . . . . . .            3.00                   .86
                    PhyCor pro forma combined    . . . . . . . .             .45                   .29
                    Straub pro forma equivalent (2)  . . . . . .             .06                   .03

--------------------
(1) Calculated by multiplying the PhyCor pro forma combined book value per share number by the conversion ratio described in the Agreement of Merger. The conversion ratio is calculated by dividing the number of shares of PhyCor Common Stock issuable under the Agreement of Merger by the number of shares of Straub Common Stock outstanding as of the end of the period. For purposes hereof, the conversion ratio used assumes the issuance by PhyCor of 226,299 shares of PhyCor Common Stock under the Agreement of Merger.
(2) Calculated by multiplying the PhyCor pro forma combined earnings per share by the conversion ratio. The conversion ratio is calculated by dividing the number of shares of PhyCor Common Stock issuable under the Agreement of Merger by the average number of shares of Straub Common Stock outstanding during the period. For purposes hereof, the conversion ratio used assumes the issuance by PhyCor of 226,299 shares of PhyCor Common Stock under the Agreement of Merger.

COMPARATIVE MARKET PRICE DATA

        As of October 1, 1996, the date preceding public announcement of the execution of the Agreement of Merger by Straub and PhyCor, the closing sales price of the PhyCor Common Stock as reported by the Nasdaq National Market on such date was $35.50 per share. The closing sales price of the PhyCor Common Stock on October 31, 1996 was $31.00 per share. See "Market Price Data." Straub is a closely-held Hawaii professional corporation. There has been no public trading market in the securities of Straub and, therefore, there is no historical per share price for Straub's securities. The Board of Directors of Straub believes that the consideration to be paid by PhyCor in connection with the Agreement of Merger is fair, based upon, among other factors, the fairness opinion of Hambrecht & Quist LLC. See "Merger -- Reasons for Merger" and "Merger -- Opinion of Straub Investment Banker."

REGULATORY REVIEW AND APPROVALS

        The Merger is not subject to regulatory review or approval, other than
(i) the requirements of Tennessee and Hawaii state laws requiring that Articles of Merger containing the Plan of Merger be filed with the Secretary of State of Tennessee and the Department of Commerce and Consumer Affairs of the State of Hawaii, which documents must meet certain requirements as to form and content,
(ii) expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, if a filing is required, and (iii) the requirements of Hawaii law concerning reviews of certificates of need and change in ownership. The Merger will be effective upon the filing of the Articles of Merger and the Plan of Merger with the Secretary of State of Tennessee and the Department of Commerce and Consumer Affairs of the State of Hawaii. Straub and its subsidiaries hold various governmental licenses necessary for the operation of their businesses. New Straub P.C. will need similar licenses and, in some cases, must file change in control applications with applicable governmental agencies with respect to licenses held by subsidiaries of Straub transferred to New Straub P.C. in connection with the Spin-Off Transaction. The applicable governmental agencies will not accept licensure or change in control applications until after the consummation of the Spin-Off Transaction. Straub anticipates that New Straub P.C. will receive all required licenses and that the change in control applications will be approved. There can be no assurance, however, that such licenses and approvals will be received in a timely manner or at all. Any significant delay or failure to obtain such licenses or change in control approvals could have a material adverse effect on the business of New Straub P.C. and its subsidiaries. See "Merger -- Conditions to Consummation of Merger".

APPROVAL OF THE SPIN-OFF TRANSACTION AND THE MERGER

        In accordance with Hawaii law, the affirmative vote of the holders of at least 75% of the issued and outstanding shares of (i) Straub Common Stock is required to approve the Spin-Off Transaction and (ii) Straub Common Stock and Series C Preferred Stock, voting as a single class, is required to approve the Merger. See "Merger -- General."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF STRAUB

        The Board of Directors of Straub has approved the Plan of Corporate Separation and Reorganization and the Agreement of Merger and Plan of Merger and believes that the Spin-Off Transaction and the Merger are in the best interests of the Straub Shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STRAUB SHAREHOLDERS VOTE FOR THE APPROVAL OF THE SPIN-OFF TRANSACTION AND THE MERGER. See "Merger -- Background of Merger," "Merger -- Reasons for Merger" and "Merger -- Spin-Off Transaction."

        In determining to approve the Plan of Corporate Separation and Reorganization and enter into the Agreement of Merger, Straub's Board of Directors considered several factors, including Straub's need for capital and PhyCor's access to capital, PhyCor's management and practice asset acquisition expertise, Straub's desire to acquire the assets of primary care practices in the area, changes in the health care industry, the amount of the consideration being received by the holders of Straub Common Stock for their Straub Common Stock, the fact that the PhyCor Common Stock which will be exchanged for the Straub Common Stock in the Merger will have greater liquidity than the Straub Common Stock, the fact that PhyCor cannot acquire the Medical Practice in the State of Hawaii, the tax attributes of the transactions, and the common goals and desires shared by PhyCor and Straub in providing quality health care services in Hawaii. The Board of Directors of Straub concluded that PhyCor offered the necessary capital and expertise to accomplish many of the goals of the Straub Shareholders and that the consideration to be received by Straub Shareholders is fair.

OPINION OF STRAUB INVESTMENT BANKER

        Straub retained Hambrecht & Quist LLC ("H&Q") to act as its financial advisor in connection with (i) the proposed Merger and (ii) the formation of New Straub P.C. in connection with the Spin-Off Transaction and the consideration to be received by New Straub P.C. at the time it enters into the Service Agreement with PhyCor-

Hawaii. The Board of Directors selected H&Q, after interviewing other investment banking firms, because H&Q is an internationally recognized investment banking firm, which, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, corporate restructurings, strategic alliances, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Prior to the engagement by Straub of H&Q, there has been no relationship between H&Q, its affiliates and/or unaffiliated representatives and Straub or any of its affiliates. H&Q rendered its oral opinion (subsequently confirmed in writing) on October 1, 1996 to the Board of Directors of Straub that, as of such date, the consideration to be received by the holders of Straub Common Stock in the Spin-Off Transaction and the Merger is fair to such holders from a financial point of view. Straub Shareholders are advised to read, in its entirety, H&Q's opinion dated October 1, 1996 (the "H&Q Opinion"), which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by H&Q. A copy of the H&Q opinion is attached to this Prospectus and Proxy Statement as Annex A. The Board of Directors of Straub has based its recommendation of the Merger, in part, on the H&Q Opinion. See "Merger -- Reasons for Merger" and "Merger -- Opinion of Straub Investment Banker."


DISSENTERS' RIGHTS

        In order to be able to dissent from the Spin-Off Transaction and/or the Merger and demand the right to receive a cash payment from Straub for the fair value of the Straub Shares held by any such dissenter, Straub Shareholders must object to the Spin-Off Transaction and/or the Merger in writing prior to the time of the vote on whether to approve the Spin-Off Transaction and the Merger, and such dissenting Straub Shareholders must not vote in favor of the Spin-Off Transaction or the Merger, as applicable, at such meeting. The dissenting Straub Shareholders must also follow the procedures set forth in the Hawaii Revised Statutes, the applicable portions of which are attached to this Prospectus and Proxy Statement as Annex B. The failure of a Straub Shareholder to follow the specific requirements set forth in the Hawaii Revised Statutes with regard to such dissenters' rights will result in the loss of such rights. See "Rights of Dissenting Straub Shareholders."

PRINCIPAL DIFFERENCES BETWEEN RIGHTS OF HOLDERS OF COMMON STOCK UNDER THE GOVERNING INSTRUMENTS OF PHYCOR AND STRAUB

        The Bylaws, as amended, of Straub provide for mandatory redemption of the Straub Shares held by a shareholder in certain circumstances. The Articles of Incorporation, as amended, of Straub permit only individuals licensed to practice medicine in Hawaii to be shareholders and provide for common stock and preferred stock.

        PhyCor's Restated Charter and Amended Bylaws, each as amended, do not make special provision for redemption of shares, have no restriction as to the type of holder which may possess the capital stock of PhyCor and provide for the creation of multiple series of preferred stock which may have preferences over holders of common stock, although no shares of preferred stock are outstanding as of the date hereof. See "Principal Differences Between Rights of Holders of Common Stock Under the Governing Instruments of PhyCor and Straub."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        It is anticipated that the Spin-Off Transaction will constitute a reorganization and tax-free corporate separation for federal income tax purposes and that the Merger will constitute a reorganization for federal income tax purposes and, accordingly, that no gain or loss will be recognized by Straub Shareholders (except with respect to Straub Shareholders who exercise dissenters' rights and except with respect to cash received in lieu of fractional shares in the Merger). Consummation of the Merger by Straub is conditioned upon the delivery of an opinion of its special counsel to this effect. In addition, PhyCor shall have received an opinion satisfactory to it concerning the tax consequences of the Merger. See "Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

        The Merger will be accounted for by PhyCor as a purchase under generally accepted accounting principles. See "Merger -- Accounting Treatment of Merger."

                                  RISK FACTORS


        In addition to the other information in this Prospectus and Proxy Statement, the following factors should be considered carefully by the holders of Straub Common Stock in evaluating an investment in the shares of PhyCor Common Stock. This discussion also identifies important cautionary factors that could cause PhyCor's actual results to differ materially from those projected in forward looking statements of PhyCor made by, or on behalf of, PhyCor. In particular, forward looking statements contained herein, including those regarding the acquisition of additional physician practices, the development of additional IPAs and the adequacy of PhyCor's capital resources and other statements regarding trends relating to various revenue and expense items, could be affected by a number of risks and uncertainties including those described below.

        Risks Associated with the Spin-Off Transaction and the Merger. The Spin-Off Transaction is intended to qualify as a tax-free reorganization and corporate separation for federal income tax purposes, and the Merger is intended to qualify as a tax-free reorganization for federal income tax purposes. Failure of the transactions to so qualify could have a material adverse effect on PhyCor and the Straub Shareholders. See "Merger -- Certain Federal Income Tax Consequences." As a result of the Merger, PhyCor will become liable for any penalties that may result from an on-going federal investigation of Straub's billing and receivables practices, including with respect to Medicare, Medicaid and CHAMPUS. See "Straub Clinic & Hospital, Incorporated - Litigation." In connection with the Merger, New Straub P.C. has agreed to fully indemnify PhyCor-Hawaii for any fines or penalties assessed against it by the government in this matter. Because the potential liability cannot be quantified at this time, however, there can be no assurance that New Straub P.C. will have sufficient assets to fully fund its indemnification obligation should it arise.

        No Assurance of Continued Rapid Growth. PhyCor's continued growth is dependent upon its ability to achieve significant consolidation of multi-specialty medical clinics, to sustain and enhance the profitability of those clinics and to develop and manage IPAs. The process of identifying suitable acquisition candidates and proposing, negotiating and implementing an economically feasible affiliation with a physician group or formation or management of a physician network is lengthy and complex. Clinic and physician network operations require intensive management in a dynamic marketplace increasingly subject to cost containment pressures. There can be no assurance that PhyCor will be able to sustain its historically rapid rate of growth. The success of PhyCor's strategy to develop and manage IPAs is largely dependent upon its ability to form networks of physicians, to obtain favorable payor contracts, to manage and control costs and to realize economies of scale. Many of the agreements entered into by physicians participating in PhyCor-managed IPAs are not exclusive arrangements. The physicians, therefore, could join competing networks or terminate their relationships with the IPAs. There can be no assurance that PhyCor will continue to be successful in establishing new IPA networks or maintaining relationships with affiliated physicians. See "PhyCor, Inc. -- Physician Networks."

        Additional Financings. PhyCor's multi-specialty medical clinic acquisition and expansion program and its IPA development and management plans require substantial capital resources. The operations of its existing clinics require ongoing capital expenditures for renovation and expansion and the addition of costly medical equipment and technology utilized in providing ancillary services. PhyCor may also, in certain circumstances, acquire real estate in connection with clinic acquisitions. PhyCor will require additional financing for the development of additional IPAs and expansion and management of its existing IPAs. PhyCor expects that its capital needs over the next several years will exceed capital generated from operations. PhyCor plans to incur indebtedness and to issue, from time to time, additional debt or equity securities, including the issuance of Common Stock or convertible notes in connection with the types of transactions identified on the cover page of this Prospectus. PhyCor's bank credit facility requires the lenders' consent for borrowings in connection with the acquisition of clinic assets in excess of $50.0 million. There can be no assurance that sufficient financing will be available or available on terms satisfactory to PhyCor.

        Competition. The business of providing health care related services is highly competitive. Many companies, including professionally managed physician practice management companies, have been organized to pursue the acquisition of medical clinics, manage such clinics, employ clinic physicians or provide services to IPAs. Large hospitals, other multi-specialty clinics and other health care companies, health maintenance organizations ("HMOs") and insurance companies are also involved in activities similar to those of PhyCor. Some of these competitors have longer operating histories and significantly greater resources than PhyCor. There can be no assurance that PhyCor will be able to compete effectively, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of multi-specialty clinics on terms beneficial to PhyCor. See "PhyCor, Inc. -- Physician Networks."

        Risks Associated with Capitation; Reliance on Physician Networks. Many of the payor contracts entered into on behalf of PhyCor-managed IPAs are based on capitated fee arrangements. Under capitation arrangements, health care providers bear the risk, subject to certain loss limits, that the aggregate costs of providing medical services to the members will exceed the premiums received. The management fees are based, in part, upon a share of surplus, if any, of a capitated amount of revenue. Agreements with payors also contain "shared risk" provisions under which PhyCor and the IPA can earn additional compensation based on utilization of hospital services by members and may be required to bear a portion of any loss in connection with such "shared risk" provisions. Any such losses could have a material adverse effect on PhyCor. The profitability of the managed IPAs is dependent upon the ability of the providers to effectively manage the per patient costs of providing medical services and the level of utilization of medical services. The management fees are also based upon a percentage of revenue collected by the IPAs. Any loss of revenue by the IPAs as a result of losing affiliated physicians, the termination of third party payor contracts or otherwise could have a material adverse effect on management fees derived by PhyCor from its management of IPAs. Through its service agreements, PhyCor also shares in capitation risk assumed by its affiliated physician groups.

        Risks of Changes in Payment for Medical Services. The profitability of PhyCor may be adversely affected by Medicare and Medicaid regulations, cost containment decisions of third party payors and other payment factors over which PhyCor has no control. The federal Medicare program has undergone significant legislative and regulatory changes in the reimbursement and fraud and abuse areas, including the adoption of the resource-based relative value scale ("RBRVS") schedule for physician compensation under Medicare, which may continue to have a negative impact on PhyCor's revenue. Efforts to control the cost of health care services are increasing. Many of PhyCor's physician groups are becoming affiliated with provider networks, managed care organizations and other organized health care systems, which often provide fixed fee schedules or capitation payment arrangements that are lower than standard charges. Future profitability in the changing health care environment, with differing methods of payment for medical services, is likely to be affected significantly by management of health care costs, pricing of services and agreements with payors. Because PhyCor derives its revenues from the revenues generated by its affiliated physician groups and from its managed IPAs, further reductions in payments to physicians generally or other changes in payment for health care services could have an adverse effect on PhyCor.

        Additional Regulatory Risks. The health care industry, including the management and operation of hospitals, physicians' medical practices and other health care providers, is highly regulated at the state and federal levels. Because of the uniqueness of the structure of the relationships between PhyCor and the physician groups and its managed IPAs, there can be no assurance that review of PhyCor's business by courts or health care, tax, labor or other regulatory authorities will not result in determinations that could adversely affect the financial condition or results of operations of PhyCor or that the health care regulatory environment will not change in a manner that would restrict PhyCor's existing operations or limit the expansion of PhyCor's business or otherwise adversely affect PhyCor. PhyCor has been the subject of an audit by the IRS and understands that the IRS may propose adjustments relating to the timing of recognition of certain revenue and deductions for tax purposes. Such adjustment may result from a recharacterization for tax purposes only of PhyCor's relationships with its affiliated physician groups. PhyCor disagrees with the tentative positions taken by the IRS agent including any recharacterization and intends to vigorously contest these adjustments if asserted. Any adjustment resulting from resolution of this disagreement would not affect reported net earnings of PhyCor but would defer tax benefits and change the levels of current and deferred tax assets and liabilities. PhyCor does not believe the resolution of this matter will have a material adverse effect on its financial condition, although there can be no assurance as to the outcome of this audit.

        In addition to the matters referred to above, many state laws restrict the unlicensed practice of medicine, the splitting or sharing of fees with non-physician entities and the enforcement of non-competition agreements. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or state health programs. Moreover, simultaneously with the consummation of the Merger, PhyCor-Hawaii will enter into the Service Agreement whereby it will provide certain management services to New Straub P.C., including both the physician group practice and the hospital. Because the hospital is subject to extensive regulation and because hospital management companies have, in some instances, been viewed as referral sources by federal regulatory agencies, the relationship between PhyCor-Hawaii and New Straub P.C. could come under increased scrutiny under the Medicare fraud and abuse law. In addition, federal law requires that physician groups be included within a definition of group practice in order to be permitted to make referrals within the group. Federal law also prohibits conduct that may result in price-fixing or other anticompetitive conduct. In addition to criminal penalties, violators may be excluded from participation in Medicare or state health programs. Although management of PhyCor believes the operations of PhyCor are in material compliance with existing law, there can be no assurance that PhyCor's existing agreements with its physicians, including service agreements or IPA management agreements, will not be successfully challenged.

        Applicability of Insurance Regulations. PhyCor, through its IPAs, enters into contracts and joint ventures with licensed insurance companies, such as HMOs, whereby PhyCor and its IPAs assume risk in connection with the providing of health care services under capitation arrangements. To the extent PhyCor or its managed IPAs are in the business of insurance as a result of entering into such risk sharing arrangements, they are subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs. There can be no assurance that PhyCor or its managed IPAs will not be adversely affected by such regulations. In connection with multi-specialty medical clinic acquisitions, PhyCor has and may continue to acquire HMOs previously affiliated with such clinics. In connection with the Merger, PhyCor will acquire the HMO owned by Straub. The HMO industry is highly regulated at the state level and is highly competitive. Additionally, the HMO industry has been subject to numerous legislative initiatives within the past several years. Certain aspects of health care reform legislation may have direct or indirect consequences for the HMO industry. There can be no assurance that developments in any of these areas will not have an adverse effect on PhyCor's wholly-owned HMOs or on HMOs in which PhyCor has a partial ownership interest or other financial involvement.

        Risks Inherent in Provision of Medical Services. The physician groups with which PhyCor affiliates and the physicians participating in networks developed and managed by PhyCor are involved in the delivery of health care services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. PhyCor does not control the practice of medicine by affiliated physicians or the compliance with certain regulatory and other requirements directly applicable to physicians, physician networks and physician groups. PhyCor is indemnified under its service agreements for claims against the physician groups, maintains liability insurance for itself and negotiates liability insurance for the physicians affiliated with its clinics and under its management agreements for claims against the IPAs and physician members. Successful malpractice claims asserted against the physician groups, the managed IPAs, or PhyCor, however, could have a material adverse effect on PhyCor.

        Impact of Health Care Reform. Although proposed federal legislation to provide greater control on health care spending has not been enacted by Congress to date, there can be no assurance that federal health care legislation will not be adopted in the future. Some states are also adopting health care programs and initiatives as a replacement for Medicaid. There can be no assurance that the adoption of such legislation, programs or initiatives will not have a material adverse effect on PhyCor.

        Dependence on Affiliated Physicians. Substantially all of PhyCor's revenue is derived from service or management agreements with PhyCor's affiliated clinics, the loss of certain of which could have a material adverse effect on PhyCor. In addition, any material decline in revenue by PhyCor's affiliated physician groups, whether as a result of physicians leaving the affiliated physician groups or otherwise, could have a material adverse effect on PhyCor. PhyCor and one of its smallest affiliated physician groups, with respect to which PhyCor has an investment representing less than 1% of PhyCor's total assets, are in discussions which may result in the sale of the clinic assets. While discussions are in a preliminary stage and PhyCor does not believe the ultimate outcome of this situation will have a material adverse effect on PhyCor, there can be no certainty at this time as to the resolution of this matter and its impact on PhyCor.

        Risk Associated with PhyCor Management Corporation ("PMC"). PMC, an entity in which PhyCor owns a minority interest, has been organized to develop and manage IPAs and provide development and management services to physician organizations, including assisting in the formation of prospective PhyCor clinics. PMC is managed by PhyCor and a PhyCor executive officer sits on PMC's Board of Directors. PMC expects to operate at a loss during its first few years of operations. PhyCor will recognize a pro rata portion of PMC's losses equal to PhyCor's minority equity interest in PMC. PMC has been organized so as not to be consolidated with PhyCor. Changes in structure or accounting rules or the exercise by PhyCor of its option to purchase PMC's Class B Common Stock prior to such time, if any, as PMC shall have become profitable could result in PhyCor being required to consolidate the operations of PMC. Such consolidation could cause PhyCor to recognize a greater percentage of PMC's operating losses which could have a material adverse effect on PhyCor. See "PhyCor, Inc.-Physician Networks."

        Anti-takeover Considerations. PhyCor is authorized to issue up to 10,000,000 shares of preferred stock, the rights of which may be fixed by the Board of Directors. In February 1994, the Board of Directors approved the adoption of a Shareholder Rights Plan (the "Plan"). The Plan is intended to encourage potential acquirors to negotiate with PhyCor's Board of Directors and to discourage coercive, discriminatory and unfair proposals. PhyCor's stock incentive plans provide for the acceleration of the vesting of options in the event of a change in control, and PhyCor's Restated Charter provides for the classification of its Board of Directors into three classes, with each class of directors serving staggered terms of three years. In May 1996, PhyCor's shareholders approved an increase in the number of authorized shares of Common Stock to 250,000,000. Provisions in the executive officers' employment agreements provide for post-termination compensation, including payment of certain of the executive officers' salaries for 24 months, following a change in control. Most physician groups may terminate their service agreements with PhyCor in certain events, including a change in control of PhyCor which is not approved by a majority of PhyCor's Board of Directors. The former shareholders of North American Medical Management, Inc., an entity acquired by PhyCor in January 1995 which develops and manages IPAs ("North American"), have the right to repurchase the capital stock of North American in the event of a change of control. A change in control of PhyCor also constitutes an event of default under PhyCor's bank credit facility. The foregoing matters may, together or separately, have the effect of discouraging or making more difficult an acquisition or change of control of PhyCor.

                            SELECTED FINANCIAL DATA

        The following tables set forth certain pro forma combined financial information for PhyCor and for Straub and certain historical consolidated financial information for PhyCor and for Straub.

        The Merger will be treated for purposes of accounting as a purchase. The information set forth below is derived from, and should be read in conjunction with, the historical financial statements and the unaudited pro forma combined financial statements and the respective notes thereto appearing elsewhere in this Prospectus and Proxy Statement or incorporated herein by reference.

                          PHYCOR PRO FORMA COMBINED(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           YEAR ENDED              SIX MONTHS
                                                                          DECEMBER 31,           ENDED JUNE 30,
          STATEMENT OF OPERATIONS DATA:                                       1995                    1996
                                                                          ------------           --------------
          Net revenue . . . . . . . . . . . . . . . . . . . .             $ 850,006                $ 473,511

          Direct clinic expenses  . . . . . . . . . . . . . .               630,234                  349,054
          General corporate expenses  . . . . . . . . . . . .                14,191                   10,275
          Rents and leases  . . . . . . . . . . . . . . . . .                66,238                   37,901
          Interest, net . . . . . . . . . . . . . . . . . . .                20,614                   10,900
          Depreciation and amortization . . . . . . . . . . .                43,785                   24,838
          Minority interest in earnings of consolidated
          partnerships  . . . . . . . . . . . . . . . . . . .                 6,933                    5,244
                                                                          ---------                ---------
          Earnings before income taxes  . . . . . . . . . . .                68,011                   35,299

          Income tax expense  . . . . . . . . . . . . . . . .                26,487                   13,590
                                                                          ---------                ---------
                  Net earnings  . . . . . . . . . . . . . . .             $  41,524                $  21,709
                                                                          =========                =========
          Earnings per share  . . . . . . . . . . . . . . . .             $     .73                $     .35
                                                                          =========                =========

          Weighted average number of shares outstanding . . .                56,926                   62,694
                                                                          =========                =========

          BALANCE SHEET DATA:                                                                  JUNE 30, 1996
                                                                                               -------------
          Working capital . . . . . . . . . . . . . . . . . .                                      $ 192,311
          Total assets  . . . . . . . . . . . . . . . . . . .                                      1,317,499

          Long-term debt, capital leases and convertible                                             620,949
            debentures and notes  . . . . . . . . . . . . . .
          Total shareholders' equity  . . . . . . . . . . . .                                        422,257

_______________

(1) Assumes consummation of the Merger, acquisitions completed by PhyCor during 1995 and 1996 and the pending acquisition of Guthrie Clinic Ltd. and clinics in Ohio, Virginia and Florida as of the beginning of the periods presented.

                               PHYCOR HISTORICAL
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED                                 SIX MONTHS ENDED
                                                                   DECEMBER 31,                                   JUNE 30,
                                                ---------------------------------------------------------    --------------------
 STATEMENT OF OPERATIONS DATA:                     1991      1992        1993         1994          1995       1995         1996
                                                   ----      ----        ----         ----          ----       ----         ----
 Net Revenue . . . . . . . . . . . . . . . .    $90,065   $135,866     $167,381     $242,485     $441,596    $191,910     $339,144
 Operating Expenses:
     Clinic Salaries, wages and benefits . .     36,440     51,264       63,202       88,443      166,031      71,812      129,766
     Clinic supplies . . . . . . . . . . . .     13,289     19,265       25,031       37,136       67,596      29,100       51,076
     Purchased medical services  . . . . . .      6,201     10,122        8,920       11,778       17,572       8,102        9,924
     Other clinic expenses . . . . . . . . .     15,010     22,813       28,174       40,939       71,877      30,673       56,546
     General corporate expenses  . . . . . .      2,993      3,717        5,418        9,417       14,191       6,923       10,275
     Rents and lease expense . . . . . . . .      7,077     13,210       16,441       23,413       36,740      15,798       28,039
     Depreciation and amortization . . . . .      4,228      6,397        8,394       12,229       21,445       9,552       17,562
     Interest income . . . . . . . . . . . .       (348)      (629)        (309)      (1,334)      (1,816)       (571)      (2,037)
     Interest expense  . . . . . . . . . . .      3,842      4,481        3,878        3,963        5,230       2,958        6,555
     Minority interest in earnings of
      consolidated partnerships  . . . . . .         --         --           --           --        6,933       3,210        5,244
     Provision for clinic restructuring(1) .         --     18,566           --           --           --          --           --
                                                -------   --------     --------     --------     --------    --------     --------
     Net operating expenses  . . . .             88,732    149,206      159,149      225,984      405,799     177,557      312,950
                                                -------   --------     --------     --------     --------    --------     --------
       Earnings (loss) before income taxes
       and extraordinary item  . . . . . . .      1,333    (13,340)       8,232       16,501       35,797      14,353       26,194
 Income tax expense  . . . . . . . . . . . .        575        405        1,092        4,826       13,923       5,560       10,085
                                                -------   --------     --------     --------     --------    --------     --------
     Earnings (loss) before extraordinary
     item  . . . . . . . . . . . . . . . . .        758    (13,745)       7,140       11,675       21,874       8,793       16,109

 Extraordinary item - tax benefit  . . . . .        297         --           --           --           --          --           --
                                                -------   --------     --------     --------     --------    --------     --------
     Net earnings (loss) . . . . . . . . . .    $ 1,055   $(13,745)(2) $  7,140(3)  $ 11,675(3)  $ 21,874    $  8,793     $ 16,109
                                                =======   ========     ========     ========     ========    ========     ========

 Earnings (loss) before extraordinary
 item per share. . . . . . . . . . . . . . .    $   .05   $   (.57)    $    .28     $    .32     $    .41    $    .18     $    .27
 Extraordinary item per share  . . . . . . .        .02         --           --           --           --         --         --
                                                -------   --------     --------     --------     --------    --------     --------
 Net earnings (loss) per share
     Primary . . . . . . . . . . . . . . . .    $   .07   $   (.57)(2) $    .28(3)  $    .32(3)  $    .41    $    .18     $    .27
                                                =======   ========     ========     ========     ========    ========     ========
     Fully diluted . . . . . . . . . . . . .         --         --           --     $    .31           --          --          --
                                                =======   ========     ========     ========     ========    ========     ========

 Weighted average shares outstanding(4)          14,236     23,942       25,869       36,329       53,510      48,141       60,377
     Primary . . . . . . . . . . . . . . . .

     Fully diluted . . . . . . . . . . . . .         --         --           --       43,427           --          --           --


                                                                 DECEMBER 31,                                             JUNE 30,
                                               -----------------------------------------------------------                --------
 BALANCE SHEET DATA:                               1991       1992         1993        1994          1995                   1996
                                                   ----       ----         ----        ----          ----                   ----
 Working capital . . . . . . . . . . . . . .    $21,833   $ 35,920     $ 46,927     $ 80,533     $ 111,420                $158,873
 Total assets  . . . . . . . . . . . . . . .     92,538    141,442      171,174      351,385       643,586                 886,364
 Long-term obligations . . . . . . . . . . .     49,344     54,087       69,014       94,653       140,633                 322,646
 Total shareholders' equity  . . . . . . . .     25,466     53,879       70,005      184,125       388,822                 414,590

_____________________


(1) Relates to the non-recurring pre-tax charge to earnings of $18.6 million incurred in connection with the restructuring and sale of assets of the Miller Medical Clinic, which was formerly affiliated with PhyCor.
(2) Excluding the effect of the restructuring charge described in note (1) and a net operating loss carryforward, PhyCor's net earnings and net earnings per share for 1992 would have been approximately $3.2 million and $.13 per share, respectively.
(3) Excluding the effect of the utilization of a net operating loss carryforward to reduce income taxes in 1993 and 1994, net earnings and net earnings per share would have been $5.1 million, or $.20 per share, and $10.2 million, or $.28 per share, in such years.
(4) Per share amounts and weighted average shares outstanding have been adjusted for the three-for-two stock splits effected in December 1994, September 1995 and June 1996.

                              STRAUB HISTORICAL
                                (IN THOUSANDS)


                                                              YEAR ENDED                                SIX MONTHS
                                                              DECEMBER 31,                             ENDED JUNE 30,
                                        --------------------------------------------------------    -------------------
 STATEMENT OF OPERATIONS DATA:             1991       1992        1993        1994        1995       1995      1996
                                           ----       ----        ----        ----        ----       ----      ----
 Revenue:
  Patient services, net  . . . . . .    $138,000    $143,069    $159,745    $170,989    $169,856    $86,729    $85,067
  Capitation premiums earned . . . .      15,678      14,124      16,657      24,061      28,574     14,003     15,694
  Other operating revenues and other          13       2,043       2,447       8,960       2,965      1,854      1,683
 income  . . . . . . . . . . . . . .    --------    --------    --------    --------    --------    -------    -------
    Total revenue  . . . . . . . . .     153,694     159,236     178,849     204,010     201,395    102,586    102,444

 Operating expenses:
  Salaries and wages . . . . . . . .      82,645      89,027      85,513      96,031      95,801     47,736     47,983
  Drugs, medical and surgical
 supplies  . . . . . . . . . . . . .      12,477      14,421      15,090      17,098      17,418      8,633      8,483
  Taxes, other than income . . . . .      11,456      11,857      12,477      14,056      14,357      7,678      7,421
  Rent . . . . . . . . . . . . . . .       7,486       9,443      10,580      10,763      10,057      3,993      4,080
  Bad debts  . . . . . . . . . . . .       4,631      25,437       8,669       6,809       8,462      4,982      3,281
  Interest . . . . . . . . . . . . .       4,796       4,427       5,113       5,745       6,522      3,392      2,959
  Depreciation and amortization  . .       3,642       3,487       3,474       3,522       3,410      1,727      1,748
  Provision for professional
  liability claims  . . . . . . . .        2,732       2,007       2,274       4,617       3,371      2,466      2,012
  Other  . . . . . . . . . . . . . .      33,704      31,958      32,720      41,320      39,395     20,148     21,341
                                        --------    --------    --------    --------    --------    -------    -------
    Total expenses . . . . . . . . .     163,569     192,064     175,910     199,961     198,793    100,755     99,308
   Income (loss) before income taxes      (9,875)    (32,828)      2,939       4,049       2,602      1,831      3,136
 Income tax expense (benefit)  . . .      (3,536)     (4,570)        (30)     (4,278)     (2,991)       -        1,380
                                        --------    --------    --------    --------    --------    -------    -------
   Net income (loss) . . . . . . . .     ($6,339)   ($28,258      $2,969      $8,327      $5,593     $1,831     $1,756
                                        ========    ========    ========    ========    ========    =======    =======

                                                              DECEMBER 31,                              JUNE 30,
                                         ------------------------------------------------------      ----------------
 BALANCE SHEET DATA:                      1991       1992        1993        1994        1995        1995       1996
                                          ----       ----        ----        ----        ----        ----        ----
 Working capital (deficiency)  . . .    $ 16,043    $(33,289)    $(2,006)    $13,886     ($1,878)    11,120    ($1,527)
 Total assets  . . . . . . . . . . .     105,880      80,198      83,056      86,366      88,881     79,948     88,217
 Total liabilities . . . . . . . . .     104,208     107,056     106,750     113,657     110,740    105,459    108,167
 Total shareholders' equity                1,672     (26,858)    (23,694)    (27,291)    (21,859)   (25,511)   (19,950)
 (deficit) . . . . . . . . . . . . .

                              GENERAL INFORMATION

        This Prospectus and Proxy Statement is furnished to the Straub Shareholders in connection with the solicitation of proxies by the Board of Directors of Straub for use at the Special Meeting anticipated to be held at the Thomas Square Conference Room at Straub located at 846 South Hotel Street, Honolulu, Hawaii on or about December ___, 1996, and at any adjournment thereof, to consider and vote upon, as separate matters, (1) a Plan of Corporate Separation and Reorganization pursuant to which (i) the assets and liabilities of Straub constituting the Medical Practice will be transferred to New Straub P.C., (ii) New Straub P.C. Common Stock will be distributed, pro rata, to the holders of Straub Common Stock, and (iii) the holders of Series C Preferred Stock will exchange their shares for an equivalent number of shares of New Straub P.C. Series A Preferred Stock; and (2) the Agreement of Merger pursuant to which Straub, following the Spin-Off Transaction, will be merged with and into PhyCor, and the holders of Straub Common Stock will exchange their shares for shares of PhyCor Common Stock.

        The information contained in this Prospectus and Proxy Statement with respect to PhyCor and Straub has been provided by the respective entities. The Board of Directors of Straub currently anticipates that this Prospectus and Proxy Statement and the enclosed proxy will be sent to the Straub Shareholders on or about November __, 1996.

        THE BOARD OF DIRECTORS OF STRAUB BELIEVES THAT THE SPIN-OFF TRANSACTION AND THE MERGER ARE IN THE BEST INTERESTS OF STRAUB AND THE STRAUB SHAREHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE SPIN-OFF TRANSACTION AND THE MERGER.

PROXIES

        Shares of Straub Common Stock and Series C Preferred Stock, represented by properly executed proxies, will be voted at the Special Meeting in accordance with the instructions on the proxies. The form of Proxy is set forth as Annex C hereto. Shares of Straub Common Stock will be entitled to vote with respect to the Spin-Off Transaction. Shares of Straub Common Stock and Series C Preferred Stock, voting as a single class, will be entitled to vote with respect to the Merger. If no instructions are indicated, the shares will be voted FOR approval of the Spin-Off Transaction and the Merger. It is not anticipated that additional business will be conducted at the Special Meeting, and it is not anticipated that other matters will be brought before the Special Meeting. If, however, other appropriate matters are duly brought before the Special Meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

        A Straub Shareholder executing and returning a proxy has the power to revoke it at any time before it is voted. A Straub Shareholder who wishes to revoke a proxy can do so by executing a later dated proxy and delivering it to the Secretary of Straub prior to the vote, delivering written notice of the revocation to the Secretary of Straub prior to the vote, or appearing in person at the Special Meeting and voting in person.

SOLICITATION OF STRAUB PROXIES

        Straub will bear the costs of soliciting proxies for the Special Meeting, except that PhyCor will pay the printing expenses incurred in connection with the preparation of this Prospectus and Proxy Statement.

RECORD DATE AND VOTE REQUIRED

        It is currently anticipated that holders of record of Straub Common Stock and Series C Preferred Stock at the close of business on November ___, 1996 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Shares of Straub Common Stock will be entitled to vote with respect to the Spin-Off Transaction. Although the shares of the Series
C Preferred Stock are normally non-voting, holders of shares of the Series C Preferred Stock are entitled to vote, as a single class together with the Straub Common Stock, on the Merger at the Special Meeting. As of October 31, 1996, there were 2,074,976 shares of Straub Common Stock issued and outstanding and 10,199,288 shares of Straub Series C Preferred Stock issued and outstanding. Each share of Straub Common Stock and Series C Preferred Stock is entitled to one vote at the Special Meeting on those matters on which such shares may be voted. In accordance with Hawaii law, the affirmative vote of at least 75% of the issued and outstanding shares of (i) Straub Common Stock is required to approve the Spin-Off Transaction and (ii) Straub Common Stock and Series C Preferred Stock, voting as a single class, is required to approve the Merger. Shares of Straub Series B Preferred Stock will be redeemed by Straub for cash prior to the Record Date and such shares will not be voted at the Special Meeting. See "Merger -- Redemption of Straub Series B Preferred Stock."

                                     MERGER

        This section of the Prospectus and Proxy Statement describes the material aspects of the proposed Spin-Off Transaction and the subsequent Merger of Straub with and into PhyCor. With respect to the terms of the Plan of Corporate Separation and Reorganization and Agreement of Merger, the following brief description summarizes the material terms of the agreements and is qualified in its entirety by reference to the Plan of Corporate Separation and Reorganization, which is set forth as Annex H to this Prospectus and Proxy Statement, and the Agreement of Merger, which is set forth as Annex D to this Prospectus and Proxy Statement, and are incorporated by reference into this Prospectus and Proxy Statement. The brief description which follows also summarizes the material terms of the proposed Service Agreement to be entered into between PhyCor-Hawaii and New Straub P.C. and is qualified in its entirety by reference to the Service Agreement, the form of which is set forth as Annex E to this Prospectus and Proxy Statement. All Straub Shareholders are urged to read the Plan of Corporate Separation and Reorganization, Agreement of Merger and Service Agreement.

GENERAL

        At the Special Meeting, the holders of (i) Straub Common Stock will be asked to consider and vote in favor of the Spin-Off Transaction and (ii) Straub Common Stock and Series C Preferred Stock, voting as a single class, will be asked to consider and vote in favor of the Merger. If the Spin-Off Transaction is approved by the required vote of the holders of Straub Common Stock and other conditions in the Plan of Corporate Separation and Reorganization are satisfied, (i) the assets of Straub's clinic and hospital businesses designated to be transferred to New Straub P.C. on Schedule 2.2 of the Plan of Corporate Separation and Reorganization (including the leases, the capital stock of New Straub P.C. subsidiaries and the real property set forth on Schedule 2.2 thereto), subject to the liabilities allocable to the clinic and hospital businesses and designated to be assumed by New Straub P.C. on Schedule 2.2 thereto, will be transferred to New Straub P.C., (ii) the New Straub P.C. Common Stock will be distributed, pro rata, to the holders of Straub Common Stock, and (iii) the holders of Series C Preferred Stock will exchange their shares for an equivalent number of shares of New Straub P.C. Series A Preferred Stock. New Straub P.C. will be the entity through which health care services will be delivered and, as a condition to the Merger, each of the physicians will enter into a new employment agreement with New Straub P.C. containing the restrictive covenant provisions described in the Service Agreement. If the Agreement of Merger and Plan of Merger are approved by the vote of the Straub Shareholders and other conditions to the Merger contained in the Agreement of Merger are satisfied, (i) the Spin-Off Transaction will be consummated, (ii) New Straub P.C. will enter into the Service Agreement with PhyCor-Hawaii and receive $32,083,000 in consideration for entering into the Service Agreement, and (iii) on the effective date of the Merger, each outstanding share of Straub Common Stock as to which dissenters' rights have not been perfected will automatically convert into the right to receive PhyCor Common Stock based upon the conversion ratio described in the Agreement of Merger. See "Exchange of Straub Common Stock; Issuance of PhyCor Common Stock." Thereafter, the Straub Shareholders will no longer maintain any interest in, or rights as shareholders of, Straub. PhyCor will not issue any fractional shares in connection with the exchange of Straub Common Stock into PhyCor Common Stock but will deliver cash in lieu thereof. After consummation of the Merger, all of the holders of Straub Common Stock will surrender all certificates evidencing their Straub Common Stock in accordance with the procedures described below and as described in the Agreement of Merger. See "Exchange of Straub Common Stock; Issuance of PhyCor Common Stock."

MERGER BACKGROUND

        In February 1996, PhyCor and Straub began discussions regarding a possible transaction between PhyCor and Straub. Between March and September 1996, the advisors representing Straub, along with Straub executive management, met with PhyCor management on several occasions to discuss a potential transaction. Straub was also in discussions with other unrelated third parties regarding possible acquisitions of or other transactions with Straub. In evaluating Straub's alternatives, Straub retained Morrison & Foerster, LLP, H&Q, Ernst & Young, LLP, Torkildson, Katz, Fonseca, Jaffe, Moore & Hetherington, Attorneys At Law, a Law Corporation, and Coopers & Lybrand, LLP, to analyze the various proposals and alternative structures that would be beneficial to Straub Shareholders. In August and September 1996, PhyCor management made several detailed presentations and proposals to Straub management and Straub's Board of Directors which outlined, among other things, the terms and conditions of a transaction between the two companies. PhyCor management also made several presentations to Straub Shareholders essentially describing PhyCor's vision and terms and conditions of how it would work with Straub physicians following consummation of the Merger with PhyCor. During this period, Straub management obtained approval from its Board of Directors to complete negotiations with PhyCor management, authorizing management to negotiate a transaction that followed the general outlines of a tax-deferred spin-off and merger. The negotiations were completed by Straub management and their team of advisors. Subsequent to the completion of negotiations, Straub management and advisors presented for review and approval to the Straub Board of Directors the proposed Agreement of Merger, Service Agreement and Administrative Services Agreement. On October 1, 1996, the Board of Directors of Straub voted unanimously in favor of approving the terms of the Agreement of Merger, Service Agreement and Administrative Services Agreement. A public announcement of the Merger was made by Straub and PhyCor on October 2, 1996. Prior to the Record Date, Straub management and advisors presented for review and approval to the Straub Board of Directors the proposed Plan of Corporate Separation and Reorganization.

REASONS FOR THE MERGER

        The Board of Directors of Straub believes that the consideration to be received by the Straub Shareholders in the Spin-Off Transaction and the Merger is fair to such holders from a financial point of view and that the terms of the Spin-Off Transaction and the Merger are fair to, and in the best interests of, Straub and the Straub Shareholders. In determining the amount and nature of the consideration to be received by the Straub Shareholders, the Board of Directors of Straub considered the history, financial condition and results of operations of Straub and PhyCor, the market value of the PhyCor Common Stock and the prospects of Straub both as an independent entity and as an affiliated entity of PhyCor, and the value of the assets and liabilities related to the Medical Practice transferred to New Straub P.C. in connection with the Spin-Off Transaction.

        Straub's Board of Directors recognizes that Straub has a substantial and immediate need for additional capital. Additional capital is needed for working capital to increase the number of physicians affiliated with Straub, to expand current facilities in the State of Hawaii, to increase the scope of clinic and hospital services and to implement a new HMO product in Hawaii. It is anticipated that these initiatives will have the net effect of substantially increasing the patient days and admissions to the hospital portion of the enterprise, although there can be no assurance that an increase in patient days or admissions will occur. The Board of Directors of Straub believes that strategic primary care practice acquisitions are essential to the growth of the practice of Straub because of current market, competitive and regulatory conditions. Such conditions, together with anticipated health care reforms, require significantly increased levels of financial and management expertise, and the Board of Directors of Straub believes PhyCor can provide such expertise.

        The Board of Directors of Straub believes that the health care industry is undergoing dramatic changes in the delivery and reimbursement of medical services, and recently proposed health care reform proposals contain measures to control both private and public spending on health care, as well as to provide expanded access to the health care system. Providers of health care, including Straub, are increasingly facing intense competition and must provide quality health care in a cost effective manner in order to succeed. To respond to these increasing demands, the Board of Directors of Straub believes that PhyCor provides the organizational model which best responds to the trends in health care reform by assisting physicians in delivering quality medical services in a cost effective manner.

        The PhyCor Board of Directors believes that the greater financial resources of PhyCor, its organizational model and the combination of Straub and PhyCor as a result of the Merger will provide the Straub Shareholders an opportunity to better and more effectively serve the medical needs of the citizens of Hawaii. The PhyCor Board of Directors also believes that Straub, known for its provision of quality medical care to patients in Hawaii, provides an opportunity for PhyCor to affiliate with an outstanding physician group with a national reputation.

        An important consideration by the Board of Directors in recommending the Spin-Off Transaction and the Merger is management's concern that current physician compensation levels would likely decline significantly in the event that Straub was unable to complete the Spin-Off Transaction and the Merger. Because the Straub Board of Directors believes that the maintenance of appropriate physician compensation levels is critical to attracting and retaining qualified physicians, the Board of Directors considered the anticipated impact of the Spin-Off Transaction and the Merger on physician compensation levels. Assuming the proposed Spin-Off Transaction and the Merger are consummated, Straub management currently anticipates that if there is a shortfall in the amount of revenue available for physician compensation, such shortfall may be offset, in whole or part, by, among other things, reducing Clinical/Hospital Expenses (as such term is defined in the Service Agreement, see "Merger -- Service Agreement") and by taking other actions in conjunction with PhyCor-Hawaii to ensure the availability of additional capital. There can be no assurance that any such shortfall will be offset sufficiently to maintain current physician compensation levels or that any such shortfall will not materially exceed current estimates.

        In determining to enter into the Agreement of Merger, the Straub Board of Directors also considered several factors, including, but not limited to,
(i) Straub's need for capital and PhyCor's access to capital, (ii) PhyCor's management and practice asset acquisition expertise, (iii) Straub's desire to acquire the assets of primary care practices in the area, (iv) changes in the health care industry, (v) the amount of the consideration being paid to the holders of Straub Common Stock, (vi) the fact that the PhyCor Common Stock which will be exchanged for the Straub Common Stock will have greater liquidity than the Straub Common Stock, (vii) the tax-free nature of the Spin-Off Transaction and the Merger, (viii) the value of the assets and liabilities related to the Medical Practice transferred to New Straub P.C. in the Spin-Off Transaction, and (ix) the common goals and desires shared by PhyCor and the Straub Shareholders in providing quality health care services in Hawaii. Of these factors, Straub's need for capital and PhyCor's management expertise were the most important considerations. The Board of Directors of Straub concluded that PhyCor offered the necessary capital and expertise to accomplish many of the goals of the Straub Shareholders and that the consideration to be received by Straub Shareholders is fair.

        Affiliates and non-affiliates of Straub will receive the same benefits and be subject to the same consequences as a result of the consummation of the Merger. In connection with the Merger, the holders of Straub Common Stock are entitled to receive shares of PhyCor Common Stock in the same proportion as their ownership in Straub Common Stock. Any resales of the shares of PhyCor Common Stock received by Affiliates of Straub must be made in compliance with Rule 145 of the Securities Act. With the exceptions of Blake E. Waterhouse and Louise L. Liang, who are expected to become the Chief Executive Officer and Chief Operating Officer, respectively, of PhyCor-Hawaii, no officer or director of Straub or New Straub P.C. will be an employee, officer or director of PhyCor following the consummation of the Merger. The officers and directors of Straub as a group hold approximately 8.2% of the Straub Common Stock and 12.3% of the Series C Preferred Stock and, therefore, a significant number of the non-affiliated Straub Shareholders must vote in favor of the Spin-Off Transaction and the Merger for their approval.

OPINION OF STRAUB INVESTMENT BANKER

        The Board of Directors of Straub retained H&Q to act as its financial advisor in connection with (i) the formation of New Straub P.C. in connection with the Spin-Off Transaction, (ii) the proposed Merger and (iii) the consideration to be received by New Straub P.C. at the time it enters into the Service Agreement with PhyCor-Hawaii. See "Spin-Off Transaction." The Spin-Off Transaction and the Merger are hereinafter collectively referred to as the "Transaction."

        The Board of Directors of Straub selected H&Q after interviewing other investment banking firms. Straub's Board of Directors selected H&Q as its financial advisor because H&Q is an internationally recognized investment banking firm, which, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, corporate restructurings, strategic alliances, secondary distributions of listed and unlisted securities, private placements and valuations for, corporate and other purposes.

        H&Q rendered its oral opinion (subsequently confirmed in writing) on October 1, 1996 to the Board of Directors of Straub that, as of such date, the consideration to be received by the holders of Straub Common Stock in the Transaction is fair to such holders from a financial point of view. A copy of the H&Q opinion dated October 1, 1996 which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by H&Q is attached as Annex A to this Prospectus and Proxy Statement. Straub Shareholders are advised to read the H&Q Opinion in its entirety.

        No limitations were placed on H&Q by the Board of Directors of Straub with respect to the investigation made or the procedures followed in preparing and rendering the H&Q Opinion. H&Q was not requested to and did not solicit third party indications of interest in acquiring all or any part of Straub. Straub Shareholders should note that the opinion expressed by H&Q was provided for the information of the Board of Directors in its evaluation of the Transaction and does not constitute a recommendation to any Straub Shareholder as to how such Straub Shareholder should act with respect to the Transaction.

        In connection with its opinion, H&Q has, among other things, (i) reviewed the publicly available consolidated financial statements of Straub for recent years and interim periods to date and certain other relevant financial and operating data of Straub made available to H&Q from the internal records of Straub; (ii) discussed with certain members of the management of Straub the business, financial condition and prospects of Straub; (iii) reviewed certain financial and operating information, including certain projections provided by the management of Straub, relating to Straub, and discussed such projections with certain members of the management of Straub; (iv) reviewed publicly available consolidated financial statements of PhyCor for recent years and interim periods to date; (v) discussed with certain members of the management of PhyCor the business, financial condition and prospects of PhyCor; (vi) reviewed the recent reported prices and trading activity for the PhyCor Common Stock and compared such information and certain financial information of Straub and PhyCor with similar information for certain other companies engaged in businesses H&Q considered comparable to those of Straub and PhyCor; (vii) reviewed the terms, to the extent publicly available, of certain comparable transactions; (viii) reviewed the Agreement of Merger; (ix) discussed the tax and accounting treatment of the proposed Transaction with Straub and Straub's accountants and lawyers; and (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as they deemed relevant.

        In connection with its review, H&Q assumed and relied, without independent verification, upon the accuracy and completeness of all of the information concerning Straub and PhyCor considered in connection with their review of the Transaction. H&Q was informed, and has assumed, that the consummation of the Spin-Off Transaction and the Merger are dependent on each other. Further, H&Q has noted that the Agreement of Merger contains a condition precedent to consummation of the Merger, among other conditions to consummation, that the execution of the Service Agreement shall have taken place. H&Q did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Straub or PhyCor, nor did H&Q conduct a physical inspection of the properties or facilities of Straub or PhyCor. With respect to financial forecasts and projections made available to H&Q and used in its analysis, H&Q has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the expected future financial performance of Straub on a stand alone basis and as merged with PhyCor. H&Q assumed that neither Straub nor PhyCor was party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Transaction and those in the ordinary course of conducting their respective businesses. H&Q's opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the H&Q Opinion. H&Q expressed no opinion as to the price at which PhyCor Common Stock would trade subsequent to the Transaction.

        The summary set forth below does not purport to be a complete description of the analyses performed by H&Q. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. H&Q believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the evaluation process underlying the analyses set forth in H&Q's opinion. In performing its analyses, H&Q made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Straub and PhyCor. The analyses performed by H&Q are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

        The following are some of the financial and comparative analyses which were performed by H&Q in arriving at its opinion as to the fairness of the consideration to be received in the Transaction.

        Analysis of Selected Merger Transactions. H&Q reviewed certain publicly available financial data related to 17 of PhyCor's previous acquisitions of the assets of physician clinics (the "Selected Transactions"). H&Q derived from analysis of these transactions a range of values for aggregate consideration as a multiple of each of the following financial data (collectively, the "Selected Financial Benchmarks"): (i) clinic net collected revenue, (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA") for the twelve-month period preceding the acquisition, (iii) EBITDA for the 12 months following the acquisition, including adjustments for synergies based on actual reported amounts (where available) or an assumed 5% improvement in operating profit (where actual results were not available), (iv) earnings before interest and taxes ("EBIT") for the twelve-month





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

period preceding the acquisition, and (v) EBIT for the 12 months following the acquisition, including adjustments for synergies based on actual reported amounts (where available) or an assumed 5% improvement in operating profit (where actual results were not available). The analysis showed that the implied enterprise value and the implied common equity value in the Transaction would be substantially higher than the average implied enterprise value and the average implied common equity value in the Selected Transactions, in each case expressed as a multiple of the Selected Financial Benchmarks.

        In addition, H&Q reviewed certain publicly-available information in connection with the acquisition of certain clinics and physician practice management companies by physician practice management companies other than PhyCor. The analysis showed that the implied enterprise value and the implied common equity value in the Transaction would be lower than the average implied enterprise value and the average implied common equity value in the Selected Transactions, in each case expressed as a multiple of the Selected Financial Benchmarks.

        Comparable Company Analysis. Using publicly-available information, H&Q reviewed selected financial data, including revenues, historical and projected earnings per share and historical and projected EBITDA for several publicly traded physician practice management companies. Specifically, H&Q included in its review several primary care physician practice management companies (AHI Healthcare Systems Inc., Coastal Physician Group Inc., Emcare Holdings Inc., FPA Medical Management Corp., Medpartners Inc., PhyCor and Sheridan Healthcare Inc.) and several specialty care physician practice management companies (American Oncology Resources Inc., Imphynet Medical Management Inc., Medcath Inc., Occusystems, Inc., Pediatrix Medical Group, Inc., Physician Reliance Network, Physician's Resource Group Inc. and Response Oncology). These companies collectively are referred to as the "Public Company Group." H&Q calculated, among other things, the current market value of the Public Company Group as a multiple (the "P.E. Multiple") of the last 12 months earnings per share and estimated 1996 and 1997 earnings per share, as well as enterprise value (defined as market value plus debt, capitalized leases, redeemable preferred stock and minority interest less cash and marketable securities). This analysis indicated that PhyCor's last 12 months', estimated 1996 and estimated 1997 P.E. Multiples were 74.2, 61.9 and 45.4, respectively, compared to a mean of 62.0, 37.7 and 29.9, respectively, for the Public Company Group. In addition, H&Q applied the average revenue, EBITDA and EBIT multiples for the Public Company Group to the corresponding financial data for Straub (assuming the Transaction did not occur), applied a 50% discount to the resulting implied enterprise valuation and implied equity valuation (assumed to represent the discount applicable to a smaller, privately held company) and compared these results with the implied enterprise valuation and implied equity valuation for Straub (assuming the Transaction did not occur) in the Transaction. This analysis indicated that the implied enterprise valuation and implied equity valuation in the Transaction would be somewhat lower than the equivalent figures for the Public Company Group, even after the 50% smaller private company discount.

        Discounted Cash Flow Analysis. H&Q estimated the present value of the future streams of free cash flow that Straub would produce through the year 2001, assuming Straub performed in accordance with the financial projections provided by Straub (assuming the Transaction did not occur). Free cash flows were calculated as the net income of Straub plus projected depreciation and amortization less projected net repayment of long-term debt, projected net changes in non-cash working capital and projected capital expenditures. H&Q estimated the terminal values of Straub (assuming the Transaction did not occur) by applying multiples ranging from 6 to 9 times EBIT. The free cash flow streams were discounted to present values using discount rates ranging from 14% to 18%. This discounted cash flow analysis indicated a net present value of Straub (assuming the Transaction did not occur) of approximately $34,618,000 to $108,633,000.

        Stock Price and Volume Analysis. H&Q examined the trading history of the PhyCor Common Stock for the period from September 26, 1994 to September 26, 1996. H&Q also examined the volume of shares of PhyCor Common Stock traded during these periods.

        In the ordinary course of business, H&Q acts as a market maker and broker in the publicly traded securities of PhyCor and receives customary compensation in connection therewith, and also provides research coverage for PhyCor. In the ordinary course of business, H&Q actively trades in the equity securities of PhyCor for its own account and for the accounts of its customers and, accordingly may at any time hold a long or short position in such securities. H&Q may in the future provide additional investment banking or other financial advisory services to PhyCor.

        Pursuant to an engagement letter dated May 19, 1996, Straub agreed to pay H&Q a fee for its services in providing financial advice with respect to the proposed Merger, Spin-Off Transactions and Service Agreement and for providing the H&Q Opinion, in accordance with the following schedule: (i) an initial retainer of $50,000 payable upon execution of the engagement letter, which fee will be netted against fees payable as a part of the engagement; (ii) a fee, payable in cash upon delivery of the H&Q Opinion (orally or in writing, whichever occurs first), equal to $250,000; and (iii) an additional fee, payable in cash at the closing of the Merger, equal to $250,000 plus 3% of the amount, if any, by which the aggregate consideration received in connection with the proposed Merger, Spin-Off Transaction and Service Agreement exceeds $130,000,000. The actual fee will vary slightly depending upon the price of PhyCor Common Stock immediately prior to the closing of the Transaction. Straub has also agreed to reimburse H&Q for its out-of-pocket expenses, including fees and disbursements of its counsel, which reimbursement shall not exceed $25,000 without the consent of Straub, and to indemnify H&Q against certain liabilities arising out of or in connection with the services rendered by H&Q under the engagement letter.

REDEMPTION OF STRAUB SERIES B PREFERRED STOCK

        On October 1, 1996, the date the Agreement of Merger was executed, 38 Straub Shareholders each held 25 shares of Series B Preferred Stock, $100 par value per share, of Straub. Pursuant to the Agreement of Merger, these shares will be redeemed by Straub prior to the Record Date for $100 per share, or an aggregate of $95,000, in accordance with Straub's Articles of Incorporation. On October 16, 1996, pursuant to an action taken by the Straub Board of Directors on October 1, 1996, Straub issued a letter to all holders of Series B Preferred Stock notifying them of Straub's determination to redeem such shares prior to the anticipated Record Date.

THE SPIN-OFF TRANSACTION

        The Spin-Off Transaction is required as a condition to the Merger because PhyCor cannot acquire the Medical Practice in the State of Hawaii. If the Spin-Off Transaction is approved by the affirmative vote of the holders of at least 75% of the issued and outstanding shares of Straub Common Stock, and other conditions in the Plan of Corporate Separation and Reorganization are satisfied, (i) the assets of Straub's clinic and hospital businesses designated to be transferred to New Straub P.C. on Schedule 2.2 of the Plan of Corporate Separation and Reorganization (including the leases, the capital stock of New Straub P.C. subsidiaries and the real property set forth on Schedule 2.2 thereto), subject to the liabilities allocable to the clinic and hospital businesses and designated to be assumed by New Straub P.C. on Schedule 2.2 thereto, will be transferred to New Straub P.C., (ii) the New Straub P.C. Common Stock will be distributed, pro rata, to the holders of Straub Common Stock, and (iii) the holders of Series C Preferred Stock will exchange their shares for an equivalent number of shares of New Straub P.C. Series A Preferred Stock. Straub will also license the use of the name "Straub" to New Straub P.C. New Straub P.C. will be the entity through which health care services will be delivered.

        All Straub Shareholders have dissenters' rights pursuant to Hawaii law in connection with the Spin-Off Transaction. See "Rights of Dissenting Straub Shareholders." It is a condition to the consummation of the Spin-Off Transaction that holders of Straub Common Stock perfecting dissenters' rights with respect to the Spin-Off Transaction and the Merger collectively own not more than 5% of the issued and outstanding Straub Common Stock and holders of Series C Preferred Stock perfecting dissenters' rights with respect to the Spin-Off Transaction and the Merger collectively own not more than 5% of the issued and outstanding Series C Preferred Stock.

        It is a condition to the consummation of the Spin-Off Transaction that Straub receive an opinion of its special counsel, Morrison & Foerster LLP, that the Spin-Off Transaction will be tax-free to the Straub Shareholders under Sections 355 and 368(a)(1)(D) of the Code. See "Certain Federal Income Tax Consequences." The opinion of Morrison & Foerster LLP will be delivered for the benefit of the Board of Directors of Straub and the Straub Shareholders, and the opinion will provide expressly that it may not be relied upon by PhyCor in its own right or as successor to Straub in the Merger.

        In connection with the Spin-Off Transaction, all physicians of New Straub P.C. shall enter into new employment agreements with New Straub P.C. containing restrictive covenant provisions. These restrictive covenant provisions will provide that upon termination of the employment agreement for any reason and for eighteen (18) months thereafter (or such shorter period as provided in the Service Agreement if appropriate notice of termination is given), physicians may not compete with Straub within a 10-mile radius of such physician's primary practice location or pay liquidated damages as described in the Service Agreement to be released from such restrictive covenant.

        The Articles of Incorporation and the Bylaws of New Straub P.C., in substantially the forms as will be in effect immediately after the consummation of the Spin-Off Transaction and the Merger, are attached to this Prospectus and Proxy Statement as Annex F and Annex G, respectively. New Straub P.C.'s Articles of Incorporation will be substantially similar to those of Straub, except for differences in the number of shares of authorized capital stock.

        There are material differences between the Bylaws of Straub and New Straub P.C. Straub's Bylaws currently provide for a board of directors consisting of nine members serving staggered three year terms, all of whom are elected at-large by the shareholders. The Bylaws of New Straub P.C. will provide for an initial board of directors consisting of ten members. Following the annual shareholders' meeting, in 1997, the board of directors will be reduced to eight members serving staggered four year terms, four of whom shall be general internal medicine, family practice, general practice, pediatrician, OB-GYN, emergency room, occupational medicine or hospital service physicians ("Group A physicians") and the other four of whom shall be physicians practicing primarily in other fields ("Group B physicians"). The Group A physicians will provide nominees for any vacant Group A physician director positions, and the Group B physicians will provide nominees for any vacant Group B physician director positions, provided, however, that the shareholders may vote on the election of every director, regardless of whether the shareholder is a Group A physician or a Group B physician. The Bylaws of New Straub P.C. also contain provisions for the staggering of the terms of the initial board of directors.

        The Bylaws of Straub currently provide for the election of a CEO/President and Chairman of the Board/Vice President, each of whom serves for an indefinite term and also serves as a non-voting, ex-officio member of the board of directors. The Bylaws of Straub also provide for the election of a Secretary for a term of one year and a Treasurer for a term of three years. The Bylaws of New Straub P.C. will provide for the election of a President, Vice President, Secretary and Treasurer for terms of two years each.

        The Bylaws of New Straub P.C. also provide for the appointment of its representatives to serve on the Joint Policy Board. See "Service Agreement."

        In order to amend the Bylaws of Straub, the Bylaws currently require a vote of the shareholders holding a majority of the voting power. The Bylaws of New Straub P.C. will require a vote of the shareholders holding at least 75% of the voting power in order to amend the Bylaws.

        Other nonmaterial differences exist between the Articles of Incorporation and Bylaws of Straub and New Straub P.C. Straub Shareholders should read carefully the Articles of Incorporation and Bylaws of New Straub P.C. attached to this Prospectus and Proxy Statement.

SERVICE AGREEMENT

        Concurrently with the consummation of the Merger, PhyCor-Hawaii and New Straub P.C. will enter into a 40-year Service Agreement. Pursuant to the Service Agreement, PhyCor-Hawaii will be responsible for the day-to-day operational and financial management of New Straub P.C. and provide a variety of management services and access to capital resources. For services rendered, PhyCor-Hawaii will receive a management fee equal to reimbursement of expenses plus 18% of the result of "Net Revenues," less (i) "Clinic/Hospital Expenses," as such terms are defined in the Service Agreement, subject to certain reductions based upon interest expense incurred by New Straub P.C. from certain capital loans from PhyCor-Hawaii as well as any excess operating income of PhyCor-Hawaii from Net Revenues generated by PhyCor-Hawaii (excluding the management fee) and (ii) the amounts related to the real property discussed below.

        In general, Clinic/Hospital Expenses will include the costs and expenses of maintaining and operating the medical practice and business of the clinic and hospital. Any obligation of PhyCor-Hawaii or New Straub P.C. arising from severance payments to any employee of PhyCor-Hawaii, Straub or New Straub P.C. who terminates employment on or after the effective date of the Merger will be a Clinic/Hospital Expense. For purposes of calculating PhyCor-Hawaii's fee, the Clinic/Hospital Expenses will not include physician and certain employee salaries and benefits for New Straub P.C., separate legal and accounting expenses of New Straub P.C., and certain other costs. Accordingly, these additional expenses will be payable by New Straub P.C. from revenues remaining after payment of Clinic/Hospital Expenses and the management fees of PhyCor-Hawaii.

        Upon execution of the Service Agreement, New Straub P.C. will receive from PhyCor in cash $32,083,000 in consideration for entering into the Service Agreement. New Straub P.C. will use the payment to pay liabilities assumed in the Spin-Off Transaction and for other corporate purposes. There is no present plan or intention to distribute any of the payment to the shareholders of New Straub P.C.

        Pursuant to the Service Agreement, PhyCor-Hawaii will also agree to make working capital and other loans to New Straub P.C. to be used in connection with the operations of New Straub P.C. Any such loans would be secured by the accounts receivable and all other non-real estate assets of New Straub P.C. and would bear interest at variable rates described in the Service Agreement.

        Each year, the parties will calculate one-half the amount of (i) PhyCor-Hawaii's Earnings Before Income Taxes times (ii) 61% (which percentage represents the difference between 100% and PhyCor's effective tax rate) plus cash flow relating to recognition of depreciation expense and amortization expense (other than with respect to real estate) resulting from mergers contemplated in the Service Agreement. Interest expense with respect to such amounts will be deducted from the management fee payable to PhyCor-Hawaii pursuant to the Service Agreement.

        The parties to the Service Agreement will designate three members each to serve on the Joint Policy Board, which shall be responsible for developing management and administrative policies for the overall operation of New Straub P.C. The Joint Policy Board will have the responsibility of reviewing annual budgets, approving certain capital expenditures, approving ancillary services and reviewing and adopting fee schedules for all physician and ancillary services.

        Pursuant to the Service Agreement, PhyCor-Hawaii will employ the Straub System Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Development Officer. All other personnel necessary to carry out the duties of PhyCor-Hawaii under the Service Agreement or reasonably necessary for the conduct of New Straub's operations will be employees of New Straub, but will be under the supervision of the Straub System Chief Executive Officer or his designee.

        Pursuant to the Service Agreement, PhyCor-Hawaii shall have access to the facilities and premises of New Straub P.C. During the first year of the Service Agreement, in calculating PhyCor's fee, $4,707,121 shall be deducted from the Net Revenues generated by New Straub P.C. in 12 equal monthly amounts and shall be retained by New Straub P.C. on account of the facility and premises owned by it. For years after the first year, amounts related to the facility and premises set forth in the Service Agreement will also be deducted from Net Revenues.

        In connection with the Service Agreement, New Straub P.C. agrees to indemnify PhyCor-Hawaii and the officers, directors, shareholders and employees of PhyCor-Hawaii from liability arising from the acts of New Straub P.C. or the shareholders, agents, employees and/or subcontractors of New Straub P.C. New Straub P.C. would also agree to guarantee the payment of, collect and indemnify PhyCor-Hawaii against liabilities asserted against PhyCor as a result of PhyCor's assumption of liabilities in connection with the Merger and would indemnify PhyCor-Hawaii for any claim for medical malpractice, including amounts in excess of policy limits. PhyCor-Hawaii would indemnify New Straub P.C. for liabilities arising from the acts of PhyCor-Hawaii or the officers, shareholders, directors or employees of PhyCor-Hawaii. See "Expenses and Indemnification."

        The Service Agreement could be terminated prior to its expiration upon the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by either party, the material breach of the terms of the Service Agreement by either party or a change in control of PhyCor which is not approved by PhyCor's Board of Directors. In the event of the termination of the Service Agreement, New Straub P.C. would purchase from PhyCor-Hawaii at book value the "service agreement costs," as such term is referenced in the Service Agreement, the name "Straub" (which is being licensed to New Straub P.C. by Straub) and any other intangible assets as well as all leasehold improvements and equipment. In addition, New Straub P.C. would purchase any real estate owned by PhyCor and associated with New Straub P.C. at the greater of the appraised fair market value or book value and would assume all debt and contracts of PhyCor-Hawaii which related to the operation of New Straub P.C. The purchase price for the assets purchased upon termination of the Service Agreement would be reduced by the debt and contracts of PhyCor-Hawaii assumed by New Straub P.C., with the balance paid in cash, except the purchase price for any intangible asset may be paid with a promissory note payable in 24 equal monthly installments with interest at the prime rate published by CitiBank, N.A.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        The officers and directors of Straub as of October 31, 1996 held, as a group, 170,080 shares, or 8.2%, of Straub Common Stock and 1,259,302 shares, or 12.3% of Series C Preferred Stock, respectively. Following the consummation of the Merger, each of the Straub Shareholders individually and all of Straub's Shareholders together will own less than 1% of the issued and outstanding shares of PhyCor Common Stock.





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

        In connection with and prior to the consummation of the Merger, each of the Straub Shareholders, except for dissenting shareholders, will become a shareholder and employee of New Straub P.C. Certain officers and directors of Straub will be appointed to serve as representatives on the Joint Policy Board. Such members of the Joint Policy Board will receive no compensation for such membership. See "Service Agreement."

        With the exceptions of Blake E. Waterhouse and Louise L. Liang, who are expected to become the Chief Executive Officer and Chief Operating Officer, respectively of PhyCor-Hawaii, no officer or director of Straub or New Straub P.C. will be an employee, officer or director of PhyCor or PhyCor-Hawaii following the consummation of the Merger.

EFFECTIVE DATE OF MERGER

        The Merger shall become effective upon (i) approval by the Straub Shareholders of the Merger, (ii) the satisfaction or waiver of all of the conditions contained in the Agreement of Merger, including consummation of the Spin-Off Transaction, and (iii) the filing of the Articles of Merger with each of the Secretary of State of the State of Tennessee and the Department of Commerce and Consumer Affairs of the State of Hawaii and the acceptance of such filings by the Secretary of State of the State of Tennessee and the Department of Commerce and Consumer Affairs of the State of Hawaii. See "Conditions to Consummation of the Merger."

        No assurance can be given that the conditions precedent to the Merger contained in the Agreement of Merger can or will be satisfied or waived, as the case may be. The Agreement of Merger may also be terminated and abandoned under certain conditions by either PhyCor or Straub prior to the consummation of the Merger. See "Termination."

EXCHANGE OF STRAUB COMMON STOCK; ISSUANCE OF PHYCOR COMMON STOCK

        As of the effective date, as described above under "Effective Date of Merger", each of the issued and outstanding shares of Straub Common Stock, except for the Straub Common Stock held by dissenting Straub Shareholders, will be converted into the right to receive 0.1091 share of PhyCor Common Stock (based on a per share price of $33.88 and based on the 2,074,976 outstanding shares of Straub Common Stock), which conversion ratio is calculated by dividing the number of shares of PhyCor Common Stock issuable pursuant to the Agreement of Merger by the number of shares of Straub Common Stock outstanding as of the effective date of the Merger. Such ratio assumes the issuance of 226,299 shares of PhyCor Common Stock under the Agreement of Merger. The Merger Agreement provides that in the event the Closing Market Price is less than $33.88 per share, PhyCor will deliver as of the effective date of the Merger the number of shares of PhyCor Common Stock having an aggregate value equal to $7,667,000 divided by the Closing Market Price. Cash based on the applicable per share price will also be delivered in lieu of fractional shares.

        As soon as practicable at or after the effective date of the Merger, letters of transmittal will be furnished to the holders of Straub Common Stock by the Exchange Agent for use by the holders of Straub Common Stock in surrendering their original stock certificates representing their Straub Common Stock. Upon the surrender of such original stock certificates for cancellation along with the delivery of the properly completed and executed letter of transmittal, PhyCor will issue and mail to such holder of Straub Common Stock, through the Exchange Agent, a certificate or certificates representing the whole number of shares of PhyCor Common Stock that the holder is entitled to pursuant to the terms of the Agreement of Merger.

        Unless and until all outstanding certificate or certificates held by a Straub Shareholder that prior to the effective date, represent Straub Common Stock are surrendered for exchange as provided above, no dividend or other distribution payable to the holders of record of shares of PhyCor Common Stock as of any time subsequent to the effective date, if any, shall be paid to the holder of any such outstanding certificate. Upon surrender of any such outstanding certificate, PhyCor may, at its option, pay to the record holder of such certificate for shares of PhyCor Common Stock issued therefor the amount of dividends or other distributions, if any, without interest, which became payable after the effective date and prior to the date of issue with respect to the number of shares of PhyCor Common Stock represented by such certificate or certificates.

        Any Straub Shareholder whose certificate or certificates representing Straub Common Stock have been lost or destroyed may nevertheless obtain a certificate or certificates representing the shares of PhyCor Common Stock





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

to which such Straub Shareholder is entitled, provided that such Straub Shareholder delivers to PhyCor and to the Exchange Agent a sworn affidavit certifying such loss or destruction and providing an indemnity satisfactory to PhyCor and the Exchange Agent against any loss or expense which either PhyCor or the Exchange Agent may incur as a result of such lost or destroyed certificate or certificates being thereafter presented to the Exchange Agent for exchange.

        The holders of Straub Common Stock, excluding any holder who exercises dissenter's rights, will be responsible for any and all federal, state and local sales and transfer taxes, if any, associated with and incurred as a result of their receipt of PhyCor Common Stock pursuant to the Merger.

CONDITIONS TO CONSUMMATION OF MERGER

        The obligations of PhyCor and of Straub to consummate the Merger are subject to the satisfaction, or the waiver thereof, of certain conditions described in the Agreement of Merger. The following is a brief description of certain of the conditions set forth therein.

        Necessary Corporate Approvals of Merger; Dissenting Shareholders. The Straub Shareholders shall have approved the Merger by the necessary vote pursuant to the terms of the Bylaws of Straub and in accordance with the laws of the State of Hawaii, and the Boards of Directors of each of Straub and PhyCor shall have approved the Merger and the transactions related thereto. In addition, holders of Straub Common Stock perfecting dissenters' rights to the Spin-Off Transaction and the Merger collectively own not more than 5% of the outstanding Straub Common Stock and holders of Series C Preferred Stock perfecting dissenters' rights to the Spin-Off Transaction and the Merger collectively own not more than 5% of the outstanding Series C Preferred Stock.

        Spin-Off Transaction Completed. The Spin-Off Transaction shall have been completed in all material respects. See "Spin-Off Transaction."

        Service Agreement Entered Into. New Straub P.C. and PhyCor-Hawaii will have entered into the Service Agreement. See "Service Agreement."

        Governmental Approvals Obtained. All necessary filings, registrations, notifications and consents shall have been made with or obtained from all federal and state authorities including, but not limited to, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (if a filing is required), the satisfactory conclusion of the certificate of need review procedures by Hawaii state agencies, and the filings required by the Securities Act. The Registration Statement, of which this Prospectus and Proxy Statement is a part, shall have been declared effective by the Securities and Exchange Commission, no stop orders with respect to such filings shall have been issued, and all material state securities permits and approvals shall have been obtained.

        Consents and Approvals. All consents and approvals necessary to consummate the Spin-Off Transaction and the Merger shall have been obtained, including the obtaining by PhyCor of the consent of the banks under PhyCor's bank credit facility.

        Delivery of Certain Documents; Opinions of Counsel. Both of Straub and PhyCor shall have delivered to the other party, in form satisfactory to the receiving party, certain documents, including an officer's certificate from the President of each of Straub and PhyCor as to the information contained in the Agreement of Merger, representations as to the completion of certain transactions described above, and opinions of counsel of each of Straub and PhyCor.

        Fairness Opinion. Straub shall have received a fairness opinion from H&Q in form and substance satisfactory to Straub as to the fairness of the Spin-Off Transaction and the Merger from a financial point of view. H&Q rendered its oral opinion (subsequently confirmed in writing) to Straub on October 1, 1996 in satisfaction of this condition, which opinion is attached to this Prospectus and Proxy Statement as Annex A. See "Opinion of Straub Investment Banker".

        Tax Opinions. Straub shall have received an opinion of Morrison & Foerster LLP, special counsel to Straub, concerning the tax consequences of the Spin-off Transaction and Merger. The opinion will be delivered by Morrison & Foerster LLP in satisfaction of the condition, subject to the receipt of certain customary





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

representations from officers of Straub and PhyCor and subject to the receipt of representations from the Straub Shareholders who hold more than 1% of the outstanding Straub Common Stock ("1% Shareholders") that they have no present plan or intention to dispose of the shares of New Straub P.C. or more than 50% of the shares of PhyCor Common Stock to be received in the Merger. The opinion of Morrison & Foerster LLP will be delivered to Straub for the benefit of the Straub Shareholders and the Board of Directors of Straub, and the opinion will provide expressly that it may not be relied upon by PhyCor in its own right or as successor to Straub in the Merger. In addition, PhyCor shall have received an opinion satisfactory to it concerning the tax consequences of the Merger. See "Certain Federal Income Tax Consequences."

        No Actions Instituted; No Adverse Changes. No action or proceeding to prevent the consummation of the Merger shall have been brought or threatened, and no governmental authority shall have asserted that the Merger constitutes a violation of law or gives rise to liability on the part of Straub or PhyCor. With the exception of the Spin-Off Transaction, Straub shall not have suffered any material adverse change to its financial condition or results of operations as reflected in its August 31, 1996 financial statements. PhyCor shall not have suffered any material adverse change to its financial condition or results of operations as reflected in its June 30, 1996 financial statements.

        No assurance can be given that all necessary approvals will be obtained or that all of the conditions precedent to the Merger will be satisfied, waived or modified by the party the obligation of which is subject to satisfaction of the condition.

TERMINATION

        The Agreement of Merger provides that in certain circumstances the Agreement of Merger may be terminated and the Merger abandoned at any time by either Straub or PhyCor prior to the effective date, whether before or after being submitted to a vote for approval by the Straub Shareholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the material federal income tax consequences of the Spin-Off Transaction and the Merger to the Straub Shareholders. The federal income tax discussion set forth in this section below is included for general information purposes only and may not apply to particular categories of Straub Shareholders subject to special treatment under the Code, including, without limitation, foreign holders and holders whose Straub securities were acquired as compensation. The factual nature of the incidents upon which the tax consequences of the Merger depend make it particularly important that each Straub Shareholder consult his or her own tax advisor concerning the tax consequences to such person, including the effect of state and local taxes.

        EACH HOLDER OF STRAUB COMMON STOCK OR SERIES C PREFERRED STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE SPIN-OFF TRANSACTION AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

        Intended Tax Consequences. Neither Straub nor PhyCor has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Spin-Off Transaction or Merger. It is a condition to the obligations of Straub to consummate the Spin-Off Transaction and the Merger that Straub shall have received an opinion of Morrison & Foerster LLP, special counsel to Straub, to the effect that (i) the Spin-Off Transaction will result in a tax-free distribution of the stock of New Straub P.C. to the Straub Shareholders pursuant to Sections 355 and 368(a)(1)(D) of the Code; and (ii) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code which generally is tax-free to the holders of Straub Common Stock. An opinion of counsel is not binding on the Service or the courts, and represents counsel's best legal judgment. Further, the opinion of Morrison & Foerster LLP will be based on, among other things, existing provisions of the Code, existing and proposed Treasury Regulations and existing administrative interpretations and court decisions. The opinion of Morrison & Foerster LLP will be delivered to Straub for the benefit of the Straub Shareholders and the Board of Directors of Straub, and the opinion will provide expressly that it may not be relied upon by PhyCor in its own right or as successor to Straub in the Merger.

        On March 19, 1996, President Clinton proposed certain amendments to the Code relating to corporate transactions. One proposal would amend Section 355 of the Code to impose tax on a distributing corporation in a spin-off transaction unless the shareholders of the distributing corporation control both the distributing corporation and the controlled corporation at all times during a 4-year period commencing two years before and ending two years after the distribution. "Control" for purposes of the proposal would be defined as ownership of at least 50% of the total combined voting power of all classes of stock entitled to vote and at least 50% of the total value of shares of all classes of stock. As proposed, the new provision would be effective for distributions after March 19, 1996. The President's proposal, if enacted with a March 19, 1996 effective date, would adversely affect the Spin-Off Transaction, since, following the Merger, the former Straub Shareholders will not "control" PhyCor. No action was taken by Congress with respect to the President's proposal prior to adjournment on October 4, 1996. The opinion of Morrison & Foerster LLP assumes that any such legislative proposal, if ultimately enacted, will have an effective date which would not adversely affect the Spin-Off Transaction; however, there can be no assurances that any such provision, if enacted, will not have retroactive effect.

        The opinion of Morrison & Foerster LLP will also be based upon certain assumptions and representations of factual matters made by, among others, Straub, PhyCor and 1% Straub Shareholders which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in its opinion. Such assumptions and representations include, among others, that Straub has actively conducted its group medical practice and HMO administration businesses for at least five years immediately prior to the Spin-Off Transaction, that New Straub P.C. will continue to actively conduct its group medical practice and that PhyCor-Hawaii will continue to actively conduct the Straub HMO administration business following the Merger, that the Spin-Off Transaction is being undertaken because PhyCor is unable to acquire the group medical practice and hospital operations of Straub and that the Merger is being concluded for valid business reasons. In addition, such assumptions and representations include that the cash consideration paid to all dissenting shareholders will not exceed 5% of the Merger consideration, that the fair market value of PhyCor Common Stock to be received by the holders of Straub Common Stock at the time of the Merger will be approximately equal to the fair market value of the Straub Common Stock surrendered, that each of the parties will pay its respective expenses of the transactions, that none of the consideration payable under the Service Agreement will be separate consideration for the Straub Common Stock surrendered in the Merger, and that the payments by PhyCor-Hawaii and New Straub P.C. to each other under the Service Agreement will be fair market value for the services or property transferred under the Service Agreement and were determined by the parties in arm's-length negotiations. Additional representations include PhyCor's representation that it has no plan or present intention to sell or liquidate the assets of Straub acquired by PhyCor or PhyCor-Hawaii, except in the ordinary course of business, and neither PhyCor nor PhyCor-Hawaii has any plan or present intention to reacquire any of the PhyCor Common Stock to be issued in the Merger. The opinion of Morrison & Foerster LLP will be conditioned upon the receipt of certifications from 1% Straub Shareholders that they have no present plan or intention to dispose of their New Straub P.C. Shares and that they have no present plan or intention to sell, exchange or otherwise dispose of the shares of PhyCor Common Stock received in the Merger that would reduce their ownership of PhyCor Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of the Straub Common Stock surrendered in the Merger. If any of the assumptions and representations as to any material facts are not true as of the consummation of the Merger, which is not anticipated by Straub or PhyCor as of the date hereof based upon currently available information, the tax consequences may be materially different than set forth in Morrison & Foerster LLP's opinion.

        In their opinion, Morrison & Foerster LLP will opine that the federal income tax consequences of the Spin-Off Transaction and the Merger to the Straub Shareholders are as follows:

        (a) No income, gain or loss will be recognized by a Straub Shareholder upon receipt of the New Straub P.C. Shares;

        (b) Following the Spin-Off Transaction, the tax basis of a holder of Series C Preferred Stock in a share of New Straub P.C. Series A Preferred Stock will equal his or her tax basis in the share of Series C Preferred Stock exchanged therefor;

        (c) Following the Spin-Off Transaction, a Straub Shareholder will apportion the tax basis of his or her shares of Straub Common Stock between such Straub Common Stock and the New Straub P.C. Common Stock received in the Spin-Off Transaction in proportion to the relative fair market values of such New Straub P.C. Common Stock and the Straub Common Stock on the distribution date;

        (d) A Straub Shareholder's holding period for the New Straub P.C. Common Stock and New Straub P.C. Series A Preferred Stock received in the Spin-Off Transaction will include the period during which such shareholder held the Straub Common Stock and Series C Preferred Stock with respect to which the New Straub P.C. Common Stock and New Straub P.C. Series A Preferred Stock was received, provided that such Straub Common Stock and Straub Series C Preferred Stock is held as a capital asset by such shareholder as of the time of the distribution.

        (e) Except for any cash received in lieu of fractional shares, no gain or loss will be recognized by the holders of Straub Common Stock upon the exchange of their Straub Common Stock for the PhyCor Common Stock;

        (f) The tax basis of the PhyCor Common Stock received by each holder of Straub Common Stock, including any fractional share interest for which cash is received, will be the same as the basis of his or her Straub Common Stock surrendered in the Merger, after the adjustment provided for in paragraph (c) above;

        (g) The holding period of the PhyCor Common Stock received by each holder of Straub Common Stock in the Merger, including any fractional share interest for which cash is received, will include the holding period of the Straub Common Stock surrendered in the Merger, provided the Straub Common Stock is held as a capital asset by such holder upon the date of the Merger.

        (h) A holder of Straub Common Stock who receives cash in lieu of a fractional share interest in PhyCor Common Stock will be treated as if such cash had been received in redemption of the fractional share interest. The receipt of such cash generally should result in gain or loss in an amount equal to the difference between the amount of the cash received and the portion of the tax basis in the PhyCor Common Stock that is allocable to such fractional share. Such gain or loss generally will be treated as capital gain or loss, provided such fractional share is held by the shareholder as a capital asset at the time of the Merger.

        ANY SHAREHOLDER WHO ELECTS TO DISSENT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE HIS OR HER TAX TREATMENT.

        Failure to Qualify as A Tax-Free Transaction.

                 Spin-Off Transaction. In the event the Spin-Off Transaction does not qualify as a tax-free transaction, Straub will recognize gain (but not loss) equal to the difference between the value of the New Straub P.C. Shares and its adjusted tax basis in such shares. Straub's adjusted basis in the New Straub P.C. Shares will be equal to the adjusted tax basis of the property contributed to New Straub P.C. by Straub decreased by the liabilities of Straub assumed by New Straub P.C. and increased by any gain recognized by Straub on the contribution of the property to New Straub P.C. Each holder of Series C Preferred Stock exchanging Series C Preferred Stock for New Straub P.C. Series A Preferred Stock should recognize gain or loss equal to the difference between his or her tax basis in the Series C Preferred Stock and the fair market value of the New Straub P.C. Series A Preferred Stock. Each holder of Straub Common Stock will be treated as receiving a distribution with respect to his or her Straub Common Stock in an amount equal to the value of the New Straub P.C. Common Stock he or she receives, and will recognize ordinary income in an amount up to the lesser of the value of the New Straub P.C. Shares he or she receives or his or her pro rata share of Straub's current and accumulated earnings and profits. If the value of the New Straub P.C. Shares received by a Straub Shareholder exceeds his or her pro rata share of Straub's current or accumulated earnings and profits, the excess will reduce his or her tax basis in his or her Straub Common Stock. To the extent the value of the New Straub P.C. Shares also exceeds a Straub Shareholder's adjusted tax basis in his or her Straub Common Stock, he or she will recognize a capital gain or ordinary income equal to such excess depending upon whether the Straub Common Stock was a capital asset in his or her hands.

                 Merger. In the event the Merger does not qualify as a tax-free reorganization, Straub will be treated as if it sold its assets and liquidated. The deemed purchase price will equal the value of the consideration received by Straub plus the indebtedness assumed or discharged by PhyCor in the transaction (the "Deemed Purchase Price"). The Deemed Purchase Price will include the value of the PhyCor Common Stock issued in the Merger. Straub will recognize a gain equal to the difference between the Deemed Purchase Price and its adjusted tax basis in its assets and will have a resulting state and federal tax liability.

        As a result of the Merger, PhyCor, as Straub's successor, will be primarily liable for any tax owed by Straub as a result of a determination that the Spin-Off Transaction or the Merger does not qualify as a tax-free reorganization. New Straub P.C. has agreed to indemnify PhyCor for such tax liability in certain circumstances.

        Each Straub Shareholder will be treated as having sold his or her Straub Common Stock for a purchase price equal to the value of the Merger consideration he or she receives and will recognize a gain equal to the difference between his or her adjusted tax basis in his or her Straub Common Stock and the value of the Merger consideration he or she receives reduced by any transferee liabilities he assumes.

        Characterization of Straub Shareholder Gain. If gain recognized by a Straub Shareholder is treated as capital gain, it will be long term or short term depending upon whether the Straub Common Stock have been held for more than 12 months.

        Conclusion. The factual nature of the incidents upon which the tax consequences of the Spin-Off Transaction and Merger depend make it particularly important that each Straub shareholder consult his or her own tax advisor concerning the tax consequences to such shareholder, including the effect of state or local taxes.

CONDUCT OF BUSINESS PENDING THE MERGER

        The Agreement of Merger provides that, pending the consummation of the Merger, Straub shall not, with respect to itself or any subsidiary of Straub,
(a) fail to maintain in effect casualty, public liability, professional malpractice and workers' compensation insurance coverage; (b) fail to use its best efforts (i) to maintain the material assets (except in the normal course of business) in their present condition, (ii) to comply with all laws and regulations of governmental agencies or authorities, including tax laws and regulations applicable to them, (iii) to operate its business in the manner reasonably necessary to maintain its current reputation and the good will of its patients and physicians and (iv) to keep in force all licenses, permits and approvals necessary to the operation of its business as now conducted; (c) to enter into, renew, amend, breach or terminate any contract or agreement without the consent of PhyCor; (d) declare or make any distributions to the Straub Shareholders which would cause Straub to breach the representations and warranties contained in the Agreement of Merger; (e) increase the salary of or declare or pay any bonus to any employee (except in the normal course of business); (f) sell, lease or transfer any of its material assets, other than in the ordinary course of business or subject such assets to a mortgage, pledge or other encumbrance; (g) make any prepayment on any outstanding indebtedness secured by the real property of Straub; (h) except as set forth on Schedule
4.05 to the Agreement of Merger, make any adjustments to the financial statements of Straub which is not an adjustment in the ordinary course of business based on historical practices of Straub; (i) engage in any other transaction other than in the regular and customary course of business; (j) fail to deliver to PhyCor any notice of any defaults or noncompliance, cease and desist order, notice of review, or requests for information received from lessors, mortgage holders, Blue Cross/Blue Shield, CHAMPUS and other third party payors, governmental bodies or insurers relating to Straub or the operation of its business; (k) fail to deliver to PhyCor any notice or other information regarding pending or threatened litigation in respect of Straub or the operation of its business; or (l) issue any press release or other public statement relating to the Agreement of Merger or the Merger or the related transactions except as may be required by law.

        The Agreement of Merger also provides that Straub shall use its best and most diligent efforts to preserve and maintain the business organization and the personnel and physician relationships of Straub, keep available to PhyCor the services of Straub's employees, and preserve the goodwill of physicians, patients and all others having business relations with Straub.

ACCOUNTING TREATMENT OF THE MERGER

        The Merger is intended to be treated as a purchase for accounting purposes under generally accepted accounting principles.

EXPENSES AND INDEMNIFICATION

        Each of Straub and PhyCor shall bear their own expenses incurred in connection with the Merger. Each of the parties will continue to bear their own expenses even if the Agreement of Merger is terminated and the Merger is abandoned. In the event of a material breach of the terms of the Agreement of Merger by either party prior to consummation of the Merger, the non-breaching party may seek indemnification for actual costs and expenses reasonably incurred by such non-breaching party. In addition, New Straub P.C. will agree to indemnify PhyCor and its officers, directors, shareholders and employees for any breach caused by Straub of the terms, covenants or provisions of the Agreement of Merger for such amounts of liabilities to PhyCor in excess of $250,000. Any amount of liability below $250,000 will be the responsibility of PhyCor.

RESALES OF PHYCOR COMMON STOCK; PAYMENT OF BROKERAGE FEES AND EXPENSES

        PhyCor has registered under the Securities Act, the shares of PhyCor Common Stock to be issued to the holders of Straub Common Stock in connection with the Merger as described in this Prospectus and Proxy Statement. Such shares issued to persons not deemed Affiliates of Straub or PhyCor for purposes of Rule 145 of the Commission will be freely transferable without restriction, except as described herein. Straub shall obtain from at least 50% of the Straub Shareholders a representation that the Straub Shareholder has no present intent to sell, assign, transfer, pledge, distribute or encumber the PhyCor Common Stock received by him or her, unless necessitated or warranted by a change in financial or economic circumstances or based upon a prudent investment decision.

        Each Affiliate of Straub prior to the consummation of the Merger shall have executed and delivered a certificate to PhyCor providing that the PhyCor Common Stock to be issued to the Affiliate will be held pursuant to the provisions of the Securities Act, that no sale or disposition of such PhyCor Common Stock will be made except pursuant to the Registration Statement of which this Prospectus and Proxy Statement is a part, and pursuant to Rule 145(d) under the Securities Act, and the understanding that the certificates evidencing the PhyCor Common Stock will bear a restrictive legend setting forth the above-described restrictions.

        PhyCor will bear all expenses associated with the preparation of the documents required by the Securities Act and state securities laws in connection with the exchange of the Straub Common Stock for the PhyCor Common Stock.

BENEFIT PLANS

        Straub and PhyCor will mutually agree upon what actions will be taken with respect to Straub's benefit plans. It is the intention of the parties that New Straub P.C. will adopt the PhyCor, Inc. Savings and Profit Sharing Plan (the "PhyCor Plan") and that certain of Straub's benefit plans will be frozen or terminated and the assets of the remaining plans merged with or into the PhyCor Plan, subject to a review by PhyCor of the eligibility of such assets to be merged with and into the PhyCor Plan.

                    RIGHTS OF DISSENTING STRAUB SHAREHOLDERS

        The following summary does not purport to be a complete statement of the provisions of the Hawaii Revised Statutes relating to the rights of dissenting Straub Shareholders and is qualified in its entirety by reference to the applicable sections of the Hawaii Revised Statutes, which are attached hereto as Annex B. Any holder of Straub Common Stock or Series C Preferred Stock intending to exercise his or her dissenters' rights is urged to review carefully Annex B and to consult with legal counsel so as to insure strict compliance with the dissenters' rights provisions of the Hawaii Revised Statutes.

GENERAL

        Under the laws of the State of Hawaii, the Straub Shareholders have a right to dissent from the Spin-Off Transaction and/or the Merger and to receive, instead of the New P.C. Shares, in connection with the Spin-Off Transaction, and the PhyCor Common Stock, in the case of the Merger, the fair value of their Straub Common Stock and Series C Preferred Stock (collectively, "Straub Stock") in cash if they fully comply with the provisions of the Hawaii Revised Statutes (the "Hawaii Statute") relating to dissenters' rights and if the proposed Spin-Off Transaction and the Merger are approved by the necessary vote of Straub Shareholders and are consummated. The following summary of the provisions of the Hawaii Statute relating to dissenters' rights is qualified in its entirety by reference to Sections 415-80 and 415-81 of the Hawaii Statute, a copy of which is attached hereto as Annex B.

        In order to be eligible to exercise dissenter's rights, a Straub Shareholder must file with Straub a written statement that such Straub Shareholder intends to dissent if the proposed Spin-Off Transaction and the Merger are effected. Such notice must be provided by the Straub Shareholder to Straub prior to the vote on the proposed Spin-Off Transaction and the Merger. A dissenting Straub Shareholder may not vote his or her Straub Stock in favor of the proposed transaction to which the Straub Shareholder is dissenting (the Spin-Off Transaction and/or the Merger) at the Special Meeting. If a Straub Shareholder either fails to provide the necessary written notice prior to the vote on the proposed Spin-Off Transaction and the Merger or votes in favor of the transaction to which the Straub Shareholder is dissenting (the Spin-Off Transaction and/or the Merger) at the Special Meeting, such Straub Shareholder may not receive payment for his or her Straub Stock in accordance with the provisions of the Hawaii Statute relating to dissenters' rights.

        If the Straub Shareholders approve the Spin-Off Transaction and the Merger by the required vote pursuant to the Bylaws of Straub and in accordance with the laws of the State of Hawaii, Straub shall mail to each qualified dissenting Straub Shareholder, a written notice which shall set forth (i) where and when the demand for payment must be sent and where and when certificates representing the dissenting Straub Shareholder's Straub Stock must be deposited in order to obtain payment, (ii) a statement informing holders of uncertificated Straub Stock to what extent transfer of such shares will be restricted after the payment demand is received, (iii) a form for demanding payment, which will include a request for certification of the date that the dissenting Straub Shareholder acquired beneficial ownership of the Straub Stock, and (iv) the date by which Straub must receive the payment demand and the deposit of the Straub Stock, which date may not be less than 30 days after the date the notice described herein was mailed. The written notice to each qualified dissenting Straub Shareholder shall be accompanied by a copy of the provisions of the Hawaii Statute relating to dissenters' rights.

        If a Straub Shareholder fails to demand payment or fails to deposit his or her certificates for the Straub Stock as provided for in the dissenters' notice from Straub, such Straub Shareholder shall not be entitled to receive payment for the Straub Stock and will instead be entitled to receive PhyCor Common Stock in accordance with the Agreement of Merger and New Straub P.C. Shares in accordance with the Plan of Corporate Separation and Reorganization.

        If the proposed Spin-Off Transaction and the Merger have not been consummated and payment for the Straub Stock has not been made within 60 days after the date set for demanding payment and depositing certificates, Straub shall return to the Straub Shareholder any certificates that have been deposited.

        Upon the consummation of the proposed Spin-Off Transaction and the Merger or the receipt by Straub of a demand for payment if the proposed Spin-Off Transaction and the Merger have already been consummated, Straub shall pay to each dissenter who has complied with requirements of the notice from Straub and has deposited his or her certificates, the amount which Straub estimates to be the fair value of the Straub Stock held by the dissenter, plus any accrued interest. The payment from Straub must be accompanied by (i) Straub's balance sheet and statement of income for the fiscal year ending as of December 31, 1995 and Straub's latest available interim financial statements,
(ii) a statement of Straub's estimate of the fair value of the Straub Shares, and (iii) a statement of the dissenter's right to demand supplemental payment and a copy of the provisions of the Hawaii Statute relating to dissenters' rights.

        If Straub fails to remit payment to a dissenting Straub Shareholder or if a dissenting Straub Shareholder is dissatisfied with the payment for his or her Straub Stock or the calculation of the interest due, the Straub Shareholder may send to Straub his or her written estimate of the fair value of the Straub Stock and the amount of interest due and demand payment of such amount. If such dissenting Straub Shareholder does not send to Straub his or her demand for supplemental payment within 30 days after Straub's payment to the dissenting Straub Shareholder, such dissenting Straub Shareholder shall not be entitled to any supplemental payment from Straub.

        In the event that a payment demand from a dissenting Straub Shareholder remains unresolved, Straub shall file, within 60 days after receiving the payment demand, a petition in the Circuit Court of the First Circuit, State of Hawaii requesting that the court determine the fair value of the Straub Stock and the interest thereon. The court may appoint appraisers to establish the fair value of the Straub Stock. All dissenters whose demands have not been settled are entitled to payment of the amount by which the fair market value of the Straub Stock established by the court exceeds the amount previously paid by Straub, with interest. If Straub fails to file a petition with the Circuit Court of the First Circuit, State of Hawaii, within 60 days after receiving a payment demand, each dissenting Straub Shareholder who has not settled his or her claim against Straub shall be paid by Straub the amount demanded, with interest.

ACTION NECESSARY TO PRESERVE DISSENTERS' RIGHTS

        To preserve the dissenter's rights described above, a Straub Shareholder must (i) file the written notice described above prior to the vote on the approval of the Spin-Off Transaction and the Merger, (ii) not vote in favor of the transaction to which the Straub Shareholder is dissenting (the Spin-Off Transaction and/or the Merger) at the Special Meeting, (iii) file the payment demand notice described above, and (iv) deliver to Straub the Straub Shareholder's certificates representing the Straub Stock. A formal dissent pursuant to the Hawaii Statute involves several steps, the satisfaction of each of which is required for a Straub Shareholder to perfect his or her right to dissent.

                               MARKET PRICE DATA


        PhyCor Common Stock is quoted on the Nasdaq National Market under the symbol PHYC. The following table sets forth the range of high and low sales prices on the Nasdaq National Market for the period from January 1, 1994, through October 31, 1996, as reported by Nasdaq:


                                                                           PhyCor
                                                                        Common Stock
                                                                        ------------
                                                                     High            Low
            1994                                                     ----            ---
            First Quarter . . . . . . . . . . . . . . . . .        $ 10.74          $ 8.30
            Second Quarter  . . . . . . . . . . . . . . . .          10.22            7.48
            Third Quarter . . . . . . . . . . . . . . . . .          10.30            7.63
            Fourth Quarter  . . . . . . . . . . . . . . . .          12.44            9.19

            1995
            First Quarter . . . . . . . . . . . . . . . . .        $ 15.89         $ 10.89
            Second Quarter  . . . . . . . . . . . . . . . .          17.06           12.00
            Third Quarter . . . . . . . . . . . . . . . . .          23.17           15.22
            Fourth Quarter  . . . . . . . . . . . . . . . .          34.00           19.92


            1996
            First Quarter . . . . . . . . . . . . . . . . .        $ 37.00         $ 25.50
            Second Quarter  . . . . . . . . . . . . . . . .          41.75           26.67
            Third Quarter . . . . . . . . . . . . . . . . .          39.25           26.75
            Fourth Quarter (through October 31, 1996) . . .          41.50           26.75


              The closing sales price for PhyCor Common Stock as reported by the Nasdaq National Market was $35.50 on October 1, 1996, the date immediatley prior to the public announcement of the proposed Merger. The closing sales price for PhyCor Common Stock as reported by the Nasdaq National Market was $31.00 on October 31, 1996. As of October 23, 1996, there were approximately 2,225 holders of record of PhyCor Common Stock. All share prices listed above give effect to the three-for-two stock splits of PhyCor Common Stock effected as stock dividends on December 15, 1994, September 15, 1995 and June 14, 1996.

              Straub is a closely-held Hawaii professional corporation. There has been no public trading market in the securities of Straub and, therefore, there is no historical per share price for such securities for any period. The Board of Directors of Straub believes that consideration to be paid by PhyCor in connection with the Agreement of Merger and the Service Agreement is fair, based upon, among other factors, the H&Q Opinion. See "Merger -- Reasons for Merger" and "Merger -- Opinion of Straub Investment Banker."

                                   DIVIDENDS


         PhyCor has never declared or paid a dividend on its common stock. PhyCor intends to retain its earnings to finance the growth and development of its business. PhyCor's bank credit facility currently prohibits the declaration of dividends. It is anticipated that any loan agreements which PhyCor may enter into in the future will also contain restrictions on the payment of dividends by PhyCor. Straub has never declared or paid a dividend on the Straub Common Stock.


               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


         The accompanying pro forma combined capitalization and balance sheet as of June 30, 1996 and the related pro forma combined statement of operations for the six months ended June 30, 1996, give effect to the Merger, all completed 1996 acquisitions and the pending acquisitions of Guthrie Clinic Ltd. and clinics in Ohio, Virginia and Florida, as if such transactions had been completed on the first day of the period. Since January 1, 1995, PhyCor has acquired the assets of 18 clinics. The accompanying pro forma consolidated statement of operations for the year ended December 31, 1995 reflects the pro forma results of operations of these clinics, Straub and the pending acquisitions, as if all of these clinics had been acquired on January 1, 1995. The pro forma information is based on the historical financial statements of PhyCor and the clinics giving effect to the Merger and other acquisitions under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma consolidated financial information.

         The pro forma statements have been prepared by management of PhyCor based on the unaudited financial statements of the clinics, adjusted when necessary to the basis of accounting used in the historical financial statements of PhyCor. Such adjustments include modifying the pro forma consolidated statements of operations to reflect operations as if the related service agreement had been in effect during the year presented. Additional general corporate expenses which would have been required to support the operations of the acquired clinics are not included in the consolidated pro forma results of operations. These pro forma statements may not be indicative of the results that would have occurred if the Spin-Off Transaction, Merger and other acquisitions had been in effect on the date indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the consolidated financial statements and notes of PhyCor, Inc. and subsidiaries and Straub and subsidiaries contained elsewhere or incorporated by reference herein.

            PHYCOR, INC. AND STRAUB CLINIC & HOSPITAL, INCORPORATED
                       PRO FORMA COMBINED CAPITALIZATION
                                (In Thousands)
                                 (Unaudited)

                                                                            June 30, 1996

                                                                                     Other Pending
                                                                       Straub         Transactions
                                                                     Historical        Historical
                                                                     ----------      -------------
 Long-term debt:
  Revolving credit agreement   . . . . . . . . . . . . . . . .         $     --          $     --
  Mortgages and other notes payable  . . . . . . . . . . . . .          27,485            61,908
 Obligations under capital leases  . . . . . . . . . . . . . .           2,463               257
 4.5% Convertible Subordinated Debentures due 2003 . . . . . .              --                --
 Subordinated convertible notes payable to
  physician groups   . . . . . . . . . . . . . . . . . . . . .              --                --
 Due to physician groups . . . . . . . . . . . . . . . . . . .              --                --
 Preferred Stock, subject to mandatory
  redemption requirements:
  Series C, Preferred Shares (1) . . . . . . . . . . . . . . .          10,199                --
 Shareholders' equity:
  Preferred stock (2)  . . . . . . . . . . . . . . . . . . . .             155                --
  Common stock (3)   . . . . . . . . . . . . . . . . . . . . .           2,007             1,267
  Additional paid in capital   . . . . . . . . . . . . . . . .              --             4,436
  Retained earnings (deficit)  . . . . . . . . . . . . . . . .         (12,071)            8,005
  Excess of redemption amount over basis of
  assets acquired  . . . . . . . . . . . . . . . . . . . . . .          (9,981)               --
  Treasury stock   . . . . . . . . . . . . . . . . . . . . . .             (60)             (259)
                                                                      --------          --------
    Total shareholders' equity (deficiency)  . . . . . . . . .         (19,950)           13,449
                                                                      --------          --------
               Total capitalization  . . . . . . . . . . . . .        $ 20,197          $ 75,614
                                                                      ========          ========

                                                                       June 30, 1996
                                                                   Pro Forma Adjustments
                                                                   ---------------------
                                                  PhyCor                       Other Pending       Pro Forma
                                                Historical      Straub         Transactions        Combined
                                                ---------       ------         -------------       ---------
 Long-term debt:
  Revolving credit agreement   . . . . . . . .  $   8,000     $  36,583(A)       $137,173(D)        $  181,756
  Mortgages and other notes payable  . . . . .      4,392         7,637(B)         26,292(E)            38,321
 Obligations under capital leases  . . . . . .      1,306         2,463(B)            395(E)             4,164
 4.5% Convertible Subordinated Debentures
  due 2003   . . . . . . . . . . . . . . . . .    200,000            --                --              200,000
 Subordinated convertible notes payable to
  physician groups   . . . . . . . . . . . . .     61,371            --            48,896(F)           110,267
 Due to physician groups . . . . . . . . . . .     47,577            --            42,988(G)            90,565
 Preferred Stock, subject to mandatory
  redemption requirements:
  Series C, Preferred Shares (1) . . . . . . .         --            --                --                   --
 Shareholders' equity:
  Preferred stock (2)  . . . . . . . . . . . .         --            --                --                   --
  Common stock (3)   . . . . . . . . . . . . .    372,870         7,667(C)             --              380,537
  Additional paid in capital   . . . . . . . .         --            --                --                   --
  Retained earnings (deficit)  . . . . . . . .     41,720            --                --               41,720
  Excess of redemption amount over basis of
  assets acquired  . . . . . . . . . . . . . .         --            --                --                   --
  Treasury stock   . . . . . . . . . . . . . .         --            --                --                   --
                                                ---------     ---------          --------           ----------
    Total shareholders' equity (deficiency)  .    414,590         7,667                --              422,257
                                                ---------     ---------          --------           ----------
               Total capitalization  . . . . .  $ 737,236     $  54,350          $255,744           $1,047,330
                                                =========     =========          ========           ==========

(1) Straub has 15,000,000 shares, $1 par value per share, of Series C Preferred Stock authorized, of which 10,199,288 shares were issued and outstanding as of June 30, 1996.
(2) PhyCor has 10,000,000 shares, no par value per share, of preferred stock authorized, of which no shares are outstanding. PhyCor has reserved for issuance pursuant to its Shareholder Rights Plan 500,000 shares of its Series A Junior Participating Preferred Stock in the event rights issued pursuant to the Shareholder Rights Plan are converted into shares of preferred stock. Straub has 2,500 shares, $100 par value per share, of Series B Preferred Stock authorized, of which 1,550 shares were issued and 950 shares outstanding as of June 30, 1996.
(3) PhyCor has 250,000,000 shares of common stock, no par value per share, authorized, of which 54,334,000 shares were issued and outstanding as of June 30, 1996. Straub has 50,000,000 shares of common stock, $1 par value per share, authorized, of which 2,006,944 shares were issued and outstanding as of June 30, 1996.

           PHYCOR, INC. AND STRAUB CLINIC & HOSPITAL, INCORPORATED
                      PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1996
                                (In Thousands)
                                  (Unaudited)

                                                                                       STRAUB
                                                                            -----------------------------
                                                                                                EFFECTS
                                                                              ASSETS              OF
                                                                             ACQUIRED         ACQUISITION         PRO
                                                                                AND              AND             FORMA
                                                               PHYCOR       LIABILITIES         RELATED         COMBINED
                                                             HISTORICAL       ASSUMED         FINANCINGS        SUBTOTALS
                                                             ----------     -----------       -----------       ---------
 ASSETS
 Current assets:
           Cash and cash equivalents. . . . . . . . . . . .   $  37,594       $  1,711         $     --         $   39,305
           Accounts receivable, net . . . . . . . . . . . .     216,156         31,294               --            247,450
           Other current assets . . . . . . . . . . . . . .      40,914          2,500               --             43,414
                                                              ---------       --------         --------         ----------
             Total current assets . . . . . . . . . . . . .     294,664         35,505               --            330,169
 Property and equipment, net. . . . . . . . . . . . . . . .     132,709          9,484               --            142,193
 Intangible assets. . . . . . . . . . . . . . . . . . . . .     446,037             --           58,940            504,977
 Other assets . . . . . . . . . . . . . . . . . . . . . . .      12,954         18,442               --             31,396
                                                              ---------       --------         --------         ----------
           Total assets . . . . . . . . . . . . . . . . . .   $ 886,364       $ 63,431         $ 58,940         $1,008,735
                                                              =========       ========         ========         ==========
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
           Current installments of long-term debt . . . . .   $     305       $  7,412               --         $    7,717
           Current installments of obligations under. . . .       1,514            717               --              2,231
             capital leases . . . . . . . . . . . . . . . .
           Accounts payable . . . . . . . . . . . . . . . .      19,175          4,849               --             24,024
           Due to physician groups. . . . . . . . . . . . .      59,082             --               --             59,082
           Other accrued expenses and liabilities                55,715         32,400               --             88,115
                                                              ---------       --------         --------         ----------
             Total current liabilities. . . . . . . . . . .     135,791         45,378               --            181,169
 Long-term debt, excluding current installments . . . . . .      12,392          7,637           36,583             56,612
 Obligations under capital leases, excluding current
   installment. . . . . . . . . . . . . . . . . . . . . . .       1,306          2,463               --              3,769
 Convertible subordinated debentures  . . . . . . . . . . .     200,000             --               --            200,000
 Convertible subordinated notes payable to physician
   groups . . . . . . . . . . . . . . . . . . . . . . . . .      61,371             --               --             61,371
 Due to physician groups  . . . . . . . . . . . . . . . . .      47,577             --               --             47,577
 Other long-term liabilities. . . . . . . . . . . . . . . .      13,337         22,643               --             35,980
                                                              ---------       --------         --------         ----------
            Total liabilities . . . . . . . . . . . . . . .     471,774         78,121           36,583            586,478
 Shareholders' equity:
            Common stock. . . . . . . . . . . . . . . . . .     372,870             --            7,667            380,537
            Retained earnings . . . . . . . . . . . . . . .      41,720             --               --             41,720
                                                              ---------       --------         --------         ----------
              Total shareholders' equity. . . . . . . . . .     414,590             --            7,667            422,257
                                                              ---------       --------         --------         ----------
              Total liabilities and shareholders' equity. .     886,364       $ 78,121         $ 44,250         $1,008,735
                                                              =========       ========         ========         ==========

                                                                          OTHER PENDING TRANSACTIONS
                                                                     -------------------------------------
                                                                    ASSETS
                                                                   ACQUIRED     EFFECTS OF          PRO
                                                                     AND        ACQUISITION        FORMA
                                                                 LIABILITIES    AND  RELATED      COMBINED
                                                                   ASSUMED       FINANCINGS        TOTALS
                                                                 -----------    ------------     ---------
 ASSETS
 Current assets:
           Cash and cash equivalents. . . . . . . . . . . .          $  13,472     $      --     $   52,777
           Accounts receivable, net . . . . . . . . . . . .             80,180            --        327,630
           Other current assets . . . . . . . . . . . . . .              6,803            --         50,217
                                                                     ---------     ---------     ----------
             Total current assets . . . . . . . . . . . . .            100,455            --        430,624
 Property and equipment, net. . . . . . . . . . . . . . . .             47,979            --        190,172
 Intangible assets. . . . . . . . . . . . . . . . . . . . .                 --       158,353        663,330
 Other assets . . . . . . . . . . . . . . . . . . . . . . .              1,977            --         33,373
                                                                     ---------     ---------     ----------
           Total assets . . . . . . . . . . . . . . . . . .          $ 150,411     $ 158,353     $1,317,499
                                                                     =========     =========     ==========
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
           Current installments of long-term debt . . . . .          $     595            --     $    8,312
           Current installments of obligations under. . . .
             capital leases . . . . . . . . . . . . . . . .                 19            --          2,250
           Accounts payable . . . . . . . . . . . . . . . .             18,906            --         42,930
           Due to physician groups. . . . . . . . . . . . .              4,674        21,618         85,374
           Other accrued expenses and liabilities . . . . .             11,332            --         99,447
                                                                     ---------     ---------     ----------
             Total current liabilities. . . . . . . . . . .             35,526        21,618        238,313
 Long-term debt, excluding current installments . . . . . .             22,168       137,173        215,953
 Obligations under capital leases, excluding current
   installments . . . . . . . . . . . . . . . . . . . . . .                395            --          4,164
 Convertible subordinated debentures  . . . . . . . . . . .                 --            --        200,000
 Convertible subordinated notes payable to physician
   groups . . . . . . . . . . . . . . . . . . . . . . . . .                 --        48,896        110,267
 Due to physician groups  . . . . . . . . . . . . . . . . .                 --        42,988         90,565
 Other long-term liabilities. . . . . . . . . . . . . . . .                 --            --         35,980
                                                                     ---------     ---------     ----------
            Total liabilities . . . . . . . . . . . . . . .             58,089       250,675        895,242
 Shareholders' equity:
            Common stock. . . . . . . . . . . . . . . . . .                 --            --        380,537
            Retained earnings . . . . . . . . . . . . . . .                 --            --         41,720
                                                                      ---------     ---------     ----------
              Total shareholders' equity. . . . . . . . . .                 --            --        422,257
                                                                     ---------     ---------     ----------
              Total liabilities and shareholders' equity. .          $  58,089     $ 250,675     $1,317,499
                                                                     =========     =========     ==========

            See accompanying notes to pro forma financial information.

            PHYCOR, INC. AND STRAUB CLINIC & HOSPITAL, INCORPORATED
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1996
     (All Amounts Expressed in Thousands, Except for Earnings Per Share)
                                  (Unaudited)


                                                                       Combined
                                                                      Results for           Straub
                                Phycor     1995 and 1996             1995 and 1996  ------------------------
                              Historical   Transactions  Adjustments  Transactions  Historical   Adjustments
                              ----------   ------------- -----------  ------------- ----------   -----------
 Revenue
   Net revenue . . . . . . .   $339,144        $  1,622  $  66,099 (B)  $ 406,865   $     --   $   6,051 (B)

   Net patient service
     revenue . . . . . . . .         --         108,262   (108,262)(A)         --     99,163     (99,163)(A)
                               --------        --------  ---------      ----------  --------   ---------
                                339,144         109,884    (42,163)       406,865     99,163     (93,112)
 Direct clinic expenses  . .    247,312          52,200         --        299,512     66,931     (66,931)(G)
 Physician compensation and
   benefits  . . . . . . . .         --          42,972    (42,972)(A)         --     20,309     (20,309)(A)
 General corporate expenses      10,275              --         --         10,275         --          --
 Rents and leases  . . . . .     28,039           6,408         --         34,447      4,080      (4,080)(G)
 Interest, net . . . . . . .      4,518             939      2,188 (D)      7,645      2,959      (1,246)(D)

 Depreciation and
   amortization  . . . . . .     17,562           1,541      1,218 (E)     20,321      1,748         747 (E)
                                                                                                    (448)(G)

 Minority interests in
   earnings of consolidated
   partnerships. . . . . . .      5,244              --         --          5,244         --          --
                               --------        --------  ---------      ----------  --------   ---------
   Earnings before income
     taxes . . . . . . . . .     26,194           5,824     (2,597)        29,421      3,136        (845)
 Income tax expense. . . . .     10,085              --      1,242 (C)     11,327      1,380        (498)(C)
                               --------        --------  ---------      ----------  --------   ---------
   Net earnings  . . . . . .   $ 16,109        $  5,824  $  (3,839)     $  18,094   $  1,756   $    (347)
                                =======           =====     ======         ======      =====        ====


 Earnings per share  . . . .       $.27                                      $.30
                                    ===                                       ===

 Weighted average number of
   shares outstanding  . . .     60,377                                    60,957
                                 ======                                    ======



                               Pro Forma  Other Pending Transactions   Pro Forma
                               Combined   --------------------------    Combined
                               Subtotals  Historical   Adjustments      Totals
                               ---------  ----------   -----------     ---------
 Revenue
   Net revenue . . . . . . .  $412,916    $     --    $  89,429   (B)  $474,136
                                                        (28,209)  (F)
   Net patient service
     revenue . . . . . . . .        --     140,853     (140,853)  (A)        --
                               -------     -------    ---------        --------
                               412,916     140,853      (79,633)        474,136
 Direct clinic expenses  . .   299,512      70,686      (21,144)  (F)   349,054
 Physician compensation and
   benefits  . . . . . . . .        --      56,003      (56,003)  (A)        --
 General corporate expenses     10,275          --           --          10,275
 Rents and leases  . . . . .    34,447       5,460       (2,006)  (F)    37,901
 Interest, net . . . . . . .     9,358       1,285        1,161   (D)    10,900
                                                           (904)  (F)
 Depreciation and
   amortization  . . . . . .    22,368       2,304        1,523   (E)    24,838
                                                         (1,357)  (F)

 Minority interests in
   earnings of consolidated
   partnerships. . . . . . .     5,244          --           --           5,244
                               -------     -------    ---------        --------
   Earnings before income
     taxes . . . . . . . . .    31,712       5,115         (903)         35,924
 Income tax expense. . . . .    12,209          --        1,621   (C)    13,830
                               -------     -------    ---------        --------
   Net earnings  . . . . . .   $19,503     $ 5,115    $  (2,524)       $ 22,094
                               =======     =======    =========        ========

 Earnings per share  . . . .      $.32                                     $.35
                                  ====                                     ====
 Weighted average number of
   shares outstanding  . . .    61,183                                   62,694
                                ======                                   ======

           See accompanying notes to pro forma financial information

            PHYCOR, INC. AND STRAUB CLINIC & HOSPITAL, INCORPORATED
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995
      (All Amounts Expressed in Thousands, Except for Earnings Per Share)
                                  (Unaudited)

                                                                                  Combined
                                                                              Results for 1995         Straub
                                        PhyCor    1995 and 1996                   and 1996     ------------------------
                                      Historical   Transactions  Adjustments    Transactions   Historical   Adjustments
                                      ----------   ------------  -----------    ------------   ----------   -----------
 Revenue:
   Net revenue . . . . . . . . . .    $ 441,596     $  2,478     $231,721 (B)    $675,795      $     --     $11,303 (B)

   Net patient service revenue . .           --      381,243     (381,243)(A)          --       192,933    (192,933)(A)
                                       --------      -------      -------         -------       -------    --------
                                        441,596      383,721     (149,522)        675,795       192,933    (181,630)
 Direct clinic expenses  . . . . .      323,076      179,957           --         503,033       131,115    (131,115)(G)
 Physicians' compensation and
   benefits  . . . . . . . . . . .           --      166,195     (166,195)(A)          --        39,227     (39,227)(A)
 General corporate expenses  . . .       14,191           --           --          14,191            --          --

 Rents and leases  . . . . . . . .       36,740       18,664           --          55,404        10,057     (10,057)(G)

 Interest, net . . . . . . . . . .        3,414        3,254        5,730 (D)      12,398         6,522      (3,097)(D)


 Depreciation and amortization . .       21,445        6,326        4,648 (E)      32,419         3,410       1,474 (B)
                                                                                                               (810)(G)
 Minority interest in earnings of
   consolidated partnerships . . .        6,933           --           --           6,933            --          --
                                       --------       ------      -------         -------       -------     --------
 Earnings before income taxes  . .       35,797        9,325        6,295          51,417         2,602       1,202
 Income tax expense  . . . . . . .       13,923          425        5,667          20,015        (2,991)      4,475 (C)
                                       --------       ------      -------         -------       -------     -------
   Net earnings  . . . . . . . . .     $ 21,874       $8,900         $628         $31,402        $5,593     $(3,273)
                                       ========       ======      =======         =======       =======     =======

 Earnings per share  . . . . . . .         $.41                                      $.57
                                       ========                                   =======

 Weighted average number of
   shares outstanding  . . . . . .       53,510                                    55,190
                                       ========                                   =======

                                         Pro Forma   Other Pending Transactions   Pro Forma
                                         Combined    --------------------------    Combined
                                         Subtotals    Historical   Adjustments      Totals
                                         ---------    ----------   -----------      ------
 Revenue:
   Net revenue . . . . . . . . . .      $687,098       $    --    $167,421 (B)    $850,006
                                                                    (4,513)(F)
   Net patient service revenue . .            --       266,505    (266,505)(A)          --
                                         -------       -------     --------        -------
                                         687,098       266,505    (103,597)        850,006
 Direct clinic expenses  . . . . .       503,033       130,631      (3,430)(F)     630,234
 Physicians' compensation and
   benefits  . . . . . . . . . . .            --       122,203    (122,203)(A)          --
 General corporate expenses  . . .        14,191            --          --          14,191

 Rents and leases  . . . . . . . .        55,404        10,920         (86)(F)      66,238

 Interest, net . . . . . . . . . .        15,823         3,172       1,722 (D)      20,614
                                                                      (103)(F)

 Depreciation and amortization . .        36,493         4,577       3,045 (E)      43,785
                                                                      (330)(F)
 Minority interest in earnings of
   consolidated partnerships . . .         6,933            --          --           6,933
                                         -------       -------     -------         -------
 Earnings before income taxes  . .        55,221        (4,998)     17,788          68,011
 Income tax expense  . . . . . . .        21,499            --       4,988          26,487
                                         -------       -------     -------         -------
   Net earnings  . . . . . . . . .       $33,722       $(4,998)    $12,800         $41,524
                                         =======       =======     =======         =======

 Earnings per share  . . . . . . .          $.61                                      $.73
                                         =======                                   =======

 Weighted average number of
   shares outstanding  . . . . . .        55,416                                    56,926
                                         =======                                   =======

           See accompanying notes to pro forma financial information.

         The accompanying pro forma combined financial information presents the pro forma financial position of PhyCor and subsidiaries and Straub and subsidiaries as of June 30, 1996 and the results of their operations for the six months ended June 30, 1996 and the year ended December 31, 1995.

         PhyCor acquired Tidewater Physicians Multispecialty Group, Northeast Arkansas Clinic, PAPP Clinic, Ogden Clinic, Arnett Clinic, Casa Blanca Clinic, South Texas Medical Clinics and North American Medical Management, Inc.
("North American") in 1995. In 1996, PhyCor acquired South Bend Clinic, APC Arizona Physicians Center, Clinics of North Texas, Carolina Primary Care, Harbin Clinic, Clark-Holder Clinic, Focus Health Services, Wilmington Health Associates, Medical Arts Clinic, SPACO Management Company, Gulf Coast Medical Group and Hattiesburg Clinic. In addition, PhyCor expects to acquire the assets of Guthrie Clinic Ltd. and clinics in Ohio, Virginia and Florida. The accompanying pro forma combined balance sheet includes the acquired assets, assumed liabilities and effects of financing, as if the Spin-Off Transaction, the Merger and other pending transactions had been completed on June 30, 1996. The accompanying pro forma combined statements of operations reflects the pro forma results of operations of PhyCor and Straub, as adjusted, as if the Spin-Off Transaction, Merger and other pending transactions had been completed on the first day of the period presented.

PRO FORMA COMBINED CAPITALIZATION

         The adjustments reflected to the pro forma capitalization are as follows:

         (A) Represents the financing of cash paid in connection with the entering into of the Service Agreement.

         (B) Represents mortgages, other notes payable and capital lease obligations assumed pursuant to the Merger.

         (C)      Represents PhyCor Common Stock issued in the Merger.

         (D) Represents the financing of cash paid in connection with the acquisitions.

         (E) Represents mortgages, other notes payable and capital lease obligations assumed pursuant to the acquisitions.

         (F) Represents convertible notes issued pursuant to the acquisitions.

         (G)      Represents deferred payments to the physician groups.

PRO FORMA COMBINED BALANCE SHEET

         The adjustments reflected in the pro forma consolidated balance sheet are to reflect the values of assets acquired and liabilities assumed in connection with the Merger, transactions completed after June 30, 1996, and other pending transactions, and to reflect the effects of borrowings, the issuance of subordinated convertible notes and common stock and to reflect the recording of intangible assets acquired.

PRO FORMA COMBINED STATEMENTS OF OPERATIONS

         Certain amounts in the historical columns have been combined and reclassified in order to conform to the PhyCor presentation. The adjustments reflected to the pro forma consolidated statements of operations are as follows:

         (A) To eliminate net patient service revenue and physician compensation and benefits in total as such will be retained by the physician groups.

         (B) To accrue net revenue resulting from service agreements related to clinics acquired. Amounts were calculated based upon actual clinic results for the period, as adjusted, under the terms of the related service agreements.

         (C) To record estimated federal and state income taxes at a combined rate of 39% in 1995 and 38.5% in 1996.

         (D) To reflect interest on acquisition-related borrowings. Interest was calculated at an annual rate of 6.25%.

         (E) To record amortization of the intangible assets. The asset is amortized over a period of 40 years.

         (F) To remove the results of the Guthrie Clinic while under the management agreement.

         (G) To remove expenses retained by Straub under terms of the Service Agreement.

                 STRAUB MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion analyzes the financial condition and the results of operations of Straub and its subsidiaries for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996. The discussion should be read in conjunction with the consolidated financial statements of Straub, including the accompanying notes and the consolidated financial data appearing elsewhere in this Prospectus and Proxy Statement.

OVERVIEW

         Straub has provided continuous medical services in Hawaii since its founding in 1921. In 1973, Straub Clinic constructed a 159-bed acute care facility at the original site of "The Clinic," and became known as Straub Clinic & Hospital, Incorporated as a result of that expansion. Today, Straub operates what is commonly referred to as an integrated health care delivery system, which encompasses clinic and physician services, acute care hospital services, a network of stand-alone clinics and services, insurance products and the full range of ancillary and support services. This structure is designed to provide the most cost-effective and coordinated care to patients and to improve the quality of a patient's health outcome or status. Straub physicians represent the full spectrum of health care primary and tertiary care specialties, which is essential in providing patients with integrated and highly-accessible services.

         Straub sees patients from many destinations given the significant number of tourists visiting Hawaii, and the number of patients who come to Straub and Hawaii specifically for medical services. Most patients who come to Straub, however, live and work in Oahu, the most populous island in the State of Hawaii. Straub obtains payments and reimbursement from a variety of third party insurance companies and payors, representing over 80% of total revenue in 1995.

         Straub currently offers three managed care options, which included Straub Employee Plan, Straub HMO (in conjunction with HMSA) and Straub Quest (State of Hawaii Medicaid managed care). Straub obtained approval to market a Plan A HMO. The Plan A is required to be offered as an option to every employer, but requires a significant investment in marketing and sales activity.

         Under these various managed care contracts, capitation premiums earned amounted to $28,574,000 in 1995, $24,061,000 in 1994 and $16,657,000 in 1993.
The trend indicates a shift of business to managed care contracts, especially after the State of Hawaii instituted the Quest program in 1994.

         Below is a table indicating the payor mix of gross revenues earned by Straub from its hospital and clinic operations for the periods indicated:

                                     Year Ended December 31,                    Six Months Ended June 30,
                       --------------------------------------------------    --------------------------------
                            1995             1994              1993              1996              1995
                       --------------    --------------    --------------    --------------    --------------
        Payor:         Hosp.   Clinic    Hosp.   Clinic    Hosp.   Clinic    Hosp.   Clinic    Hosp.   Clinic
                       -----   ------    -----   ------    -----   ------    -----   ------    -----   ------
         Medicare        49%     28%      48%      27%      47%      27%      51%      28%      49%      28%
         Medicaid         3%      1%       4%       2%       3%       2%       2%       1%       3%       1%
         Managed
         Care             6%     13%       5%      10%       5%      10%       7%      14%       6%      12%
         Commercial/
         Other           42%     58%      43%      61%      45%      61%      40%      57%      42%      59%
                        ---     ---      ---      ---      ---      ---      ---      ---      ---      ---
            Total       100%    100%     100%     100%     100%     100%     100%     100%     100%     100%
                        ===     ===      ===      ===      ===      ===      ===      ===      ===      ===

                             RESULTS OF OPERATIONS

         The following table sets forth certain consolidated statements of income data expressed as percentages of total revenues for the periods indicated.

                                                                                          SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,               JUNE 30,
                                                       -------------------------          ----------------
                                                        1993     1994      1995            1995     1996
                                                        ----     ----      ----            ----     ----
      Revenue
         Net patient service                            89.32%    83.81%   84.34%          84.54%    83.04%
         Capitation                                      9.31     11.79    14.19           13.65     15.32
         Other                                           1.37      4.40     1.47            1.81      1.64
                                                       ------    ------   ------          ------    ------
            Total revenue                              100.00%   100.00%  100.00%         100.00%   100.00%
                                                       ======    ======   ======          ======    ======

      Operating Expenses
         Salaries and wages                             47.81%    47.07%   47.57%          46.53%    46.84%
         Drugs, medical and surgical supplies            8.44      8.38     8.65            8.42      8.28

         Taxes, other than income taxes                  6.98      6.89     7.13            7.48      7.24
         Rent                                            5.92      5.28     4.99            3.89      3.98
         Bad debts                                       4.85      3.34     4.20            4.86      3.20
         Interest                                        2.86      2.82     3.24            3.31      2.89
         Depreciation and amortization                   1.94      1.73     1.69            1.68      1.71
         Provision for professional liability claims     1.27      2.26     1.67            2.40      1.96
         Other                                          18.29     20.25    19.57           19.65     20.84
                                                       ------    ------   ------          ------    ------
                                                        98.36%    98.02%   98.71%          98.22%    96.94%
                                                       ======    ======   ======          ======    ======

      Income before income taxes                         1.64%     1.98%    1.29%           1.78%     3.06%

      Income tax expense (credit)                       (0.02)    (2.10)   (1.49)           0.00      1.35
                                                       ------    ------   ------          ------    ------
         Net income                                      1.66%     4.08%    2.78%           1.78%     1.71%
                                                       ======    ======   ======          ======    ======



SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

         Patient Services and Capitation Premiums. Total patient services revenue and capitation premiums were $100.7 million for both the six months ended June 30, 1996 and 1995. There was an overall decline in patient volumes in both the hospital and clinics. Hospital occupancy decreased to 67% for the six months ended June 30, 1996 from 78% for the six months ended June 30, 1995. Patient encounters decreased by 3.5% to 281,729 for the six months ended June 30, 1996 from 291,863 for the six months ended June 30, 1995. This decrease was offset by an increase in capitation premiums as a result of Straub's participation in the State of Hawaii's Quest program, a medicaid managed care program started in August, 1994. The membership increased by 22.6% to 4,665 members as of June 30, 1996 from 3,804 members as of June 30, 1995.

         Other Operating Revenues and Other Income. Other operating revenues and other income decreased by 9.2% to $1.7 million for the six months ended June 30, 1996 from $1.9 million for the six months ended June 30, 1995. This decrease was primarily the result of lower investment income from an affiliate of Straub.

         Salaries and Wages. Salaries and wages increased to $48.0 million for the six months ended June 30, 1996 from $47.7 million for the six months ended June 30, 1995. This increase was a result of adding physicians to several departments and practice areas, including Doctors on Call, the primary care network of clinics in Waikiki.

         Drugs, Medical and Surgical Supplies. Drugs and medical and surgical supplies decreased by 1.7% to $8.5 million for the six months ended June 30, 1996 from $8.6 million for the six months ended June 30, 1995. This decrease was primarily attributable to favorable pricing for various drugs and supplies.

         Taxes, Other Than Income Taxes. Taxes, other than income taxes, decreased by 3.3% to $7.4 million for the six months ended June 30, 1996 from $7.7 million for the six months ended June 30, 1995. This decrease was primarily attributable to reduced state general excise taxes owed by Straub for such six month period.

         Rent. Rent increased by 2.2% to $4.1 million for the six months ended June 30, 1996 from $4.0 million for the six months ended June 30, 1995. This increase was primarily due to various occupancy lease rate increases.

         Bad Debts. Bad debts decreased by 34.1% to $3.3 million for the six months ended June 30, 1996 from $5.0 million for the six months ended June 30, 1995. The reduction in bad debts resulted from a reduction during 1996 of the bad debt reserve to better reflect net medical accounts receivable.

         Interest. Interest expense decreased 12.8% to $3.0 million for the six months ended June 30, 1996 from $3.4 million for the six months ended June 30, 1995. The decrease is primarily attributable to lower interest cost associated with the refinancing of certain bank debt.

         Depreciation and Amortization. Depreciation and amortization expense was $1.7 million for both the six months ended June 30, 1996 and 1995.

         Provision for Professional Liability Claims. Provision for professional liability claims decreased by 18.4% to $2.0 million for the six months ended June 30, 1996 from $2.5 million for the six months ended June 30, 1995. This decrease was primarily the result of obtaining a new professional liability insurance policy with lower premiums and favorable loss experience.

         Other. Other expenses increased by 5.9% to $21.3 million for the six moths ended June 30, 1996 from $20.1 million for the six months ended June 30, 1995. Marketing expenses related to Straub's 75th anniversary, additional lines of insurance coverage, and an increase in the 401(k) matching contribution were the primary reasons for this increase.

         Income Taxes. Straub's income tax expense was $1.4 million for the six months ended June 30, 1996. There was no income tax provision for the six months ended June 30, 1995, due to net operating loss carryforwards available to offset current income taxes and a re-evaluation of the recoverability of the net deferred tax assets.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

         Patient Services and Capitation Premiums. Total patient services revenue and capitation premiums increased by 1.7% to $198.4 million in 1995 from $195.0 million in 1994. The increase is primarily attributable to increased capitation revenue as a result of Straub's participation in the State of Hawaii's Quest program, a medicaid managed care program started in August 1994. Membership in Straub's program doubled from approximately 2,500 enrollees at the program's inception to approximately 5,000 members at the end of 1995.

         Other Operating Revenues and Other income. Other operating revenues and other income decreased by 66.9% to $3.0 million in 1995 from $9.0 million in 1994. The decrease is primarily attributable to a curtailment gain of $5.6 million recognized by Straub in 1994 as a result of an amendment made to Straub's pension plan which froze benefits payable to participants at the December 31, 1994 levels.

         Salaries and Wages. Salaries and wages decreased to $95.8 million in 1995 from $96.0 million in 1994. The decrease was primarily attributable to limited staff reductions and permitting vacancies in all departments to remain unfilled. No major reductions in force or layoffs were instituted.

         Drugs, Medical and Surgical Supplies. Drugs and medical and surgical supplies increased by 1.9% to $17.4 million in 1995 from $17.1 million in 1994. A modest price increase in the cost of drugs and supplies implemented by vendors was the primary reason for the increase in expense.

         Taxes, Other Than Income Taxes. Taxes, other than income taxes, increased by 2.1% to $14.4 million in 1995 from $14.1 million in 1994. The increase was primarily attributable to higher payroll and employment taxes.

         Rent. Rent decreased by 6.6% to $10.1 million in 1995 from $10.8 million in 1994. The decrease was primarily attributable to the repayment of approximately $1.0 million of equipment leases at the end of 1994.

         Bad Debts. Bad debts increased by 24.2% to $8.5 million in 1995 from $6.8 million in 1994. The increase in bad debt expense was primarily attributable to an increase in the allowance for uncollectible accounts provided for by Straub in anticipation of higher write-offs resulting from a downturn in the Hawaii economy.

         Interest. Interest expense increased by 13.5% to $6.5 million in 1995 from $5.7 million in 1994. The increase was primarily attributable to increases in the obligations owed to participants in Straub's non-qualified retirement plan.

         Depreciation and Amortization. Depreciation and amortization decreased by 3.2% to $3.4 million in 1995 from $3.5 million in 1994. The decrease was primarily attributable to the full depreciation of certain equipment and improvements during 1994.

         Provision for Professional Liability Claims. Provision for professional liability claims decreased by 27% to $3.4 million in 1995 from $4.6 million in 1994. The decrease was primarily caused by lower reserves required for open claims. In addition, several large claims were settled in 1994.

         Other. Other expenses decreased by 4.7% to $39.4 million in 1995 from $41.3 million in 1994. In 1995, management initiated organizational-wide cost savings measures. In addition, Straub recorded a net pension benefit of $400,000 compared to an expense of $1.3 million in 1993. The decrease in pension expense was the result of freezing Straub's defined benefit plan.

         Credit for Income Taxes. Straub's credit for income taxes was $3.0 million and $4.3 million in 1995 and 1994, respectively. The credit for income taxes was primarily attributable to reductions made to the valuation allowance of $3.8 million and $6.7 million at the end of 1995 and 1994, respectively. The reductions were based on management's evaluation of the ability to realize the next year's deferred tax assets. A partial valuation allowance of $3.8 million was provided for in 1994. As a result of continued operating profits, however, no valuation allowance was provided for in 1995.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

         Patient Services and Capitation Premiums. Total patient services revenue and capitation premiums increased by 10.5% to $195.0 million in 1994 from $176.4 million in 1993. The increase was primarily attributable to significant patient volume increases in both the hospital and clinic. Admissions to the hospital increased by 4.7% to 6,578 in 1994 from 6,282 in 1993. Hospital occupancy increased to 81% in 1994 from 74% in 1993. Clinic patient encounters increased by 5.8% to 543,134 in 1994 from 513,198 in 1993. Also contributing to the increase was capitation premiums of $5.3 million related to medical coverage provided to Straub's employees.

         Other Operating Revenues and Other Income. Other operating revenues and other income increased by 266.2% to $9.0 million in 1994 from $2.4 million in 1993. The increase is primarily attributable to a curtailment gain of $5.6 million recognized by Straub in 1994 as a result of an amendment made to Straub's pension plan which froze benefits payable to participants at the December 31, 1994 levels.

         Salaries and Wages. Salaries and wages increased by 12.2% to $96.0 million from $85.5 million in 1993. In 1994, Straub reacquired the business office operation that was previously outsourced resulting in the addition of approximately 130 employees to Straub's payroll.

         Drugs, Medical and Surgical Supplies. Drugs and medical and surgical supplies increased by 13.3% to $17.1 million in 1994 from $15.1 million in 1993. Increases in the patient volumes for both the hospital and clinics were the primary sources for the increase in drugs and supplies expense.

         Taxes, Other Than Income Taxes. Taxes, other than income taxes, increased by 12.6% to $14.1 million in 1994 from $12.5 million in 1993. The increase was primarily attributable to higher payroll and employment taxes and higher Hawaii state general excise taxes resulting from a corresponding increase in patient care revenues and capitation premiums.

         Rent. Rent increased by 1.7% to $10.8 million in 1994 from $10.6 million in 1993. Equipment purchased under operating leases was the primary reason for the increase in rent expense.

         Bad Debts. Bad debts decreased by 21.5% to $6.8 million in 1994 from $8.7 million in 1993. The decrease was primarily attributable to better realization on receivables due to improvements made to collection processes and more focused collection efforts during 1994.

         Interest. Interest expense increased by 12.3% to $5.7 million in 1994 from $5.1 million in 1993. The increase was primarily attributable to borrowings made during 1994 by Straub for medical equipment totalling $1.0 million. In addition, Straub assumed notes payable totalling $2.4 million pursuant to the liquidation and dissolution of a partnership in which Straub had an interest.

         Depreciation and Amortization. Depreciation and amortization was $3.5 million for both 1993 and 1994. There was no material change to depreciation expense because the majority of equipment purchased during 1994 was financed through operating leases.

         Provision for Professional Liability Claims. Provision for professional liability claims increased by 103.1% to $4.6 million in 1994 from $2.3 million in 1993. The increase was primarily caused by several large claim settlements made in 1994.

         Other. Other expenses increased by 26.3% to $41.3 million in 1994 from $32.7 million in 1993. The increase was primarily attributable to recording of Straub's group health insurance costs totalling $5.3 million. In 1993, this cost was offset against capitation premiums.

         Credit for Income Taxes. Straub's credit for income taxes was $30,000 and $4.3 million in 1993 and 1994, respectively. The credit for income taxes was primarily attributable to reductions made to the valuation allowance of $6.7 million and $1.0 million at the end of 1994 and 1993, respectively. The reductions were based on management's evaluation of the ability to realize the next year's deferred tax assets. A partial valuation allowance of $3.8 million and $10.5 million was provided for in 1994 and 1993, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         For the years ended December 31, 1993, 1994 and 1995, net cash provided by operating activities was $3.1 million, $4.1 million and $16.2 million, respectively. The increases are primarily due to improved operating performance, increased collection of third party accounts receivable and overall reduction of operating costs. For the six months ended June 30, 1996, net cash provided by operating activities was $6.0 million as compared to $8.0 million for the comparable period of 1995. The decrease is primarily a result of lower patient volumes in both the hospital and clinics.

         For the years ended December 31, 1993, 1994 and 1995, net cash used in investing activities was $49,000, $2.9 million and $3.2 million, respectively. For the six months ended June 30, 1996, net cash used in investing activities was $1.7 million as compared to $1.1 million for the comparable period of 1995. The increases are attributable to Straub's increased level of investment in capital equipment and investments in affiliated entities of Straub.

         In December 1993, net assets of $2.0 million were transferred from Straub Partnership to Straub. Included in the transfer was the land underlying Straub's hospital and main facility clinics. The land transfer enhanced Straub's ability to manage its financial affairs and keep pace with its capital requirements. In December 1994, Straub restructured both long-term and current debt with its lead creditor bank, Bank of Hawaii. The Bank of Hawaii loan is collateralized by substantially all of Straub's personal property, including furniture, fixtures, equipment and inventory. In addition, the bank holds a first mortgage on the land, hospital and clinic buildings and improvements occupying Straub's main campus. The loan agreement requires Straub to maintain certain debt service coverage and net income levels. Straub has been in compliance with these financial covenants throughout the term of the agreement.

         Simultaneously with the restructuring of the Bank of Hawaii debt, Straub obtained a revolving line of credit with Congress Financial Corporation
(CFC) (the "CFC Credit Facility") using current net accounts receivable as collateral. The maximum available under the CFC Credit Facility is the lesser of $20.0 million or a percentage of Straub's net accounts receivable. At June 30, 1996, $2.2 million was outstanding under the CFC Credit Facility. The loan agreement requires Straub to maintain certain working capital and net worth levels. Straub has been in compliance with these financial covenants throughout the term of the CFC Credit Facility.

         Straub has various standby letters of credit in connection with its malpractice and workers compensation insurance programs, participation in the State of Hawaii Quest program and an occupancy lease. These letters of credit have various expiration dates, ranging from October 31, 1997 through October 31, 1999. The total commitment for these standby letters of credit is $5.1 million. There were no borrowings under these letters of credit at June 30, 1996.

         Straub has a promissory note from The Doctors' Clinic, a multi-specialty practice located in the Territory of Guam. Straub owns a 50% interest in the partnership that owns The Doctors' Clinic and manages The Doctors' Clinic through a wholly-owned subsidiary pursuant to a long-term service agreement. As of June 30, 1996, the note, which was amended in August 1996 and matures on November 30, 1996, had an outstanding balance of $3.6 million. The note is secured by the remaining 50% interest in The Doctors' Clinic. Straub anticipates that The Doctors' Clinic will not be able to repay its outstanding indebtedness to Straub on the scheduled maturity date of November 30, 1996. Accordingly, Straub and The Doctors' Clinic are currently negotiating a restructuring of the outstanding debt. Straub and PhyCor are also involved in negotiations for the acquisition by either of them of 100% of the partnership interest in the partnership which owns The Doctors' Clinic. There can be no assurance, however, that either the restructuring of the debt or the acquisition of 100% of the partnership interest will be successfully consummated in conjunction with the Merger or otherwise.

         The CFC Credit Facility and cash flow provided by operations are Straub's principal sources of funding capital needs for equipment acquisitions, expansion and refurbishment of the facilities, and developing new services. Straub believes that its liquidity and capital resources are adequate to continue to meet liquidity requirements for the foreseeable future.

                     STRAUB CLINIC & HOSPITAL, INCORPORATED

HISTORY

         Straub was founded in 1921 by George F. Straub, M.D. and began as a 5-physician practice in the Honolulu, Hawaii area. Since that time, Straub has added additional physicians, medical specialties and services and is today one of the oldest and largest private multi-specialty group medical practices in Hawaii. Upon the completion of its 159-bed acute care hospital in 1973, Straub became a fully integrated clinic and hospital system.

         Straub employs approximately 200 doctors, and over 1,800 nurses, medical staff and employees. Together, they provide services to more than 550,000 outpatients at Straub's main clinic facility and 11 additional locations throughout Hawaii, almost 47,000 days of hospital care, and over 20,000 emergency care treatments each year.

         After nearly eight decades of service, Straub has emerged as a leading integrated health care system in Hawaii. Outside of Hawaii, Straub operates The Doctors' Clinic in Guam and treats a significant number of patients from other Pacific island communities, including the Commonwealth of Northern Marianna Islands, American Somoa and Federated States of Micronesia.

OPERATIONS

         Straub is governed by a nine-member board of directors. Several standing committees have been established by the Board of Directors to provide information to the Board of Directors. They include the Executive Management Committee, Medical Executive Committee, Quality Council, and Operations Management Committee. Other ad hoc committees are established from time to time to review special issues and make recommendations to the Board.

         The daily operations of the clinic are carried out by a management staff composed of a Chief Executive Officer and three Vice Presidents.

         The medical staff of the clinic is divided into the following departments, with each department supervised by a Department Chief:

                                                                       Number of
                                                                       Physicians
                                                                     Practicing in
                           Department                                  Department
                           ----------                                  ----------
                  Allergy                                                  1
                  Anesthesiology                                           5
                  Cardiology                                               4
                  Chest Diseases                                           3
                  Dermatology                                              5
                  Doctors on Call                                         22
                  Emergency Services                                      14
                  Endocrinology and Metabolism                             2
                  Family Practice                                         10
                  Gastroenterology                                         4
                  Geriatric Medicine                                       2
                  Hospital Services                                        6
                  Infectious Diseases                                      1
                  Internal Medicine                                       21
                  Nephrology                                               4
                  Neurology                                                3
                  Neurosurgery                                             2
                  Neurological Evaluation and Consultation                 1
                  Ningen Dock (Human Dry Dock)                             1
                  Nuclear Medicine                                         1
                  Obstetrics & Gynecology                                  9
                  Occupational Health Programs                             8
                  Oncology/Hematology                                      3
                  Ophthalmology                                            5
                  Orthopedics, Sports Medicine and Rehabilitation          7
                  Otolaryngology (ENT)                                     3
                  Pathology                                                3
                  Pediatrics                                              10
                  Plastic Surgery                                          3
                  Psychiatry/Psychology                                    5
                  Radiology                                                7
                  Rheumatology                                             3
                  Surgery                                                  8
                  Urology                                                  3
                  Urgent Care                                             11
                                                                         ---
                          Total                                          200
                                                                         ===

SERVICES

         Straub offers a broad range of specialty and ancillary services.
They include Allergy, Anesthesiology, Burn Unit, Cardiology/Cardiosurgery, Dermatology, Emergency/Urgent Care, Family Practice, Gastroenterology, Geriatric medicine/Home Care, Infectious Diseases, Internal Medicine, Joslin Center for Diabetes, Neurology and Neurosurgery, Ningen Dock, Nuclear Medicine, Obstetrics and Gynecology, Occupational Health, Oncology and Hematology, Ophthalmology, Orthopedics, Sports Medicine and Rehabilitation, Otolaryngology, Pathology, Pediatrics, Plastic and Reconstructive Surgery,

Psychiatry and Psychology, Pulmonary Medicine, Radiology, Respiratory Care Services, Rheumatology, Sleep Disorder Center of the Pacific, Surgery and Urology.

         Over its 75-year history, Straub has been an innovative leader in advancing medical care in Hawaii. It has achieved many medical "firsts" in the state through the introduction of new surgical procedures, technologies and treatment programs. The following are examples of how Straub has been a leader in the medical community.

         BURN UNIT. The only one of its kind in the Pacific Basin, Straub's Burn Unit treats burn victims, prevents potentially fatal infections and minimizes and corrects deformities with special equipment and specially trained medical professionals. Established in 1983, the Burn Unit has treated more than 500 people in Hawaii, many of whom would not have received necessary care unless transferred to a mainland burn center.

         JOSLIN CENTER FOR DIABETES. The Joslin Center for Diabetes was opened in 1995 at Straub. The Joslin Diabetes Center in Boston has been the premier diabetes research and treatment center in the nation for 100 years. World-renowned for its outstanding research and innovative methods in treating diabetes, Joslin's collaboration with Straub is a major milestone in the treatment of diabetes in Hawaii and throughout the Pacific.

         SURGERY. Straub introduced the use of endoscopic surgery in Hawaii, which involves the insertion of a thin telescope-like tube that provides a video image of the procedure and avoids the need for a large surgical incision. Straub was the first to perform bariatric surgery in Hawaii, a gastric bypass procedure that compartmentalizes the stomach. Straub was the first in Hawaii to do arthroscopic surgery of the knee, a breakthrough in sports medicine. Straub was the first to perform mohs surgery in Hawaii, a highly specialized technique for the total removal of skin cancers.

         VALVULOPLASTY. Straub was the first in the world to offer the valvuloplasty procedure invented by Straub's Dr. Robert Kistner to repair the valve located in the femoral vein of the thigh. This procedure opened up a field of medicine worldwide for venous repair.

         CARDIOLOGY. Straub was one of the first to perform heart bypass surgery in Hawaii. It was the first to perform electrophysiological studies to detect and treat irregular heart rhythm; the first to do cardiac ablations, which clear abnormal electric pathways in the heart; and the first to perform Arthrectomy, a procedure for scraping the inside of blood vessels to remove cholesterol deposits. Straub was also the first to offer mobile screening for cardiac risk through its CardioVisit program. Straub Cardiology continues to offer a full range of the most modern services in adult cardiology. These include diagnostic evaluation and intervention using such procedures as angiograms, echocardiograms, Holter monitoring, exercise tolerance testing, thallium stress testing, coronary angioplasty and electrophysiology testing.

         NEUROLOGICAL SERVICES. Straub established the first full-service Neurophysiology Lab, which records and monitors stimulus to the brain. Straub has the only ambulatory EEG/EKG unit, which tracks abnormal brain waves of outpatients likely to experience seizures and the only Topographical Brain Mapping computer to reveal abnormal brain waves and brain dysfunctions. Straub was the first in Hawaii to provide neighbor island clinics with Electroencephalographs to record brain waves; the first medical center in Hawaii to perform surgery that stops facial twitch; and the only medical center to offer a full range of Evoked Response procedures to elicit information about diseases of the lower brain, spinal cord and the eyes.

         SLEEP DISORDERS CENTER. Straub is the only medical center in the Pacific Basin to establish an accredited Sleep Disorders Center, which offers comprehensive diagnostic and treatment services to patients with sleep-related disorders, including insomnia, excessive daytime sleepiness, sleep apnea, heavy snoring, narcolepsy, nightmares, sleepwalking and sleeptalking.

         CHEMOTHERAPY. Straub's outpatient treatment center was the first in Hawaii to use ambulatory infusion pumps for chemotherapy, which increases the cancer patient's independence. Such treatment was previously administered to patients in the hospital only.

         RADIOLOGY. Straub is the only provider in Hawaii to offer interventional radiology. This new branch of radiology uses special catheters and guide wires to perform therapeutic procedures that would otherwise require surgery. Straub was the first medical facility to offer a phased array MRI scanner that produces very clear images of internal organs.

         OCCUPATIONAL HEALTH. Since 1966, Straub has been helping Hawaii companies control health care costs through occupational health services. Straub continues to be a leader in this area, helping to contain workers compensation costs through its sponsorship of an occupational-related program called Straub HealthWorks. Straub also provides ADA-compliant physical examinations, quality care of injured workers, physicals for workers and executives, work-site surveys and drug screening services, health education and wellness classes on many topics, including back injury prevention and smoking cessation.

         Straub recently launched the "Back to Work" program that introduces a managed care approach to workers' compensation. A product of Straub HealthWorks, the program is designed to work closely with both employers and health care providers to prevent on-the-job injuries and to help injured employees return to work as quickly as possible.

         NINGEN DOCK. In 1995, Straub opened Hawaii's first Ningen Dock program in conjunction with the Noguchi Medical Research Institute of Japan. This "human dry dock" consists of a thorough physical examination for executives from Japan and will help secure Hawaii's position as the health center of the Pacific.

         DOCTORS ON CALL. Since the late 1980s, Straub has operated several primary care clinic locations in Waikiki which predominately serve the Japanese visitor population. The clinics provide immediate urgent care services in hotel locations. Doctors on Call is staffed by full and part-time physicians and nursing personnel, offering 24-hour service in one facility. Doctors on Call has full-time marketing and administrative personnel to work with the appropriate Japanese tour and insurance companies to promote Doctor on Call's services.

         Straub provides several managed health care programs for more than 20,000 Hawaii residents. StraubCare Quantum participates under the state's Quest medicaid program on the islands of Oahu and Lanai. StraubCare Plus provides comprehensive health care services to the people of Hawaii at a reasonable cost, including preventative care, outpatient professional care, health education, home health and hospice care, hospital services, a skilled nursing facility, emergency care, and mental health and substance abuse services. Through the StraubCare Advantage program, Straub is one of the few medical organizations licensed to contract directly with companies in order to provide health care services for their employees. Straub also provides coverage to its 2,000 employees and over 1,200 of their dependents.

         Straub's hospital services include a full range of acute care tertiary and routine services. The 159-bed facility is located on the main campus of Straub, providing one major service location for patients. The hospital provides a full range of services described above through a traditional departmental system of physicians. The hospital does not provide obstetrical and tertiary pediatric services; Straub physicians primarily use Kapiolani Hospital for those services. The hospital is unique in that all inpatient rooms are private.

EMPLOYEES

         Straub employs approximately 200 multi-specialty physicians and 1,800 employees.

PROPERTIES

         Straub's main hospital, clinic and emergency room facilities are located at 888 South King Street, Honolulu, Hawaii. These facilities along with a parking garage and parking lot occupy an aggregate of 259,759 square feet. The land and improvements on this site are owned by Straub with the exception of 31,498 square feet of land under the parking garage which is owned by the pension plan for the employees of Straub and leased to Straub.

         In addition to the King Street facilities, Straub provides urgent and out-patient clinic care in the Oahu communities of Aiea, Waikiki, Westridge, Pali Momi, Mililani, Kapolei, Kaneohe, Kailua, Hawaii Kai and the Financial District of downtown Honolulu. Straub also established a clinic in Kailua-Kona, Hawaii and is the sole commercial medical provider on the island of Lanai. The occupancy leases for the satellite clinics are for varying periods, different terms and at different rental rates.

LITIGATION

         In late 1995, Straub was served with a federal search warrant in connection with an investigation of Straub's billings and receivables practices, including with respect to Medicare, Medicaid and CHAMPUS. The government has not completed its investigation. Straub believes that the billing errors resulted from a system conversion and took steps to eliminate further billing problems upon discovering the errors. Straub is cooperating with the government's continuing investigation. It is not possible at this time to predict the nature or value of any claim the government may assert against Straub or New Straub P.C.

         In February 1993, Straub instituted a lawsuit in the Circuit Court of the First Circuit, State of Hawaii, against KPMG Peat Marwick LLP for damages suffered as a result of wrongful acts and omissions by KPMG Peat Marwick LLP in performing a feasibility study and implementation work that led Straub to enter into a partnership with Kapiolani Systems, Inc., known as "Infotech." The lawsuit alleges that KPMG Peat Marwick LLP is liable to Straub for breach of contract, fraud, negligent misrepresentation, and breach of fiduciary duty in connection with that feasibility study and implementation work. Because discovery is not yet completed, it is not feasible to predict the outcome of this dispute. KPMG Peat Marwick LLP has filed a counterclaim against Straub seeking money damages for unpaid fees billed, plus interest and attorneys' fees.

         There are various other claims and lawsuits pending against Straub involving complaints which arose in the normal course of its operations.
Straub believes the resolution of these claims will not have a material adverse effect on the business, operating results, or financial position of PhyCor.

MATERIAL AGREEMENTS BETWEEN STRAUB AND PHYCOR

         As of October 1, 1996, Straub and PhyCor-Hawaii, entered into the Administrative Services Agreement. The Administrative Services Agreement provides for the provision of certain consulting services by PhyCor to Straub in connection with the operations of Straub prior to the consummation of the Merger and the payment to PhyCor-Hawaii of a monthly fee for performing such services, the first payment of which is due as of November 1, 1996. The Administrative Services Agreement terminates on the earlier of (i) the effective date of the Merger, (ii) the termination of the Agreement of Merger or (iii) February 28, 1997. The Administrative Services Agreement may also be terminated by either party upon the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors or upon a material default in the performance of any duty or obligation unless cured within thirty (30) days. In the event that the Administrative Services Agreement terminates as a result of the consummation of the Merger, any accrued but unpaid fees shall be assumed by PhyCor as a result of the Merger.

                         STRAUB PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership as of June 30, 1996 by (i) each director of Straub and
(ii) all directors and officers of Straub as a group. No shareholder beneficially owns more than 5% of the outstanding capital stock of Straub. The persons or entities listed below have sole voting and investment power with respect to all shares shown to be beneficially owned by them.


                                                                                                     Shares of
                                                                         Percent of Outstanding        PhyCor
            Name of                      Shares of Straub Capital               Straub                 Common
        Beneficial Owner                 Stock Beneficially Owned            Capital Stock             Stock           Percent of
        ----------------                 ------------------------            -------------          Beneficially         PhyCor
                                                      Series C                      Series C         Owned After       Stock to be
                                                      --------                      --------            the            Owned After
                                        Common      Preferred (1)        Common    Preferred (1)      Merger(2)        the Merger
                                        ------      -------------        ------    -------------      ---------        ----------


Robert C. Flair, M.D.                   17,008            202,616          *                 2.0        1,855              *
Robert W. Schulz, M.D.                  17,008            141,877          *                 1.4        1,855              *
Cedric K. Akau, M.D.                    17,008             31,241          *                  *         1,855              *
William T. Tsushima, M.D.               17,008            234,739          *                 2.3        1,855              *
Jay L. Grekin, M.D.                     17,008            106,260          *                 1.0        1,855              *
John T. Berthiaume, M.D.                17,008             80,235          *                  *         1,855              *
George O. McPheeters, M.D.              17,008             48,224          *                  *         1,855              *
Steven Y. Orimoto, M.D.                 17,008             24,203          *                  *         1,855              *
Gerald W. Mayfield, M.D.                17,008            140,331          *                 1.4        1,855              *
All officers and directors as a
group (10 persons)                     170,080          1,259,302         8.2               12.3       18,550              *

------------------------
* Less than 1%

(1) The shares of Series C Preferred Stock are non-voting securities but are eligible to vote on the Merger at the Special Meeting.
(2) Based upon the product of the number of shares of Straub Common Stock held by each shareholder as of June 30, 1996 and the conversion ratio described in the Agreement of Merger. In the event the number of shares of PhyCor Common Stock issuable to the holders of Straub Common Stock is adjusted pursuant to the terms of the Agreement of Merger, these share amounts would be adjusted accordingly.

                    PRINCIPAL DIFFERENCES BETWEEN RIGHTS OF
                  HOLDERS OF COMMON STOCK UNDER THE GOVERNING
                        INSTRUMENTS OF PHYCOR AND STRAUB

         The Bylaws, as amended, of Straub (the "Straub Bylaws") provide for the redemption of a shareholder's shares following the death or disqualification of the shareholder to practice medicine. No such redemption rights exist in PhyCor's Restated Charter, as amended (the "PhyCor Charter") or its Amended Bylaws (the "PhyCor Bylaws"). Under the Articles of Incorporation, as amended, of Straub (the "Straub Articles"), and Hawaii law, only individuals licensed to practice medicine may be shareholders of Straub. PhyCor's Charter and Bylaws do not restrict its shareholders to only those individuals practicing medicine in a particular area.

         The Straub Articles provide for common stock and preferred stock, including the Series C Preferred Stock, which has no voting powers. The Straub Articles also provide that Straub maintain an irrevocable option to repurchase all shares of Straub Common Stock.

         The PhyCor Charter and PhyCor Bylaws do not contemplate more than one class of common stock, and all such shares of PhyCor Common Stock have the same voting rights and the same rights to receive assets of PhyCor upon its dissolution. The PhyCor Charter provides for the creation of multiple series of preferred stock which may be given preferences over holders of PhyCor
Common Stock as to dividends, redemption, payments on liquidation, conversion privileges and voting rights.

         While holders of 20% of the outstanding shares of Straub are necessary to call a special meeting of Straub Shareholders, PhyCor's Bylaws only require holders of 10% of the outstanding shares to call a special meeting.

         The PhyCor Charter and PhyCor Bylaws provide for a classified board on which directors serve staggered terms of up to three years. The Straub Bylaws provide for nine members who shall be shareholders of Straub and shall serve for staggered terms of three years.

                              MANAGEMENT OF STRAUB

                  Name                                 Age                         Position
                  ----                                 ---                         --------
 Blake E. Waterhouse, M.D.                              60          President and Chief Executive Officer
 William H. Montgomery, M.D.                            58          Vice President
 Louise L. Liang, M.D.                                  47          Chief Operating Officer
 Merle A. Ryland                                        46          Chief Financial Officer
 Robert C. Flair, M.D.                                  60          Secretary and Director
 Robert W. Schulz, M.D.                                 58          Treasurer and Director
 Cedric K. Akau, M.D.                                   41          Director
 William T. Tsushima, M.D.                              58          Director
 Jay L. Grekin, M.D.                                    49          Director
 John T. Berthiaume, M.D.                               44          Director
 George O. McPheeters, M.D.                             43          Director
 Steven Y. Orimoto, M.D.                                44          Director
 Gerald W. Mayfield                                     64          Director

         All directors are elected to the Board of Directors by the vote of the holders of the Straub Common Stock. Directors serve staggered terms of three years. Directors receive annual compensation of $10,000 for their service on the Board of Directors. The Board of Directors has several standing committees, including the following: Heads of Sections Committee, Building Committee, Education and Research Committee, Quality Assurance Committee and Physician Standards Committee. Members of Straub's Board of Directors serve on one or more of these standing committees. Additional members of the committees are selected by the Board of Directors from other physicians of Straub who are not currently serving on the clinic's Board. These committees review certain matters and make recommendations to the Board of Directors. The Board of Directors may also from time to time create other special committees to review particular issues and make recommendations to the Board.

         Dr. Waterhouse has served as President of Straub since 1990. Dr. Waterhouse is a non-practicing physician who specialized in the practice of internal medicine. Dr. Waterhouse joined Straub in 1990.

         Dr. Montgomery has served as Vice President of Straub since 1990. Dr. Montgomery is a physician specializing in the practice of anesthesiology. Dr. Montgomery joined Straub in 1971.

         Dr. Liang joined Straub in 1992 and has served as COO since then. She is a non-practicing physician who was trained as a pediatrician.

         Mr. Ryland has served at Straub since 1991. He currently also serves as President and Director of Straub Development Corp., and as President and Director of The Doctors' Clinic (Guam).

         Dr. Flair has served as Secretary of Straub since 1989. Dr. Flair is a physician specializing in the practice of pathology. Dr. Flair joined Straub in 1974.

         Dr. Schulz has served as Treasurer of Straub since 1989. Dr. Schulz is a physician specializing in the practice of plastic and reconstructive surgery. Dr. Schulz joined Straub in 1977.

         Dr. Akau has served as a Director of Straub since 1993. Dr. Akau is a physician specializing in the practice of sports medicine and rehabilitation. Dr. Akau joined Straub in 1987.

         Dr. Tsushima has served as a Director of Straub since 1995. Dr. Tsushima is a doctor of psychology. Dr. Tsushima joined Straub in 1969.

         Dr. Grekin has served as a Director of Straub since 1990. Dr. Grekin is a physician specializing in the practice of dermatology. Dr. Grekin joined Straub in 1979.

         Dr. Berthiaume has served as a Director of Straub since 1995. Dr. Berthiaume is a physician specializing in the practice of internal medicine. Dr. Berthiaume joined Straub in 1981.

         Dr. McPheeters has served as a Director of Straub since 1996. Dr. McPheeters is a physician specializing in the practice of general surgery. Dr. McPheeters joined Straub in 1985.

         Dr. Orimoto has served as a Director of Straub since 1994. Dr. Orimoto is a physician specializing in the practice of internal medicine. Dr. Orimoto joined Straub in 1987.

         Dr. Mayfield has served as a Director of Straub since 1995. Dr. Mayfield is a physician specializing in the practice of orthopedics. Dr. Mayfield joined Straub in 1977.

EMPLOYMENT AGREEMENTS AND RESTRICTIVE COVENANTS

         PhyCor and Straub currently anticipate that, in connection with the consummation of the Merger, substantially all of the approximately 200 Straub physicians, including most of the physician officers and directors of Straub, will enter into new employment agreements with the New Straub P.C. containing restrictive covenants. Physicians hired in the future by the New Straub P.C. will also be subject to employment agreements containing restrictive covenants substantially similar to those executed in connection with the Spin-Off Transaction and the Merger.

         In general, the restrictive covenants contained in such employment agreements prohibit competition with Straub in the practice of medicine or surgery within a 10-mile radius of the facility at which the departing physician primarily practiced at the time of termination. The restrictive covenants apply for a period of 18 months following separation of employment with Straub (or such shorter period as provided in the Service Agreement if appropriate notice of termination is given). See "Merger -- Spin-Off Transaction" and the Service Agreement for a description of the terms of the restrictive covenant provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Straub has no compensation committee and, therefore, all compensation decisions concerning officers and physicians of Straub have been made by the Board of Directors of Straub.

                                  PHYCOR, INC.


COMPANY OVERVIEW

         As of October 31, 1996, PhyCor operated 42 clinics with approximately 2,850 physicians in 24 states and managed IPAs with over 8,700 physicians in 15 markets. PhyCor's clinics and IPAs provide capitated medical services to approximately 761,000 members, including approximately 92,000 Medicare members. PhyCor's objective is to organize physicians into professionally managed networks that assist physicians in assuming increased responsibility for delivering cost-effective medical care while attaining high-quality clinical outcomes.

         Since June 30, 1996, PhyCor has acquired six multi-specialty clinics with an aggregate of approximately 330 physicians and one IPA management company with approximately 1,000 affiliated physicians. As of October 31, 1996, PhyCor has agreements in principle to affiliate with four additional multi-specialty physician clinics with an aggregate of approximately 320 physicians within the next three months.

MULTI-SPECIALTY MEDICAL CLINICS

         A multi-specialty medical clinic provides a wide range of primary and specialty physician care and ancillary services through an organized physician group practice representing various medical specialties. Multi-specialty medical clinics historically have been locally owned organizations managed by practicing physicians.

         PhyCor, in conjunction with its affiliated physician organizations, achieves growth through the expansion of managed care relationships, the addition of physicians and the addition and expansion of ancillary services. In addition, PhyCor develops physician networks around its physician groups to enhance managed care contracting and to provide the physician component of organized health care systems. Effective January 1, 1995, PhyCor acquired all of the outstanding shares of capital stock of North American, which operates and manages IPAs. Physicians in affiliated physician groups may participate in IPAs developed and managed by North American. See "Physician Networks." PhyCor is also positioning the clinics for participation in organized health care systems by establishing strategic alliances with health maintenance organizations, insurers, hospitals and other health care providers and by enhancing medical management systems.

         Upon the acquisition by PhyCor of a clinic's operating assets the affiliated physician group simultaneously enters into a long-term service agreement with PhyCor. PhyCor, under the terms of the service agreement, provides the physician group with the equipment and facilities used in their medical practice, manages clinic operations, employs most of the clinic's non-physician personnel, other than certain diagnostic technicians, for which it receives a service fee.

         The physician groups offer a wide range of primary and specialty physician care and ancillary services. Approximately one-half of PhyCor's affiliated physicians are primary care providers. The primary care physicians are those in family practice, general internal medicine, obstetrics, pediatrics and emergency and urgent care. PhyCor works closely with the physician groups in targeting and recruiting physicians from outside the community and merging physicians in sole practice or single specialty groups, especially primary care groups, into the clinics' physician groups. Substantially all of the physicians practicing in the clinics are certified or eligible to be certified by the applicable specialty boards.

         PhyCor's affiliated physicians maintain full professional control over their medical practices, determine which physicians to hire or terminate and set their own standards of practice in order to promote high quality health care. Pursuant to its service agreements with physician groups, PhyCor manages all aspects of the clinic other than the provision of medical services, which is controlled by the physician groups. At each clinic, a joint policy board equally comprised of physicians and Company personnel focuses on strategic and operational planning, marketing, managed care arrangements and other major issues facing the clinic. The joint policy board involves experienced health care managers in the decision-making process and brings increased discipline and accountability to clinic operations.

         PhyCor negotiates national arrangements that provide cost savings to the clinics through economies of scale in malpractice insurance, supplies and equipment. PhyCor has a productivity resource program that aligns staffing with volume and service needs. Upon assuming the operations of a clinic, PhyCor implements a standard set of business policies and reviews the procedure coding practices in each clinic. PhyCor's new information processing system is now available in several of PhyCor's clinics and is expected to be implemented in additional clinics in the future. This system provides an expanded capability for accounting, billing, receivables tracking, scheduling, and management reporting.

PHYSICIAN NETWORKS

         IPAs offer physicians an opportunity to participate in expanding organized health care systems and assistance in contracting with insurance and HMO organizations and other large purchasers of health care services. IPAs consolidate independent physicians by providing general organizational structure and management to the physician network. IPAs provide or contract for medical management services to assist physician networks in obtaining and servicing managed care contracts. Physicians affiliated with IPAs often seek additional practice management services, including billing, staffing and financial management services, which are provided in certain circumstances by management service organizations ("MSOs").

          Primarily through North American, PhyCor establishes management companies through which all health plan contracts are negotiated. These management companies, in which physicians may have an equity interest, provide information and operating systems, actuarial and financial analysis, medical management and provider contract services to the IPA. PhyCor assists physicians in forming networks to develop a managed care delivery system in which the IPA accepts fiscal responsibility for providing a wide range of medical services. PhyCor intends to continue to develop primary care-oriented health delivery systems. It is anticipated that PhyCor will target markets that do not have established managed care networks but are in need of physician networks.

         In June 1995, PhyCor purchased a minority interest in PMC by acquiring all the outstanding shares of PMC's Class C Common Stock, and PhyCor and PMC completed an offering of units consisting of shares of PMC Class B Common Stock and ten-year warrants to purchase 348,004 shares of PhyCor's Common Stock at $15.39 per share. PMC intends to develop and manage networks of physicians through IPAs and MSOs with which PMC will enter into long-term relationships. PhyCor provides services to PMC pursuant to a ten-year administrative services agreement and has an option to purchase the remaining equity interest of PMC prior to the end of May 2005.

                                    EXPERTS

         The consolidated financial statements and schedules of PhyCor, Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, changes in shareholders deficiency and cash flows for each of the three years in the period ended December 31, 1995 of Straub included in the Prospectus and Proxy Statement and Registration Statement are included in reliance upon the report of Coopers & Lybrand, LLP, independent certified public accountants, upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         Certain legal matters concerning the Merger will be passed upon by
N. Carolyn Forehand, Esq., Vice President and General Counsel to PhyCor. Torkildson, Katz, Fonseca, Jaffe, Moore and Hetherington, Attorneys At Law, A Law Corporation, will pass on certain legal matters concerning the Spin-Off Transaction and the Merger on behalf of Straub. Morrison & Foerster LLP will pass on certain tax matters concerning the Spin-Off Transaction and the Merger to Straub for the benefit of Straub Shareholders. Waller Lansden Dortch & Davis, A Professional Limited Liability Company, will pass on the validity of the shares of PhyCor Common Stock to be issued to the Straub Shareholders in connection with the Merger and certain tax matters concerning the Merger to PhyCor.

                   INDEX TO FINANCIAL STATEMENTS OF STRAUB

CONSOLIDATED FINANCIAL STATEMENTS OF STRAUB CLINIC:

  Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . F-2

  Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . F-3

  Consolidated Statements of Operations . . . . . . . . . . . . . . . . . . F-4

  Consolidated Statements of Changes in Stockholders' Deficiency  . . . . . F-5

  Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . F-6

  Notes to the Consolidated Financial Statements  . . . . . . . . . . . . . F-8

                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders
Straub Clinic & Hospital, Incorporated


We have audited the accompanying consolidated balance sheets of Straub Clinic & Hospital, Incorporated and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Straub Clinic & Hospital, Incorporated and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                            COOPERS & LYBRAND L.L.P.


Honolulu, Hawaii
April 23, 1996

                    STRAUB CLINIC & HOSPITAL, INCORPORATED
                               AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                               (IN THOUSANDS)

                                                        June 30,                                      December 31,
                                              1996                   1995                    1995                    1994
                                                      (Unaudited)
                                         ASSETS
CURRENT ASSETS:
  Restricted cash                        $      1,898           $       2,122           $       1,729           $         898
  Receivables from customers                   27,720                  32,795                  30,646                  41,036
  Receivables from related parties              2,891                   2,334                   2,806                   1,200
  Prepaid expenses and other                    3,885                   2,267                   3,669                   2,088
                                         ------------           -------------           -------------           -------------
              Total current assets             36,394                  39,518                  38,850                  45,222
Property And Equipment, Net                    31,751                  29,968                  31,790                  30,574
Deferred Income Taxes                          10,218                   4,247                   9,496                   4,247
Cash Surrender Value of Life Insurance          3,524                   1,558                   3,051                   1,178
Receivables from Related Parties                  979                     962                     898                     917
Other Assets                                    5,351                   3,695                   4,796                   4,228
                                         ------------           -------------           -------------           -------------
                                         $     88,217           $      79,948           $      88,881           $      86,366
                                         ============           =============           =============           =============

                                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses        13,544           $      12,411           $      15,871           $      14,571
  Notes payable                                 7,412                   3,882                   8,723                   3,882
  Accrued payroll and vacation                  8,793                   7,952                   9,086                   7,984
  Taxes, other than income                      2,457                   2,290                   2,517                   3,061
  Deferred income taxes                         1,641                      --                   1,622                      --
  Current obligation under capital leases         717                      --                     717                      --
  Income taxes payable                          1,737                      --                     571                      --
  Other accrued liabilities                     1,620                   1,863                   1,621                   1,838
                                         ------------           -------------           -------------           -------------
              Total current liabilities        37,921                  28,398                  40,728                  31,336
                                         ------------           -------------           -------------           -------------
Noncurrent Liabilities:
  Notes payable, excluding current
   installments                                25,661                  38,686                  28,231                  43,068
  Notes payable to stockholders                 1,824                   1,879                   1,852                   1,962
  Deferred compensation payable                22,303                  20,647                  21,703                  20,523
  Obligation under capital leases,
  excluding current installments                2,463                      --                   2,797                      --
  Other noncurrent liabilities                  7,796                   5,650                   5,230                   5,430
                                         ------------           -------------           -------------           -------------
              Total noncurrent
               liabilities                     60,047                  66,862                  59,813                  70,983
                                         ------------           -------------           -------------           -------------
Commitments And Contingent Liabilities
Preferred Stock, Subject to Mandatory
  Redemption
  Requirements:
    Series C, Preferred shares                 10,199                  10,199                  10,199                  11,338
                                         ------------           -------------           -------------           -------------
Stockholders' Equity:
  Preferred stock                                 155                     155                     155                     155
  Common stock                                  2,007                   1,837                   1,854                   1,820
  Retained earnings (deficit)                 (12,071)                (17,377)                (13,827)                (19,208)
  Excess of redemption amount over
  basis of assets acquired                     (9,981)                 (9,981)                 (9,981)                 (9,981)
  Treasury stock                                  (60)                   (145)                    (60)                    (77)
                                         ------------           -------------           -------------           -------------
               Total stockholders'
                deficiency                    (19,950)                (25,511)                (21,859)                (27,291)
                                         ------------           -------------           -------------           -------------
                                         $     88,217           $      79,948           $      88,881           $      86,366
                                         ============           =============           =============           =============


  The accompanying notes are an integral part of the consolidated financial statements.

                    STRAUB CLINIC & HOSPITAL, INCORPORATED
                               AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                THREE MONTHS ENDED JUNE 30,                  SIX MONTHS ENDED JUNE 30,
                                                 1996                  1995                 1996                  1995
                                                       (UNAUDITED)                                 (UNAUDITED)
INCOME:
  Patient services, net                     $      42,614        $       42,704        $       85,067        $       86,729
  Capitation premiums earned                        7,954                 7,077                15,694                14,003
  Other operating revenues and other
    income                                            772                   685                 1,683                 1,854
                                            -------------        --------------        --------------        --------------
      Total income                                 51,340                50,466               102,444               102,586
                                            -------------        --------------        --------------        --------------
Costs And Expenses:
  Salaries and wages                               24,278                23,488                47,983                47,736
  Drugs, medical and surgical supplie               4,182                 4,291                 8,483                 8,633
  Taxes, other than income                          3,381                 3,524                 7,421                 7,678
  Rent                                              2,021                 2,065                 4,080                 3,993
  Bad debts                                           776                 2,545                 3,281                 4,982
  Interest                                          1,502                 1,685                 2,959                 3,392
  Depreciation and amortization                       930                   873                 1,748                 1,727
  Provision for professional
    liability claims                                1,045                 1,154                 2,012                 2,466
Other                                              10,616                 9,357                21,341                20,148
                                            -------------        --------------        --------------        --------------
      Total expenses                               48,731                48,982                99,308               100,755
                                            -------------        --------------        --------------        --------------
      Income before income taxes                    2,609                 1,484                 3,136                 1,831
PROVISION (CREDIT) FOR INCOME TAXES                 1,148                    --                 1,380                    --
                                            -------------        --------------        --------------        --------------
NET INCOME                                  $       1,461        $        1,484        $        1,756        $        1,831
                                            =============        ==============        ==============        ==============

                                                             YEARS ENDED DECEMBER 31,
                                                 1995                  1994                 1993

INCOME:
  Patient services, net                     $     169,856         $     170,989         $     159,745
  Capitation premiums earned                       28,574                24,061                16,657
  Other operating revenues and other
    income                                          2,965                 8,960                 2,447
                                            -------------         -------------         -------------
      Total income                                201,395               204,010               178,849
                                            -------------         -------------         -------------
Costs And Expenses:
  Salaries and wages                               95,801                96,031                85,513
  Drugs, medical and surgical supplie              17,418                17,098                15,090
  Taxes, other than income                         14,357                14,056                12,477
  Rent                                             10,057                10,763                10,580
  Bad debts                                         8,462                 6,809                 8,669
  Interest                                          6,522                 5,745                 5,113
  Depreciation and amortization                     3,410                 3,522                 3,474
  Provision for professional
    liability claims                                3,371                 4,617                 2,274
Other                                              39,395                41,320                32,720
                                            -------------         -------------         -------------
      Total expenses                              198,793               199,961               175,910
                                            -------------         -------------         -------------
      Income before income taxes                    2,602                 4,049                 2,939
PROVISION (CREDIT) FOR INCOME TAXES                (2,991)               (4,278)                  (30)
                                            -------------         -------------         -------------
NET INCOME                                  $       5,593         $       8,327         $       2,969
                                            =============         =============         =============


  The accompanying notes are an integral part of the consolidated financial statements.

                     STRAUB CLINIC & HOSPITAL, INCORPORATED
                                AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)



                                                                                                                RETAINED
                                                              PREFERRED                COMMON                   EARNINGS
                                                                STOCK                   STOCK                   (DEFICIT)
Equity (Deficit) , December 31, 1992                        $       1,930           $       1,752           $       (30,260)
Net income for the year                                                --                      --                     2,969
9% Series B dividends                                                  --                      --                        (8)
Retirement of 7% preferred stock                                   (1,775)                     --                        --
Issuance of Series C preferred stock                                   --                      --                        --
Purchase of 153,072 shares treasury common stock                       --                      --                        --
Issuance of 136,064 shares treasury common stock                       --                      --                        --
Purchase of 125 shares treasury Series B preferred stock               --                      --                        --
                                                            -------------           -------------           ---------------
Equity (Deficit), December 31, 1993                                   155                   1,752                   (27,299)
Net income                                                             --                      --                     8,327
9% Series B dividends                                                  --                      --                        (8)
2% Series C dividends                                                  --                      --                      (228)
Issuance of common stock                                               --                      68                        --
Purchase of 68,032 shares treasury common stock                        --                      --                        --
Issuance of 306,144 shares treasury common stock                       --                      --                        --
Purchase of 50 shares treasury Series B preferred stock                --                      --                        --
                                                            -------------           -------------           ---------------
Equity (Deficit), December 31, 1994                                   155                   1,820                   (19,208)
Net income                                                             --                      --                     5,593
9% Series B dividends                                                  --                      --                        (8)
2% Series C dividends                                                  --                      --                      (204)
Issuance of common stock                                               --                      34                        --
Purchase of 119,056 shares treasury common stock                       --                      --                        --
Issuance of 136,064 shares treasury common stock                       --                      --                        --
                                                            -------------           -------------           ---------------
Equity (Deficit), December 31, 1995                                   155                   1,854                   (13,827)
Net income (Unaudited)                                                 --                      --                     1,756
Issuance of stock (Unaudited)                                          --                     153                        --
                                                            -------------           -------------           ---------------
Balance, June 30, 1996 (Unaudited)                          $         155           $       2,007           $       (12,071)
                                                            =============           =============           ===============

                                                             EXCESS OF
                                                             REDEMPTION
                                                               AMOUNT
                                                             OVER BASIS
                                                             OF ASSETS                  TREASURY
                                                              ACQUIRED                   STOCK                   TOTAL
Equity (Deficit) , December 31, 1992                       $           --           $        (281)          $       (26,859)
Net income for the year                                                --                      --                     2,969
9% Series B dividends                                                  --                      --                        (8)
Retirement of 7% preferred stock                                       --                      --                    (1,775)
Issuance of Series C preferred stock                               (9,981)                     --                    (9,981)
Purchase of 153,072 shares treasury common stock                       --                    (153)                     (153)
Issuance of 136,064 shares treasury common stock                       --                     136                       136
Purchase of 125 shares treasury Series B preferred stock               --                     (13)                      (13)
                                                           --------------           -------------           ---------------
Equity (Deficit), December 31, 1993                                (9,981)                   (311)                  (35,684)
Net income                                                             --                      --                     8,327
9% Series B dividends                                                  --                      --                        (8)
2% Series C dividends                                                  --                      --                      (228)
Issuance of common stock                                               --                      --                        68
Purchase of 68,032 treasury common stock                               --                     (68)                      (68)
Issuance of 306,144 shares treasury common stock                       --                     307                       307
Purchase of 50 shares treasury Series B preferred stock                --                      (5)                       (5)
                                                           --------------           -------------           ---------------
Equity (Deficit), December 31, 1994                                (9,981)                    (77)                  (27,291)
Net income                                                             --                      --                     5,593
9% Series B dividends                                                  --                      --                        (8)
2% Series C dividends                                                  --                      --                      (204)
Issuance of common stock                                               --                      --                        34
Purchase of 119,056 shares treasury common stock                       --                    (119)                     (119)
Issuance of 136,064 shares treasury common stock                       --                     136                       136
                                                           --------------           -------------           ---------------
Equity (Deficit), December 31, 1995                                (9,981)                    (60)                  (21,859)
Net income (Unaudited)                                                 --                      --                     1,756
Issuance of stock (Unaudited)                                          --                      --                       153
                                                           --------------           -------------           ---------------
Balance, June 30, 1996 (Unaudited)                         $       (9,981)          $         (60)          $       (19,950)
                                                           ==============           =============           ===============


  The accompanying notes are an integral part of the consolidated financial statements.

                     STRAUB CLINIC & HOSPITAL, INCORPORATED
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                  INCREASE (DECREASE) IN CASH AND EQUIVALENTS



                                                         SIX MONTHS ENDED JUNE 30,                YEARS ENDED DECEMBER 31,
                                                          1996              1995            1995             1994            1993
                                                                 UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES:
  Cash received from patients and others               $  104,246        $  109,693      $  208,475      $   200,037     $  164,855
  Cash paid to suppliers and employees                    (94,402)          (98,301)       (185,845)        (190,131)      (156,566)
  Interest paid                                            (2,959)           (3,392)         (6,434)          (5,843)        (5,180)
  Income tax (paid) received, net                            (917)               --             (26)              22             --
                                                       ----------        ----------      ----------       ----------     ----------
        Net cash provided by operating activities           5,968             8,000          16,170            4,085          3,109
                                                       ----------        ----------      ----------       ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                     (1,709)           (1,121)         (3,025)          (3,933)          (552)
  Proceeds from sale of equipment                              --                --              --              446            139
  Other investments                                            --                --            (232)             527            364
                                                       ----------        ----------      ----------       ----------     ----------
        Net cash used in investing activities              (1,709)           (1,121)         (3,257)          (2,960)           (49)
                                                       ----------        ----------      ----------       ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                     --                --             747           32,369          2,655
  Payments of long-term debt                               (1,160)           (1,071)         (4,796)         (45,224)        (5,753)
  Payments on capital lease obligations                      (334)               --             (35)              --             --
  Net borrowings (payments) on the revolving line of
    credit agreement                                       (2,748)           (4,533)         (7,911)          12,869             --
  Issuance of treasury stock                                   --                --             136              306            136
  Purchase of treasury stock                                   --               (68)           (119)             (73)          (104)
  Increase in restricted cash                                (170)           (1,224)           (830)            (898)            --
  Issuance of common stock                                    153                17              34               --             --
  Other                                                        --                --            (139)            (474)             6
                                                       ----------        ----------      ----------       ----------     ----------
    Net cash used in financing activities                  (4,259)           (6,879)        (12,913)          (1,125)        (3,060)
                                                       ----------        ----------      ----------       ----------     ----------
CASH INCREASE (DECREASE) IN CASH AND EQUIVALENTS               --                --              --               --             --

CASH AND EQUIVALENTS AT BEGINNING OF YEAR                      --                --              --               --             --
                                                       ----------        ----------      ----------       ----------     ----------
CASH AND EQUIVALENTS AT END OF YEAR                    $       --        $       --      $       --       $       --     $       --
                                                       ==========        ==========      ==========       ==========     ==========





  The accompanying notes are an integral part of the consolidated financial statements.

                     STRAUB CLINIC & HOSPITAL, INCORPORATED
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)


                    RECONCILIATION OF NET INCOME TO NET CASH
                        PROVIDED BY OPERATING ACTIVITIES

                                                          SIX MONTHS ENDED JUNE 30,              YEARS ENDED DECEMBER 31,
                                                            1996           1995            1995            1994           1993
                                                                  UNAUDITED
Net income                                               $    1,756     $     1,831     $    5,593      $    8,327     $    2,969
                                                         ----------     -----------     ----------      ----------     ----------
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Pension curtailment gain                             $       --     $        --     $       --      $   (5,603)    $       --
    Depreciation and amortization                             1,748           1,727          3,410           3,522          3,474
    Deferred pension and other compensation                     599             107           (866)          2,218          2,304
    Provision for losses from patient claims                    450             233           (709)            411           (868)
    Income taxes                                              1,380              --         (2,991)         (4,278)           (30)
    Other                                                     1,068             135            (91)           (561)        (1,089)
    Decrease (increase) in -
      Accounts receivable                                     1,862           7,107          7,850           1,892         (3,990)
      Prepaid expenses and other                               (216)           (179)           321            (730)           212
    Increase (decrease) in -
      Accounts payable and other accrued expenses            (2,326)         (2,158)         3,094          (2,355)          (898)
      Accrued payroll and vacation                             (293)            (32)         1,102           1,119            695
      Taxes, other than income, payable                         (60)           (771)          (544)            123            330
                                                         ----------     -----------    -----------   -------------      ---------
           Total adjustments                                  4,212           6,169         10,576          (4,242)           140
                                                         ----------     -----------    -----------   -------------      ---------
Net cash provided by operating activities                $    5,968     $     8,000    $    16,169   $       4,085      $   3,109
                                                         ==========     ===========    ===========   =============      =========

Supplemental Schedule of Noncash Investing Activities:
  Obligations under capital lease for acquisition of
    equipment and computer software                      $       --     $        --    $     3,549   $          --      $      --
                                                         ==========     ===========    ===========   =============      =========


The Straub Partnership Plan of Complete Liquidation and Dissolution was executed in 1993. In conjunction with this Plan, the following assets and liabilities of the Partnership were transferred to Straub Clinic & Hospital, Incorporated at December 31, 1993:

   Cash                                                                 $       16
   Investment in Straub Clinic & Hospital, Incorporated                      1,775
   Land                                                                      3,169
   Other assets                                                                 17
   Notes payable                                                            (2,405)
   Accrued interest payable to partners and former partners                   (178)
   Deferred rental income                                                     (384)
                                                                         ---------
                                                                         $   2,010
                                                                         =========


  The accompanying notes are an integral part of the consolidated financial statements.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



1.  ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION -

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

USE OF ESTIMATES -

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Significant estimates by management include the following:

     -  Allowance for doubtful accounts receivable and contractual adjustments.

     -  Estimated useful lives of property and equipment and computer software.

     -  Realizability of deferred tax assets.

     -  Liability for patient malpractice claims.

     It is reasonably possible that the estimates by management may change in the near term and that such changes would be significant to the financial position and operations of the Company.

RESTRICTED CASH -

     The Company maintains restricted cash accounts as required under the Company's revolving line of credit agreement and a certain equipment lease.

INVESTMENTS -

     Cash equivalents include investments in various money market funds and other highly liquid debt instruments purchased with a maturity of three months or less. Instruments with original maturities over three months are presented as short-term investments. Such investments are carried at cost which approximates market.

     The Company participates in medical partnerships and accounts for its investments at cost adjusted for its equity in the partnerships' income or losses.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.

PROPERTY AND EQUIPMENT -

     Property and equipment are recorded at cost, with depreciation and amortization computed principally on the straight-line method over the estimated useful lives.

INCOME TAXES -

     Provisions for income taxes are based on revenues and expenses included in the consolidated statements of operations for the period in which the provision is made. Deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recurring temporary differences arise principally from reporting on an accrual method for financial reporting purposes and on the cash basis for income tax purposes; capitalization of certain interest costs for financial reporting purposes and the expensing of such costs for tax purposes; and the use of accelerated cost recovery rates for certain property and equipment for tax purposes.

REVENUES FROM SERVICES -

     The Company provides both inpatient and outpatient hospital services and clinic services in Hawaii. Revenues are recorded at established billing rates net of contractual allowances which represent the differences between billing rates and amounts receivable under Medicare, Medicaid, cost-based programs and other contractual agreements.

     Medicare and Medicaid provide for reimbursement of hospital patients principally at a predetermined specific rate for each discharge based on the patient's diagnosis. The Medicaid payment rate excludes certain capital and medical education related costs which are reimbursed based on reasonable cost.

     Revenue from services reimbursed under Medicare, Medicaid and other contractual programs are recorded at the estimated reimbursable amounts. Final determination of the amounts earned may be subject to review by the fiscal intermediary or a peer review organization. Final determinations by the fiscal intermediary have been made through the year ended December 31, 1992 (December 31, 1994 as of June 30, 1996) for Medicare and Medicaid programs. Subsequent years' reviews have not been finalized by the fiscal intermediary. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.

COMPUTER SOFTWARE -

     Capitalized computer software costs for software development, included in deferred charges and other assets, are amortized using the straight-line method over five to seven years. At December 31, 1995 and 1994, the amount capitalized net of amortization was $2,144 and $1,831, respectively. At June 30, 1996 and 1995 these amounts were $1,938 and $1,456, respectively.

PENSION COSTS -

     The Company uses the projected unit credit actuarial method for determining pension costs for financial reporting purposes.

     The Company's funding policy is to contribute annually an amount not less than the minimum required by the Employee Retirement Income Security Act of 1974 plus additional amounts which may be approved by the Company.


2.  FAIR VALUE OF FINANCIAL INSTRUMENTS

NONCURRENT RECEIVABLES -

     Noncurrent receivables consist primarily of notes receivable from physician stockholders. The carrying amount approximates fair value based on interest rates currently extended to the physician stockholders for receivables with similar maturities.

CASH SURRENDER VALUE OF LIFE INSURANCE

     The carrying amount approximates fair value based on the amount that would be paid upon surrender of the policy.


LONG-TERM DEBT

     The carrying value of notes payable approximates fair value based on interest rates currently available to the Company for loans with similar maturities.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



3.  RECEIVABLES

Receivables consisted of the following:

                                                                  JUNE 30,                         DECEMBER 31,
                                                           1996             1995              1995              1994
                                                                (UNAUDITED)
Current -
   Accounts, net of allowances for doubtful accounts
     and contractual adjustments of $54,200 and
     $44,822 at June 30, 1996 and 1995, $47,223
     in December 31, 1995 and $49,545 in
     December 31, 1994                                  $   27,720        $   32,795         $  30,604        $   40,998
Other                                                           --                --                42                38
                                                        ----------        ----------         ---------        ----------
                                                            27,720            32,795            30,646            41,036
                                                        ----------        ----------         ---------        ----------
Noncurrent -
   Other                                                       322               200               306               346
                                                        ----------        ----------         ---------        ----------
                                                        $   28,042        $   32,995         $  30,952        $   41,382
                                                        ==========        ==========         =========        ==========


Accounts receivable are due primarily from hospital and clinic patients residing in the State of Hawaii and various health care insurance providers.

RECEIVABLES FROM RELATED PARTIES -

Receivables from stockholders and employees bearing annual interest at 12% and payable in monthly installments consisted of the following:

                                                         June 30,                            December 31,
                                                  1996             1995               1995                1994
                                                       (Unaudited)
Stockholders and employees - current            $    151         $     168          $     108           $      130
Stockholders and employees - noncurrent              979               962                898                  917
                                                --------         ---------          ---------           ----------
                                                $  1,130         $   1,130          $   1,006           $    1,047
                                                ========         =========          =========           ==========

Amounts currently due from The Doctors Clinic for management fees, unreimbursed expenses and cash advances consisted of the following:

                                                         June 30,                            December 31,
                                                  1996             1995               1995                1994
                                                       (Unaudited)
Receivable from The Doctors Clinic, net of
  estimated allowance for uncollectible
  amounts of $1,312 as of June 30, 1996
  and $1,600 as of December 31, 1995            $  2,740         $   2,166          $   2,698           $    1,070
                                                ========         =========          =========           ==========

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



4.  PROPERTY AND EQUIPMENT

At December 31, 1995 and 1994, property and equipment consisted of the following:

                                                        JUNE 30,                                     DECEMBER 31,
                                             1996                    1995                    1995                    1994
                                                      (UNAUDITED)
Hospital and Clinic buildings and      $       32,732          $       31,338          $       32,524          $       31,295
Parking garage and improvements                 2,232                   2,232                   2,232                   2,232
Furniture and equipment                        20,770                  25,112                  20,592                  24,674
Leasehold improvements                          8,717                   7,423                   7,585                   7,292
Equipment under capital leases                  2,812                      --                   2,812                      --
                                       --------------          --------------          --------------          --------------
                                               67,263                  66,105                  65,745                  65,493
Less accumulated depreciation and
amortization                                  (39,781)                (40,542)                (38,613)                (38,816)
                                       --------------          --------------          --------------          --------------
                                               27,482                  25,563                  27,132                  26,677
Construction in progress                          639                     775                   1,028                     267
Land                                            3,630                   3,630                   3,630                   3,630
                                       --------------          --------------          --------------          --------------
                                       $       31,751          $       29,968          $       31,790          $       30,574
                                       ==============          ==============          ==============          ==============

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



5.  Notes Payable

Notes payable consisted of the following:


                                                                                JUNE 30,                   DECEMBER 31,
                                                                            1996        1995            1995         1994
                                                                               (UNAUDITED)
Bank loans -

  Note payable $368 monthly including interest (10.5625% at
    December 31, 1995) maturing January 1, 2004. The
    interest rate is fixed through December 1997 and will be
    adjusted in 1998 and 2001 at the bank's then prevailing
    interest rate on similar loans or at a floating rate of 1.5%
    over the bank's prime rate. The Company must maintain
    certain net income levels and other stipulated covenants
    during the term of the loan. Certain property and
    equipment, and a general security agreement for
    substantially all Company assets are pledged as
    collateral.
                                                                            $  22,880     $  24,731     $  23,837      $  25,600
                                                                            ---------     ---------     ---------      ---------
         Balance carried forward                                               22,880        24,731        23,837         25,600

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.

                                                                                     JUNE 30,                DECEMBER 31,
                                                                                 1996         1995        1995         1994
                                                                                   (UNAUDITED)
     Balance brought forward                                                   $ 22,880     $ 24,731    $ 23,837     $ 25,600

Revolving line of credit agreement expiring in January 1998.
     The maximum available under this agreement is the lesser of $20,000 or a percentage of the Company's patient accounts receivable as defined in the agreement.
     At December 31, 1995 the maximum available was approximately $13,000. Interest rate at the bank's prime rate plus 1.5% (10.25% at December 31, 1995). The interest calculated is added to the outstanding balance of the credit agreement. The Company must maintain certain net worth and working capital levels and comply with certain stipulated covenants throughout the term of the agreement. The entire patient accounts receivable of the Company is pledged as collateral. The Company is required to maintain a restricted cash deposit account which amounted to $1,541 at December 31, 1995. All cash receipts from patient accounts receivable are required to be deposited into the restricted cash deposit account. All withdrawals from this account must be authorized by the bank. The bank withdraws all amounts in this account on a daily basis to reduce outstanding borrowings of the Company. At December 31, 1995, certain cash receipts were not deposited into the restricted cash deposit account. The Company has informed the bank of this violation. The bank has not taken any action against the Company as a result of the violation.

                                                                                  2,211        8,335       4,958       12,869
  Loan payable with interest (9.75% at December 31, 1995) at
     1.25% over bank prime rate. The loan is repayable in
     monthly payments of principal and interest of $57
     through April 1997. Certain office leases are pledged as
     collateral.
                                                                                    494        1,137         800        1,366
                                                                               --------     --------    --------     --------
Total bank loans                                                                 25,585       34,203      29,595       39,835
                                                                               --------     --------    --------     --------

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.


                                                                                      JUNE 30,               DECEMBER 31,
                                                                                 1996         1995        1995        1994
                                                                                    (UNAUDITED)
Former stockholders and administrators -

  7% unsecured notes payable to former stockholder;
    approximately $38 payable monthly plus interest.                             $ 2,607     $ 3,088     $ 2,832     $ 2,609
  10% unsecured promissory notes, payable to present or
    former stockholders maturing at various dates.                                 1,092       1,275       1,169       1,388
  2% unsecured promissory notes, payable to former
    stockholders maturing at various dates.                                        1,545       1,712       1,628         616
  Other notes payable to former stockholders including
    amounts due for land appreciation.                                               688         819         776         882
                                                                                 -------     -------     -------     -------
Total former stockholders and administrators notes                                 5,932       6,894       6,405       5,495
                                                                                 -------     -------     -------     -------
Other -

    8% promissory note. The loan was repaid in 1995.                                  --         472          --         457

    8.81% note payable with monthly payments of principal and
       interest of $18,450 through May 2000. Certain medical
       equipment is pledged as collateral.                                           729         813         805         881

    8.62% note payable with monthly payments of principal and
       interest at $1,852 through May 2000. Certain medical
       equipment is pledged as collateral.                                            72          88          80          95

    8.6% note payable with monthly payments of principal and
       interest at $428 through August 2000.  Certain medical
       equipment is pledged as collateral.                                            18          21          20          23
                                                                                 -------     -------     -------     -------
         Balance carried forward                                                     819       1,394         905       1,456
                                                                                 -------     -------     -------     -------

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



                                                                               JUNE 30,               DECEMBER 31,
                                                                          1996          1995        1995       1994
                                                                             (UNAUDITED)
              Balance brought forward                                   $    819      $  1,394    $    905   $  1,456

Other                                                                        737            77          49        164
                                                                        --------      --------    --------   --------
Total other                                                                1,556         1,471         954      1,620
                                                                        --------      --------    --------   --------
Total notes payable                                                       33,073        42,568      36,954     46,950

Less current portion                                                       7,412         3,882       8,723      3,882
                                                                        --------      --------    --------   --------
Long-term portion                                                       $ 25,661      $ 38,686    $ 28,231   $ 43,068
                                                                        ========      ========    ========   ========


The $23.8 million note payable and $5 million outstanding under the revolving line of credit agreement require the Company to comply with certain subjective covenants. These subjective covenants allow the lending banks to accelerate repayment of debt if there is a "material adverse change" in the Company's financial condition or operations. Management is not aware of any events that would cause the lending banks to accelerate repayment of the debt.

In November 1995, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board concluded in Issue No. 95-22 that borrowings outstanding under a revolving credit agreement that includes both a subjective acceleration clause and a requirement to maintain a lock-box arrangement, whereby remittances from the borrower's customers reduce the debt outstanding, are considered short-term obligations. Based on the EITF's conclusion, the amount outstanding on the revolving line of credit of $4,958 was included in the current portion of notes payable as of December 31, 1995. Management is not aware of any events that would cause the lending bank to demand repayment of the debt outstanding before January 1998.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



At December 31, 1995 annual maturities of notes payable subsequent to 1996 are as follows:

                   YEAR ENDING DECEMBER 31 -
                            1997            $       3,536
                            1998                    3,564
                            1999                    3,826
                            2000                    3,871
                            Thereafter             13,434
                                            -------------

                                            $      28,231
                                            =============

Notes Payable To Stockholders -

                                                                                       JUNE 30,                  DECEMBER 31,
                                                                                 1996          1995          1995            1994
                                                                                     (UNAUDITED)
Unsecured notes payable to stockholders and administrators requiring monthly interest payments, at 2% over the bank base rate but not more than 13% and not less than 9%, for the first ten years and at 9.75% thereafter; principal payable upon termination of employment or twenty-five years from date of note,
whichever occurs first.                                                          $    1,824    $   1,879     $    1,852    $   1,962
                                                                                 ==========    =========     ==========    =========



At December 31, 1995 annual maturities of notes payable to stockholders subsequent to 1995 are as follows:

              YEAR ENDING DECEMBER 31 -
                        1996            $       --
                        1997                    --
                        1998                    --
                        1999                    --
                        2000                    --
                        Thereafter            1,852
                                        -----------
                                        $     1,852
                                        ===========

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



6.  INCOME TAXES

The provision for income taxes consisted of the following:

                                                   THREE MONTHS ENDED   SIX MONTHS ENDED
                                                        JUNE 30,             JUNE 30,            YEARS ENDED DECEMBER 31,
                                                  1996        1995       1996      1995        1995        1994       1993
                                                      (UNAUDITED)         (UNAUDITED)
Current -
     Federal                                    $  1,278    $  2,984    $ 2,102   $ 3,284    $  5,931    $    219    $    --
     State                                           226         452        314       498         798          33         --
                                                --------    --------    -------   -------    --------    --------    -------
                                                   1,504       3,436      2,416     3,782       6,729         252         --
                                                --------    --------    -------   -------    --------    --------    -------
Benefit from operating loss
  carryforward -
     Federal                                          --      (2,984)      (290)   (3,284)     (5,264)       (219)        --
     State                                            --        (452)       (43)     (498)       (798)        (33)        --
                                                --------    --------    -------   -------    --------    --------    -------
                                                      --      (3,436)      (333)   (3,782)     (6,062)       (252)        --
                                                --------    --------    -------   -------    --------    --------    -------
Hawaii capital goods excise
  tax credit                                          --          --         --        --         (31)        (31)       (30)
                                                --------    --------    -------   -------    --------    --------    -------
                                                   1,504          --      2,083        --         636         (31)       (30)
                                                --------    --------    -------   -------    --------    --------    -------
Deferred -
     Federal                                        (303)        517       (612)      669         149       2,128        887
     State                                           (53)         77        (91)      100          23         322        134
                                                --------    --------    -------   -------    --------    --------    -------
                                                    (356)        594       (703)      769         172       2,450      1,021
                                                --------    --------    -------   -------    --------    --------    -------
Change in valuation allowance -
     Federal                                          --        (517)        --      (669)     (3,299)     (5,816)      (887)
     State                                            --         (77)        --      (100)       (500)       (881)      (134)
                                                --------    --------    -------   -------    --------    --------    -------
                                                      --        (594)        --      (769)     (3,799)     (6,697)    (1,021)
                                                --------    --------    -------   -------    --------    --------    -------
                                                $  1,148    $     --    $ 1,380   $    --    $ (2,991)   $ (4,278)   $   (30)
                                                ========    ========    =======   =======    ========    ========    =======

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.


The components of the net deferred tax asset were as follows:

                                                            JUNE 30,                              DECEMBER 31,
                                                    1996                1995               1995                 1994
                                                          (UNAUDITED)
Deferred tax assets:
  Deferred compensation                         $       8,345      $       7,846       $       8,376        $       8,073
  Liability for patient claims                          1,958              2,145               1,787                2,056
  Obligation under capital leases                       1,208                 --               1,335                   --
  Net operating loss carryforward                          --              2,614                 333                6,395
  Alternative minimum tax credit carryforward             658                 --                 658                   --
                                                -------------      -------------       -------------        -------------
                                                       12,169             12,605              12,489               16,524

Deferred tax liabilities:
  Book over tax current assets                         (3,199)            (4,543)             (3,804)              (7,703)
  Tax over book depreciation                             (393)              (785)               (811)                (775)
                                                -------------      -------------       -------------        -------------
                                                       (3,592)            (5,328)             (4,615)              (8,478)
                                                -------------      -------------       -------------        -------------
                                                        8,577              7,277               7,874                8,046
Valuation allowance                                        --             (3,030)                 --               (3,799)
                                                -------------      -------------       -------------        -------------
                                                $       8,577      $       4,247       $       7,874        $       4,247
                                                =============      =============       =============        =============

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



A reconciliation of the Company's effective tax rate with the statutory Federal income tax rate is as follows:

                                            THREE MONTHS        SIX MONTHS ENDED
                                               ENDED                JUNE 30,            YEARS ENDED DECEMBER 31,
                                              JUNE 30,
                                          1996       1995       1996       1995        1995       1994       1993
                                            (UNAUDITED)            (UNAUDITED)
Statutory Federal income tax
  rate                                    34%          34 %      34%        34 %        34 %        34 %       34 %
Statutory Hawaii income tax
  rate, net of Federal income
  tax benefit                              4            4         4          4           4           4          4
Hawaii capital goods excise
  tax credit                              --           --        --         --          (1)         (1)        (1)
Nondeductible penalty                     --           --        --         --          --          15         --
Keyman life insurance proceeds            --           --        --         --          (7)         --         --
Change in valuation allowance             --          (40)       --        (41)       (146)       (165)       (35)
Other items, net                           6            2         6          3           1           7         (3)
                                         ---          ---       ---        ---        ----        ----        ---
                                          44%          -- %      44%        -- %      (115)%      (106)%       (1)%
                                         ===          ===       ===        ===        ====        ====        ===



The valuation allowance at December 31, 1995 and 1994, was reduced by $3,799 and $6,697, respectively, as a result of a $172 and $2,450, respectively, decrease in net deferred tax assets and management's re-evaluation of the realizability of the net deferred tax assets. A partial valuation allowance of $3,799 was provided for in 1994. Due to continued operating profits and expected future operating profits, management believes that it is more likely than not that the Company will realize all of the tax benefit associated with future deductible temporary differences and net operating loss carryforwards prior to their expiration, therefore, no valuation allowance was provided for as of June 30, 1996 and December 31, 1995. If the Company's estimates of future taxable income are reduced, a valuation allowance will be required through a charge to expense.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.

The alternative minimum tax credit carryforward can be carried forward indefinitely and used to reduce future Federal income taxes.

At December 31, 1995, the Company has unused tax operating loss carryforwards amounting to $876,000 which expire in the following years:

                     2007            $       428
                     2010                    448
                                     -----------
                                     $       876
                                     ===========

At June 30, 1996 and December 31, 1995, the Company's current income taxes payable amounted to $1,737 and $571, respectively.


7.  PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS

The Company's Series C 2% cumulative nonvoting preferred stock has a par value of $1 per share and is nonparticipating with preference in dissolution at par value. The stock has a mandatory sale and redemption feature triggered by one or more of the following events: (i) the holder dies; (ii) the holder becomes insolvent, makes an assignment for the benefit of creditors, is declared bankrupt, or has his/her assets administered in any type creditors' proceeding;
(iii) the holder's employment with the corporation is terminated; or (iv) the holder loses his/her license to practice medicine in the State of Hawaii. Upon any of the proceeding events, the holder or the holder's beneficiary is required to sell and the Company is required to purchase all of the holder's stock. The purchase price of stock under the mandatory redemption feature will be the par value of the shares plus accumulated but unpaid dividends accrued through the date of purchase. There were 15,000,000 shares authorized. At June 30, 1996, December 31, 1995, 1994 and 1993, shares issued and outstanding amounted to 10,199,288, 10,199,288, 11,337,572 and 11,990,870, respectively.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.


Changes in Series C, 2% preferred stock for June 30, 1996 and December 31, 1995, 1994 and 1993 are as follows:

                                            JUNE 30,              DECEMBER 31,           DECEMBER 31,            DECEMBER 31,
                                              1996                    1995                   1994                   1993
                                          (UNAUDITED)
Series C, 2%
Balance at beginning of period          $       10,199          $       11,338          $       11,991          $       --
Issuance of shares                                --                      --                      --                    11,991
Retirement of shares                              --                    (1,139)                   (653)                 --
                                        --------------          --------------          --------------          --------------
Balance at end of period                $       10,199          $       10,199          $       11,338          $       11,991
                                        ==============          ==============          ==============          ==============



8.  STOCKHOLDERS' EQUITY

In 1993, the Company retired all 17,750 authorized, issued and outstanding shares of 7% noncumulative, nonvoting and nonparticipating preferred stock at the par value of $100 per share.

The Company's Series B 9% cumulative nonvoting preferred stock has a par value of $100 per share, redeemable at the option of the Company at par value. There were 2,500 shares authorized and 1,550 shares issued at June 30, 1996, December 31, 1995, 1994 and 1993.


Changes in Series B, 9% preferred stock for June 30, 1996 and December 31, 1995, 1994 and 1993 are as follows:

                                        JUNE 30, 1996           DECEMBER 31,            DECEMBER 31,            DECEMBER 31,
                                            1996                    1995                    1994                    1993
                                         (Unaudited)
Series B, 9%
Balance at beginning of period          $       155             $       155             $       155             $       155
Issuance of shares                               --                      --                      --                      --
Retirement of shares                             --                      --                      --                      --
                                        -----------             -----------             -----------             -----------
Balance at end of period                $       155             $       155             $       155             $       155
                                        ===========             ===========             ===========             ===========

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.


The Company's common stock has a par value of $1 per share. At June 30, 1996 there were 50,000,000 shares authorized. At December 31, 1995, 1994 and 1993, there were 2,000,000 shares authorized. At June 30, 1996, there were 2,006,944 shares issued. At December 31, 1995, 1994 and 1993, there were 1,853,872, 1,819,856 and 1,751,824 shares issued, respectively.

Treasury stock, recorded primarily at par value, consisted of 600 Series B preferred shares at June 30, 1996, December 31, 1995 and 1994, and 550 Series B preferred shares at December 31, 1993 and 17,008 and 255,120 common shares at December 31, 1994 and December 31, 1993, respectively.

Changes in treasury stock Preferred Series B and common stock shares at June 30, 1996 and December 31, 1995, 1994 and 1993 are as follows:

                                         JUNE 30,               DECEMBER 31,            DECEMBER 31,           DECEMBER 31,
                                          1996                      1995                    1994                   1993
                                       (Unaudited)
PREFERRED SERIES B
Balance at beginning of period          $       60              $       60              $       55              $       42
Purchase of 125 shares                          --                      --                      --                      13
Purchase of 50 shares                           --                      --                       5                      --
                                        ----------              ----------              ----------              ----------
Balance at end of period                        60                      60                      60                      55
                                       -----------              ----------              ----------              ----------

COMMON STOCK
Balance at beginning of period                  --                      17                     255                     238
Purchase of 153,072 shares                      --                      --                      --                     153
Issuance of 136,064 shares                      --                      --                      --                    (136)
Purchase of 68,032 shares                       --                      --                      68                     --
Issuance of 306,144 shares                      --                      --                    (306)                    --
Purchase of 119,056 shares                      --                     119                      --                     --
                                        ----------              ----------              ----------              ----------
Issuance of 136,064 shares                      --                    (136)                     --                      --
                                        ----------              ----------              ----------              ----------
Balance at end of period                        --                      --                      17                     255
                                        ----------              ----------              ----------              ----------
Total treasury stock                   $        60              $       60              $       77              $      310
                                       ===========              ==========              ==========              ==========

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



9.  EMPLOYEE BENEFITS

PROFIT-SHARING AND 401(K) AND PENSION PLANS -

    The Company has noncontributory profit-sharing and 401(k) savings and defined benefit pension plans covering substantially all of its employees. The contribution to the profit-sharing and 401(k) savings plan is determined by the Board of Directors. The pension benefits are based on years of service and specified percentages of the employee's final average compensation.

    Net pension expense (benefit) included in other costs and expenses for 1995, 1994 and 1993 were as follows:

                                                                   1995                    1994                     1993
      Service cost representing benefits earned during
         the year                                             $       --              $       1,484            $       1,542
      Interest cost on the projected benefit obligation               1,935                   2,157                    2,206
      Return on plan assets                                          (4,698)                 (2,204)                    (586)
      Net amortization and deferral                                   2,401                     (88)                  (1,942)
                                                              -------------           -------------            -------------
      Net pension expense (benefit)                           $        (362)          $       1,349            $       1,220
                                                              =============           =============            =============

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.

The funded status and accrued (prepaid) pension expense at December 31, 1995 and 1994 were as follows:

                                                                                      1995                    1994
     Actuarial present value of projected benefit obligation
       based upon employment service to date and current
       salary levels -
         Vested employees                                                           $  28,026              $   23,503
         Nonvested employees                                                              835                     839
                                                                                    ---------              ----------
     Accumulated benefit obligation                                                    28,861                  24,342
     Additional amounts related to projected salary
       increases                                                                        --                      --
                                                                                    ---------              ----------
     Projected benefit obligation                                                      28,861                  24,342
     Plan assets available for benefits consisting of listed
       marketable equity securities, guaranteed and other
       investment contracts and real estate (including land
       with fair value of $9,500 leased to the
       Company)                                                                        29,063                  24,586
                                                                                    ---------              ----------
     Excess of projected benefit obligation over plan
       assets (assets over projected benefit obligation)
       at year end                                                                       (202)                   (244)
     Unrecognized differences in actual plan assets
       and projected benefit obligations from that assumed                             (1,420)                    214
     Unrecognized net assets, amortized over 15 years                                     283                     340
     Excess benefit (unrecognized prior service cost) for
       plan amendments, amortized over 13 years                                           795                     827
         Accrued (prepaid) pension expense at
                                                                                    ---------              ----------
           December 31                                                              $    (544)             $    1,137
                                                                                    =========              ==========



The actuarial computation of projected benefit obligation at December 31, 1995 and 1994 was based upon a 7% and 8% discount rate, respectively. Upon consideration of historical returns on plan assets and future expectations, the assumed long-term rate of return on plan assets was 9% in 1995 and 1994. In addition, there was no assumed salary increase over the remaining service lives of employees in 1995 and 4% was assumed for 1994.


Effective December 31, 1994, the Board of Directors approved an amendment to the pension plan which resulted in the freezing of benefits due to participants at the December 31, 1994 levels. As a result, the Company recognized a curtailment gain of $5,602 in

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

     ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.

     1994. The curtailment gain was included in other operating revenues and other income in the Company's consolidated financial statements.


     The Company's profit sharing and 401(k) savings plan provides for employees to voluntarily defer compensation until retirement, disability or termination. The plan also provides for employer matching of employee contributions up to levels specified in the agreement. Matching contributions amounted to $775, $882 and $612 in 1995, 1994 and 1993, respectively.

DEFERRED COMPENSATION PLANS

     The Company has several voluntary deferred compensation plans for doctors and administrators. These plans enable participants to defer receipt of a portion of their compensation until retirement or termination from the Company. One of the plans provides for a pre-retirement or post-retirement survivor benefit payable to a designated beneficiary.

     In 1974, the Company adopted a stock plan for its doctors/stockholders which provided for the repurchase of the Company's common stock upon termination and payment of stock appreciation based on length of service. In 1991, the plan was amended, effective January 1, 1991 to freeze participation in the plan and to set the participants' benefits at the vested levels at December 31, 1990.

     At December 31, 1995 and 1994, the deferred compensation liability of the above plans amounted to $22,043 and $21,244, respectively.


10.  LEASED ASSETS AND LEASE COMMITMENTS

At December 31, 1995, the Company was committed under long-term real property and equipment leases expiring at various dates to 2010. On one of the real property leases with the Company's Pension Plan the provisions of the lease require renegotiated rentals beginning 1987 and every five years thereafter, but in no event would the rentals be less than the rentals in the preceding period. Certain leases for operating and medical equipment and computer software are classified as capital leases.

Substantially all leases require that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased property.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.

Following is a schedule of future rental commitments under capital leases, together with the present value of the net rental commitment as of December 31, 1995:

     1996                                               $       1,051
     1997                                                       1,051
     1998                                                         749
     1999                                                         725
     2000                                                         667
                                                        -------------
                                                                4,243

     Less amount representing interest                            729
     Present value of lease payments                    -------------
     Less current obligation                                    3,514
                                                                  717
                                                        -------------

                                                        $       2,797
                                                        =============


The total remaining minimum commitments under operating leases, including $696 to the Pension Plan, as of December 31, 1995, based on present effective rates are as follows:

     Year            Real Property          Equipment                        Total
     1996            $       3,795          $       1,982           $        5,777
     1997                    2,367                  1,446                    3,813
     1998                    2,310                  1,200                    3,510
     1999                    1,540                  1,153                    2,693
     2000                      752                     26                      778
     Thereafter              5,819                     --                    5,819
                     -------------          -------------           --------------
                     $      16,583          $       5,807           $       22,390
                     =============          =============           ==============



For 1995, 1994 and 1993, rental expenses (including rent to the Pension Plan of $696) for operating leases amounted to $10,057, $10,763 and $10,580, respectively.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.



11.  CONTINGENCIES AND COMMITMENTS


PROFESSIONAL LIABILITY CLAIMS AND OTHER LEGAL PROCEEDINGS -

     The Company is insured for professional liability risk on a claims-made basis. At December 31, 1995, such coverage included $1,000 per claim and $3,000 in the annual aggregate with a self-insurance retention limit of $250 per claim with no annual aggregate limit.

     To provide for the Company's share of professional liability risks for incurred and incurred but not reported claims, the Company has provided for accrued patient claims amounting to $4,702 and $5,411 at December 31, 1995 and 1994, respectively, which are discounted using 7.5%. The undiscounted liability was $5,905 and $6,803 as of December 31, 1995 and 1994, respectively. The liability is estimated by management based upon the Company's historical loss experience and recommendations from an outside actuary. While management believes that liability is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently.

     There are various other claims and lawsuits pending against the Company involving complaints which arose in the normal course of the Company's operations. In the opinion of management, the resolution of these claims will not have a material adverse effect on the business, operating results, or financial position of the Company.

OTHER COMMITMENTS

     In connection with its participation in the State of Hawaii QUEST program, the Company has a $1,000 standby letter of credit in favor of the State of Hawaii, Department of Human Services. The maximum commitment from the bank for the standby letter of credit is $1,200. There were no drawings under this letter of credit at December 31, 1995 and 1994.

     At December 31, 1995, the Company was also a guarantor on borrowings of $213 of certain doctors and administrators.

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.

OTHER -

     In 1995 an investigative agency of the Federal government initiated an investigation of the Company's Medicare billings and receivables. The Company is also conducting its own internal investigation of any wrongdoing in this matter. The investigations are not yet complete and it is uncertain whether any assertions for any wrongdoing will be made by the government. The Company has engaged Arent Fox, a law firm in Washington D.C., and Strategic Management Systems to assist in its internal investigation.

12.  INVESTMENTS IN AFFILIATES

At December 31, 1995 and 1994, the Company had investments in the following partnerships as general partner:

                                                       DIRECT
                                                      OWNERSHIP
                                                    1995    1994
               Kidney Stone Center                   33%     33%
               The Doctors Clinic                    45%     45%
               Combined Technologies                 34%     50%


Condensed financial information based upon the latest available financial statements (unaudited) relating to the Company's investments in affiliates is presented below:

                                                             DECEMBER 31,
                                                     1995                    1994
                                                             (UNAUDITED)
      Assets (principally accounts receivable,
      property, plant and equipment)            $       11,560          $       4,988
      Liabilities                                        9,303                  2,830
                                                --------------          -------------
      Equity                                    $        2,257          $       2,158
                                                ==============          =============
      Revenues                                  $       13,754          $       9,213
      Costs and expenses                                13,165                  8,711
                                                --------------          -------------
      Net income                                $          589          $         502
                                                ==============          =============

                   STRAUB CLINIC & HOSPITAL, INCORPORATED
                              AND SUBSIDIARIES

               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        (DOLLAR AMOUNTS IN THOUSANDS)

ALL AMOUNTS SHOWN AS OF AND FOR THE PERIODS ENDED JUNE 30, 1996 AND 1995 ARE UNAUDITED.

The Company's equity in net income of these affiliates is included in other operating revenues and other income.


13.  DISSOLUTION OF STRAUB PARTNERSHIP

On December 31, 1993, the Executive Committee of Straub Partnership executed the plan of complete liquidation and dissolution of the Partnership (the Plan). The Plan provided for the transfer of all the Partnership's assets and liabilities to the Company. In exchange for this transfer, the Partners collectively received 11,990,870 shares of $1 par Series C 2% nonvoting, cumulative, nonparticipating preferred stock (Preferred Stock) of the Company. The excess of the value of preferred stock issued over the historical cost of the assets and liabilities assumed of $9,981 was charged to stockholders' equity. A substantial portion of the assets transferred include land previously leased by the Company. At December 31, 1992, the land was appraised at $25,000.

                                                                         ANNEX A



HAMBRECHT & QUIST LLC

                                                           ONE BUSH STREET
                                                        SAN FRANCISCO, CA 94104
                                                            (415) 476-3300

October 1, 1996

The Board of Directors
Straub Clinic and Hospital, Incorporated
888 South King Street
Honolulu, HI 96813


Ladies & Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock of Straub Clinic and Hospital, Incorporated ("Straub") of the consideration to be received by them in the proposed merger of a wholly-owned subsidiary ("PhyCor Hawaii") of PhyCor, Inc. with and into Straub, the related transfer of certain assets and liabilities of Straub into a new corporation ("New Straub"), the distribution to stockholders of Straub of the shares of New Straub and the agreements between PhyCor, Inc. and New Straub, as more fully described below.

We understand that Straub intends to transfer certain assets and liabilitites to New Straub in exchange for all of the stock of New Straub, and then intends to transfer this stock to the stockholders of Straub in a transaction designed to qualify as a tax-free spinoff pursuant to Section 355 of the United States Internal Revenue Code (the "Spinoff"). In addition, Straub and PhyCor, Inc. propose to enter into a Merger Agreement (the "Merger Agreement") pursuant to which, immediately following the Spinoff, PhyCor will merge with and into Straub and the holders of shares of common stock of Straub will receive in consideration of the Merger an aggregate of approximately $7,667,000 worth of PhyCor, Inc. common stock. The stock to be so received will be valued on the basis of the average closing price for the 20 trading days preceding the signing of an Administrative Services Agreement between Straub and PhyCor, Inc., which signing is expected to occur in the first five days of October, 1996. Immediately following the Spinoff, PhyCor Hawaii will enter into a Service Agreement (the "Service Agreement") with New Straub, pursuant to which New Straub will purchase, and PhyCor Hawaii will provide, management and support services. PhyCor Hawaii will pay New Straub a lump sum of $32,083,000 in consideration of New Straub entering into the Service Agreement. The foregoing transactions collectively constitute the "Proposed Transaction." For the purposes of this opinion, we have assumed that the merger of Straub with and into PhyCor, Inc. will qualify as a tax-free reorganization under the United States Internal Revenue Code, and that the Spinoff will qualify as a tax-free spinoff under the United States Internal Revenue Code.

Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Board of Directors of Straub in connection with the Proposed Transaction and will receive a fee for our services (including the rendering of this opinion). In the ordinary course of its business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of PhyCor, Inc. and



                       SAN FRANCISCO . NEW YORK . BOSTON
          MEMBERS NEW YORK STOCK EXCHANGE . AMERICAN STOCK EXCHANGE
                            PACIFIC STOCK EXCHANGE

The Board of Directors
Straub Clinic and Hospital, Incorporated
October 1, 1996
Page 2


receives customary compensation in connection therewith, and also provides research coverage for PhyCor, Inc. Because Hambrecht & Quist actively trades in the equity and derivative securities of PhyCor, Inc. for its own account and for the accounts of its customers, it may at any time hold long or short positions in such securities. Hambrecht & Quist may in the future provide investment banking or other financial advisory services to Straub, PhyCor, Inc. or their respective affiliates.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

     (i) reviewed the publicly available consolidated financial statements of Straub for recent years and interim periods to date and certain other relevant financial and operating data of Straub made available to us from the internal records of Straub;

     (ii) discussed with certain members of the management of Straub the business, financial condition and prospects of Straub;

     (iii) reviewed certain financial and operating information, including certain projections provided by the management of Straub, relating to Straub, and discussed such projections with certain members of the management of Straub;

     (iv) reviewed publicly available consolidated financial statements of PhyCor, Inc. for recent years and interim periods to date;

     (v) discussed with certain members of the management of PhyCor, Inc. the business, financial condition and prospects of PhyCor, Inc.;

     (vi) reviewed the recent reported prices and trading activity for the common stock of PhyCor, Inc. and compared such information and certain financial information of Straub and PhyCor, Inc. with similar information for certain other companies engaged in businesses we consider comparable to those of Straub and PhyCor, Inc.;

     (vii) reviewed the terms, to the extent publicly available, of certain comparable transactions;

     (viii) reviewed the Merger Agreement;

     (ix) discussed the tax and accounting treatment of the Proposed Transaction with Straub and Straub's accountants and lawyers; and

     (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Straub and PhyCor, Inc. considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have been informed, and have assumed, that the consummation of the Merger and the execution of the Service Agreement are dependent on each other and that the Transaction is being structured in this manner to accomplish the business objectives of Straub and the Straub Shareholders. Further, we note that the Merger Agreement contains a condition precedent to consummation of the Merger that the execution of the Service Agreement take place. We have not prepared or obtained any independent evaluation or

The Board of Directors
Straub Clinic and Hospital, Incorporated
October 1, 1996
Page 3


appraisal of any of the assets or liabilities of Straub or PhyCor, Inc., nor have we conducted a physical inspection of the properties and facilities of Straub or PhyCor, Inc.. With respect to the financial forecasts and projections made available to us and used in our analyses, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the expected future financial performance of Straub on a stand alone basis and as merged with PhyCor. We have assumed that neither Straub nor PhyCor, Inc. is a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Proposed Transaction and those in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which PhyCor, Inc. Common Stock will trade subsequent to the Transaction. We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, Straub.

It is understood that this letter is for the information of the Board of Directors of Straub only and may not be used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the common stock of Straub in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by PhyCor, Inc. or any of its affiliates.


Very truly yours,

HAMBRECHT & QUIST LLC


By /s/ Paul B. Cleveland
   ----------------------
     Paul B. Cleveland
     Managing Director

                                                                         ANNEX B

                            HAWAII REVISED STATUTES

                 415-80   RIGHT OF SHAREHOLDERS TO DISSENT. - (a) Any
shareholder of a corporation shall have the right to dissent from, and to obtain payment for his shares in the event of, any of the following corporate actions:

                        (1) Any plan of merger or consolidation to which the corporation is a party, except as provided in subsection (c);

                        (2) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

                        (3) Any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

                        (4) Any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

                           (A) Alters or abolishes a preferential right of the shares;

                           (B) Creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for she redemption or repurchase of the shares;

                           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

                           (D) Excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate his votes, except as the right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

                        (5) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws, or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

                 (b) (1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person, and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

                        (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and section 415-31 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

                 (c) The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of the corporation is not necessary to authorize the merger.

                 (d) A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

                 415-81   RIGHTS OF DISSENTING SHAREHOLDERS. - (a) As used in
this section:

                 "Dissenter" means a shareholder or beneficial owner who is entitled to and does assert dissenters' rights under section 415-80, and who has performed every act required up to the time involved for the assertion of such rights.

                 "Corporation" means the issuer of the shares held by the dissenter before the corporate action, or the successor by merger or consolidation of that issuer.

                 "Fair value" of shares means their value immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless the exclusion would be inequitable.

                 "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at such rate as is fair and equitable under of all the circumstances.

                 (b) If a proposed corporate action which would give rise to dissenters' rights under section 80(a) is submitted to a vote at a meeting of shareholders, the notice of meeting shall notify all shareholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this section, and shall be accompanied by a copy of sections 80 and 81 of this chapter.

                 (c) If the proposed corporate action is submitted to a vote at a meeting of shareholders, any shareholder who wishes to dissent and obtain payment for the shareholder's shares must file with the corporation, prior to the vote, a written notice of intention to demand that the shareholder be paid fair compensation for the shareholder's shares if the proposed action is effectuated and shall refrain from voting the shareholder's shares in approval of the action. A shareholder who fails in either respect shall acquire no right to payment for the shareholder's shares under this section or section 415-80.

                 (d) If the proposed corporate action is approved by the required vote at a meeting of shareholders, the corporation shall mail a further notice to all shareholders who gave due notice of intention to demand payment and who refrained from voting in favor of the proposed action. The proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment for their shares a notice of the adoption of the plan of corporate action. The notice shall: (1) state where and when a demand for payment must be sent and certificates of certificated shares must be deposited in order to obtain payment; (2) inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received: (3) supply a form for demanding payment which includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares; and (4) be accompanied by a copy of sections 415-80 and 415-81 of this chapter. the time set for the demand and deposit shall not be less than thirty days from the mailing of the notice.

                 (e) A shareholder who fails to demand payment, or fails (in the case of certificated shares) to deposit certificates, as required by a notice pursuant to subsection (d) shall have no right under this section or section 80 to receive payment for his shares. If the shares are not represented by certificates, the corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action, or the release of restrictions under the terms of subsection (f). The dissenter shall retain all other rights of a shareholder until these rights are modified by effectuation of the proposed corporate action.

                  (f)(1) Within sixty days after the date set for demanding payment and depositing certificates, if the corporation has not effectuated the proposed corporate action and remitted payment for shares pursuant to paragraph
(3), it shall return any certificates that have been deposited, and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

                  (2) When uncertificated shares have been released from transfer restrictions, and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of subsection (d), with like effect.

                  (3) Immediately upon effectuation of the proposed corporate action, or upon receipt of demand for payment if the corporate action has already been effectuated, the corporation shall remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount which the corporation estimates to be the fair value of the shares, with interest if any has accrued. The remittance shall be accompanied by:

                 (i) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than sixteen months before the date of remittance, together with the latest available interim financial statements;

                 (ii) A statement of the corporation's estimate of fair value of the shares; and

                 (iii) A notice of the dissenter's right to demand supplemental payment, accompanied by a copy of sections 80 and 81 of this chapter.

                 (g)(1) If the corporation fails to remit as required by subsection (f), or if the dissenter believes that the amount remitted is less than the fair value of his shares, or that the interest is not correctly determined, he may send the corporation his own estimate of the value of the shares or of the interest, and demand payment of the deficiency.

                 (2) If the dissenter does not file such an estimate within thirty days after the corporation's mailing of its remittance, he shall be entitled to no more than the amount remitted.

                 (h)(1) Not more than sixty days after receiving a demand for payment pursuant to subsection (g), if any such demands for payment remain unsettled, the corporation shall file in an appropriate court a petition requesting that the fair value of the shares and interest thereon be determined by the court.

                 (2) An appropriate court shall be a court of competent jurisdiction in the county of this State where the principal office of the corporation is located. If, in the case of a merger or consolidation or share exchange, the corporation is a foreign corporation without a registered office in this State, the petition shall be filed in the county where the principal office of the domestic corporation was last located.

                 (3) All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the petition shall be served on each dissenter; if a dissenter is a nonresident, the copy may be served on the dissenter by registered or certified mail or by publication as provided by law.

                 (4) The jurisdiction of the court shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or in any amendment thereof. The dissenters shall be entitled to discovery in the same manner as parties in other civil suits.

                 (5) All dissenters who are made parties shall be entitled to judgment for the amount by which the fair value of their shares is found to exceed the amount previously remitted, with interest.

                 (6) If the corporation fails to file a petition as provided in paragraph (1) of this subsection, each dissenter who made a demand and who has not already settled the dissenter's claim against the corporation shall be paid by the corporation the amount demanded by the dissenter with interest, and may sue therefor in an appropriate court.

                 (i)(1) The costs and expenses of any proceeding under subsection (h), including the reasonable compensation and expenses of appraisers appointed by the court, shall be determined by the court and assessed against the corporation, except that any part of the, costs and expenses may be apportioned and assessed as the court may deem equitable against all or some of the dissenters who are parties and whose action In demanding supplemental payment the court finds to be arbitrary, vexatious, or not in good faith.

                 (2) Fees and expenses of counsel and of experts for the respective parties may be assessed as the court may deem equitable against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this section, and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section and section 80.

                 (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and should not be assessed against the corporation, it may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                 (j)(1) Notwithstanding the foregoing provisions of this section, the corporation may elect to withhold the remittance required by subsection (f) from any dissenter with respect to shares of which the dissenter (or the person on whose behalf the dissenter acts) was not the beneficial owner on the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action. With respect to such shares, the corporation shall, upon effectuating the corporate action, state to each dissenter its estimate of the fair value of the shares, state the rate of interest to be used (explaining the basis thereof), and offer to pay the resulting amounts on receiving the dissenter's agreement to accept them in full satisfaction.

                 (2) If the dissenter believes that the amount offered is less than the fair value of the shares and interest determined according to this section, the dissenter may within thirty days after the date of mailing of the corporation's offer, mail to the corporation the dissenter's own estimate of fair value and interest, and demand their payment. If the dissenter fails to do so, the dissenter shall be entitled to no more than the corporation's offer.

                 (3) If the dissenter makes a demand as provided in paragraph (2), the provisions of subsections (h) and (i) shall apply to further proceedings on the dissenter's demand. (Last amended by Act 373, L. '88, eff. 6-15-88.)

                                                                         ANNEX C


                     STRAUB CLINIC & HOSPITAL, INCORPORATED
                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER ___, 1996



         The undersigned shareholder of Straub Clinic & Hospital, Incorporated ("Straub") hereby appoints Blake E. Waterhouse M.D. and Merle A. Ryland, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of Common Stock ("Straub Common Stock") and Series C Preferred Stock ("Series C Preferred Stock") of Straub which the undersigned is entitled to vote at the special meeting of Shareholders to be held on December __, 1996, at 5:00 p.m., local time, at the Thomas Square Conference Room at Straub located at 846 South Hotel Street, Honolulu, Hawaii, and at any and all adjournments thereof.

         The Board of Directors recommends a vote FOR the following proposals:

            (1) Proposal for the holders of Straub Common Stock to approve and adopt a Plan of Corporate Separation and Reorganization pursuant to which (i) the assets and liabilities of Straub constituting the medical practice and hospital components of Straub's business operations and related real property, including the real property located at 888 South King Street, Honolulu, Hawaii, all of which assets are identified in the Plan of Corporate Separation and Reorganization, will be transferred to a newly-formed subsidiary of Straub ("New Straub P.C."), (ii) the Common Stock of New Straub P.C. will be distributed, pro rata, to the holders of Straub Common Stock, and (iii) the holders of Series C Preferred Stock of Straub will exchange their shares for an equivalent number of shares of Series A Preferred Stock of New Straub P.C. (collectively, the "Spin-Off Transaction").

                 [ ] FOR       [ ] AGAINST    [ ] ABSTAIN

            (2) Proposal for the holders of Straub Common Stock and Series C Preferred Stock, voting as a single class, to approve and adopt an Amended and Restated Agreement of Merger and Plan of Merger pursuant to which Straub, following the Spin-Off Transaction, will be merged with and into PhyCor, Inc., and the holders of shares of Straub Common Stock will exchange their shares for shares of PhyCor Common Stock.

                 [ ] FOR       [ ] AGAINST    [ ] ABSTAIN

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

         VOTED AS DIRECTED. IF NO VOTING DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                 --------------


         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STRAUB AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                                        Dated:              , 1996
                                               -------------


                                        ------------------------------------
                                        (Signature of Shareholder)



                                        ------------------------------------
                                        (Printed Name of Shareholder)


                                        Name should be exactly as shown on the
                                        stock certificate(s). Title should be
                                        added if signing as executor,
                                        administrator, trustee, etc.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                                                                         ANNEX D


                             AMENDED AND RESTATED
                              AGREEMENT OF MERGER


         THIS AMENDED AND RESTATED AGREEMENT OF MERGER ("Agreement") is made and entered into as of the 1st day of October, 1996, by and among PhyCor, Inc., a Tennessee corporation ("PhyCor"), and Straub Clinic & Hospital, Incorporated, a Hawaii professional corporation ("Straub") .

                             W I T N E S S E T H :

         WHEREAS, PhyCor and Straub have determined that it is desirable and in the best interests of their respective corporations and shareholders that Straub merge with and into PhyCor (hereinafter referred to as the "Merger"), with PhyCor as the surviving corporation, on the terms and subject to the conditions set forth in this Agreement and the corresponding Plan of Merger (the "Plan of Merger") in the form attached hereto as Exhibit A;

         WHEREAS, the Board of Directors of PhyCor has approved the entering into of this Agreement and the adoption of the Plan of Merger; and

         WHEREAS, the Board of Directors of Straub has approved the entering into of this Agreement and the adoption of the Plan of Merger;

         WHEREAS, PhyCor and Straub intend that the Merger shall qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and intend this Agreement along with the Plan of Merger to constitute a "plan of reorganization" within the meaning of
Section 368 of the Code;

         WHEREAS, PhyCor is unable to acquire the group medical practice and hospital license of Straub;

         WHEREAS, prior to the Merger, Straub intends to transfer certain assets and liabilities relating to the group medical practice and hospital operations of Straub to a newly formed professional services corporation ("New P.C.") in exchange for all of its stock and to transfer the common stock of New P.C. to the common stock shareholders of Straub and the Series A Preferred Stock of New P.C. to the Series C Preferred Stock shareholders of Straub in a transaction designed to qualify as a tax-free spinoff pursuant to Sections 355 and 368(a)(1)(D) of the Code;

         WHEREAS, the parties previously entered into an Agreement of Merger, dated as of October 1, 1996, and desire to amend and restate such agreement in its entirety, effective as of October 1, 1996; and

         WHEREAS, the parties do not intend for this Agreement to be a binding obligation of either party hereto unless and until the provisions of Section
8.01 of this Agreement are satisfied.

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and in accordance with the applicable provisions of the Tennessee Business Corporation Act and the Hawaii Revised Statutes, the parties hereby agree as follows:


                                       I.

                                   THE MERGER

         1.01. Merger. PhyCor shall enter into the Plan of Merger upon adoption of the Plan of Merger by the Board of Directors of PhyCor and the satisfaction of the conditions precedent set forth in this Agreement. Straub shall enter into the Plan of Merger upon adoption of the Plan of Merger by the Board of Directors and shareholders of Straub (the "Straub Shareholders"). Upon all other conditions herein being satisfied or waived in accordance with the terms of this Agreement, Articles of Merger in the form of Exhibit B attached hereto, shall be executed and filed with the Secretary of State of Tennessee and the Department of Commerce and Consumer Affairs of the State of Hawaii, together with all certificates or documents as may be required to be filed under the laws of the State of Tennessee and the State of Hawaii to effect the Merger. Thereafter, the separate corporate existence of Straub shall cease, and Straub shall be merged with and into PhyCor.

         1.02. The Effective Date. The Articles of Merger shall be filed with and recorded by the Secretary of State of Tennessee and the Department of Commerce and Consumer Affairs of the State of Hawaii on or before the Closing (as defined herein), but shall not be effective until the Closing. The date on which the Merger shall be effective in accordance with Tennessee and Hawaii law is herein referred to as the "Effective Date".

         1.03. Effect of Merger. (a) The Merger shall have the effect set forth under Section 48-21-106 of the Tennessee Business Corporation Act and
Section 415-76 of the Hawaii Revised Statutes.

         (b) Each share of PhyCor Common Stock, no par value per share (hereinafter, the "PhyCor Common Stock") outstanding immediately prior to the Effective Date shall continue to be outstanding following, and shall be unaffected by, the Merger.

         (c) Each share of Straub Common Stock (as herein defined) outstanding immediately prior to the Effective Date or held by Straub as treasury stock immediately prior to the Effective Date shall, by virtue of the Merger, be converted or cancelled as the case may be in accordance with Section 1.04 below, it being understood that no later than immediately prior to the Effective Date, (i) all then issued and outstanding shares of Straub's Series B Preferred Stock (as herein defined) shall be redeemed by Straub and authorized but unissued shares of Series B Preferred Stock will be cancelled, and (ii) all then issued and outstanding shares of Straub's Series C Preferred Stock (as herein defined) shall be exchanged for shares of Series A Preferred Stock of New P.C. or be subject to dissenters rights pursuant to Section 415-80 of the Hawaii Revised Statutes in connection with the Transaction described in Section 4.04 below (each as defined herein).

         (d) The Restated Charter and Amended Bylaws of PhyCor in effect immediately prior to the Effective Date shall continue to be in effect in the same forms as if and following the Effective Date of the Merger, and the officers and directors of PhyCor immediately prior to the Effective Date shall be the officers and directors of PhyCor as of and following the Effective Date of the Merger.

         1.04. Conversion of Common Stock. (a) For purposes of this Agreement, "Merger Consideration" means 226,299 shares of common stock, no par value per share (the "PhyCor Common Stock"), of PhyCor (the "PhyCor Shares"), which number of PhyCor Shares are based on a per share price of $33.88 (representing the average closing prices of PhyCor's Common Stock as reported by the Nasdaq National Market in The Wall Street Journal for the twenty (20) trading days ending on the second trading day immediately prior to the date hereof) (the "Agreement Date Market Value"). In the event the Closing Market Value (as defined below) is less than the Agreement Date Market Value as of the Effective Date, thereby reducing the value of the PhyCor Shares referred to above to less than $7,667,000, then PhyCor shall increase the number of shares of PhyCor Common Stock delivered as the Merger Consideration (which then shall be included in the term "PhyCor Shares") such that the aggregate number of PhyCor Shares delivered as of the Effective Date is equal to $7,667,000, divided by the Closing Market Value.

         (b) As of the Effective Date, as a result of the Merger and without any further action on the part of PhyCor or Straub:

                 (i) All shares of Common Stock, $1.00 par value per share of Straub (the "Straub Common Stock") outstanding immediately prior to the Effective Date, other than (A) Straub Common Stock held by Straub as treasury stock, (B) shares held by any subsidiary of Straub, (C) shares held by Straub shareholders who exercise and perfect their dissenters rights under Hawaii law with respect to the Transaction described in Section 4.04 below (the "Transaction Dissenting Shares"), and (D) shares held by Straub shareholders who exercise and perfect their dissenters rights under Hawaii law with respect to the Merger (the "Merger Dissenting Shares") (the Transaction Dissenting Shares and the Merger Dissenting Shares are sometimes hereinafter referred to together as the "Dissenting Shares"), shall be converted into and become the right to receive, PhyCor Shares in accordance with Section 1.05 below.

                 (ii) All shares of Straub Common Stock held at the Effective Date by Straub as treasury stock shall be cancelled and no payment shall be made with respect thereto.

                 (iii) All Dissenting Shares shall be handled in accordance with Section 1.05 below.

         (c) For purposes of this Agreement, "Closing Market Value" of PhyCor Common Stock shall mean the average of the closing prices of PhyCor Common Stock on The Nasdaq National Market as reported in The Wall Street Journal for the twenty (20) trading days ending on the second trading day prior to the Effective Date.

         (d) The Merger Consideration shall be allocated among the holders of shares of Straub Common Stock outstanding immediately prior to the Effective Date whose name and address appear on Exhibit 1.04(d) by allocating among such holders that number of PhyCor Shares deliverable as of the Effective Date determined by multiplying the number of shares of Straub Common Stock held by each such holder by the "Conversion Ratio", which shall mean the quotient obtained by dividing the aggregate number of PhyCor Shares deliverable as of the Effective Date by number of shares of Straub Common Stock outstanding immediately prior to the Effective Date. As provided for above, PhyCor Shares otherwise issuable based on the foregoing calculation to dissenting shareholders of Straub shall not be issued by PhyCor, and the provisions of
Section 1.05 shall apply in lieu thereof.

         (e) If the outstanding shares of PhyCor Common Stock are increased or decreased or are changed into or exchanged for a different number or kind of shares or securities after the date of this Agreement and on or before the Effective Date as a result of a reorganization, stock dividend, stock split, reverse stock split or other recapitalization, then an appropriate adjustment shall be made in the number or kind of the Merger Consideration to be issued as the Merger Consideration without changing the dollar value of such Merger Consideration; subject, however, to any other rights which Straub may have as a result of the transactions causing such increase or decrease.

         1.05. Dissenting Shares. Shares of capital stock of Straub held by a shareholder who has properly exercised dissenters rights with respect to the Transaction or the Merger in accordance with Sections 415-80 and 415-81 of the Hawaii Revised Statute shall not be converted into shares of PhyCor Shares, thereby reducing the total number of shares of PhyCor Shares issuable by PhyCor pursuant to the terms of Section 1.04, but shall, from and after the Effective Date, represent only the right to receive such consideration as may be determined to be due such dissenting shareholder pursuant to the Hawaii Revised Statutes. From and after the Effective Date, a Straub shareholder who has properly exercised such dissenters rights shall no longer retain any rights of a shareholder of Straub or PhyCor, except those provided under Hawaii general corporate law.

         1.06. Exchange of Certificates. (a) Each holder of a certificate or certificates outstanding immediately prior to the Effective Date theretofore representing a share or shares of Straub Common Stock (other than shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited) upon surrender thereof to First Union National Bank of North Carolina (the "Exchange Agent"), as Exchange Agent for PhyCor, in accordance with the procedures set forth in Section 1.06(b) below, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of PhyCor Common Stock into which such holder's shares of Straub Common Stock were converted pursuant to Section 1.05 and a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the certificate so surrendered. Until so surrendered, each certificate representing Straub Common Stock outstanding immediately prior to the Merger shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of PhyCor Common Stock, to represent the number of whole shares of PhyCor Common Stock into which the shares of Straub Common Stock theretofore represented thereby shall have been converted. PhyCor may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of PhyCor Common Stock to the holders of certificates representing Straub Common Stock until such certificates are surrendered for exchange; provided, however, that, subject to the rights of PhyCor under its Restated Charter, upon surrender and exchange of such Straub certificates, there shall be paid to the record holders of the PhyCor stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of PhyCor Common Stock into which the shares of Straub Common Stock theretofore represented thereby shall have been converted and which have not previously been paid.

         (b) To exchange the Straub certificates for PhyCor certificates representing the Straub Shareholder's portion of the Merger Consideration, each Straub Shareholder shall deliver to the Exchange Agent such Straub Shareholder's original Straub certificates representing his or her Straub Common Stock and an executed copy of the letter of transmittal to be prepared and approved by PhyCor and Straub. Each Straub Shareholder shall be entitled to request the denominations of the certificates representing his or her Merger Consideration.

         (c) In the event that any certificate representing shares of stock of Straub, other than Dissenting Shares, after the Effective Date shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, which affidavit shall be in a form acceptable to the Exchange Agent and PhyCor and (ii) the payment by such shareholder of any amounts required by the Exchange Agent or PhyCor for the cost of any indemnity bond, PhyCor will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of whole PhyCor Shares into which the shares of Straub Common Stock represented by the certificate are converted in the Merger in accordance with this Article I. When authorizing such issuance in exchange therefor, PhyCor may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give a bond in such sum as it may direct as indemnity, as provided above, or such form of indemnity, as it shall direct, against any claim that may be made against PhyCor with respect to the certificate alleged to have been lost, stolen or destroyed.

         1.07. No Fractional Shares. No fractional PhyCor Shares shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional PhyCor Shares, cash adjustments will be paid to holders in respect of any fractional PhyCor Shares that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a PhyCor Share multiplied by the applicable price per share utilized as of the Effective Date pursuant to
Section 1.04.

         1.08. Closing. Subject to Article VIII of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Straub, in Honolulu, Hawaii, or at such other location as the parties shall mutually agree, on January 2, 1997, or as soon thereafter as is practicable, upon satisfaction of all conditions of Closing set forth in Articles VI and VII of this Agreement have been met or as soon thereafter as practicable.


                                      II.

                    REPRESENTATIONS AND WARRANTIES OF STRAUB

         Straub hereby represents and warrants to PhyCor as follows:

         2.01. Organization and Qualification. Straub is a professional corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii and has full corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary. A copy of Straub's Articles of Incorporation and all amendments thereto as of the date hereof, and a copy of Straub's Bylaws, as amended to the date hereof, are included as Schedule 2.01 and are true, accurate and complete as of the date hereof.


         2.02. Stockholder's Interests. The interests of Straub are owned in the manner set forth in Schedule 2.02 and, except as set forth on such Schedule, there are no outstanding options, warrants, rights or commitments for the sale or issuance of any additional interests in Straub. Except for the transactions contemplated by this Agreement, insofar as is known to Straub, there are not any agreements or understandings among Straub's stockholders with respect to the voting of its stock on any matter.

         2.03. Capitalization; Prior Issuance of Straub Common Stock. As of the date of this Agreement, the authorized capital stock of Straub consisted of
(i) 50,000,000 shares of Straub Common Stock, of which 2,023,952 were issued and outstanding, (ii) 17,250 shares of preferred stock (without class designation), of which no shares were issued and outstanding, (iii) 2,500 shares of Series A Preferred Stock, of which no shares were issued and outstanding, (iv) 2,500 shares of Series B Preferred Stock, of which 950 shares were issued and outstanding, all of which share will be redeemed by Straub prior to the Effective Date as described in Section 4.13 hereof, and (v) 49,977,250 shares of Straub Series C Preferred Stock, of which 10,199,288 were issued and outstanding, all of which shares will be exchanged for shares of Series A Preferred Stock of New P.C., as described in Section 4.14 hereof (together, the "Straub Shares"). All such Straub Shares were validly issued. All such Straub Shares were fully paid and nonassessable, and free of preemptive rights. Except as set forth above, there are no other shares of capital stock of Straub authorized or outstanding. Except as shown on Schedule 2.03(a), to the best of Straub's knowledge, the Straub Shareholders are the record and beneficial owners and holders of, and have good title to, such shares free and clear of any adverse claim of any other person. Except as set forth on Schedule 2.03(b) hereto, there are no existing agreements, options, warrants, rights, calls or commitments of any character in regard to Straub to which the Straub Shareholders or Straub are a party or by which any of them are bound providing for the issuance of any additional shares, the sale of treasury shares, or for the repurchase or redemption of Straub Shares, other than as contemplated, as described above, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of such capital stock and no commitments to issue such securities or instruments.

         2.04. Subsidiaries, Affiliates, Affiliated Companies and Joint Venture. Straub has no direct or indirect interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise except as listed in Schedule 2.04.

         2.05. Financial Statements. (a) The audited balance sheets of Straub at December 31, 1993, 1994 and 1995 and the unaudited balance sheet at May 31, 1996, and the related statements of income and changes in cash flows for the periods then ended, are included as
Schedule 2.05 (the financial statements and the related notes being herein called "Financial Statements"). The Financial Statements present fairly the assets, liabilities and financial condition of Straub at the respective dates thereof and the results of its operations for the periods ended and, except as set forth on Schedule 2.05, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise stated therein and subject, in the case of interim financial statements, to normal year end audit adjustments which are consistent with prior year audit adjustments.

         2.06. Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements and except for commitments and obligations incurred in the ordinary course of business, consistent with past practice, accruing after the date of the Financial Statements, Straub has no liabilities, claims or obligations which would have a material adverse effect on its operations (whether accrued, absolute, contingent or otherwise) of Straub other than such liabilities that have been specifically disclosed on Schedule 2.06.

         2.07. Absence of Certain Recent Changes. To the best of Straub's knowledge, except as disclosed on Schedule 2.07, or reflected on the Financial Statements, Straub has not, since December 31, 1995, except in the ordinary course of business consistent with past practice:

              (a) incurred any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any of its assets in excess of $100,000;

              (b) suffered any damage, destruction or loss, to any of its tangible assets, whether or not covered by insurance;

              (c) increased the regular rate of compensation payable by it to any employee, or any physician; or increased such compensation by bonus, percentage, compensation service award or similar arrangement theretofore in effect for the benefit of any of its employees, and no such increase is required;

              (d) established or agreed to establish any pension, retirement or welfare plan for the benefit of its employees not theretofore in effect;

              (e) suffered any change in its financial condition, assets, liabilities or business or suffered any other event or condition of any character which individually or in the aggregate has or might reasonably be expected to have a material adverse effect on its business;

              (f) experienced any labor organizational efforts, strikes or formal complaints or entered into any collective bargaining agreements with any union;

             (g) made any single capital expenditure which exceeded $100,000 or made aggregate capital expenditures which exceeded $100,000;

             (h) disposed of any of its assets having a value in excess of $10,000 or written down the value of any of its assets with a value prior to such write down of $10,000, or written off as uncollectible any of its accounts receivable, or revalued any of its assets;

             (i) paid, discharged, waived, or satisfied any claims, liabilities or obligations with an estimated value exceeding $10,000 (absolute, accrued, contingent or otherwise);

             (j)    canceled any debts of substantial value;

             (k) entered into, amended or terminated any material contract, agreement or license to which it is a party;

             (l) entered into a material transaction or made any change in any method of accounting or accounting practice;

             (m)    canceled, or failed to continue, insurance coverages; or

             (n) agreed, whether in writing or otherwise, to take any action described in this Section 3.6.

         2.08.      Title to Assets.

             (a)    Except for the Transferred Assets (as defined in Section
4.04 below) and as disclosed in Schedule 2.08(a), Straub has, or will have on the Closing Date, good and marketable title to all of its assets (other than marketable title to leased assets), free and clear of all Encumbrances. For purposes of this Agreement, "Encumbrances" shall mean all security interests, liens, pledges, claims, charges, escrows, encroachments, rights of first refusal, conditional sales agreements, options, mortgages, indentures, easements, licenses, restrictions or other covenants, agreements, understanding, obligations, defects or irregularities affecting title to any of the assets of Straub.

             (b) The assets of Straub PhyCor will acquire in the Merger consisting of owned personal property are subject to no Encumbrances except the security interests of record set forth on Schedule 2.08(b), which Schedule is a copy of a UCC search duly obtained by Straub and which search shows security interests of record relating to such assets in every place where such security





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

interests are legally required to be filed and includes copies of all such financing statements.

         2.09. Contracts and Leases. Schedule 2.09 is a copy of each contract, lease, sublease, agreement and other instrument to which Straub is a party or are bound that is for an amount in excess of $100,000 or for a term in excess of twelve (12) months in duration. Except as noted in such Schedule, all such contracts, leases, subleases and agreements are in full force and effect, there has been no threatened cancellation thereof to the best of Straub's knowledge, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and, assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; except as noted in such Schedule, there are no contracts, subleases, agreements or other instruments to which Straub is a party or is bound (other than physician employment contracts and insurance policies) which could inhibit or prevent Straub in its ability to consummate the transactions contemplated herein; and, except as disclosed, and except for physician employment contracts, Straub is not a party to or bound by any employment agreements or any agreements that contain any bonus, severance or termination pay liabilities or obligations or by any agreements to loan to or guarantee any loan to an employee. In every instance where consent is necessary, Straub shall, on or before the Closing Date, obtain and deliver to PhyCor in writing, effective as of the Closing Date, such consents as are necessary to effect a valid and binding transfer or assignment so as to enable PhyCor to enjoy all of the rights now enjoyed by Straub under such contracts. Said consent shall be in a form reasonably acceptable to PhyCor.

         2.10. Defaults and Consents. Except as disclosed in Schedule 2.10, Straub is not in default under, nor has any event occurred which, with notice or the lapse of time or action by a third party, could result in a default under, any material outstanding indenture, mortgage, contract, lease or agreement to which Straub is a party or by which Straub may be bound or under any provision of the Articles of Incorporation or Bylaws of Straub. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, unless otherwise disclosed in Schedule 2.10 (i) constitute a violation of or a default under, or a conflict with, (A) any term or provision of the Articles of Incorporation or Bylaws of Straub or (B) any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or (C) any contract, commitment, indenture, lease, sublease or other agreement, or (D) any other restriction of any kind to which Straub is a party or by which Straub is bound which is material to the operations of Straub; (ii) cause, or give any party grounds to cause (with or without notice, the passage of time or both) the





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

maturity of any liability or obligation of Straub in excess of $10,000 to be accelerated, or increase any such liability or obligation; or (iii) require any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, except under applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act, the Securities Act (as defined below), state securities laws and the filing and recordation of the Article of Merger as required by the Hawaii Revised Statutes.

         2.11. Litigation, Etc. Except as disclosed in Schedule 2.11, there is no litigation, arbitration, governmental claim, investigation or proceeding pending or, to the best knowledge of Straub, threatened against Straub at law or in equity, before any court, arbitration tribunal or governmental agency. Except as disclosed on Schedule 2.11, Straub knows of no facts based on which material claims may be hereafter made against it. Straub has not been informed by its carriers that any claims and litigation against Straub and its employees involving allegations of medical malpractice are not fully covered by insurance, less co-payments and deductibles.

         2.12. Court Orders, Decrees and Laws. There are no outstanding or, to the best of Straub's knowledge, threatened orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against or affecting Straub or its assets. Straub is in compliance with all applicable federal, state and local laws, regulations and administrative orders which are material to the operation of its business, including, without limitation, matters relating to antitrust and anti-competitive practices, discrimination, employment, and health and safety, and has received no notices of alleged violations thereof except as disclosed in Schedule 2.12(a) hereof. No governmental authorities are presently conducting proceedings against Straub and no such investigation or proceeding is pending or, to the best of Straub's knowledge, being threatened. Straub has all federal, state and local permits, certificates, licenses, approvals and other authorizations, the absence of which would have a material adverse effect on the conduct and operation of its business. Schedule 2.12(b) contains a list of all such governmental licenses and permits. All such licenses and permits of Straub are in full force and effect, except where the failure to have such a license or permit in effect would not have a material adverse effect on the conduct and operations of Straub's business and no violations are or have been recorded in respect thereof for which a fine or penalty has been levied, and no proceeding is pending or threatened to revoke or limit any thereof. Straub shall cooperate with and assist PhyCor in all respects concerning the transfer or re-issuance to PhyCor of all permits, licenses, consents or approvals required by all applicable laws.





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

         2.13. Taxes. All federal, state and other tax returns of Straub required by law to be filed have been timely filed, and Straub has paid or, to the best of Straub's knowledge, adequately provided for all taxes (including taxes on properties, income, franchises, licenses, sales and payrolls) which have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Straub has set aside on its books adequate reserves. There are no tax liens on any of Straub's assets except those with respect to taxes not yet due and payable. There are no pending tax examinations of Straub's tax returns nor has Straub received a revenue agent's report asserting a tax deficiency in the last twelve (12) months. There are not and will not be at the Closing Date, any claims pending or asserted against Straub for unpaid taxes by any federal, state or other governmental body. Straub has withheld from each payment made to employees of Straub the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and has set aside all other employee contributions or payments customarily set aside with respect to such wages and has paid or will pay the same to, or has deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities, except to the extent of any liabilities to be assumed by PhyCor hereunder.

         2.14. Authority for Entering into Agreement. Subject to and contingent upon receipt of a favorable fairness opinion from Hambrecht & Quist, LLC, the Board of Directors of Straub has, or prior to the Closing will have, taken all actions required by Hawaii law, or Straub's Articles of Incorporation and Bylaws to authorize the execution and delivery on behalf of Straub of this Agreement, the performance by Straub of its obligations hereunder and the consummation of the transactions contemplated hereby. Other than the approval of the Straub Shareholders, no other corporate proceedings on the part of Straub is necessary to authorize this Agreement or to complete the transactions contemplated thereby. This Agreement constitutes the legal, valid and binding obligation of Straub enforceable against Straub in accordance with its terms. Straub has the requisite corporate right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

         2.15. Employee Matters. Included as Schedule 2.15 is a list of all current non-physician employees, officers and consultants of Straub whose total annual compensation in the last twelve (12) months was in excess of Forty Thousand Dollars ($40,000).

         2.16. Labor Matters. Except as disclosed in Schedule 2.16, Straub has no collective bargaining agreements with any labor





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

union and is not currently negotiating with a labor union. No employee of Straub has petitioned for a representation election within the two (2) year period ending ten (10) days prior to the date of this Agreement. Straub is in compliance with all applicable material laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against Straub pending before the National Labor Relations Board or strike, dispute, slowdown or stoppage actually pending or, to its knowledge, threatened against or affecting Straub.

         2.17. Insurance; Malpractice. Schedule 2.17(a) is a list and brief description of all policies or binders of fire, liability, product liability, worker's compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Closing Date. Schedule 2.17(b) contains a description of all malpractice liability insurance policies of Straub since 1990. Except as set forth on Schedule 2.17(c), (i) since 1990, Straub has never filed a written application for any insurance coverage which has been denied by an insurance agency or carrier and (ii) Straub has been continuously insured for professional malpractice claims for at least the past seven (7) years.
Schedule 2.17(c) also sets forth a list of all claims for any insured loss in excess of Twenty Thousand Dollars ($20,000) per occurrence, filed by Straub during the three (3) year period immediately preceding the Closing Date, including but not limited to, worker's compensation, general liability, environmental liability and professional malpractice liability claims. Straub is not in material default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion.

         2.18. No Finders or Brokers. Straub has not engaged any finder or broker in connection with the transactions contemplated hereunder, but has retained Hambrecht & Quist, LLC, as its investment advisor. No commitments have been made to any individuals for payments or stock options in connection with this Agreement except for distributions to shareholders of Straub in their capacities as shareholders.

         2.19. Books and Records; Equipment. The books of account of Straub are in reasonable detail and accurately and fairly reflect its transactions and the disposition of its assets consistent with the past practice of Straub. All equipment is located at facilities owned or leased by Straub and is in substantially good condition, except for reasonable wear and tear, and is sufficient for the purposes for which such equipment is currently being used. Such equipment is reflected in the Financial Statements at book value.

         2.20. Accounts Receivable. Except as disclosed in Schedule 2.20, all of the accounts receivable of Straub are, and will be on the Closing Date, recorded in the ordinary course of business and such accounts receivable have been carried on the books of Straub at values in conformity with past practices and reflect all facts known to Straub as of the date hereof pertaining to the valuation thereof. Schedule 2.20 contains an aging of all Accounts Receivable.

         2.21.      Employee Benefit Plans.

              (a) Straub has delivered to PhyCor true and complete copies of each pension, retirement, profit-sharing, stock purchase, stock option, severance, vacation, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, retiree medical or life insurance plan or any other employee benefit plans or fringe benefit arrangements, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which Straub contributes or is a party or by which it is bound or under which it may have liability and under which employees or former employees of Straub (or their beneficiaries) are eligible to participate or derive a benefit (the "Plans"). Each Plan which is a "group health plan" (as such term is defined in Section 4980B(g)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) satisfies the applicable requirements in order to avoid the imposition of tax under Section 4980B of the Code. Except as set forth on Schedule 2.21, Straub has no formal plan or commitment, whether legally binding or not, to create any additional plan, practice or agreement or modify or change any existing plan, practice or agreement that would affect any of the employees or former employees of Straub. Benefits under all Plans are as represented and will not be increased subsequent to the date documents are provided.

              (b) Subject to the information contained in Schedule 2.21, the following representations are made with regard to the Plans:

              (i) any and all Plans which are pension plans within the meaning of Section 3(2) of ERISA ("Pension Plans") are intended to be qualified plans under Sections 401 and 501 of the Code, have remained qualified under the Code since inception and have been determined by the Internal Revenue Service ("IRS") to be so qualified, and the IRS has taken no action to revoke such determination or qualification;

              (ii) Straub has, in all material respects, performed all obligations, whether arising by operation of law, contract, or past custom, required to be performed under or in





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

connection with the Plans, and Straub has no knowledge of any default or violation by any other party with respect to the Plans;

              (iii) Straub has complied in all material respects, where applicable, with ERISA and, where applicable, the Code, regarding the Plans;

              (iv) all reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, plan participants or plan beneficiaries have been or will be filed or furnished in accordance with applicable law in a timely manner;

              (v) there are no actions, suits or claims (other than routine claims for benefits) pending, or, to the best of Straub's knowledge, threatened, against any Plan or against the assets funding any Plan;

              (vi) no transactions have occurred with respect to the Plans or the assets thereof which could result in the imposition on Straub, PhyCor, the administrators or trustees under the Pension Plans or the assets funding the Pension Plans, either directly or indirectly, of taxes or penalties imposed under Section 4975 of the Code or Section 502(i) of ERISA;

              (vii) no Pension Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA;

              (viii) other than applications for determination, no action is pending with respect to the Plans before the IRS, the Department of Labor, or before any state or local governmental agency;

              (ix) no act or omission constituting a breach of fiduciary duties has occurred with respect to the Plans or the assets thereof which could subject Straub, PhyCor, or their assets, either directly or indirectly, to any liability;

              (x) any bonding required by applicable provisions of ERISA with respect to any of the Plans has been obtained and is in full force and effect;

              (xi) the transactions contemplated by this Agreement will not result in liability for severance pay, or for events occurring or expenses incurred after termination of employment (except as required to avoid tax under Section 4980B of the Code), or any similar payment to the employees of Straub; and

              (xii) no Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

              (c) Straub has delivered to PhyCor and its counsel prior to the Closing Date, true and complete copies of: (i) all documents governing the Plans, including, without limitation, all amendments thereto which will become effective at a later date; (ii) the latest IRS determination letter obtained with respect to each of the Pension Plans; (iii) Form 5500 for the most recent completed plan year for each of the Plans, together with all schedules forming a part thereof; (iv) all summary plan descriptions relating to the Plans; (v) annuity contracts funding obligations of any Plan; (vi) all employment manuals; and (vii) insurance policies or contracts with respect to the Plans.

         2.22. Operation of the Hospital. With respect to the operations of the Hospital, Straub hereby represents and warrants as follows:

               (a) Licenses. The Hospital is duly licensed by the Hawaii Department of Health as a 157-bed general, acute care hospital. The ancillary departments located at the Hospital which are required to be specifically licensed are duly licensed by the appropriate state agencies. Straub has delivered to PhyCor an accurate list and summary description and copy (included in Schedule 2.12(b)) of all such licenses and permits and of all other franchises, certificates of need and certificate of need applications, trademarks, trade names, service marks, patents, patent applications and copyrights, owned or held by Straub relating to the ownership, development or operations of the Hospital, all of which are in good standing and, to the best of Straub's knowledge, not subject to meritorious challenge. There are no provisions in, or agreements relating to any such licenses and permits that would preclude or limit the operations of PhyCor as described in the Service Agreement. Attached to
     Schedule 2.22(a) is a copy of all licensure survey reports of the Hospital by the Hawaii Department of Health on or after January 1, 1995 (all violations, if any, set forth in such reports or of which Straub shall have notice prior to the Closing Date having been or to be corrected by Straub at its expense prior to the Closing Date). To the best of Straub's knowledge, there are no existing fire code violations in the Hospital.
     Schedule 2.22(a) also lists and contains copies of all Certificate of Need approvals held by Straub. Each such Certificate of Need is valid and in good standing and, to the best of Straub's knowledge, is not subject to meritorious challenge. All progress and similar reports required to be filed to date related thereto have been filed.

               (b) Medicare Participation: Accreditation. Except as set forth on Schedule 2.22(b), the Hospital is qualified for participation in the Medicare and Medicaid programs, has a current and valid provider contract with the Medicare and Medicaid programs (the "Programs"), is in compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for capital reimbursement on its assets. Except as set forth on Schedule 2.22(b), no notice, written or otherwise, of any pending or threatened proceeding or investigation under the Programs involving the Hospital or Straub has been received or communicated to the Hospital or Straub. The cost reports of the Hospital for the Programs and for reimbursement of any other receivables from governmental third party payors ("Agency Receivables") for the fiscal years through 1995 have been filed. The cost reports of the Hospital since January 1, 1995, were filed when due and such reports do not claim, and neither the Hospital nor Straub has received reimbursement in excess of the amount provided by law or any applicable agreement which exceed $100,000 in the aggregate. Except as set forth on Schedule 2.22(b), Straub has not received any notice of any dispute between the Hospital and any governmental authority, any fiscal intermediary or any other party regarding such costs reports for periods subsequent to January 1, 1995 other than with respect to adjustments thereto made in the ordinary course of business which do not involve amounts in excess of $100,000 in the aggregate. If the Hospital were resurveyed for Medicare and Medicaid certification, the facilities, equipment and operations of the Hospital would satisfy all minimum requirements for participation in the Programs. The Hospital is duly accredited, with no contingencies, by the Joint Commission on Accreditation of Healthcare Organizations (the "JCAHO") for the three (3)-year period ending December 31, 1995. Straub has attached to
     Schedule 2.24(b) true and complete copies of the Hospital's two most recent JCAHO accreditation survey reports and deficiency lists, if any, the Hospital's most recent Statement of Deficiencies and Plan of Correction, and the Hospital's most recent state licensing report and list of deficiencies, if any. Straub has taken all necessary steps to correct all deficiencies noted therein.

               (c) Special Funds. None of Straub's assets are subject to any liability in respect of amounts received by Straub or others for the purchase or improvement of Straub's assets or any part thereof under restricted or conditioned grants and donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C.
     Section 291 et seq.

               2.23. Straub's Disclosures; Knowledge. (a) No representations, warranties or disclosures of information made by Straub, including disclosures made in any Exhibit, Schedule or certificate or other writing delivered or to be delivered in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state any material fact which is necessary in order to make the disclosures not misleading. All schedules to this Agreement shall be deemed part of the representations and warranties, and any disclosure on any schedule shall be deemed to be a disclosure on all other applicable schedules.

                 (b) For purposes of this Agreement, "knowledge" shall refer only to the information actually known or which should have been known after reasonable inquiry in the ordinary course of their duties by such individuals listed or described on Schedule 2.23(b) attached hereto.

                 (c) The information relating to Straub and its subsidiaries to be contained in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by PhyCor under the Securities Act of 1933, as amended (the "Securities Act") for purposes of registering the PhyCor Shares to be issued in the Merger pursuant to this Agreement (the "Registration Statement") will not contain as of the date on which the Registration Statement is declared effective by the SEC under the Securities Act any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than (i) any information provided by PhyCor relating to PhyCor and its subsidiaries and their respective operations, financial or otherwise, (ii) any financial statements and the related notes thereto relating to Straub and its subsidiaries, and (iii) any financial statements and related notes thereto relating to PhyCor and its subsidiaries, for which information Straub makes no representation or warranty.

                 2.24. Power of Attorney. Straub has not given any power of attorney, whether limited or general, to any person which is continuing in effect.

                 2.25. Bank Accounts; Officers. Schedule 2.25 sets forth a list of all bank accounts and safe deposit boxes in the name of or controlled by Straub and details about the persons having access thereto. Schedule 2.25 also contains a list of all officers of Straub as such have been designated or elected by the Board of Directors of Straub.

                 2.26. Environmental Matters. Straub is in compliance in all material respects with all federal, state and local environmental laws, rules, regulations, standards and requirements, including, without limitation, those respecting hazardous or biomedical materials and/or wastes. Except as disclosed on Schedule 2.26, Straub has not engaged in any storage, holding, release, emission, discharge, generation, processing, disposition, handling or transportation of any biomedical wastes or hazardous substances or materials, as defined in any applicable federal or state law or regulation from, into or on any portion of Straub's premises, except in the course of Straub's business and in compliance with all applicable federal, state and local environmental laws.

                 2.27. Fraud and Abuse. Except as set forth on Schedule 2.27, neither Straub, its officers and directors, nor, to the best of Straub's knowledge, persons and entities providing professional services for Straub, have engaged in any activities which are prohibited under 42 U.S.C. Sec. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

                 2.28. Real Estate. All real property and structures owned or leased by Straub are structurally sound and in good operating condition and repair (ordinary wear and tear excepted) in all material respects, taking into account their respective ages and consistent with their past uses, and are adequate for the uses to which they are being put. Straub has not received any notice of any violation of any building, zoning or other law, ordinance or regulation in respect of such real property or structures or their use by Straub.

                 2.29. Certain Representations with Respect to Straub Health Plan. Straub hereby represents and warrants that Straub Health Plan (the "HMO") is duly licensed by the Department of Insurance of the State of Hawaii as a qualified health maintenance organization and has all required licenses, permits, certificates and authorizations to operate its business. The HMO is in compliance with all the material terms, conditions and provisions of all such licenses and permits, copies of which are set forth on Schedule 2.29, and in compliance with all applicable material





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

federal, state and local laws and provisions of governmental bodies and agencies having jurisdiction over the HMO.

                 2.30. Deferred Compensation. Straub's liability for deferred compensation as of the date of this Agreement is payable to each of the recipients set forth on Schedule 2.30 attached hereto in the amounts and at such times as are set forth on such schedule.


                                      III.

                    REPRESENTATIONS AND WARRANTIES OF PHYCOR

                 PhyCor represents and warrants as follows:

                 3.01. Organization and Standing of PhyCor. PhyCor is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

                 3.02. Authority; Binding Effect. PhyCor has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. PhyCor has taken all action required by law and by PhyCor's Articles of Incorporation and Bylaws to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the Guaranty of the Service Agreement entered into pursuant to Section 7.06 hereof constitute the valid and binding agreements of PhyCor enforceable in accordance with its terms.

                 3.03. No Finders or Brokers. Neither PhyCor nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

                 3.04. Validity of Agreement. Upon execution and delivery of this Agreement and all documents executed in connection herewith, they will constitute the valid and binding obligation of PhyCor and be binding against PhyCor in accordance with its terms.

                 3.05. Registration Statement. The information relating to PhyCor and its subsidiaries to be contained in the Registration Statement to be filed with the SEC by PhyCor under the Securities Act for purposes of registering the PhyCor Shares to be issued in the Merger pursuant to this Agreement will not contain as of the date on which the Registration Statement is declared effective by the SEC under the Securities Act any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than (i) any information provided by Straub relating to Straub and its subsidiaries and their respective operations, financial or otherwise, (ii) any financial statements and the related notes thereto relating to Straub and its subsidiaries, and (iii) any financial statements and related notes thereto relating to PhyCor and its subsidiaries, for which information PhyCor makes no representation or warranty.

                 3.06. Exchange Act Filings. The PhyCor Common Stock, including the Merger Consideration, has been registered with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), and PhyCor has filed with the Commission all forms and reports required by the Commission in a timely fashion.

                 3.07. PhyCor Shares. The PhyCor Shares to be issued as the Merger Consideration, when issued and delivered to the shareholders of Straub pursuant to the Merger or otherwise in accordance with the provisions of this Agreement, will be (i) validly issued, fully paid and non-assessable, and free of pre-emptive rights, (ii) registered pursuant the effective Registration Statement, (iii) registered or exempt from registration under applicable state securities or "Blue Sky" laws, (iv) included for trading on the Nasdaq National Market upon official notice of issuance, and (v) except with respect to "affiliates" of Straub as defined in Section 6.10 hereof or pursuant to any contractual obligation agreed to by the shareholders of Straub, will be freely tradeable without any restrictions upon transfer.


                                      IV.

                              COVENANTS OF STRAUB

                 Straub hereby covenants and agrees as follows:

                 4.01. Securities Act Compliance. Neither Straub nor any Straub Shareholder shall dispose of the Merger Consideration except in accordance with the provisions of the Registration Statement and the provisions of Rule 145(d) adopted by the Commission under the Act. In any disposition of the Merger Consideration, Straub and the Straub Shareholders will comply with the prospectus delivery requirements and any other applicable requirements of the Act.

                 4.02. Proxy Statements; Written Consents; Shareholder Approvals. Straub, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and Bylaws:

                 (a) promptly solicit the written consent of its shareholders or promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement is declared effective a meeting of shareholders in each case for the purpose of voting to approve and adopt this Agreement and the Transaction described in
Section 4.04 below and shall use its best efforts (subject to the fiduciary duties of the Board of Directors of Straub) under applicable law as advised by its independent counsel, to obtain such shareholder approval;

                 (b) except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Straub, under applicable law as advised by independent counsel, recommend approval and adoption of this Agreement and the Transaction by the shareholders of Straub and include in the Proxy Statement such recommendation and take all lawful action to solicit such approval;

                 (c) to respond promptly, and use its reasonable efforts to cause its directors, officers, employees, accountants and affiliates to respond promptly, to requests by PhyCor or its counsel for information for inclusion in the prospectus and proxy statement to be filed by PhyCor with its Registration Statement in connection with the Merger and the issuance of the Merger Consideration, and after becoming aware of any statement or omission which renders the information provided by Straub for inclusion in the Registration Statement not to be true and correct, Straub shall promptly amend, supplement or revise such material in order to make the statement set forth in the Registration Statement true and correct; and

                 (d) secure, to the reasonable satisfaction of PhyCor and its counsel, any necessary approvals of the holders of Straub's capital stock.

                 4.03. Examination by PhyCor. Straub will accord to PhyCor, its counsel, accountants, and other representatives full access during normal business hours throughout the period prior to the Effective Date to all of Straub's and its Subsidiaries' properties, books, accounts, contracts, commitments, records and all other relevant documents, and will make available, and use their reasonable efforts to cause their independent auditors to make available, copies of all such documents and information with respect to the business and properties of Straub and its Subsidiaries as representatives of PhyCor may from time to time reasonably request, including, without limitation, the working papers used to prepare the Financial Statements and income tax returns filed and in preparation, all in such manner as not unduly to disrupt Straub's normal business activities. Such access shall include consultations with the employees of Straub and its Subsidiaries. Until the Effective Date, Straub shall confer on a regular and frequent basis with one or more representatives of

PhyCor to report material operational matters and to report the general status of on-going operations. Straub shall notify PhyCor of any material adverse change in the financial position, earnings or business of Straub or its Subsidiaries after the date hereof and prior to the Effective Date and any unexpected emergency or other material unanticipated change in the business of Straub or its Subsidiaries and of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other matter which may be material to Straub or its Subsidiaries or which would cause the representations contained in Article 2 not to be true and correct and shall keep PhyCor informed of such events.

                 4.04. Transfer of Assets to New P.C.; Exchange of Preferred Stock. On or prior to the Effective Date (but in any case prior to the effective time of the Merger), Straub shall have (i) completed the transfer of the assets listed on Schedule 4.04(a) (the "Transferred Assets") to the New P.C. to be formed by Straub, the common and preferred stock of which will be transferred to the Straub Shareholders in a manner designed to qualify as a tax free spinoff pursuant to Sections 355 and 368(a)(1)(D) of the Code and the Series A Preferred Stock of which will be exchanged for the issued and outstanding Series C Preferred Stock of Straub and caused the New P.C. to assume the liabilities set forth in Schedule 4.04(a) (the "Transaction"), (ii) transferred valid title to such Transferred Assets to the New P.C., (iii) executed all necessary documents to effect the Transaction, including the form of documents attached hereto collectively as Schedule 4.04(b), (iv) obtained the authorizations of its Board of Directors and the approval of the Straub Shareholders to complete the Transaction, and (v) obtained all necessary consents of third parties and federal, state and local authorities to complete the Transaction.

                 4.05. Conduct of Business. Except as otherwise contemplated in this Agreement, pending the Closing of the Merger, Straub shall not with respect to itself and the Subsidiaries, without the prior written approval of PhyCor, (a) fail to maintain in effect casualty, public liability, professional malpractice and workers' compensation insurance coverage; (b) fail to use its reasonable efforts (i) to maintain its material assets in their present condition (ordinary wear and tear excepted), (ii) to comply with all laws and regulations of governmental agencies or authorities, including tax laws and regulations applicable to them, (iii) to operate its business in the manner reasonably necessary to maintain its current reputation and good will, of its patients and physicians and (iv) to keep in force all licenses, permits and approvals necessary to the operation of its business as now conducted; (c) enter into, renew, amend, breach or terminate any contract or agreement to which Section 2.09 applies without the consent of PhyCor; (d) declare or make any distributions to the

Straub Shareholders (other than salaries and compensation at levels in effect on the date of this Agreement) which would either (i) cause Straub to breach the representations and warranties contained in Article II or (ii) be distributions in excess of distributions made in the ordinary course of business based on historical practice of Straub; (e) increase the salary of or declare or pay any bonus to any employee (except for increases or bonuses in the normal course of business at levels in effect on the date of this Agreement); (f) sell, lease or transfer any material assets, other than in the ordinary course of business or subject its assets, including its real estate assets, to a mortgage, pledge or other encumbrance not already applicable to such assets or required to effect the Transaction; (g) make any prepayment on any outstanding indebtedness secured by the real property of Straub; (h) except as set forth on Schedule 4.05, make any adjustment to the financial statements of Straub which is not an adjustment in the ordinary course of business based on historical practices of Straub; (i) engage in any other material transaction other than in the regular and customary course of business; (j) fail to deliver to PhyCor any notices of any defaults or noncompliance cease and desist order, notice of review, or requests for information received from lessors, mortgage holders, Blue Cross/Blue Shield, CHAMPUS and other third party payors, governmental bodies or insurers relating to Straub or the operation of its business; (k) fail to deliver to PhyCor any notice or other information regarding pending or threatened litigation in respect of Straub or the operation of its business; or (l) issue any press release or other public statement relating to this Agreement or the Merger or the transactions contemplated hereby except as may be required by law or with PhyCor's consent. Straub shall use its best and most diligent efforts to preserve and maintain the business organization and the personnel and physician relationships of Straub, keep available to PhyCor the services of Straub's employees, and preserve the goodwill of physicians, patients and all others having business relations with Straub.

                 4.06.    Corporate Action; Consents. Except as set forth on
Schedule 4.06 and except for the Transferred Assets, Straub shall take all necessary corporate actions, and shall obtain and deliver to PhyCor in writing, effective as of the Effective Date, such consents as are necessary to effect a valid and binding transfer or assignment of all material contracts so as to enable PhyCor to enjoy all of the rights now enjoyed by Straub under such of its contracts. Said consents shall be in a form acceptable to PhyCor and shall contain an acknowledgement by the consenting party that Straub is in compliance with and is not in default under any provision of the particular contract or agreement. In addition, Straub shall use its reasonable efforts to obtain all consents and approvals of third parties required to carry out the Merger and the transactions contemplated by this Agreement and to satisfy the conditions specified herein.

                 4.07. Notice of Adverse Change; Amendments or Supplements to Exhibits and Schedules. Straub will advise PhyCor in writing, with respect to itself and its Subsidiaries, of any material adverse change in their properties or business from the date of this Agreement to the Effective Date.

                 4.08. Confidential Information. Except for disclosure to its bankers, investment bankers or lenders, Straub shall not disseminate or release to any third party or use in competition against PhyCor or PhyCor's affiliates, any information regarding any provision of this Agreement, or any financial information regarding PhyCor (past, present or future) that was obtained by Straub in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without PhyCor's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than PhyCor or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law including securities laws, or pursuant to court order.

                 4.09. Violations. Straub shall make all reasonable attempts to comply with all notices of violations of law or municipal ordinances, orders or requirements noted in or issued by government agencies or departments having authority with respect to buildings, fire, labor, health, or any other federal, state or municipal department having jurisdiction against or affecting the operation of Straub's business or its assets prior to the Effective Date unless contesting the same in good faith. All such notices, after the date hereof and prior to the Effective Date, unless contested in good faith or compliance cannot reasonably occur prior to the Effective Date, shall be complied with by Straub prior to the Effective Date. Upon written request, Straub shall furnish PhyCor with an authorization to make the necessary searches for such notices.

                 4.10. Benefit Plans. The parties shall mutually agree upon what actions will be taken after the date hereof but prior to the Effective Date hereof as to the benefit plans of Straub set forth on Schedule 4.10 attached hereto, it being the intention of the parties that the New P.C. shall adopt the PhyCor, Inc. Savings and Profit Sharing Plan following the Effective Date and that certain of the plans set forth on Schedule 4.10 shall be frozen or terminated after the Effective Date and the assets of the remaining plans set forth thereon shall be merged with and into the PhyCor Plan after the Effective Date.

                 4.11. Exclusivity. Straub will not, nor will it permit any Straub Subsidiary to, nor will it authorize or knowingly permit any officer, director or employee of Straub or of any Straub Subsidiary, except in accordance with their fiduciary duties, or any investment banker, attorney, accountant or other representative retained by Straub or any Straub Subsidiary
(i) to solicit or encourage, directly or indirectly (including by way of furnishing any information), any inquiries or the making of any proposal which could reasonably be expected to lead to any takeover proposal relating to Straub or any significant Straub Subsidiary, (ii) to engage in any negotiations with respect to a takeover proposal, (iii) except to the extent required by applicable law, to provide any non-public information concerning Straub or any Straub Subsidiary to any person in connection with any takeover proposal, or
(iv) to reach any agreement or understanding for any other takeover proposal. Straub will promptly advise PhyCor orally and in writing of any such inquiries or proposals of which its executive officers become aware. As used in this
Section 4.11, "takeover proposal" shall mean any proposal for merger, acquisition of all of the stock or assets of, or other business combination involving Straub or any Straub Subsidiary or the acquisition of a substantial equity interest in any of them, or a substantial portion of the assets of any of them.

                 4.12. Tax Covenant. It is contemplated by the parties that the Merger and the Transaction will qualify as tax free transactions pursuant to Sections 368(a)(1)(A), 355 and 368(a)(1)(D) of the Code ("Tax Free Transaction"), respectively, with the exception of any cash payable thereunder for stock purchased pursuant to Section 1.05(d) hereof. Both prior to the Merger and thereafter, Straub shall: (1) prepare its books and records and file all tax returns and schedules thereto reflecting the Merger and the Transaction in a manner consistent with the treatment of those transactions as a Tax Free Transaction; (2) provide timely to PhyCor, the Straub Shareholders, and New P.C. such tax information, reports, returns, or schedules as they may reasonably require to assist them in reporting the Merger and the Transaction as a Tax Free Transaction; and (3) aid PhyCor, New P.C. and the Straub Shareholders in defense of any assertion by the Internal Revenue Service ("IRS") that the Merger and the Transaction are not a Tax Free Transaction and defend against any assertion by the IRS that the Transaction is not a Tax Free Transaction. This covenant shall survive the Closing. Straub represents and warrants to PhyCor that the assumptions made in any legal opinion rendered to Straub concerning the tax consequences of the Merger and Transaction regarding factual matters will be true and correct at the time such legal opinion is rendered.

                 4.13. Provision of Schedules to Agreement. As of the date hereof, the parties hereto understand that certain schedules of Straub referred to herein shall not be included as part of this Agreement and that certain schedules of Straub which are included as part of this Agreement as of the date hereof may require certain additions and deletions from time to time after the date hereof but prior to the Effective Date. After the date hereof but no later than fifteen (15) days prior to the Effective Date, Straub shall provide to PhyCor for its review all of the schedules of Straub referred to in this Agreement, including supplements, additions, deletions and corrections to schedules provided by Straub as of the date of this Agreement. Straub shall make available to PhyCor and its representatives all necessary information and access to personnel PhyCor deems appropriate in completing its review of the

Straub schedules described above. Upon completion of the foregoing process and subject to any termination rights of the parties or rights not to consummate the transactions contemplated herein, the Straub Schedules and Exhibits shall become a part of this Agreement.

                 4.14. Redemption of Series B Preferred Stock, Exchange of Series C Preferred Stock. All shares of Straub Series B Preferred Stock, $100.00 par value per share (the "Series B Preferred Stock"), outstanding immediately prior to the Effective Date shall have been redeemed for cash by Straub and all authorized and unissued shares of Series B Preferred Stock shall have been cancelled. All shares of Straub Series C Preferred Stock, $1.00 par value per share (the "Series C Preferred Stock") outstanding immediately prior to the Effective Date shall have been exchanged for shares of Series A Preferred Stock, $1.00 par value per share of New P.C. (as defined in Section 4.04) (or be subject to dissenters rights pursuant to Section 415-80 of the Hawaii Revised Statutes) in connection with the Transaction (as defined in
Section 4.04) and all authorized and unissued shares of Series C Preferred Stock shall have been cancelled.


                                       V.

                              COVENANTS OF PHYCOR

                 PhyCor hereby covenants and agrees as follows (as used herein, "PhyCor" shall mean "PhyCor, Inc." and shall not include any PhyCor subsidiary unless expressly provided):

                 5.01. Registration Statement. As promptly as practicable, PhyCor and Straub shall cooperate and prepare and PhyCor shall file with the SEC the Registration Statement and use reasonable efforts to respond as promptly as practicable to any comments on the Registration Statement by the staff of the SEC, with the assistance and cooperation of Straub and its representatives. PhyCor shall also use reasonable efforts to take any action required to have the Registration Statement declared effective by the SEC as soon as is practicable and to take any action required to be taken under state securities or "Blue Sky" laws in connection with the issuance of the PhyCor Shares pursuant to this Agreement. Straub shall furnish PhyCor as promptly as practicable with all information concerning Straub and the holders of its capital stock required for inclusion in the Registration Statement and shall take such other action as PhyCor may reasonably request in connection with such Registration Statement and the issuance of the PhyCor Shares.

                 5.02. Nasdaq National Market. PhyCor shall file with the Nasdaq National Market an application for the listing of the PhyCor Shares to be issued pursuant to the Merger and use its best efforts to cause the PhyCor Shares to be listed on the Nasdaq National Market, subject to notice of official issuance thereof.

                 5.03. Antitrust Filings. As promptly as practicable, Straub and PhyCor shall make all filings and submissions under the Hart-Scott-Rodino Antitrust Improvement Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Straub will furnish to PhyCor, and PhyCor will furnish to Straub, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions.

                 5.04. Information. PhyCor shall provide to Straub and to the Straub Shareholders promptly after a request therefor any information or documents reasonably necessary for Straub and the Straub Shareholders to make an informed judgment as to the advisability of consummating the Merger and the related transactions contemplated thereby, including delivery in a timely manner of the prospectus contained in the Post-Effective Amendment, and to verify the representations and warranties of PhyCor contained herein. Until the Effective Date, PhyCor shall notify Straub of any matter which may be materially adverse to PhyCor and its subsidiaries considered as a whole and shall keep Straub informed of such events.

                 5.05. Corporate Action; Consents. PhyCor shall take all necessary corporate action and use its reasonable efforts to obtain all consents and approvals required to carry out the Merger and the transactions contemplated by this Agreement and to satisfy the conditions specified herein.

                 5.06. Confidential Information. Except for disclosure to its bankers, underwriters or lenders, and except for disclosure by PhyCor of information concerning Straub contained in PhyCor's Registration Statement, PhyCor shall not disseminate or release to any third party or use in competition against Straub or Straub's affiliates, any information regarding any provision of this Agreement, or any financial information regarding Straub (past, present or future) that was obtained by the PhyCor in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without Straub's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than Straub or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law including securities laws, or pursuant to court order.

                 5.07. Examination by Straub. PhyCor will accord to Straub, its counsel, accountants, and other representatives full access during normal business hours throughout the period prior to the Effective Date to all of PhyCor's and the PhyCor Subsidiaries' properties, books, accounts, contracts, commitments, records and all other relevant documents, and will make available, and use their reasonable efforts to cause their independent auditors to make available, copies of all such documents and information with respect to the business and properties of PhyCor and the PhyCor Subsidiaries as representatives of Straub may from time to time reasonably request, including, without limitation, the working papers used to prepare the PhyCor Financial Statements and income tax returns filed and in preparation, all in such manner as not to unduly disrupt PhyCor's normal business activities. Such access shall include consultations with the employees of PhyCor and the PhyCor Subsidiaries after coordination with a Vice President of PhyCor. Until the Effective Date, PhyCor shall confer on a regular and frequent basis with one or more representatives of Straub to report material operational matters and to report the general status of on-going operations. PhyCor shall notify Straub of any material adverse change in the financial position, earnings or business of PhyCor and the PhyCor Subsidiaries, taken as a whole, after the date hereof and prior to the Effective Date and any unexpected emergency or other material unanticipated change in the business of PhyCor and the PhyCor Subsidiaries, taken as a whole, and of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other matter which may be material to PhyCor and the PhyCor subsidiaries, taken as a whole, or which would cause the representations contained in Article III not to be true and correct and shall keep Straub informed of such events.

                 5.08. Conduct of Business. Pending the Closing of the Merger, PhyCor shall not, with respect to PhyCor and its subsidiaries taken as a whole, except as set forth on Schedule 5.08, (a) fail to maintain in effect casualty, public liability, and workers' compensation insurance coverage; (b) fail to use its reasonable efforts (i) to comply with all material laws and regulations of governmental agencies or authorities, including tax laws and regulations applicable to them, (ii) to operate their business in the manner reasonably necessary to maintain their current reputation and good will, (iii) maintain their assets in their present condition in all material respects (ordinary wear and tear excepted) and (iv) to keep in force all licenses, permits and approvals necessary to the operation of their business as now conducted; (c) fail to deliver to Straub any notice or other information regarding pending or threatened litigation in respect of PhyCor or the operation of the business of PhyCor and its Subsidiaries; and (d) issue any press release or other public statement relating to this Agreement or the Merger or the transactions contemplated hereby except as may be required by law or with Straub's consent.

                 5.09. Notice of Adverse Change; Amendments or Supplements to Exhibits and Schedules. PhyCor will advise Straub in writing of any material adverse change in the properties or business of PhyCor and its Subsidiaries, taken as a whole, from the date of this Agreement to the Effective Date. PhyCor shall, with written notice to Straub, supplement or amend all Exhibits and Schedules with respect to any matter hereafter arising or discovered which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Exhibit or Schedule.

                 5.10. Tax Covenant. It is contemplated by the parties that the Merger and the Transaction will qualify as tax free transactions pursuant to Sections 368(a)(1)(A), 355 and 368(a)(1)(D) of the Code ("Tax Free Transaction"), respectively, with the exception of any cash payable thereunder for stock purchased pursuant to Section 1.05(d) hereof. Both prior to the Merger and thereafter, PhyCor shall: (1) prepare its book and records and file all tax returns and schedules thereto reflecting the Merger and the Transaction in a manner consistent with the treatment of those transactions as a Tax Free Transaction; (2) provide timely to Straub, the Straub Shareholders, and New P.C. such tax information, reports, returns, or schedules as they may reasonably require to assist them in reporting the Merger and the Transaction as a Tax Free Transaction; and (3) aid Straub, New P.C. and the Straub Shareholders in defense of any assertion by the Internal Revenue Service ("IRS") that the Merger and the Transaction are not a Tax Free Transaction and defend against any assertion by the IRS that the Transaction is not a Tax Free Transaction. After the Merger, PhyCor intends to transfer all of the assets of Straub to its wholly-owned subsidiary, PhyCor of Hawaii, Inc. PhyCor agrees that, for so long as is necessary to not adversely impact the Merger and the Transaction as Tax Free Transactions, it will (1) retain "control" of PhyCor of Hawaii, Inc. (within the meaning of Section 368(c) of the Code); (2) not reacquire any shares of PhyCor Common Stock issued in the Merger; and (3) cause PhyCor of Hawaii, Inc. to continue the active conduct of the trade or business of Straub conducted by Straub immediately prior to the Merger as described more completely elsewhere in this Agreement and the documents executed in connection herewith. This covenant shall survive the Closing.

                 5.11. Investment Information. PhyCor agrees to deliver to Straub copies of the following and Straub agrees to deliver such copies to the Straub Shareholders with the notice of the shareholders meeting to consider and act upon the Merger:

                 (a) A current prospectus and proxy statement relating to the PhyCor Common Stock as filed with the SEC as part of PhyCor's effective Registration Statement, which will contain information relating to the Merger Consideration and describing the Merger, the Transaction and describing PhyCor and Straub, which prospectus will be filed with the SEC as part of PhyCor's Registration Statement;

                 (b) The latest Annual Report on Form 10-K filed by PhyCor with the SEC;

                 (c) Any Quarterly Report on Form 10-Q and each current report on Form 8-K filed by PhyCor with the SEC after the date of the Annual Report furnished pursuant to clause (c) above;

                 (d) The latest proxy statement filed by PhyCor with the SEC in connection with the solicitation of proxies for an annual meeting of shareholders; and

                 (e) Such other publicly available information relating to PhyCor as Straub may reasonably request.

                 5.12.         Availability of Filings. For a period of three
(3) years following the Effective Date, for so long as PhyCor is a reporting company under the Exchange Act, PhyCor shall make available current public information (as defined in Rule 144(c) promulgated under the Securities Act or as otherwise required by Rule 145(d) promulgated under the Securities Act) and take any other actions reasonably required by it to facilitate resales, if any, of the PhyCor Shares by the shareholders of Straub (including, but not limited to, those shareholders who are deemed "Affiliates" under Rule 145); provided, however, nothing contained herein shall require registration of any resale where the rules of the SEC provide a procedure other than registration for resales.

                 5.13. Advise as to Knowledge of Breach. PhyCor hereby covenants to advise Straub as soon as is practicable under the applicable circumstances if PhyCor has any actual knowledge after the date hereof and prior to the Effective Date that any of the representations or warranties of Straub set forth in Article II hereof are not accurate.

                                      VI.

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PHYCOR

                 All obligations of PhyCor which are to be performed under this Agreement at the Closing are subject to the performance prior to the Closing of all covenants and agreements contained herein which are to be performed by Straub at or prior to the Closing and to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by PhyCor at any time at or prior to the Closing):

                 6.01. Representations and Warranties True. All of the representations and warranties made by Straub contained in Article II of this Agreement shall be true and correct as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true and correct at and as of the Closing in all material respects. Straub shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                 6.02. Officer's Certificate. The President of Straub shall have delivered to PhyCor a certificate on behalf of Straub stating that the representations and warranties of Straub set forth in this Agreement were true and correct as of the date of this Agreement and as of the Closing and the covenants of Straub set forth in the Agreement have been complied with in all material respects as of the Closing. The President's Certificate shall be in the form of Exhibit 6.02 attached hereto.

                 6.03. Opinion of Counsel. PhyCor shall have been furnished with an opinion of Torkildson, Katz, Fonseca, Jaffe, Moore & Hetherington, counsel to Straub, in form and substance satisfactory to PhyCor, as to the matters set forth in Exhibit 6.03 attached hereto. In addition, either PhyCor shall have received an opinion of counsel satisfactory to PhyCor concerning the tax consequences of the Merger and Transaction to Straub or PhyCor shall be entitled to rely after the Closing on the opinion issued to Straub.

                 6.04. Consents and Approvals. All necessary consents and approvals required by this Agreement and necessary to consummate the Merger shall have been obtained by Straub and PhyCor and copies of such consents and approvals shall have been delivered to PhyCor.

                 6.05. Corporate and Shareholder Action. Straub shall have taken all corporate action and the Straub Shareholders shall have taken all action necessary to be taken by them to approve the Merger and the transactions contemplated thereby and certified copies of all resolutions duly adopted by the Board of Directors of Straub and the Straub Shareholders shall have been delivered to PhyCor evidencing such approval. PhyCor shall have received the representations and warranties provided for in Section 1.05(c) hereof.

                 6.06. New P.C. Transaction. The Transaction shall have been completed in all material respects on or before the Effective Date and an officer's certificate executed by the President of Straub in the form of
Exhibit 6.06 attached hereto shall state, among other things, that the Transaction has been completed no later than as of the Effective Date.

                 6.07. Service Agreement. The New P.C. and PhyCor of Hawaii, Inc. shall have entered into a Service Agreement in the form of Exhibit 6.07.

                 6.08. Government Approvals. All material approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities required for the consummation of the Merger and the transactions contemplated thereby as provided for in this Agreement, including, but not limited to, expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, shall have been duly obtained or made and shall not have been cancelled or rescinded.

                 6.09. Dissenting Shareholders. Shareholders dissenting from the Merger, and the Transaction described in Section 4.04, and validly exercising their dissenters' rights pursuant to the Hawaii Revised Statutes shall collectively own not more than 5% in the aggregate of the issued and outstanding Straub Common Stock. Shareholders of Straub Series C Preferred Stock dissenting from the Transaction described in Section 4.04 above and validly exercising their dissenters rights pursuant to the Hawaii Revised Statutes shall own not more than 5% in the aggregate of the issued and outstanding Straub Series C Preferred Stock.

                 6.10. Affiliates. Each person who is an "Affiliate" of Straub, as that term is defined in the Securities Act, shall have executed and delivered to PhyCor, in a form reasonably satisfactory to PhyCor, a certificate that provides for the following: (i) the PhyCor Shares issuable to such Affiliate will be held by such Affiliate pursuant to the provisions of the Securities Act and the rules and regulations thereunder, (ii) no sale or disposition of such PhyCor Shares will be made except pursuant to the terms of the Registration Statement, and the prospectus and proxy statement contained therein, the Securities Act, and Rule 145(d) thereunder, and (iii) each such certificate representing the PhyCor Shares issued to an Affiliate will bear a restrictive legend setting forth the restrictions on transfer referred to above.

                 6.11. Registration Statement and Blue Sky Approvals. The Registration Statement shall have been declared effective under the Securities Act by the SEC and no stop orders with respect to such Registration Statement shall have been issued. All material state securities permits and approvals required to carry out the transactions contemplated by this Agreement shall have been obtained.

                 6.12. No Action, Etc. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of the parties hereto.

                 6.13. No Adverse Change. There shall have been no material adverse change in the financial condition or results of operations of Straub as reflected in the Financial Statements, and there shall have been no material change in the amount of the assets of Straub or liabilities of Straub reflected in the most recently updated financial statements prepared by Straub and provided to PhyCor prior to the Effective Date as compared to the May 31, 1996 financial statements of Straub.

                 6.14. Restrictive Covenants. PhyCor shall have received copies of new restrictive covenant agreements entered into between the physicians employed by Straub and the New P.C. and the opinion of Torkildson Katz Jossem Fonseca Jaffe Moore & Hetherington in form and substance satisfactory to PhyCor, that such new restrictive covenant agreements are enforceable against employees of Straub covered thereby.

                 6.15. Financing. PhyCor shall have obtained the consent of Citibank, N.A., as agent for the banks participating in PhyCor's Fifth Amended and Restated Revolving Line of Credit Agreement, to carry out the transactions contemplated by this Agreement and the Service Agreement.

                 6.16. State Tax Filings. All necessary state and local tax filings required by the laws of the State of Hawaii as a result of the transactions contemplated by this Agreement and the Service Agreement shall have been made and accepted by the applicable Hawaii governmental agency.

                 6.17. Due Diligence; Schedules. PhyCor and its representatives shall have completed, to their reasonable satisfaction, their due diligence review of Straub and shall have completed their review of the schedules attached hereto as of the date hereof (the "Existing Schedules") and shall have accepted, to their reasonable satisfaction and based upon the procedures set forth in Section 4.13, substitute schedules to the Existing Schedules, supplements or partial additions or deletions to the Existing Schedules, or new schedules which were not included as part of the Existing Schedules.

                 6.18. HMO. All necessary filings in connection with the change of ownership of the HMO required by the laws of the State of Hawaii shall have been filed and all approvals by the applicable Hawaii governmental agencies relating to the change of ownership of the HMO shall have been obtained.


                                      VII.

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF STRAUB

                 All obligations of Straub which are to be performed under this Agreement at the Closing are subject to the performance prior to the Closing of all covenants and agreements of contained herein which are to be performed by PhyCor at or prior to the Closing and to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by Straub at any time at or prior to the Closing):

                 7.01. Representations and Warranties True. All of the representations and warranties made by PhyCor contained in Article III of this Agreement shall be true and correct as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true and correct at and as of the Closing in all material respects. PhyCor shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                 7.02. Officer's Certificate. The President of PhyCor shall have delivered to Straub a certificate on behalf of PhyCor stating that the representations and warranties of PhyCor set forth in this Agreement were true and correct as of the date of this Agreement and as of the Closing and the covenants of PhyCor set forth in the Agreement have been complied with in all material respects as of the Closing. The Officer's Certificate shall be in the form of Exhibit 7.02 attached hereto.

                 7.03. Opinions of Counsel. Straub shall have been furnished with an opinion of PhyCor's Vice President and General Counsel, in form and substance satisfactory to Straub, as to the matters set forth in Exhibit 7.03 attached hereto. In addition, Straub shall have received an opinion of Morrison & Foerster LLP in form and substance satisfactory to Straub concerning the tax consequences of the Merger and Transaction to Straub and the Straub Shareholders.

                 7.04. Consents and Approvals. All necessary consents and approvals necessary to consummate the Merger and Transaction shall have been obtained by Straub and PhyCor and copies of such consents and approvals shall have been delivered to Straub.

                 7.05. Corporate Action. PhyCor shall have taken all corporate action necessary to be taken by it to approve the Merger and the transactions contemplated thereby, and certified copies of all resolutions duly adopted by the Board of Directors of PhyCor shall have been delivered to Straub evidencing such approval.

                 7.06. Service Agreement. PhyCor of Hawaii, Inc. and the New P.C. shall have entered into a Service Agreement in the form of Exhibit 6.07, and PhyCor shall have entered into a Guaranty of Service Agreement in the form of Exhibit 7.06(b).

                 7.07. Government Approvals. All material approvals and authorizations of, filings and registrations with, and notification to, all federal and state authorities required for the consummation of the Merger and the transactions contemplated thereby as provided for in this Agreement, including, but not limited to, expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, shall have been duly obtained or made and shall not have been cancelled or rescinded.

                 7.08. Registration Statement and Blue Sky Approvals. The Registration Statement shall have been declared effective under the Securities Act and no stop orders with respect to such Registration Statement shall have been issued. All material state securities permits and approvals required to carry out the transactions contemplated by this Agreement shall have been obtained.

                 7.9. No Action, Etc. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation of, or to seek damages by reason of, the transactions contemplated hereby, and no governmental authority shall have asserted that these transactions constitute a violation of law or give rise to liability on the part of the parties hereto.

                 7.10. Receipt of Merger Consideration. The Straub Shareholders shall have received that portion of the Merger Consideration required to be paid by PhyCor as of the Effective Date.

                 7.11. Fairness Opinion. Straub shall have received an opinion from Hambrecht & Quist in form and substance satisfactory to Straub to the effect that the Merger and Service Agreement are fair from a financial point of view to the Straub Shareholders and such opinion shall not have been withdrawn.

                 7.12. Dissenting Shareholders. Shareholders dissenting from the Merger, and the Transaction described in Section 4.04, and validly exercising their dissenters' rights pursuant to the Hawaii Revised Statutes shall collectively own not more than 5% in the aggregate of the issued and outstanding Straub Common Stock. Shareholders of Straub Series C Preferred Stock dissenting from the Transaction described in Section 4.04 above and validly exercising their dissenters rights pursuant to the Hawaii Revised Statutes shall own not more than 5% in the aggregate of the issued and outstanding Straub Series C Preferred Stock.

                 7.13. No Adverse Change. Straub shall have received and had three days to review any additional information provided by PhyCor in supplements to the Schedules or Exhibits provided for herein. There shall have been no material adverse change in the financial condition or results of operations of PhyCor as reflected in the Financial Statements.

                                     VIII.

                     AGREEMENT EFFECTIVE DATE; TERMINATION

                 8.01. Date of Effectiveness of Agreement. This Agreement shall be a binding obligation of and shall be in full force and effect against the parties hereto only upon the attachment by the mutual consent of the parties hereto of the Service Agreement as Exhibit 6.07, the terms and provisions of which Service Agreement shall be substantially agreed upon by the parties as of the date upon which the Service Agreement is attached to this Agreement and made a part hereof; provided, however, PhyCor may, upon written notice to Straub, delay the date on which this Agreement is deemed to be binding obligations of the parties hereto if PhyCor notifies Straub of information PhyCor has discovered in connection with its due diligence efforts and requests amendments to the provisions of Article II and/or Article IV hereof.

                 8.02. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after submitted to a vote for approval by the Straub Shareholders, as follows:

                      (a)  by mutual written consent of PhyCor and Straub;

                      (b) by PhyCor, upon no less than five (5) days prior written notice to Straub, if there shall have occurred any event, change or development which has caused a material adverse change with respect to Straub or if Straub materially breaches any representation, warranty or covenant in this Agreement or upon failure or nonwaiver of any condition precedent set forth in Article VI unless within five
         (5) days after the written notice from PhyCor, Straub shall have cured such breach or failure;

                      (c) by Straub, upon no less than five (5) days prior written notice to PhyCor, if there shall have occurred any event, change or development which has caused a material adverse change with respect to PhyCor of if PhyCor materially breaches any representation, warranty or covenant in this Agreement or upon failure or nonwaiver of any condition precedent set forth in Article VII unless within five (5) days after the written notice from Straub, PhyCor shall have cured such breach or failure;

                      (d) by either PhyCor or Straub immediately upon written notice to the other if any regulatory agency whose approval is required with respect to the Merger, the Transaction or the Service Agreement denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal);

                      (e) by either PhyCor or Straub if the Merger, the Transaction or Service Agreement shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                      (f) by either PhyCor or Straub upon the bankruptcy, insolvency or assignment for the benefit of creditors of Straub or PhyCor, respectively;

                      (g) by either PhyCor or Straub, if the shareholders of Straub shall fail to approve the Merger by the vote required under the Hawaii Revised Statutes and the Articles of Incorporation and Bylaws of Straub;

                      (h) by either Straub or PhyCor, immediately upon written notice to the other, if prior to the Closing Straub has not obtained a favorable tax opinion of counsel satisfactory in form and substance to it in regard to the tax consequences of the Merger and Transaction, and PhyCor is either not entitled to rely on such opinion after the Closing or has not received a similar opinion on which it may rely after the Closing;

                      (i) by either PhyCor or Straub immediately upon written notice to the other if the Effective Date has not occurred by February 28, 1997; or

                      (j) by either PhyCor or Straub in the event the parties are unable to agree on the schedules to be added to this Agreement pursuant to the provisions of Sections 4.13 and 6.17 hereof.

                 8.03. Effect of Termination. In the event of the termination of this Agreement by either Straub or PhyCor pursuant to this
Article VIII, there shall be no liability on the part of any party hereto against any other party hereto, or their respective directors, officers, shareholders or agents, except that (i) Sections 4.08 and 5.04 relating to confidentiality and Article IX relating to indemnification shall continue in full force and effect notwithstanding such termination; provided, however, a party shall not be liable to the other party under the provisions of Article IX hereof if the accused party had grounds for terminating this Agreement under this Article VIII, whether or not such party elected to terminate this Agreement on those grounds and (ii) each of the parties hereto shall provide the other party hereto with a copy of any proposed public announcement regarding the occurrence of such termination and an opportunity to comment thereon prior to its dissemination.

                 8.04. Return of Information. In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof. Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality contained in Sections 4.08 and 5.04 shall survive termination of this Agreement.

                                      IX.

                                INDEMNIFICATION

                 9.01. Indemnification by Straub and PhyCor Prior to Effective Date.

                      (a) Subject to the provisions of Section 8.03 hereof, from the date of this Agreement until the Effective Date, if any, Straub shall indemnify and hold harmless PhyCor, each officer, director, employee and agent thereof, and their respective estates, successors and assigns (each an "Indemnified Party") in respect of any actual costs and expenses (including without limitation attorneys' fees), reasonably incurred by such Indemnified Party as a result of any inaccuracy in or breach of any representation or warranty by Straub contained in this Agreement or the nonfulfillment or breach of any covenant, agreement or obligation of Straub contained in this Agreement.

                      (b) Subject to the provisions of Section 8.03 hereof, from the date of this Agreement until the Effective Date, if any, PhyCor shall indemnify and hold harmless Straub, each officer, director, employee and agent thereof, and their respective estates, successors and assigns (each an "Indemnified Party") in respect of any actual costs and expenses (including without limitation attorneys' fees), reasonably incurred by such Indemnified Party as a result of any inaccuracy in or breach of any representation or warranty by PhyCor contained in this Agreement or the nonfulfillment or breach of any covenant, agreement or obligation of PhyCor contained in this Agreement.

                 9.02. Limitations of Liability of Straub. Notwithstanding anything in this Agreement that may be construed to the contrary, each of the following limitations shall apply to the indemnity obligations of Straub under this Agreement:

                      (a) "Claims" shall include claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs, attorneys' fees and any legal or other expenses for investigating or defending any actions or threatened actions) only to the extent actually suffered, reduced by any offsetting benefits, assets or services received and recoveries (or entitlements to recoveries) from any insurers or third parties (it being the obligation of the

         Indemnified Parties to make timely and appropriate claims against insurers and third parties and any failure to do so being at the Indemnified Parties' risk hereunder);

                      (b)  Straub shall not be liable to the PhyCor
         Indemnified Parties for any Claims under Section 9.01 above until such Claims exceed in the aggregate $250,000 that would otherwise be subject to indemnification under said provisions, and then only for the amount by which such Claims exceed $250,000.

                 9.03. PhyCor's Indemnification Upon Consummation of the Merger. Upon consummation of the Merger, PhyCor shall indemnify and hold harmless Straub, its controlling persons, officers, directors, employees and agents, each Straub Shareholder, New P.C. and their respective estates, successors and assigns (each an "Indemnified Party") in respect of any and all Claims (as defined above), reasonably incurred by Straub, any Straub Shareholder, New P.C. or other Indemnified Party, as a result of each and all of the following:

                      (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement of which Straub was not advised in writing by PhyCor before or at the time of Closing;

                      (b) the nonfulfillment or breach of any covenant, agreement or obligation contained in this Agreement; or

                      (c) any liability or obligation of Straub assumed by PhyCor as a result of the Merger disclosed by Straub in this Agreement.

                 9.04. Notification. Whenever any claim shall arise for indemnification, the Indemnified Party shall notify the indemnifying party promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim or charge, except that in the event of any claim for indemnification or charge hereunder resulting from or in connection with any claim or legal proceedings by a third party, such Indemnified Party shall give prompt notice to the indemnifying party of such claim or the commencement of legal proceedings in respect of which recovery may be sought against the indemnifying party pursuant to the provisions of this
Article IX. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability or charge arising therefrom. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the indemnifying party unless suit shall have been instituted against the Indemnified Party and the indemnifying party shall have failed, within fifteen (15) days after notice of institution of the suit, to take control of such suit as provided in Section 9.06 below.

                 9.05. Defense of Actions. In connection with any claim giving rise to indemnity resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of such claim or legal proceedings. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be limited to taking all steps necessary in the defense of settlement thereof and, to the extent provided in this Agreement, holding the Indemnified Party harmless from and against any losses, damages, expenses or liability caused by or arising out of the settlement approved by the indemnifying party or any judgment in connection with such claim or legal proceeding. Each Indemnified Party agrees that it will cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the Indemnified Party, the indemnifying party shall not consent to the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivering by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect thereof, unless the indemnifying party has actually paid to the Indemnified Party the full amount of such judgment or settlement. If the indemnifying party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the Indemnified Party may deem appropriate. The indemnifying party will promptly reimburse the Indemnified Party in accordance with the provisions hereof. The Indemnified Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                 9.06. Payment. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability; provided, however, that the Straub Shareholders may at their sole option elect to pay any indemnification in 48 equal monthly instruments commencing on the date such indemnification is conclusively determined to be due, together with interest at a fixed rate per annum equal to PhyCor's cost of funds on the date the indemnification is first conclusively determined to be due. Interest shall be computed on the basis of actual days elapsed over calendar years. The Straub Shareholders may prepay their indemnification liability in whole or in part at any time without premium or penalty.

                 9.07. Contract Remedies Exclusive. The remedies provided for in this Article IX for inaccuracies in or breaches of representations and warranties contained in this Agreement and nonfulfillment or breaches of covenants, agreements and obligations contained in this Agreement shall be exclusive with respect to such matters and shall preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto with respect to such matters; provided, however, nothing contained in this Agreement shall be deemed to limit, exclude, impair or otherwise affect any rights or remedies of any party under applicable securities laws.

                 9.08. Attorneys' Fees. If legal action is commenced to enforce this Agreement, each party shall pay its own costs and attorneys' fees in connection with such action, and such costs and attorneys' fees shall not be covered by the indemnities provided in this Article IX.


                                       X.

                                 MISCELLANEOUS

                 10.01. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be sufficiently given if delivered in person or mailed by certified mail, postage prepaid, addressed to the parties at their respective addresses reflected on Schedule 10.01 hereto.

                 10.02. Expenses. PhyCor and Straub shall pay their own costs and expenses (including, without limitation, the fees and expenses of their counsel, auditors, accountants, investment advisors and any finders' fees) incidental to the preparation and carrying out of this Agreement.

                 10.03. Entire Agreement. This Agreement and the related agreements described herein, including the Plan of Merger and Service Agreement and Schedules and Exhibits hereto, express the whole agreement between the parties with respect to the subject matter hereof, there being no representations, warranties or other agreements not herein expressly set forth or provided for herein.

                 10.04. Amendments and Waivers. This Agreement may be amended, only in writing, signed by the parties hereto. No provision of this Agreement may be waived except in a writing signed by the party to be charged.

                 10.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                 10.06. Survival of Representations and Warranties. All statements contained in any certificate delivered by or on behalf of any of the parties to this Agreement pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties made by the respective parties hereunder. The covenants, representations and warranties made by the parties each to the other in this Agreement or pursuant hereto shall survive the Merger or termination of this Agreement.

                 10.07. Section Headings. The section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

                 10.08. Severability. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

                 10.09. Governing Law. This Agreement shall be construed and governed by the laws of the State of Hawaii except to the extent the laws of the State of Tennessee apply to the Merger.

                 10.10. Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that the Agreement be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person. Notwithstanding the above, neither PhyCor nor Straub shall have the right to assign their rights and obligations hereunder, except that PhyCor may assign this Agreement to (a) a wholly-owned subsidiary, provided that PhyCor shall remain liable for all of its obligations hereunder, and guarantees the obligations of such subsidiary in a form of guaranty reasonably acceptable to Straub, and (b) Citibank, N.A., as agent, pursuant to the terms of the Credit Agreement, among PhyCor, the banks parties thereto and Citibank, N.A., as agent, provided that PhyCor shall remain liable for all of its obligations hereunder or (c) any other lending institution(s) with whom PhyCor shall enter into a credit agreement.

                 10.11. Press Releases. PhyCor and Straub shall each approve any press releases regarding this Agreement and its consummation; provided, however, PhyCor shall be entitled to release any information it deems necessary or appropriate as a public company by giving Straub prior written notice.

                 10.12. Access to Records After Closing. Straub and New P.C. will cause its counsel and certified public accountants to afford to the representatives of PhyCor, including its counsel and accountants, reasonable access to, and copies of, any records not transferred to PhyCor, including, but not limited to, audit and tax work papers. PhyCor will afford to the representatives of Straub and New P.C. reasonable access to, and copies of, the records transferred to PhyCor at the Closing during normal business hours after the Closing Date. Copies furnished to the party gaining such access shall be furnished at the cost of the recipient.

                 10.13. Exhibits. All Exhibits and Schedules referred to in this Agreement or included in the Exhibit Volume are an integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations.

                 10.14. Disclosure of Certain Information. Straub grants PhyCor authorization to disclose aggregate financial history and financial and other information about Straub as an entity and about the business of Straub in order for PhyCor to comply with disclosure requirements in connection with the sale and registration of its securities and to lenders, investment bankers, other acquisition candidates, and other officials as deemed necessary by PhyCor.

                 10.15. Third Party Beneficiaries. PhyCor and Straub acknowledge and agree that the Indemnified Parties are third-party beneficiaries of this Agreement and this Agreement shall inure to their benefit and be enforceable by them.

                 10.16. Cure of Default. PhyCor shall have the right, but not the obligation, upon notice to Straub and upon such party's failure to cure within a reasonable time, to cure any default of Straub and to satisfy any condition precedent to PhyCor's obligation to close which can be cured and to deduct the amount so paid from the amounts payable by PhyCor at the Closing.


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.


                                  PHYCOR, INC.



                                  By:
                                      -------------------------------

                                  Title:
                                         ----------------------------



                                  STRAUB CLINIC & HOSPITAL, INCORPORATED



                                  By:
                                      -------------------------------

                                  Title:
                                         ----------------------------

Exhibits:

Exhibit A                 Form of Plan of Merger
Exhibit B                 Form of Articles of Merger
Exhibit 1.04(d)           List and Addresses of Straub Shareholders
Exhibit 6.02              Form of President's Certificate (Straub)
Exhibit 6.03              Form of Opinion of Torkildson, Katz,
                          Fonseca, Jaffe, Moore & Hetherington
Exhibit 6.06              Form of Officer's Certificate (New P.C.)
Exhibit 6.07              Form of Service Agreement
Exhibit 7.02              Form of Officer's Certificate (PhyCor)
Exhibit 7.03              Form of Opinion of Counsel (PhyCor)
                          Form of Tax Opinion for Morrison & Foerster LLP
Exhibit 7.06(b)           Form of Guaranty of Service Agreement

SCHEDULES:

1.04(d)         List of Names and Addresses of Straub Common Shareholders
                immediately prior to the Effective Date.
2.01(a)         Copies of Articles of Incorporation, as amended, and
                Bylaws, as amended
2.02            List of shareholdings
2.03(a)         List of Shareholders that are not the record and
                beneficial owners of such shares
2.03(b)         List of existing agreements, options, warrants, rights,
                calls or commitments to which the Straub Shareholders
                or Straub are a party
2.04            List of stock ownership by Straub in any corporation,
                partnership, J.V., association or business enterprise
2.05            Copies of financial statements and May 31, 1996
                unaudited balance sheet; exceptions to conformity with
                GAAP
2.06            Undisclosed liabilities
2.07            Certain recent changes
2.08(a)         List of assets without title
2.08(b)         Mortgages and security interests of record
2.09            Copy of each contract, lease, sublease, agreement etc.
                which Straub is a party or bound for amount in excess
                of $100,000 or for terms in excess of 12 months threats
                of cancellation; employment agreements or agreements
                containing bonus, severance, termination pay
                liabilities or obligations or agreements to guaranty an
                employee loan; defaults and conflicts
2.10            Violations of Articles of Incorporation or Bylaws;
                conflicts of contracts; liens on assets under contract;
                violations of statutes or laws
2.11            Litigation; material claims
2.12(a)         Notice of noncompliance with federal, state or other
                governmental laws, regulations or administrative orders
2.12(b)         Licenses, permits, certificates and authorization
2.15            List of current non-physician employees, officers and
                consultants whose total annual compensation was in
                excess of $40,000 in last 12 months
2.16            Collective bargaining agreements
2.17(a)         List of all policies or binders of fire, liability,
                product liability, workers' compensation, health and
                other forms of insurance policies
2.17(b)         Malpractice liability insurance policies since 1990
2.17(c)         Denied insurance coverage and claims of insured loss in
                excess of $20,000
2.20            Aging report on accounts receivables and list of
                accounts receivable outside ordinary course
2.21            Employee Benefit Plans exceptions to representations

2.22(a)         Copy of licensure survey reports of Straub Hospital by
                Hawaii Department of Health after January 1, 1995;
                copies of Certificate of Need approvals held by Straub
2.22(b)         Restrictions on participation in the Medicare and
                Medicaid programs; notices of pending or threatened
                proceeding against Hospital; notice of dispute between
                Straub Hospital and any governmental authority; copies
                of Hospital's two most recent JCAHO accreditation
                survey reports and deficiency lists for 3 years ending
                December 31, 1995
2.23            List of officers with "knowledge"
2.25            Bank accounts; officers
2.26            Storage, discharge or handling of hazardous waste
2.27            Fraud and abuse
2.29            HMO jurisdiction and copy of license
2.30            Deferred compensation payable by Straub
4.04(a)         List of assets transferred to New P.C.
4.04(b)         Copies of documents necessary to effect transfer
4.05            Adjustments to financial statements outside ordinary course
4.06            Exceptions to Straub's consent to effect a valid and
                binding transfer or assignment of all material contracts to PhyCor
4.10            Benefit plans
5.08            Conduct of business by PhyCor

                                SCHEDULE 4.04(a)

                        TRANSFERRED ASSETS AND LIABILITIES

ASSETS:

 1.     Assets appearing on the Balance Sheet attached hereto as
        Schedule I.

 2. Partnership and subsidiary interests attached hereto as Schedule II. Except as otherwise indicated, whenever Straub transfers stock of the entities to New Straub, it will also transfer assets and liabilities to New Straub.

 3.     Licenses for the provision of health care services attached hereto as
        Schedule III.

 4. Contracts under which Straub Clinic & Hospital, Inc. provides medical services, attached as Schedule IV.

 5.     Real property leases set forth on Schedule V.

 6.     Equipment leases set forth on Schedule VI.

 7.     The employment agreements and restrictive covenants attached as
        Schedule VII.

 8. All medical and professional records, and all privileged and confidential legal documents and communication with attorneys.

 9. All benefit plans of Straub, including any retirement plan, profit sharing plan and defined benefit plan.

10. Any rights or recoveries from any claim or litigation existing on the date hereof by or against KPMG Peat Marwick LLP.

11.     Guam Interest (subject to further negotiation between the parties)

12.     $2 million cash

LIABILITIES:

1.      Liabilities appearing on the Balance Sheet attached hereto as
        Schedule I.

2. Any liabilities arising under any benefit plan of Straub, including any retirement plan, profit sharing plan or defined benefit plan.

3. Any liability under any government investigation into MediCare or other billing practices of Straub and any sanctions imposed by any regulatory agency as a result thereof.

4. Any liability from any claim or litigation existing on the date hereof by or against KPMG Peat Marwick LLP.

5.      Guam Interest (subject to further negotiation between the parties)

                                                                     Schedule I

                                                 JUNE 30, 1996                             NEW         FOOT-
 ACCT #              DESCRIPTION                   UNAUDITED             PHYCOR           STRAUB       NOTES
 ------              -----------                 -------------           ------           ------       -----
1038000    BOH -- CERTIFICATE OF DEPOSIT            187,500.00                          187,500.00      (1)
1039000    BOH SAVINGS (FSM)                         50,687.35          50,687.35
1042000    BOH -- CD (HMO DEPOSIT)                  150,000.00         150,000.00
                                                 -------------------------------------------------
                                                    388,187.35         200,687.35       187,500.00


1000100    BOH -- PATIENT A/R COLLECTIONS         1,510,231.53       1,510,231.53
1001000    BOH -- DISBURSEMENTS                      (4,757.96)         (4,757.96)
1002000    BOH -- PAYROLL                          (263,329.58)       (263,329.58)
1003000    BOH -- RECEIPTS                        1,474,761.52       1,474,761.52
1004000    BOH -- REG. STRAUB WAIKIKI                     0.00               0.00
1006000    SAVINGS                                    6,226.26           6,226.26
1007000    BOH -- ACCOUNTS PAYABLE               (4,037,217.38)     (4,037,217.38)
1008000    BOH -- REG. EMP REIMB ACCT                     0.00               0.00
1010000    CHANGE FUND                                7,066.00           7,066.00
1011000    BOH -- KEAUHOU                               (32.00)            (32.00)
1012000    BOH -- STRAUB H. PLAN SVCS                   780.00             780.00
1013000    FHB -- REGULAR SOHS                            0.00               0.00
1015000    BOH -- STRAUB PROF SVCS                    8,210.00           8,210.00
1016000    BOH -- DOCS CONCENTRATION                      0.00               0.00
1017000    BOH -- PATIENT REFUNDS                  (138,584.84)       (138,584.84)
1019000    FIRST FED -- LANAI                        44,131.47          44,131.47
1020000    BOH -- REGULAR SPI                        14,916.04          14,916.04
1026000    BOH -- DOCS (O)                          (61,754.58)        (61,754.58)
1027000    BOH -- DOCS (S)                           30,393.83          30,393.83
1030000    FHB -- REGULAR SPI                             0.00               0.00
1031000    BOH -- STRAUB CARE QUANTUM              (273,723.50)       (273,723.50)
1033000    CITIZENS SECURITY SDC(G)                  76,276.28          76,276.28
1034000    CITIZENS SECURITY SDC(H)                       0.00               0.00
1035000    BOH -- SPI DISBURSEMENTS                (136,366.36)       (136,366.36)
1036000    BOH CHECKING -- SDC GUAM                       0.00               0.00
1037000    BOH CHECKING -- SDC HAWAII                   536.21             536.21
1038000    HAWAIIAN TRUST CASH FUND               1,058,646.42       1,058,646.42
1040000    PAINE WEBBER -- CASH ACCOUNT                   0.32               0.32
1050000    MARKETABLE SECURITIES                          0.00               0.00
1070000    DEF COMP (OLD) --  SHEARSON                    0.00               0.00
1080000    DEF COMP (NEW) --  SHEARSON                    0.00               0.00
1095000    SHEARSON -- PROFESSIONAL LIAB                  0.00               0.00
                                                 -------------------------------------------------
                                                   (683,590.32)       (683,590.32)            0.00


1210000    ACCOUNTS RECEIVABLE (ACCRUAL)         (1,892,510.00)     (1,892,510.00)
1211000    PATIENT A/R SOHS                         639,323.09         639,323.09
1212000    PATIENT A/R -- INDEPENDENCE           54,505,296.36      54,505,296.36
1214000    A/R -- MISC BILLINGS                     419,651.29         419,651.29
1215000    A/R SUSPENSE                                   0.00               0.00
1216000    A/R CLEARING INDEPENDENCE              1,644,941.58       1,644,941.58
1217000    A/R CLEARING SIGNATURE                 4,853,539.86       4,853,539.86
1218000    A/R SIGNATURE                         25,879,301.64      25,879,301.64
1219000    A/R -- LANAI                             147,750.14         147,750.14
1222000    A/R -- STRAUB KALUA                       65,127.84          65,127.84
1223000    A/R -- DOCS                              518,845.02         518,845.02
1224000    A/R -- PHARM HOME INFUSION               288,497.16         288,497.16
1225000    A/R HOME HEALTH                          646,070.29         646,070.29
1229000    A/R -- UNAPPLIED CASH                 (6,762,868.40)     (6,762,868.40)
1231000    DUE FROM THE DOCTORS CLINIC            1,773,752.50       1,773,752.50
1231100    RESERVE -- TDC MANAGEMENT FEES        (1,312,004.00)     (1,312,004.00)
1230000    INTERCOMPANY SCHI/SDC(3)                       0.00               0.00
1233000    DUE FROM TDCDC                           834,330.00         834,330.00
1245000    AMOUNTS COLLECTED FOR SPI                955,141.31         955,141.31
1246000    DUE TO/FROM STRAUS WAIKIKI, INC                0.00               0.00



                                                 JUNE 30, 1996                             NEW         FOOT-
 ACCT #              DESCRIPTION                   UNAUDITED             PHYCOR           STRAUB       NOTES
 ------              -----------                 -------------           ------           ------       -----
1248000    RETURNED CHECKS                            8,196.65           8,196.65
1252000    DUE TO/FROM H PLAN SVCS                        0.00               0.00
1256300    RECLASS TDC NOTE TO CURRENT            2,278,671.00       2,278,671.00
1257000    ALLOWANCE -- CLINIC INDUSTRIAL          (257,500.00)       (257,500.00)
1257100    ALLOWANCE CLINIC MVA                     (65,300.00)        (65,300.00)
1258000    ALLOWANCE -- COMMERCIAL               (2,305,800.00)     (2,305,800.00)
1259000    ALLOWANCE -- CLINIC OTHER               (568,158.27)       (568,158.27)
1259100    ALLOWANCE CLINIC TRICARE                  (2,300.00)         (2,300.00)
1259200    ALLOWANCE CLINIC CONTRACTS              (675,200.00)       (675,200.00)
1259300    ALLOWANCE CLINIC PIMS                 (1,456,600.00)     (1,456,600.00)
1260000    ALLOW -- DOUBTFUL ACCT               (12,233,400.00)    (12,233,400.00)
1261000    ALLOWANCE -- HOSPITAL MEDICARE       (13,671,100.00)    (13,671,100.00)
1262000    ALLOWANCE -- CLINIC MEDICAID            (911,825.29)       (911,825.29)
1263000    ALLOWANCE -- HOSPITAL OTHER             (863,200.00)       (863,200.00)
1264000    ALLOWANCE -- CLINIC MEDICARE          (3,278,137.22)     (3,278,137.22)
1265000    ACCOUNTS RECEIVABLE -- SCHI                    0.00               0.00
1266000    ALLOWANCE -- HOSPITAL MEDICAID        (3,204,700.00)     (3,204,700.00)
1267000    ALLOWANCE -- CLINIC HMSA              (2,723,394.33)     (2,723,394.33)
1268000    ALLOWANCE -- HOSPITAL HMSA PPS        (2,008,100.00)     (2,008,100.00)
1269000    ALLOWANCE -- HOSPITAL HMSA AMB                 0.00               0.00
1270000    OTHER RECEIVABLES                          3,166.93           3,166.93
1273000    ALLOWANCE HOSPITAL PIMS               (3,324,700.00)     (3,324,700.00)
1274000    ALLOWANCE HOSPITAL CHAMPUS              (238,700.00)       (238,700.00)
1275000    ALLOWANCE -- STARS                    (1,990,941.45)     (1,990,941.45)
1276000    ALLOWANCE HOSPITAL JAPANESE             (108,000.00)       (108,000.00)
1279000    ALLOWANCE -- OTHER                      (461,667.96)       (461,667.96)
1280000    ALLOWANCE -- HOSPITAL HMO (CHP)       (1,843,000.00)     (1,843,000.00)
1282000    ALLOWANCE -- HOSPITAL HMO (SHP)         (197,600.00)       (197,600.00)
1284000    ALLOWANCE -- HOSPITAL HMO (SSP)                0.00               0.00
1286000    ALLOWANCE -- HOSPITAL HMO (SEHP)        (380,300.00)       (380,300.00)
1289000    ALLOWANCE -- INDUSTRIAL                 (838,100.00)       (838,100.00)
1290000    PROVIDER ADJ -- SIGNATURE                      0.00               0.00
1291000    ALLOWANCE -- CLINIC HMO                  (19,842.95)        (19,842.95)
1292000    ALLOWANCE -- HOSP QUANTUM               (572,500.00)       (572,500.00)
                                                 --------------------------------------------------
                                                 31,294,152.79      31,294,152.79              0.00

1310000    DRUGS                                    388,331.49                           388,331.49     (2)

1247000    DUE TO/FROM SDC                                0.00               0.00
1272000    OTHER RECEIVABLE -- CITICORP                   0.00               0.00
1301000    MED & SURG SUPPLIES                      225,675.53                           225,675.53     (2)
1302000    X-RAY FILM & SUPPLIES                      3,321.54                             3,321.54     (2)
1305000    CENTRAL SUPPLY INVENTORY                  29,368.43                            29,368.43     (2)
1320000    OFFICE SUPPLIES                           15,732.22                            15,732.22     (2)
1321000    STATIONERY & FORMS                         2,371.48                             2,371.48     (2)
1322000    CIC FORMS & SUPPLIES                       1,953.50                             1,953.50     (2)
1323000    MTKG FORMS & BROCHURES                         0.00                                 0.00     (2)
1340000    DIETARY SUPPLIES                             280.27                               280.27     (2)
1341000    FOOD                                      24,418.52                            24,418.52     (2)
1371000    HOUSEKEEPING SUPPLIES                        760.08                               760.08     (2)
1399000    OTHER SUPPLIES                               841.26                               841.26     (2)
1401000    INSURANCE -- GEN LIAB                    277,167.73         277,167.73
1402000    INSURANCE -- PROF LIAB                         0.00               0.00
1420000    DEPOSITS                                 486,302.25                           486,302.25     (3)
1421000    DEPOSITS -- FIXED ASSET PURCH             93,318.30                            93,318.30     (4)
1440000    REAL PROPERTY TAXES                            0.00                                 0.00     (5)
1450000    PROF DUES & MEMBERSHIPS                   20,938.18                            20,938.18     (6)
1460000    MAINTENANCE SERVICE CONTRACT              91,770.85                            91,770.85     (7)
1499000    OTHER PREPAIDS                         1,044,799.20       1,044,799.20
2723000    ACCRUED PSP & RETIREMENT PLAN            695,791.50         695,791.50
                                                 --------------------------------------------------
                                                  3,014,810.84       2,017,758.43        997,052.41

                                                 JUNE 30, 1996                             NEW         FOOT-
 ACCT #              DESCRIPTION                   UNAUDITED             PHYCOR           STRAUB       NOTES
 ------              -----------                 -------------           ------           ------       -----
1501000    LEASHOLD IMPROV                        2,530,889.43       2,530,889.43
1502000    PROFESSIONAL EQUIP                    12,200,895.33      12,200,895.33
1503000    BUSINESS EQUIPMENT                     5,733,605.20       5,733,605.20
1504000    FURNITURE & FIXTURES                   3,372,644.24       3,372,644.24
1505000    DIETARY SERVICE EQUIPMENT                524,994.03         524,994.03
1506000    AUTOMOBILES                              105,710.31         105,710.31
1510000    DEVELOPMENT COST -- CLINIC                43,385.50                           43,385.50
1511000    DEVELOPMENT COST -- HOSPITAL             119,258.48                          119,258.48
1512000    DEVELOPMENT COST -- OTHER                476,100.11                          476,100.11
1514000    DEVELOPMENT COST -- MAKAI                      0.00                                0.00
1515000    HOSP BUILDING & IMPROVEMENTS          11,258,476.46                       11,258,476.46
1516000    CLINIC BLDG & IMPROV                   7,348,746.86                        7,348,746.86
1517000    GARAGE                                 2,231,819.57                        2,231,819.57
1518000    MAKAI BUILDING & IMPROVEMENTS         15,202,538.05                       15,202,538.05
1519000    LEASEHOLD IMPROVEMENTS -- HI KAU         569,646.38         569,646.38
1520000    LEASEHOLD IMPROVEMENTS -- KANE           946,209.93         946,209.93
1521000    LEASEHOLD IMPROVEMENTS -- KAILU        1,552,520.35       1,552,520.35
1522000    LEASEHOLD IMPROVEMENTS -- FINAN          386,208.04         386,208.04
1526000    LEASEHOLD IMPROVEMENTS -- HUAL           200,118.40         200,118.40
1527000    LEASEHOLD IMPROVEMENTS -- MILILA       1,018,919.08       1,018,919.08
1528000    LEASEHOLD IMPROV -- PALI MOMI            342,087.21         342,087.21
1529000    LEASEHOLD IMPROV -- WESTRIDGE             21,054.10          21,054.10
1530000    LEASEHOLD IMPROV -- BERETANIA          1,149,674.88       1,149,674.88
1580000    FULLY DEPRECIATED ASSETS                 567,100.11         567,100.11
                                                --------------------------------------------------
                                                 67,902,602.05      31,222,277.02    36,680,325.03



1601000    LEASHOLD IMPROV                       (1,988,497.22)     (1,988,497.22)
1602000    PROFESSIONAL EQUIP                    (9,244,529.37)     (9,244,529.37)
1603000    BUSINESS EQUIPMENT                    (3,218,279.06)     (3,218,279.06)
1604000    FURNITURE & FIXTURES                  (2,360,125.94)     (2,360,125.94)
1605000    DIETARY SERVICE EQUIPMENT               (325,984.07)       (325,984.07)
1606000    AUTOMOBILES                              (95,911.20)        (95,911.20)
1615000    HOSPITAL BLDG & IMPROVEMENTS          (5,825,396.44)                      (5,825,396.44)
1616000    CLINIC BLDG & IMPROVEMENTS            (5,257,836.29)                      (5,257,836.29)
1617000    GARAGE                                (1,129,878.44)                      (1,129,878.44)
1618000    MAKAI BUILDING & IMPROVEMENTS         (5,829,682.46)                      (5,829,682.46)
1619000    HI KAI LEASEHOLD IMPROVEMENTS           (484,909.09)       (484,909.09)
1620000    LEASEHOLD IMPROVEMENTS -- KANE          (618,064.25)       (618,064.25)
1621000    LEASEHOLD IMPROVEMENTS -- KAILU       (1,401,842.27)     (1,401,842.27)
1622000    LEASEHOLD IMPROVEMENTS -- FINAN         (382,488.86)       (382,488.86)
1626000    LEASEHOLD IMPROVEMENTS -- HUAL          (193,992.62)       (193,992.62)
1627000    LEASEHOLD IMPROVEMENTS -- MILILA        (544,920.29)       (544,920.29)
1628000    LEASEHOLD IMPROV -- PALI MOMI           (101,378.46)       (101,378.46)
1629000    LEASEHOLD IMPROV -- WESTRIDGE            (18,047.77)        (18,047.77)
1630000    LEASEHOLD IMPROV -- BERETANIA           (192,226.55)       (192,226.55)
1650000    FULLY DEPRECIATED ASSETS                (567,100.11)       (567,100.11)
                                                --------------------------------------------------
                                                (39,781,090.76)    (21,738,297.13)  (18,042,793.63)


1800000    LAND                                   3,629,826.63                        3,629,826.63



1102000    STRAUB PHARMACY INC                            0.00                                0.00
1107000    KIDNEY STONE CENTER                      766,977.00                          766,977.00
1114000    PACIFIC HEALTHCARE MGMT ASSOC              4,042.08                            4,042.08
1115000    COMBINED TECHNOLOGIES                   (191,431.48)                        (191,431.48)
1115000    INVESTMENT IN SDC -- GUAM                      0.00               0.00
1119000    INVESTMENT IN TDC                        367,114.00                          367,114.00
                                                --------------------------------------------------
                                                    946,701.60               0.00       946,701.60


1100000    INVESTMENTS                               90,019.33          90,019.33

                                                 JUNE 30, 1996                             NEW         FOOT-
 ACCT #              DESCRIPTION                   UNAUDITED             PHYCOR           STRAUB       NOTES
 ------              -----------                 -------------           ------           ------       -----
1465000    COMPUTER SOFTWARE                      1,937,831.16       1,937,831.16
1509000    DEVELOPMENT COSTS -- SOFTWARE                  0.00               0.00
                                                --------------------------------------------------
                                                  1,937,831.16       1,937,831.16             0.00

1491000    DEFERRED FINANCE FEE                     377,154.60         377,154.60
1494000    DEF FINANCE FEES                               0.00               0.00
1498000    OTHER PREPAIDS PT REFUNDS                      0.00               0.00
                                                --------------------------------------------------
                                                    377,154.60         377,154.60             0.00

1680000    ACCUM AMORT -- GOODWILL                  (38,000.10)        (38,000.10)
1700000    GOODWILL                                 880,313.41         880,313.41
                                                --------------------------------------------------
                                                    842,313.31         842,313.31             0.00


1240000    NOTES RECEIVABLE -- EMPLOYEES             42,456.90          42,456.90
1241000    ACCOUNTS REC -- EMPLOYEES                 47,800.04          47,800.04
1242000    ACCOUNTS RECEIVABLE -- DOCTORS            13,515.22          13,515.22
1249000    PAYROLL ADVANCE                           36,801.58          36,801.58
1255000    NOTES REC -- CAPITAL STOCK               831,545.60         831,545.60
1256100    SECOND MORTGAGE NOTE REC                  92,941.67          92,941.67
1256200    DUE FROM FORMER PHYSICIANS                65,099.08          65,099.08
1256300    NOTES REC -- OTHER                     2,600,781.01       2,600,781.01
1256300    RECLASS TDC NOTE TO CURRENT           (2,278,671.00)     (2,278,671.00)
                                                --------------------------------------------------
                                                  1,452,270.10       1,452,270.10             0.00


1495000    CASH SURR VALUE -- DEF COMP RETI         247,613.59         247,613.59
1495100    CSV -- SEAP                            3,001,793.45       3,001,793.45
1497000    CSB RESERVE OCRP                         272,366.02         272,366.02
1497100    CSV RESERVE -- SERP                        2,900.00           2,900.00
                                                --------------------------------------------------
                                                  3,524,673.06       3,524,673.06             0.00

1271000    DEFERRED INCOME TAXES                 10,218,000.00      10,218,000.00
                                                --------------------------------------------------
                                                 85,542,193.23      60,755,249.70    24,786,943.53
                                                ==================================================

                                                 JUNE 30, 1996                             NEW           FOOT-
ACCT #          DESCRIPTION                        UNAUDITED              PHYCOR          STRAUB         NOTES
------          -----------                      -------------            ------          ------         -----
2701000         ACCOUNTS PAYABLE TRADE           (4,848,811.66)       (4,848,811.66)


2111000         DISCRETIONARY FUND LIABILITY       (604,149.33)         (604,149.33)
2190000         OTHER PAYABLE                       (66,000.00)          (66,000.00)
2706000         AGENCY PAYABLE SPI                        0.00                 0.00
2708000         UNAMORTIZED DISCOUNT                 11,279.02            11,279.02
2722000         ACCRUED INTEREST                    (87,624.15)          (87,624.15)
2724000         OTHER ACCRUALS                   (5,484,658.69)       (5,484,658.69)
2726000         BOOK ALLOWANCE                       (7,473.20)           (7,473.20)
2727000         STRAUB EDUCATION SEMINAR                  0.00                 0.00
2734000         HEALTH INS WITHHELD                       0.00                 0.00
2735000         PROFIT-SHARING WITHHELD                 421.50               421.50
2736000         AUF WITHHELD                              0.00                 0.00
2737000         CREDIT UNION WITHHELD                   191.00               191.00
2738000         TDI WITHHELD                         (1,088.11)           (1,088.11)
2739000         DRUG ACCOUNT WITHHELD                    36.14                36.14
2740000         PHRI WITHHELD                             0.00                 0.00
2741000         OTHER WITHHELD                      (82,430.40)          (82,430.40)
2744000         401K WITHHELD                         5,869.13             5,869.13
2745000         FLEX BENEFITS WITHHELD             (140,911.14)         (140,911.14)
2746000         UNIVERSAL LIFE WITHHELD              (6,634.70)           (6,634.70)
2750000         DEFERRED INCOME                  (1,374,836.64)       (1,374,836.64)
2652000         DEFERRED INCOME TAXES                     0.00                 0.00
2770000         REFUND CLEARING                      41,872.52            41,872.52
2772000         REFUND CLEARING PHOENIX              (3,695.27)           (3,695.27)
2781000         AMTS DUE TO 3RD PARTY AGENCIES      (30,153.70)          (30,153.70)
                ACCRUED WC (95 AUDIT RJE 11)      1,810,000.00         1,810,000.00
                                                ------------------------------------------------------
                                                 (6,019,986.02)       (6,019,986.02)              0.00


2720000         ACCRUED PAYROLL                  (2,718,809.57)       (2,718,809.57)
2721000         ACCRUED VACATION                 (6,074,188.79)       (6,074,188.79)
                                                ------------------------------------------------------
                                                 (8,792,998.36)       (8,792,998.36)              0.00


2705000         INCOME TAX PAYABLE               (1,736,600.00)       (1,736,600.00)
2702000         FUTA PAYABLE                        (10,894,36)          (10,894.36)
2703000         SUTA PAYABLE                       (208,924.97)         (208,924.97)
2704000         GET PAYABLE                        (690,434.19)         (690,434.19)
2730000         FED INCOME TAX WITHHELD               5,765.74             5,765.74
2731000         FICA WITHHELD                      (143,072.34)         (143,072.34)
2732000         STATE TAX WITHHELD                 (559,769.35)         (559,769.35)
2820000         GROSS INCOME TAX DEFERRED          (849,673.30)         (849,673.30)
                                                ------------------------------------------------------
                                                 (4,193,602.77)       (4,193,602.77)              0.00

2709000         RESERVE FOR PATIENT CLAIMS       (5,152,000.00)       (5,152,000.00)

2752000         DEFERRED INCOME TAXES            (1,641,000.00)       (1,641,000.00)

2724000         ACCRUED WC (95 AUDIT RJE 11)     (1,810,000.00)       (1,810,000.00)

2724000         OTHER ACCRUALS (MEDICARE)        (1,404,309.01)       (1,404,309.01)
2724000         OTHER ACCRUALS (PEAT MARWICK)      (711,312.19)                            (711,312.19)
                                                ------------------------------------------------------
                                                 (2,115,621.20)       (1,404,309.01)       (711,312.19)

2440000         CAPITAL LEASE - LONG TERM        (2,462,951.37)       (2,462,951.37)
2450000         CAPITAL LEASE - CURRENT            (716,932.00)         (716,932.00)
                                                ------------------------------------------------------
                                                 (3,179,883.37)       (3,179,883.37)              0.00

2711200         C/S APPRECIATION (ACTIVE SH)     (6,610,303.00)       (6,610,303.00)
2725000         OTHER DEFERRED COMPENSATION         (29,532.08)          (29,532.08)

                                                 JUNE 30, 1996                                NEW                FOOT-
ACCT #          DESCRIPTION                        UNAUDITED              PHYCOR             STRAUB              NOTES
------          -----------                      -------------            ------             ------              -----

2810000         PENSION PLAN - SUPPLEMENTAL         (110,600.11)       (110,600.11)
2811000         PENSION PLAN - DISCOUNT               38,370.28          38,370.28
2821000         DEFERRED COMPENSATION PAY           (134,439.00)       (134,439.00)
2823000         NON-QUAL RETIRE PLAN-VOLUNTAR       (521,920.06)       (521,920.06)
2824000         DEF COMP RETIREMENT PLAN PAY         (31,874.27)        (31,874.27)
2825000         SUPPL PENSION & PROFIT SHARING      (302,640.88)       (302,640.88)
2826000         NON-QUAL RETIRE PLAN-MANDATO        (249,582.91)       (249,582.91)
2827000         DEF COMP RETIRE PLAN - 5/88      (11,039,994.33)    (11,039,994.33)
2828000         SUPP DEF COMP RETIRE PLAN           (243,923.44)       (243,923.44)
2829000         SUPPLEMENTAL EMP RETIRE PLAN      (3,406,204.39)     (3,406,204.39)
                                                 -----------------------------------------------------
                                                 (22,642,644.19)    (22,642,644.19)               0.00

2710000         NOTES PAYABLE - BANKS                      0.00               0.00
2711000         N/P COMMON STK & APPRECIATION     (2,606,963.81)     (2,606,963.81)
2711100         N/P PREFERRED C STOCK             (1,545,419.37)     (1,545,419.37)
2713000         NOTES PAYABLE - OTHER                      0.00               0.00
2717000         DUE TO HMSA                                0.00               0.00
2801000         NOTES PAYABLE - BOH              (22,879,785.21)     (6,250,000.00)     (16,629,785.21)
2802000         N/P CONGRESS FINANCIAL CORP       (2,211,075.97)     (2,211,075.97)
2804000         N/P - GE MEDICAL (MRI)              (818,899.85)       (818,899.85)
2805000         STOCKHOLDER BUILDING LOANS        (1,824,152.14)                         (1,824,152.14)
2807000         N/P FIRST HAWAIIAN BANK             (493,690.25)       (493,690.25)
2809000         NOTES PAYBLE - OTHER                (737,531.45)       (737,531.45)
2832000         N/P FORMER PARTNERS - LAND APP      (829,101.05)                           (829,101.05)
2833000         DEFERRED INTEREST LAND APPR          141,620.70                             141,620.70
2834000         N/P FORMER PARTNERS - CAPITAL       (385,025.98)       (385,025.98)
2835000         REAL ESTATE TRUST NOTE PAYABLE      (707,321.76)                           (707,321.76)
                                                 -----------------------------------------------------
                                                 (34,897,346.14)    (15,048,606.68)     (19,848,739.46)

                                                 -----------------------------------------------------
                                                 (95,293,893.71)    (74,733,842.06)     (20,560,051.65)
                                                 =====================================================


FOOTNOTES:
----------
The assets and liabilities set forth in Schedule I are unaudited and subject to change at closing.

(1) Represents security deposit for hospital cooling tower lease with Bank of Hawaii. Lease will be transferred to New Straub.
(2)  Drug and supplies inventories to be used in operations of New Straub.
(3) Represents primarily deposits on occupancy and equipment leases which will be transferred to New Straub.
(4)  Fixed asset purchases to be recorded on New Straub's books.
(5)  Real property taxes on real estate transferred to New Straub.
(6)  Represents primarily dues and memberships for physicians of New Struab.
(7) Represents maintenance contracts on plant and equipment to be used in the operations of New Straub.

                                                                     Schedule II

STRAUB CLINIC & HOSPITAL, INC.
SUBSIDIARIES AND PARTNERSHIPS TO NEW STRAUB




NAME                                         ENTITY                   OWNERSHIP                               INTEREST
-----------------------------------------------------------------------------------------------------------------------
Straub Pharmacy, Inc.                        Corporation              Straub Clinic & Hospital, Inc.             100.0%
Straub Imaging, Inc.                         Corporation              Straub Clinic & Hospital, Inc.             100.0%
Kidney Stone Center of the Pacific           Partnership              Straub Imaging, Inc.                        33.0%
Straub Professional Services, Inc.           Corporation              Straub Clinic & Hospital, Inc.             100.0%
Combined Technologies                        Partnership              Straub Professional Services, Inc.          50.0%
Pacific Health Care Management Associates    Partnership              Straub Professional Services, Inc.          50.0%
Pacific Radiopharmacy, Ltd.                  Corporation              Straub Clinic & Hospital, Inc.              20.0%
Straub Development Corp.                     Corporation              Straub Clinic & Hospital, Inc.             100.0%
The Doctors' Clinic Development Company      Partnership              Straub Development Corp.                    50.0%
The Doctors' Clinic                          Corporation              The Doctors' Clinic Development Company     99.3%


STRAUB CLINIC & HOSPITAL, INC.
SUBSIDIARIES AND PARTNERSHIPS TO PHYCOR




NAME                                         ENTITY                   OWNERSHIP                               INTEREST
-----------------------------------------------------------------------------------------------------------------------
Straub Development -- Guam                   Corporation              Straub Development Corp.                    99.7%
Straub Health Plan Services, Inc.            Corporation              Straub Clinic & Hospital, Inc.             100.0%
Kapiolani-Straub Children's Center           Non-profit Corp          Straub Clinic & Hospital, Inc.              50.0%
Health Management Systems, Inc.              Corporation              Straub Clinic & Hospital, Inc.              50.0%
HMA Partners                                 Ltd Partnership          Straub Clinic & Hospital, Inc.               2.0%


                                                                   Schedule III

                       LICENSES, PERMITS, CERTIFICATES,
                             ACCREDITATIONS, ETC.


 1.  1994 - 1997 JCAHO Certificate
     Straub Hospital and Clinic, Inc.

 2.  1994 - 1997 JCAHO Certificate
     Straub Clinic and Hospital, Home Health

 3.  State of Hawaii, Department of Health
     Hospital and Medical Facilities Branch
     Home Health Agency
     (letter recommending recertification of agency to HCFA)

 4.  State of Hawaii
     Department of Health, Hospital and Medical Facilities Branch
     License to operate a Hospital
     Expires 5/31/97

 5.  Nuclear Regulatory Commission Letter dated 5/23/96
     Nuclear Medicine License
     (License #53-18126-01, Docket #3014529)
     One-time extension of license expiration date
     Expires 2/28/05

 6.  College of American Pathologists Letter dated 6/7/96
     (official notice of accreditation)
     Lab Accreditation (Lab #24356-01)
     Expires 3/13/98

     Hermatology, Clinical Chemistry, Urinalysis, Clinical Toxicology, Special Chemistry, Microbiology (Bacteriology, Micybacteriology, Parasitology), Transfusion Medicine/Blood Bank, Diagnostic Immunology (Syphilis serology), Anatomic Pathology (surgical pathology, autopsy pathology, cytopathology), and Point of Care Testing.

     U.S. DEPARTMENT OF HEALTH & HUMAN SERVICES
     PUBLIC HEALTH SERVICE, FOOD AND DRUG ADMINISTRATION
     CERTIFIED MAMMOGRAPHY FACILITY

 7.  Certified Mammography Facility
     Straub Clinic & Hospital, Inc. (Facility ID #155861)
     888 South King Street, Honolulu, HI 96813
     Expires 6/15/98

 8.  Certified Mammography Facility
     Straub Clinic & Hospital, Inc. (Facility ID #155861)
     888 South King Street, Honolulu, HI 96813
     Expires 09/19/99

                       LICENSES, PERMITS, CERTIFICATES,
                             ACCREDITATIONS, ETC.


 9.  Certified Mammography Facility
     Straub Clinic - Hawaii Kai (Facility ID #198739)
     Expires 06/03/98

10.  Certified Mammography Facility
     Straub Clinic - Kaneohe (Facility ID #198747)
     Expires 9/6/98

11.  Certified Mammography Facility
     Straub Clinic - Mililani (Facility ID #210955)
     Expires 9/22/99

12.  Certified Mammography Facility
     Straub Clinic - Financial District (Facility ID #140905)
     Expires 8/10/99

13.  Certified Mammography Facility
     Straub Clinic - Westridge (Facility ID #176818)
     Expires 05/18/98

     CERTIFICATE OF INSPECTION - X-RAY SYSTEM
     GE MEDICAL SYSTEMS

14.  Straub Clinic & Hospital at Hawaii Kai
     (System ID 808396SDMR)
     Inspection date 8/23/96

15.  Straub Clinic & Hospital (Straub Financial)
     (System ID 808545MAMO)
     Inspection date 8/23/96

     DIAGNOSTIC IMAGING EQUIPMENT
     DHHS INSPECTION REPORTS

16.  Patient Dose Measurements
     888 South King Street (9/12/95)

17.  Digital Subtraction Angiography Performance Test Report
     888 South King Street (8/30/95)

18.  X-Ray Machine Performance Test Report
     888 South King Street (8/25/95)

19.  Computerized Tomography Performance Test Report
     888 South King Street (9/21/95)

20.  X-ray Machine Performance Test Report
     Docs on Call- Hilton and Outrigger Hotels (9/7/95)

                       LICENSES, PERMITS, CERTIFICATES,
                            ACCREDITATIONS, ETC.
                            --------------------


        STATE OF HAWAII, DEPARTMENT OF HEALTH
        RADIOLOGICAL HEALTH INSPECTION REPORTS
        --------------------------------------

21.     Mammography - Hawaii Kai (9/22/95)

22.     Radiographic, X-Ray (1/18/95 - 2/22/95)

23.     WorkOrders
        Rad Units Mobile "C" (5/15/95)
        Rad/Fluor Unit Mobile (5/17/95)
        Rad/Flour Unit Mobile (5/17/95)
        Rad/Flour Spec Proc (5/30/95)
        Rad Unit Tomographic (5/31/95)
        Rad Unit Head (6/26/95)
        Rad Unit Chest (6/26/95)

24.     Corrective Action Completion Forms

        DEPARTMENT OF HEALTH & HUMAN SERVICES
        HEALTH CARE FINANCING ADMINISTRATION
        CLIA LABORATORY CERTIFICATES OF ACCREDITATION
        --------------------------------------------

25.     CLIA Laboratory Certificate of Accreditation
        Clinical Lab Straub FDC (ID #12D0662957)
        Original certificate is lost, computer screen printout confirms license
        Expires 8/31/98

26.     CLIA Laboratory Certificate of Accreditation
        Clinical Lab Straub Hawaii Kai (ID #12D0621367)
        Expires 11/30/97

27.     CLIA Laboratory Certificate of Waiver
        Clinical Lab Straub Kailua (ID #12D0662962)
        Expires 8/31/98

28.     CLIA Laboratory Certificate of Accreditation
        Clinical Lab Straub Kaneohe (ID #12D0662960)
        Expires 11/30/97

29.     CLIA Laboratory Certificate of Accreditation
        Clinical Lab, Straub Clinic & Hospital (ID #12D0620427)
        Expires 2/27/97

30.     CLIA Laboratory Certificate of Accreditation
        Clinical Lab Straub Mililani (ID #12D0662958)
        Expires 11/30/97

                       LICENSES, PERMITS, CERTIFICATES,
                            ACCREDITATIONS, ETC.
                            --------------------


31.     CLIA Laboratory Certificate of Accreditation
        Clinical Lab Straub Pali Momi (ID #12D0662961)
        Expires 11/30/97

32.     CLIA Laboratory Certificate of Accreditation
        Clinical Lab, Straub Westridge (ID #12D0662959)
        Expires 11/30/97

33.     CLIA Laboratory Certificate of Accreditation
        Docs on Call - Hilton Haw'n Village (ID #12D089440)
        Expires 5/23/98

34.     CLIA Laboratory Certificate of Accreditation
        Docs on Call - Outrigger (ID #12D0704975)
        Expires 1/2/97

35.     CLIA Laboratory Certificate of Accreditation
        Straub Royal Hawaiian (ID #12D0886492)
        Expires 1/2/97

36.     Temporary Certificate of Accreditation
        POL Straub Kapolei (ID #12D0919717)
        License is pending payment of fees

37.     CLIA Laboratory Certificate of Accreditation
        Straub Financial Dist Health Cntr (ID #12D0620428)
        Expires 1/2/97

38.     CLIA Laboratory Certificate of Accreditation
        POL Kailua Family Health Center (ID #12D0858129)
        Expires 2/28/97

39.     CLIA Laboratory Certificate of Accreditation
        POL Straub Kaneohe Family Health (ID #12D0860243)
        Expires 01/02/97

40.     CLIA Laboratory Certificate of Accreditation
        POL Straub Hawaii Kai Fam Hlth Center (ID #12D0858156)
        Expires 1/2/97

41.     CLIA Laboratory Certificate of Accreditation
        Straub Home Health Agency (ID #12D0721009)
        Expires 8/31/98

42.     CLIA Laboratory Certificate of Accreditation
        POL Straub Clinic & Hospital Inc (ID #12D060800)
        Expires 1/2/97

                       LICENSES, PERMITS, CERTIFICATES,
                            ACCREDITATIONS, ETC.
                            --------------------

43.     CLIA Laboratory Certificate of Accreditation
        POL Straub Specialty Center (ID #12D0868174)
        Expires 1/2/97

44.     CLIA Laboratory Certificate of Accreditation
        POL Straub Lanai Family Health Center (ID #12D0620105)
        Expires 1/2/97

45.     CLIA Laboratory Certificate of Accreditation
        POL Straub Mililani Family Health (ID #12D0861232)
        Expires 1/2/97

46.     CLIA Laboratory Certificate of Accreditation
        POL Straub Pali Momi (ID #12D0618789)
        Expires 1/2/97

47.     CLIA Laboratory Certificate of Accreditation
        POL Straub Westridge (ID #12D0883072)
        Expires 2/23/98

        PHARMACY
        --------

48.     Controlled Substances Registration Certificate
        United States Department of Justice
        Drug Enforcement Administration
        DEA Registration #BS1268603
        Expires 2/28/97

49.     Controlled Substances Registration Certificate
        United States Department of Justice
        Drug Enforcement Administration
        DEA Registration #AS6157398
        Expires 2/28/97

50.     State of Hawaii
        Department of Commerce and Consumer Affairs
        License #PHY-77
        Expires 12/31/97

                                                                    Schedule IV

                   To be Prepared Prior to the Closing Date

                                                                     Schedule V

                     REAL PROPERTY LEASES FOR NEW STRAUB

PROPERTY ADDRESS
TMK NO.                         DOCUMENT
----------------                --------
Fennel Lab.                     Dated May 1, 1996
932 Ward Ave., Ste 104          Lessor: Honolulu Club Limited Partners
Honolulu, HI                    Lessee: SCHI

Financial District Clinic       Dated June 16, 1995
Queen's Plaza                   Landlord: Ronald A. Petty, dba Queen's Plaza
801 Alaksa St., Ste 104         Tenant: SCHI
Honolulu, HI

Hawaii Kmi Clinic               Dated June 29, 1981
7192 Kalanianaole Hwy.          Landlord: Deans, Inc., a HI corp.
Honolulu, HI                    Tenant: SCHI

Doctors on Call                 No document available
2552 Kalakaus Ave.              Month-to-month tenancy
Honolulu, HI

Doctors on Call                 Dated February 15, 1994
Hilton Hawalian Village         Landlord: Hilton Hawaiian Village Joint
2005 Kalia Rd.                  Venture
Honolulu, HI                    Tenant: SCHI dba Doctors on Call

Doctors on Call                 Dated June 14, 1989
2424 Kalakaua Avenue            Landlord: Asabu Buildings Co., Ltd.
Honolulu, HI                    Tenant: Doctors on Call

Physical Therapy                Sublessor: 800 South King Street Partners
800 South King St.              Sublessee: SCHI
Honolulu, HI

Kailua Clinic                   Dated October 3, 1986
641 Kailua Rd.                  Landlord: Francis Hughes
Kailua, HI                      Tenant: SCHI
TMK NO. (1) 4-2-038-30
                                Dated March 23, 1987, as amended
                                Sublandlord: SCHI
                                Subtenant: Hawaii Medical Service
                                Association

Kailua Physical Therapy         Dated Nov. 23, 1981
Kailua Professional Center      Lessor: Kailua Professional Center
40 Aulike St., Ste 211          Lessee: John S. Acki, M.D.
Kailua, HI                      Assignment of Lease: Aug. 10, 1984
                                to John E. Aoki, M.D., Inc.

Kaneohe Clinic                  Dated January 2, 1995, as amended
46-056 Kansehameha Hwy.         Landlord: Windward Mall Shopping Center
Kansohe, HI                     Tenant: SCHI dba Straub Family Health Center

Kapolei Clinics                 Dated May 31, 1996, as amended
1001 Kamokila Blvd.             Landlord: The Trustees of the Estate of
Suite 115, Kapolei Bldg.        James Campbell, Deceased
Kapolei, HI                     Tenant: SCHI



                     REAL PROPERTY LEASES FOR NEW STRAUB

PROPERTY ADDRESS
TMK NO.                         DOCUMENT
----------------                --------
Kailua-Kona Clinic              Dated April 1, 1987, as amended
75-710 Hualalai                 Landlord: Hualalai Center
Kona, Hi                        Tenant: SCHI
TMK No. (3) 7-5-08-23
                                Landlord: Izumiya Tokyo Tan Co., Ltd.
                                Tenant: SCHI

Lanai Clinic                    Dated May 1, 1992, as amended
628-B Seventh St.               Landlord: Dole Food Company, Inc.
TMK No. (2) 4-9-11-3            Tenant: SCHI

                                Landlord: Lanai Company, Inc.
                                Tenant: SCHI

Lanai Physician's House         Dated March 9, 1994
Iwlola Hala                     Landlord: Lanai Company, Inc.
181 Lanai Avenue                Tenant: SCHI
Apt. 6F

Mililani Clinic                 Dated August 21, 1987
95-1249 Meheula Parkway         Landlord: Mililani Town, Inc.
Mililani, HI                    Tenant: SCHI

Doctors on Call                 Dated December 11, 1991
2335 Kalakaua Avenue            Landlord: Outrigger Hotels Hawaii
Honolulu, HI                    Tenant: Doctors on Call

Pali Momi Clinic                Dated June 1, 1991
98-1079 Moanalua Rd.            Landlord: Pali Momi Medical Center
Aisa, HI                        Tenant: SCHI

                                Dated January 1, 1989
                                Landlord: HMC Hawaii, Inc.
                                Tenant: SCHI

Doctors on Call                 Dated March 16, 1995
2259 Kalakaua Ave.              Lessor: Kyo-ya Company, Ltd.
Honolulu, HI                    Tenant: SCHI

Straub Beretania                Dated October 1, 1986
839 S. Beretania                Grantor: Thomas-Beretania Investors
Honolulu, HI                    Grantee: Atoz, Inc.

                                Dated September 6, 1972

                                Dated April 13, 1985
                                Landlord: Thomas-Beretania Investors
                                Tenant: The Frank Clinic, Inc.


                     REAL PROPERTY LEASES FOR NEW STRAUB

PROPERTY ADDRESS
TMK NO.                         DOCUMENT
----------------                --------
Straub Parking                  Dated October 26, 1984
                                Lessor: American Trust Company of Hawaii, Inc.
                                Lessee: The Beall Investment Corporation

Westridge Clinic                Dated April 2, 1985, as amended
98-150 Kaonohi St.              Landlord: Cormax Corporation
Aisa, HI                        Tenant: The Fronk Clinic, Inc.



                         PHYCOR REAL PROPERTY LEASES

PROPERTY ADDRESS
TMK NO.                         DOCUMENT
----------------                --------
Employee Assistance             Dated October 1, 1994
Program                         Sublessor: Maui Plastic Surgery
10 Mohala St.                   Sublessee: Straub ReSource
Kaunakakai, HI

Administrative Offices          Dated July 30, 1982, as amended
1100 Ward Ave.                  Lessor: The Continental Insurance Company
Ste Nos. 1100, 1010,            Lessee: SCHI
940, 950, 920, 710
Honolulu, HI

Child Care Center               Space Lease: September 1, 1988
930 Lunalilo St.                Lessor: Saint Constantine and Helen Greek
Honolulu, HI 96822              Orthodox Church
                                Lessee: Kapiolani-Straub Children's Center

                                Parking Space Lease: August 26, 1988
                                Lessor: Saints Constantine and Helen Greek
                                Orthodox Church
                                Lessee: SCHI

Materials Management            Dated November 2, 1995
2818 Kaihikapu St.              Lessor: Martin Warehousing and Distribution, Inc.
Honolulu, HI                    Lessee: SCHI

Information Systems             Dated December 6, 1971
Center                          Lessor: Robert M. Matsushita & Teruko
826 S. King St.                 Matsushita
Honolulu, HI                    Lessee: SCHI

Thomas Square Center            Lessor: Norpac Group, Inc.
846 S. Hotel St.                Lessee: SCHI
Honolulu, HI



                                                                     Schedule VI

                   STRAUB ASSETS/LIABILITIES TO NEW STRAUB

    VENDOR                             EQUIPMENT                    EXP. DATE
    ------                             ---------                    ---------
Bank of Hawaii                Honeywell Hospital Cooling Tower      12/2000

Linc Anthem Corporation       Servolift Equipment                   10/2

Linc Anthem Corporation       Nurse Call System                     10/2


                     STRAUB ASSETS/LIABILITIES TO PHYCOR

    VENDOR                             EQUIPMENT                    EXP. DATE
    ------                             ---------                    ---------
Alce Capital Resource,        Cannon Copier                         11/97
Inc.                          (ND-6016)

Colonial Pacific Leasing/     Smart Dial Tel System                 6/2000
Smart Dial

Comdisco (SL47921)            IBM Controller/Display                09/98

First Security Bank           Sunquest Lab (CE2)                    10/96

GTE Leasing                   Phone Equipment Misc.                 Month to
                                                                    month

Key Corp. FKA: Sun            Fiber optic network P.C.'s and        12/97
Financial                     printers, software and
                              hardware for Medic replacement

Acuson Corporation            Ultrasound Scanner                    3/99

Advanced Tech Lab. Inc.       Ultrasound Scanner                    2/99

AT & T Capital Corp.          Olympus Colonscope                    2/99
#2361811

AT & T Capital Corp.          Medlite Yag Derm. Laser System       12/98
#378339

Baltimore Therapeutic         BTE Simulator                         30 days
Equipment Co.                                                      notice to
                                                                    cancel.

Colonial Pacific Leasing      Anesthesiology Equip.                 9/99
#99527001

Comdisco (70-SL00390-00)      Adac Genesys                          12/98

Copelco Leasing               Seiss/Microscope                      6/98
Corporation

Coulter Corporation           Ticket Printer                        7/98

CTS Lease Receivables         Noguchi Medical Equipment             4/2
FKA: Facility Cap./DVI

Fidelity Capital Group        Diasonic "C" Arm                      1/97

First Hawaiian Leasing,       Pacemaker Defibrillator               8/98
Inc. #65281



                     STRAUB ASSETS/LIABILITIES TO PHYCOR
                                  EQUIPMENT

First Hawaiian Leasing,       Amaco Table Quantum                   11/98
Inc. #64629

First Hawaiian Leasing,       Electra Stereotactic                  11/98
Inc. #64662

First Hawaiian Leasing,       *Keiss Surgical Micro                 12/96
Inc. #64658                   *Xomed MPS 2000 Drill System
                              *Keiss Video System
                              *RF Lasion Generator
                              *Ruggles Headrest

GE Medical Systems            DMR Senographic                       10/2
HI Kai #507135-001            Mammography Unit

GE Medical Systems            DMR Senographic                       3/99
Kaneohe #507136               Mammography Unit

GE Medical Systems            MR Windows Work Station               11/99
#502701-002

GE Medical Systems            CT9800 Scanner System                 10/2
#8501701-004

GE Medical Systems            Prestilyx R/F Unit                    1/97
#8506599-001

GE Medical Systems            LU/C Cardiac System                   9/99
#506864-001/002

GE Medical Systems            DMR Senographic                       3/99
#506292-001                   Mammography Unit

GE Medical Systems            MRI System                            4/2
#505928-001

GE Medical Systems            Beta Tilting Table                    1/2
#8507509

HP 4124-27754                 Echo                                  3/97

HP 4124-27759                 Echo Upgrade                          4/97

HP 4124-11853                 Omniplance Tee                        5/97

HP 4131-4419A                 New HP                                10/96

HP FBCO-76620                 Defibrillator                         9/96

Hill Roe                      Beds                                  3/2

Northwest Financial           Sensor Medics                         5/98



                   STRAUB ASSETS/LIABILITIES TO PHYCOR
                                  EQUIPMENT

Northwest Financial           Puritan Ventilator                    5/98

Siemens Credit Corp.          Ultrasound System                     4/98

Valey Lab                     Cusa System 200                       8/2000



                                                                   Schedule VII

                   To be Prepared Prior to the Closing Date

                                                                         ANNEX E





       -----------------------------------------------------------------





                             PHYCOR OF HAWAII, INC.



                          ----------------------------



                               SERVICE AGREEMENT






       -----------------------------------------------------------------

                             PHYCOR OF HAWAII, INC.

                               SERVICE AGREEMENT


         THIS SERVICE AGREEMENT dated as of _______________, 1996, by and between PHYCOR OF HAWAII, INC., a Tennessee corporation ("PhyCor") and STRAUB CLINIC & HOSPITAL, INC., a Hawaii professional corporation ("New Straub").

                                   RECITALS:

         WHEREAS, New Straub is a multi-specialty group medical practice in the Honolulu, Hawaii area which provides comprehensive professional medical care to the general public through the operation of a multi-specialty medical clinic and an acute care hospital;

   WHEREAS, PhyCor is in the business of owning certain assets of and managing and administering operations and associated businesses of multi-specialty medical groups, and providing support services to medical practices;

     WHEREAS, New Straub desires to obtain the services of PhyCor in performing such management functions so as to permit New Straub to devote its efforts on a concentrated and continuous basis to the rendering of medical services to its patients;

     WHEREAS, PhyCor, Inc. ("Parent") and Straub Clinic and Hospital Incorporated ("Old Straub") entered into a transaction (the "Merger") pursuant to which Old Straub transferred certain assets and liabilities to New Straub; Parent and Old Straub merged as of the date hereof; and Parent transferred to PhyCor the assets acquired in the Merger which will be utilized by PhyCor in the provision of services to New Straub hereunder;

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and the consideration set forth in Article 12 below, New Straub hereby agrees to purchase the management and support services herein described and PhyCor agrees to provide such services on the terms and conditions provided in this Agreement.


                                   ARTICLE 1.

                          RELATIONSHIP OF THE PARTIES

                 1.1. Independent Relationship. New Straub and PhyCor intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties.

Notwithstanding the authority granted to PhyCor herein, PhyCor and New Straub agree that New Straub shall retain the authority to direct the medical, professional, and ethical aspects of its medical practice. Each party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes applicable to that party; it being understood that PhyCor shall provide services to New Straub to assist New Straub in satisfying its obligations described above.

                 1.2. Responsibilities of the Parties. As more specifically set forth herein, PhyCor shall provide New Straub with the management, advisory and financial services specifically set forth herein. As more specifically set forth herein, New Straub shall be responsible for the recruitment and hiring of physicians and all issues related to medical practice patterns and documentation thereof. Notwithstanding anything herein to the contrary, any clinical laboratory or other service shall be operated in full compliance with Section 6204 of the Omnibus Budget Reconciliation Act of 1989, as amended. PhyCor shall neither exercise control over nor interfere with the physician- patient relationship, which shall be maintained strictly between the physicians of New Straub and their patients.

                 1.3. New Straub's Matters. Except as otherwise set forth herein, matters involving the internal agreements of New Straub and its Physician Shareholders (as hereafter defined) shall remain the sole responsibility of New Straub and the individual Physician Shareholders.

                 1.4. Patient Referrals. The parties agree that the benefits to New Straub hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by PhyCor to any of New Straub's patients in any facility or laboratory controlled, managed or operated by PhyCor.


                                   ARTICLE 2.

                                  DEFINITIONS

                 2.1. Definitions. For the purposes of this Agreement, the following definitions shall apply:

                             2.1.1. "Additional Managed Care Payments" shall mean (i) all fees and revenues recorded by or on behalf of New Straub or PhyCor for profits, whether from the assumption of institutional or professional risk in managed care risk assumption arrangements or otherwise, including bonus, incentive and surplus payments from capitated services, and (ii) dividends and distributions resulting from an ownership interest by PhyCor and/or New Straub in a managed care entity.

                             2.1.2. "Adjustments" shall mean any adjustments
                 for uncollectible accounts, discounts, Medicare and Medicaid disallowances, worker's compensation, employee/dependent healthcare benefit programs, professional courtesies and other activities that do not generate a collectible fee and excise taxes assessed against PhyCor's or New Straub's gross revenues by the Hawaii Department of Taxation (it being understood that excise taxes assessed against the service fees paid to PhyCor as well as any Net Revenue generated by PhyCor shall be included in Adjustments; provided, however, during the first two years of this Agreement, the excise taxes assessed against the service fees paid to PhyCor hereunder shall be allocated equally between PhyCor and New Straub).

                             2.1.3. An "Affiliate" of a corporation means (a)
                 any person or entity directly or indirectly controlled by such corporation, (b) any person or entity directly or indirectly controlling such corporation, (c) any subsidiary of such corporation if the corporation has a fifty percent (50%) or greater ownership interest in the subsidiary, or (d) such corporation's parent corporation if the parent has a fifty percent (50%) or greater ownership interest in the corporation. For purposes of this Section 2.1.3, New Straub is not an affiliate of PhyCor.

                             2.1.4. "Ancillary and Other Revenues" shall
                 mean all fees or revenues actually recorded each month (net of Adjustments) by or on behalf of New Straub or PhyCor which are not Physician Services Revenues, Hospital Revenues or Capitation Revenues, including medical director fees, global and technical fees from medical ancillary services, and fees for medical management and utilization, and other distributions to New Straub from health care related investments, and, except as provided below, including any interest, investment, rental or similar payments or income made or payable to New Straub, but excluding (1) rental income on any leases or subleases between PhyCor and New Straub, (2) any investment income on excess funds to New Straub resulting from the reduction in Net Revenue referred to in Section 3.1 and (3) any investment income on funds of New Straub segregated from the bank accounts referred to herein and available to New Straub for Provider compensation.

                             2.1.5. "Capitation Revenues" shall mean all payments to New Straub or PhyCor from managed care organizations where payment is made periodically on a per member basis for the partial or total medical care needs of a patient, co-payments and all HMO incentive bonuses including hospital incentive bonuses.

                             2.1.6.      "Clinic" shall mean facilities,
                 including satellite locations, related businesses and all medical group business operations.

                             2.1.7 "Clinic/Hospital Expenses" shall be determined and quantified for purposes of calculating the service fee to be paid to PhyCor under Article 8 hereof. Clinic/Hospital Expenses shall be calculated using GAAP. Clinic/Hospital Expenses shall be the aggregate of (1) all operating and non- operating expenses (which shall include depreciation and amortization) of PhyCor incurred in the operation of the Clinic or the Hospital plus (2) all operating and non-operating expenses of New Straub incurred in the operation of the Clinic and Hospital which are either identified below or identified elsewhere in this Agreement. Examples of Clinic/Hospital Expenses are included below:

                             (a) Salaries, benefits, (including contributions under the PhyCor, Inc. Savings and Profit Sharing
                             Plan), severance benefits and other direct costs of all employees of PhyCor or New Straub at the Clinic or Hospital and the Medical Director of New Straub (but excluding all other Providers and Physician Extender Employees), and such amount shall specifically include any severance obligations due to employees of Old Straub, New Straub (to the extent their salaries would be a Clinic Expense) or PhyCor whose employment terminates on or after the Closing Date under the Merger;

                             (b) Direct costs of all outside consultants retained by PhyCor, Parent or New Straub and engaged by the Policy Board to provide services at or in connection with the Clinic or the Hospital or who actually provide services at or in connection with the Clinic or Hospital required for improved performance; provided, however, only that portion of such consultant's costs without mark-up that is allocable to work performed at or for the benefit of the Clinic or Hospital will be a Clinic/Hospital Expense;

                             (c) Obligations of PhyCor or Parent under leases or subleases relating to Clinic or Hospital property, and obligations of New Straub under leases or subleases relating to Clinic or Hospital property;

                             (d) Interest expense or prepayment premiums on indebtedness incurred by PhyCor or Parent to finance or refinance any of its obligations hereunder or services provided (interest expense will be charged for funds borrowed from outside sources as well as from Parent or Parent's finance subsidiary; in the latter case, charges will be computed at a floating rate that is equal to the current blended borrowing rate in effect for actual and available outside borrowings of Parent or its finance subsidiary; and such rate will be computed as the sum of interest and related costs divided by the related total of all borrowings);

                             (e) Insurance expenses to the extent provided in
                             Article 10;

                             (f) Other expenses incurred by PhyCor in carrying out its obligations under the Service Agreement or incurred by New Straub which are specifically referenced herein or otherwise budgeted as Clinic/Hospital Expenses;

                             (g) In the event an opportunity arises for additional physicians in the State of Hawaii to become employed by, acquired by, or merge with ("Acquisition") New Straub, and in the event such Acquisition is completed, amortization of intangible asset value as a result of each such Acquisition;

                             (h) Except as excluded in (D) below, the depreciation expense or amortization expense associated with the assets of PhyCor, whether acquired as a result of the Merger or otherwise, and the depreciation expense of any equipment of New Straub used by the Clinic or Hospital in their operations and either owned by New Straub on the date hereof or purchased by New Straub after approval of the Policy Board, and the write-off of any asset or any portion thereof on the balance sheet of PhyCor; and

                             (i) amortization expense resulting from the amortization of an amount of service agreement costs (as set forth on the financial statements of PhyCor and Parent) equal to the balance of the accounts set forth in Schedule 2.7 hereof on the date hereof.

                 "Clinic/Hospital Expenses" shall not include:

                             (A) Any corporate overhead charges, other than the kind of items listed above, from the Parent;

                             (B) Except as provided in (d) above, any federal or state income taxes of PhyCor or New Straub;

                             (C) Any expenses or responsibilities of New Straub which are not expressly designated herein as Clinic/Hospital Expenses;

                             (D) Except as set forth in (i) above, any amortization expense resulting from the amortization of service agreement costs (as set forth on the financial statements of PhyCor and Parent) in connection with the Merger and execution of this Agreement;

                             (E) Interest expense or prepayment premiums on indebtedness incurred by PhyCor or Parent to refinance any liabilities incurred or assumed as a result of the Merger; and

                             (F) Any amounts paid by PhyCor or New Straub under their respective indemnification obligations hereunder.

                             2.1.8. "GAAP" shall mean generally accepted
                 accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by Parent.

                             2.1.9. "Hospital" shall mean the 157 bed acute
                 care hospital known as "Straub Hospital" licensed in the name of New Straub, including its outpatient and ancillary departments but not its professional services.

                             2.1.10. "Hospital Revenues" shall mean all
                 revenues actually recorded each month (net of Adjustments), by or on behalf of New Straub as a result of services provided by the Hospital to patients.

                             2.1.11. "Net Revenues" shall mean the difference
                 between (a) sum of Ancillary and Other Revenues, Hospital Revenues, Physician Services Revenues, Capitation Revenues and Additional Managed Care Payments, as calculated using GAAP and
                 (b) the amounts referred to in the last paragraph of Section
                 3.1.

                             2.1.12. "Opening Balance Sheet" shall mean the
                 Adjusted Balance Sheet of PhyCor immediately after the

                 Effective Date of the Merger (as defined in the Merger Agreement) prepared in accordance with GAAP (except for the absence of certain note information).

                             2.1.13. "Parent" shall mean PhyCor, Inc., a
                 Tennessee corporation, which is the sole shareholder of PhyCor.

                             2.1.14. "Physician Employees" shall mean (i) those
                 individuals (A) who are employees or shareholders of New Straub, on a full-time or part-time basis or are otherwise under contract with New Straub to provide professional services to Clinic or Hospital patients and (B) whose services are billed or billable by and in the name of New Straub and
                 (C) who are duly licensed to provide professional medical services in the State of Hawaii or are duly licensed as Psychologists ("Providers"), (ii) Physician Extender Employees, (iii) Technical Employees and (iv) all other employees referred to in Section 5.7 providing services at or in connection with the Clinic or the Hospital.

                             2.1.15. "Physician Extender Employees" shall mean
                 Nurse Anesthetists, Physician Assistants, Nurse Practitioners, Podiatrists and other such positions, examples of which are set forth on Exhibit 2.1.15, and any position that generates a professional charge, but excluding Technical Employees.

                             2.1.16. "Physician Services Revenues" shall mean
                 all fees actually recorded each month (net of Adjustments), by or on behalf of New Straub as a result of professional medical services personally furnished to patients by Physician Employees or other professionals under control of New Straub and other fees or income generated in their capacity as professionals, whether rendered in an inpatient or outpatient setting.

                             2.1.17. "Physician Shareholders" shall mean those
                 physicians who are shareholders of New Straub.

                             2.1.18. "Policy Board" shall mean a six (6) member
                 board established pursuant to Section 4.1.

                             2.1.19. "Technical Employees" shall mean
                 technicians who provide services in the diagnostic areas of New Straub's practice, such as employees of the laboratory, radiology technicians and cardiology technicians, examples of which are set forth on Exhibit 2.1.19 attached hereto. All Technical Employees shall be Physician Employees.

                                   ARTICLE 3.

                      FACILITIES TO BE PROVIDED BY PHYCOR

                 3.1. Facilities. During the term of this Agreement, PhyCor shall, on behalf of New Straub, arrange to maintain the properties and facilities owned by New Straub on the date of this Agreement more fully described in Exhibit 3.1(a) hereto to New Straub, including but not limited to, all costs of repairs, maintenance and improvements, utility (telephone, electric, gas, water) expenses, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in conducting operations in the Clinic or Hospital during the term of this Agreement, including, but not limited to, related real or personal property lease cost payments and expenses, taxes and insurance. Such costs shall be Clinic/Hospital Expenses, however, the costs of debt service on any real property owned by New Straub and the costs of any matters relating to title to any real property owned by New Straub shall not be a Clinic/Hospital Expense. Nothing contained herein is intended to require New Straub to provide the foregoing services if such services are required to be provided by the landlord under a lease for a specific property. The Policy Board shall make all determinations regarding the condition, use and needs for the offices, facilities and improvements. The Policy Board shall determine any changes to the office and facility locations of the Clinic. Without the express written consent of Policy Board, New Straub shall not sell, transfer, mortgage or refinance any debt relating to any real property owned by New Straub, and any such transaction shall be in accordance with the Articles and Bylaws of New Straub.

                 During the first year of this Agreement, $4,707,121 shall be deducted from Net Revenues generated by New Straub (such deduction shall be in 12 equal monthly installments) and shall be retained by New Straub on account of the real property owned by it. PhyCor shall not be responsible for payment of any such amount and no additional amounts shall be deducted from Net Revenues or paid by PhyCor with respect to the real property owned by New Straub; provided, however, Clinic/Hospital Expenses attributable to such real property shall be paid as provided elsewhere in this Agreement. Thereafter, the amount set forth in Exhibit 3.1(b) shall be deducted from Net Revenues generated by New Straub (in equal monthly installments).

                 3.2. Right to Use Property. PhyCor shall have access to the foregoing facilities and premises of New Straub during the term of this Agreement, or with respect to property leased by New Straub, during the term of any lease or sublease of such premises and any additional premises leased, subleased or acquired by New Straub during the term of this Agreement. New Straub shall not enter into any new leases or subleases or agree to amend any currently existing lease or sublease without the express written consent of Policy Board. The right to have access to the premises shall not constitute a lease or sublease of the premises, shall not constitute an assignment of any of New Straub's rights under existing leases, and shall not be construed as an assignment or other transfer of any rights of New Straub to its owned property or any rights of its lessors under any existing leases.

                 3.3. Use of Facilities. Voluntary abortions will not be performed in facilities which PhyCor or any of its Affiliates have the right to use in accordance with Section 3.2 above or which are owned or leased by PhyCor or any of its Affiliates in whole or in part. PhyCor and New Straub agree that New Straub, as an independent contractor, is a separate organization that retains the authority to direct the medical, professional, and ethical aspects of its medical practice. If a Physician Stockholder or a Physician Employee performs abortion procedures in any facility, PhyCor shall not receive service fees from the revenue generated from such procedures.


                                   ARTICLE 4.

                           DUTIES OF THE POLICY BOARD

                 4.1. Formation and Operation of the Policy Board. The parties shall establish a Policy Board which shall be responsible for developing management and administrative policies for the overall operation of the Clinic and the Hospital. No party shall have the authority to undertake any actions described in Section 4.2 below without the authority of the Policy Board. The Policy Board shall consist of six (6) members. PhyCor shall designate, in its sole discretion, three (3) members of the Policy Board, one of which shall be the Straub System Chief Executive; provided, however, in PhyCor's sole discretion, PhyCor may replace the Straub System Chief Executive as one of its designees in the event PhyCor institutes disciplinary measures against the Straub System Chief Executive in connection with his employment with PhyCor. New Straub shall designate, in its sole discretion, three (3) physician members of the Policy Board. The Chairman of the Policy Board shall be a designee of New Straub selected by New Straub. Except as may otherwise be provided, the act of a majority of the members of the Policy Board shall be the act of the Policy Board. Attached hereto as Exhibit 4.1 are the initial Bylaws to be used by the Policy Board until such time as the Policy Board amends such Bylaws. The Chairman of the Policy Board shall be responsible for organizing the agenda for the Policy Board meetings referred to in Article 4.

                 4.2.        Duties and Responsibilities of the Policy Board.
The Policy Board shall have the following duties and obligations:

                             4.2.1. Capital Improvements and Expansion. Any renovation and expansion plans and capital equipment expenditures with respect to the Clinic or the Hospital shall be reviewed and approved by the Policy Board and shall be based upon economic feasibility, physician support, productivity and then current market conditions.

                             4.2.2. Annual Budgets. All annual capital and operating budgets prepared by PhyCor, as set forth in Section 5.2, shall be subject to the review and approval of the Policy Board.

                             4.2.3. Exceptions to Inclusion in the Net Revenue Calculation. The exclusion of any revenue from Net Revenues, whether now or in the future, shall be subject to the approval of the Policy Board, and the treatment of any expense as Clinic/Hospital Expense which is not otherwise addressed herein or in any budget shall be subject to the approval of the Policy Board.

                             4.2.4. Advertising. All advertising and other marketing of the services performed at the Clinic or Hospital shall be subject to the prior review and approval of the Policy Board.

                             4.2.5.      Fees. As a part of the annual
                 operating budget, in consultation with New Straub and PhyCor, the Policy Board shall review and adopt the fee schedule or capitation arrangement for all hospital, physician and ancillary services rendered by New Straub, the Clinic or the Hospital.

                             4.2.6. Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with institutional health care providers and payors shall be made by the Policy Board in consultation with New Straub.

                             4.2.7. Strategic Planning. The Policy Board shall develop long-term strategic planning objectives.

                             4.2.8.      Capital Expenditures. The Policy
                 Board shall determine the priority of major capital expenditures.

                             4.2.9. Physician Hiring. The Policy Board shall determine the number and type of physicians required for the efficient operation of the Clinic and the Hospital.

                 The approval of the Policy Board shall be required for any variations to, or exclusions from, the restrictive covenants in any physician employment contract.

                             4.2.10. Hospital. To the extent not otherwise
                 addressed by the Hospital Board of Directors pursuant to
                 Section 6.10 hereof, the Policy Board shall determine the strategies and policies to be implemented by the Hospital and address other matters regarding Hospital operations not addressed by the Hospital Board of Directors.

                             4.2.11. Straub System Chief Executive.  The
                 retention, and/or selection of the Straub System Chief Executive pursuant to Section 5.6 by PhyCor shall be subject to the reasonable approval of the Policy Board. If New Straub is dissatisfied with the services provided by the Straub System Chief Executive, New Straub shall refer the matter to the Policy Board. PhyCor and the Policy Board shall each in good faith determine whether the performance of the Straub System Chief Executive could be brought to acceptable levels through counsel and assistance, or whether the Straub System Chief Executive should be terminated. PhyCor shall have the ultimate authority to terminate the Straub System Chief Executive.

                             4.2.12. Grievance Referrals. The Policy Board
                 shall consider and make final decisions regarding grievances pertaining to matters not specifically addressed in this Agreement as referred to it by New Straub's Board of Directors.


                                   ARTICLE 5.

                ADMINISTRATIVE SERVICES TO BE PROVIDED BY PHYCOR

                 5.1. Performance of Management Functions. PhyCor shall provide or arrange for the services set forth in this Article 5, the cost of all of which shall be included in Clinic/Hospital Expenses. PhyCor is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate, exercising reasonable judgment, to meet the day-to-day requirements of Clinic and Hospital operations in accordance with the provisions of this Agreement and the general standards approved by the Policy Board, including, without limitation, incurring obligations in the name of New Straub to be paid by New Straub as Clinic/Hospital Expenses and the performance of some of the business office functions at locations other than the Clinic or the Hospital. New Straub will not act in a manner which would prevent PhyCor from efficiently managing the day-to-day operations of the Clinic or the Hospital in a business-like manner.





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

                 5.2. Financial Planning and Goals. PhyCor shall prepare annual capital and operating budgets reflecting in reasonable detail the anticipated revenues and expenses, sources and uses of capital for growth. Said budgets shall be presented to the Policy Board for approval at least thirty
(30) days prior to the end of the preceding fiscal year. PhyCor shall recommend the targeted profit margin for the Clinic and Hospital for inclusion in the overall budget which shall be subject to the approval of the Policy Board. PhyCor realizes that the Clinic and the Hospital have opportunities to provide new services and utilize new technologies that will require capital expenditures and anticipates that such opportunities may include new and replacement equipment as may be economically justified.

                 5.3. Audits and Statements. PhyCor shall prepare annual financial statements for the operations of PhyCor and shall cause the financial statements to be audited by a certified public accountant selected by PhyCor in connection with the audit of the financial statements of Parent. New Straub shall pay for the cost of that portion of such audit relating to the operations of PhyCor as a Clinic/Hospital Expense. If New Straub desires an audit in addition to the audit provided by the certified public accountant selected by PhyCor in connection with the audit of the financial statements of Parent, New Straub may obtain such an audit at its own expense. Annual financial statements for the operations of New Straub shall be audited by a certified public accountant selected by PhyCor, and New Straub shall pay for the cost of such audit as a Clinic/Hospital Expense. If New Straub desires an audit in addition to the audit provided by the certified public accountant selected by PhyCor in connection with the audit of the financial statements of New Straub, New Straub may obtain such an audit at its own expense. PhyCor shall prepare monthly unaudited financial statements containing a balance sheet and statements of income from Clinic and Hospital operations, which shall be delivered to the New Straub members of the Policy Board within thirty (30) days after the close of each calendar month.

                 5.4. Inventory and Supplies. PhyCor shall order on New Straub's behalf and at New Straub's expense (which shall be a Clinic/Hospital Expense), inventory and supplies, and such other ordinary, necessary or appropriate materials which PhyCor shall deem to be necessary in the operation of the Clinic and the Hospital and which are requested by New Straub to deliver quality medical services in a cost-effective manner.

                 5.5.        Management Services and Administration.

                 (a) New Straub hereby appoints PhyCor as its sole and exclusive manager and administrator of all day-to-day business functions. New Straub agrees that the purpose and intent of this Service Agreement is to relieve the Physician Shareholders and

Providers to the maximum extent possible of the administrative, accounting, personnel and business aspects of its operations, with PhyCor assuming responsibility and being given all necessary authority to perform these functions, including, without limitation, the authority to incur obligations in the name of New Straub to be paid by New Straub as Clinic/Hospital Expenses in accordance with the policies and procedures adopted by the Policy Board. New Straub hereby appoints PhyCor for the term hereof to be its true and lawful attorney-in-fact to incur such expenses in the name and on behalf of New Straub. PhyCor agrees that New Straub and only New Straub will perform the medical functions of its practice. PhyCor will have no authority, directly or indirectly, to perform, and will not perform, any medical function. PhyCor may, however, advise New Straub as to the relationship between its performance of medical functions and the overall administrative and business functioning of its practice.

                 (b) (1) Billing and Collecting. PhyCor shall, on behalf and for the account of New Straub, bill patients and collect the fees for medical services rendered by New Straub in the Clinic, for professional services performed outside the Clinic for New Straub's hospitalized patients, for hospital services and for all other Clinic or Hospital services. PhyCor may perform its obligations hereunder through the supervision by PhyCor employees of New Straub employees in the Clinic's and Hospital's billing and collecting departments. New Straub hereby appoints PhyCor for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) to bill patients in New Straub's name and on its behalf; (ii) to collect accounts receivable resulting from such billing in New Straub's name and on its behalf;
(iii) to receive payments from Blue Cross, Blue Shield, insurance companies, prepayments received from health care plans, Medicare, Medicaid and all other third party payors; (iv) to take possession of and endorse in the name of New Straub (and/or in the name of an individual physician, such payment intended for purpose of payment of a bill) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; and
(v) to initiate the institution of legal proceedings in the name of New Straub to collect any accounts and monies owed to the Clinic or the Hospital, to enforce the rights of New Straub as creditors under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors. All adjustments made for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee shall be done in a reasonable and consistent manner approved by PhyCor's independent certified public accountants.

                 (2) Bank Account. All funds received from such billings shall be placed in an account in the name of New Straub selected by PhyCor and segregated from any other account of New Straub. New





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

Straub shall ensure that at least one of PhyCor's employees designated by PhyCor shall have authority to sign checks on behalf of such account. New Straub agrees that the funds used in such account shall not be used for any purpose other than (i) to pay Clinic/Hospital Expenses, (ii) to pay the compensation of Providers and Physician Extender Employees in accordance with the budgets approved by the Policy Board (which amount shall not exceed 82% of the difference between Net Revenues less Clinic/Hospital Expenses, (iii) to pay the fee due to PhyCor pursuant to Article 8 hereof, (iv) to be transferred to New Straub to represent amounts to be retained by New Straub pursuant to the last paragraph of Section 3.1 hereof, and (v) to repay the Loans. PhyCor is hereby authorized to make payments from such account on behalf of New Straub for the purposes set forth above. Upon any default under the Loans described below, PhyCor shall have the authority to remove funds from such account as may be necessary to cure such default and to otherwise take control over such account.

                 (c) PhyCor shall supervise and maintain custody at Straub premises of all files and records relating to the operation of the Clinic and the Hospital, including but not limited to accounting, billing, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of New Straub and shall be located at Clinic or Hospital facilities so that they are readily accessible for patient care. The management of all files and records shall comply with applicable state and federal statutes. PhyCor shall use its reasonable efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.

                 (d) PhyCor shall arrange for, at New Straub's expense (which shall be a Clinic/Hospital Expense), necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services and any other ordinary, necessary or appropriate service for the operation of the Clinic and the Hospital.

                 (e) Subject to the provisions of Section 4.2.4, PhyCor shall supervise the design and implementation of an appropriate public relations program on behalf of New Straub, with appropriate emphasis on public awareness of the availability of services at the Clinic and the Hospital. The public relations program shall be conducted at New Straub's expense (which shall be a Clinic/Hospital Expense) and in compliance with applicable laws and regulations governing advertising by the medical profession.

                 (f) PhyCor shall arrange for the preparation of the data necessary for New Straub to prepare its annual federal and state income and general excise tax tax returns and shall arrange for the preparation of such returns. The cost of preparing such data and tax returns shall be paid by New Straub as a Clinic/Hospital Expense. PhyCor shall have no responsibility for the payment of such income taxes and such income taxes shall not be Clinic/Hospital Expenses.

                 (g) PhyCor shall assist New Straub in recruiting additional physicians, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, New Straub shall interview and make the ultimate decision as to the suitability of any physician to become associated with New Straub. All physicians recruited by PhyCor and accepted by New Straub shall be the sole employees of New Straub, to the extent such physicians are hired as employees. Subject to the provisions of Section 6.3, any expenses incurred in the recruitment of physicians, including, but not limited to, employment agency fees, relocation and interviewing expenses shall be budgeted Clinic/Hospital Expenses and shall be paid by New Straub. Such expenses shall be pre-approved by the Straub System Chief Executive.

                 (h) PhyCor shall negotiate and administer all managed care contracts on behalf of New Straub and shall consult with New Straub on all professional or clinical matters relating thereto and shall act as an intermediary for the payment of medical claims to New Straub.

                 (i) Subject to the provisions of Sections 5.3 and 5.5(f), PhyCor shall arrange for legal and accounting services related to Clinic and Hospital operations the expense for which has been incurred traditionally in the ordinary course of business, including the attorneys' fees and other costs of enforcing any physician contract containing restrictive covenants and attorneys' fees and other costs and expenses of litigation, arbitration or such other proceeding for malpractice suits against the Clinic or Hospital and its personnel other than Providers to the extent such fees, costs and expenses are not covered by insurance, but excluding such fees, costs and expenses which are not covered by insurance for malpractice suits against the Providers and/or the Clinic solely in its capacity as employer of a Provider against whom suit is brought, provided such services shall be approved in advance by the Straub System Chief Executive. Such expenses shall be paid by New Straub and shall be Clinic/Hospital Expenses.

                 (j) PhyCor shall supervise the proper cleanliness of the premises, and maintenance and cleanliness of the equipment, furniture and furnishings located upon such premises, all at New Straub's expense (which shall be a Clinic/Hospital Expense).

                 (k) PhyCor shall arrange for payment, at New Straub's expense (which shall be a Clinic/Hospital Expense), of professional licensure fees and board certification fees of physicians associated with New Straub, and of governmental filings for licenses such as Hospital licensure fees, and of filings for certifications such as JCAHO certification and other Hospital certifications.

                 (l) PhyCor shall supervise the preparation and filing of all Medicare cost reports and other governmental reports, the cost of which shall be paid by New Straub as a Clinic/Hospital Expense.

                 (m) PhyCor shall negotiate for the insurance provided for in Section 10.1. Premiums and deductibles with respect to such policies shall be paid by New Straub and shall be a Clinic/Hospital Expense.

                 5.6. Straub System Chief Executive. Subject to the provisions of Section 4.2.11, PhyCor shall hire and appoint the Straub System Chief Executive who shall serve as a Vice President of PhyCor and as the market chief executive officer and manage and administer all of the day-to-day business functions of the Clinic and Hospital. PhyCor shall determine the salary and fringe benefits of the Straub System Chief Executive. At the direction, supervision and control of PhyCor, the Straub System Chief Executive, subject to the terms of this Agreement, shall implement the policies established by the Policy Board and shall generally perform the duties and have the responsibilities of a market chief executive officer.

                 5.7. Personnel. In addition to the Straub System Chief Executive, the Chief Operating Officer, Chief Financial Officer and the Development Officer will be employees of PhyCor. All other personnel necessary to carry out the duties of PhyCor hereunder or reasonably necessary for the conduct of the Clinic and Hospital operations shall be employees of New Straub but shall be under the supervision of the Straub System Chief Executive or his designee. PhyCor shall determine the salaries and fringe benefits of all such personnel, within the budget policies and procedures adopted by the Policy Board, the cost of which shall be paid by New Straub as a Clinic/Hospital Expense. Personnel performing patient care services shall be subject to the professional supervision of New Straub. If New Straub is dissatisfied with the services of any person, New Straub shall consult with PhyCor. PhyCor shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee should be terminated. All of PhyCor's obligations regarding staff shall be governed by the overriding principle and goal of providing high quality medical care. Employee assignments shall be made to assure consistent and continued rendering of high quality medical support services and to ensure prompt availability and accessibility of individual medical support personnel to physicians in order to develop constant, familiar and routine working relationships between individual physicians and individual members of the medical support personnel. PhyCor shall maintain established working relationships wherever possible and PhyCor shall make every effort consistent with sound business practices to honor the specific requests of New Straub with regard to the assignment of its employees. PhyCor shall provide administrative services such as scheduling, personnel policies and payroll administration for all Physician Employees other than Providers and shall provide payroll administration for Providers.

                 5.8.1. Capital Loans. All capital expenditures shall be approved by the Policy Board. PhyCor shall determine whether approved capital expenditures shall be funded by PhyCor through loans described below or borrowings, leases or other financing methods through independent third-party financial institutions, or investments by PhyCor for reinvestment. Capital expenditures approved by the Policy Board to be funded by PhyCor will be funded through loans from PhyCor to New Straub ("Capital Loans"). Capital Loans shall be made by PhyCor from funds received through intracompany borrowings from Parent (at the rate set forth in Section 2.1.7(d), which rate shall also be the rate of the Capital Loans). Except where the interest expense is deducted from the fees to be paid to PhyCor as provided below, interest expense associated with the Capital Loans will be a Clinic/Hospital Expense.

                 5.8.2 Working Capital Loans. In the event the obligations of New Straub (i) to pay the Clinic/Hospital Expenses which are the obligations of New Straub hereunder and which are arranged for or incurred by PhyCor on New Straub's behalf, (ii) to pay the service fees to PhyCor under
Article 8 hereof, and (iii) to pay the salaries and benefits of other New Straub Employees (up to a maximum amount under this item (iii) equal to 82% of Net Revenues less Clinic/Hospital Expenses) exceed the revenues available to New Straub through Clinic and Hospital operations, then the balance will be provided by PhyCor through loans to New Straub (the "Working Capital Loans"). All Working Capital Loans shall bear interest at a rate equal to the rate described in Section 2.7)e).

                 5.8.3. Loan Terms. All Capital Loans and Working Capital Loans (collectively, the "Loans") will be made pursuant to the terms of Credit Agreements and promissory notes on terms acceptable to PhyCor and New Straub in the form of Exhibit 5.8.3(a). All proceeds from any loans shall be deposited in the bank account referred to in Section 5.5(b)(2). The Loans shall be repaid with any excess proceeds received by New Straub from Clinic and Hospital operations in excess of the amounts payable by New Straub out of the bank account referred to in Section 5.5(b)(2) hereof. PhyCor's obligations to make the Capital Loans and the Working Capital Loans shall terminate upon notice of termination of this Agreement by either party for any reason. Upon notice of termination of this Agreement by either party for any reason, all amounts outstanding under the Loans shall be immediately due and payable.

                 New Straub will secure the amounts outstanding from time to time under the Loans by granting to PhyCor a security interest in the accounts receivable and all other non-real estate assets of New Straub. New Straub is concurrently herewith entering into a Security Agreement in the form attached as Exhibit 5.8.3(b). In addition, New Straub shall cooperate with PhyCor and execute all necessary documents in connection with the pledge of such accounts receivable and assets to PhyCor or at PhyCor's option, its lenders. All collections in respect of such accounts receivable shall be deposited in the bank account referred to in Section 5.5(b)(2) hereof unless otherwise provided in the Security Agreement. To the extent New Straub comes into possession of any payments in respect of such accounts receivable, New Straub shall direct such payments to PhyCor for deposit in the bank account referred to in Section 5.5(b)(2) hereof unless otherwise provided in the Security Agreement.

                 Each year, the parties will calculate one-half the amount of
(i) PhyCor's Earnings Before Income Taxes times (ii) 61% (which percentage represents the difference between 100% and Parent's effective tax rate) plus cash flow relating to recognition of depreciation expense and amortization expense (other than with respect to real estate) resulting from mergers contemplated in Section 2.1.7(g) herein. Interest expense with respect to such amounts will be deducted from the service fee payable to PhyCor pursuant to
Article 8 hereof.

                 5.9. Events Excusing Performance. PhyCor shall not be liable to New Straub for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which PhyCor has no control for so long as such events continue, and for a reasonable period of time thereafter.

                 5.10. Compliance with Applicable Laws. PhyCor shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

                 5.11. Quality Assurance. PhyCor shall assist New Straub in fulfilling its obligations to its patients to maintain a high quality of medical and professional services.

                 5.12. Ancillary Services. PhyCor shall operate such ancillary services as approved by the Policy Board.

                 5.13. Certain Contracting. The parties agree that in the event the Policy Board determines to pursue the formation of an IPA, other physician organization or hospital network, or enter into risk assumption contractual arrangements, the parties will structure the IPA, hospital network or such arrangements in the manner in which the Policy Board determines unless otherwise specifically addressed in this Agreement. The IPA or hospital network will be managed by PhyCor or an Affiliate of PhyCor. In the event a management agreement is entered into for the management of an IPA or hospital network, the management agreement will provide for a management fee to be paid to the management organization by the IPA. Such management fee shall be approved by the Policy Board and set at a level to cover the costs of the management agreement.

                 5.14. Intermediary Contracts. PhyCor shall utilize New Straub as the principal provider of all clinic, hospital and ancillary services, including professional services, to the extent such services are available at New Straub for the managed care plans sponsored or administered by PhyCor in the State of Hawaii. PhyCor further agrees to act as an "intermediary", as that term is defined in HRS Section 237-13(6), between New Straub and the subscribers and enrollees in PhyCor's managed care plans.

                                   ARTICLE 6.

                           OBLIGATIONS OF NEW STRAUB

                 6.1. Professional Services. New Straub shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession. New Straub shall ensure that each physician associated with New Straub to provide medical care to patients of New Straub is licensed by the State of Hawaii. In the event that any disciplinary actions or medical malpractice actions are initiated against any such physician, New Straub shall immediately inform the Straub System Chief Executive of such action and the underlying facts and circumstances. New Straub shall carry out a program to monitor the quality of medical care practiced at the Clinic and the Hospital.

                 6.2. Medical Practice. New Straub shall use and occupy the Clinic exclusively for the practice of medicine and shall use and occupy the Hospital exclusively for the provision of services consistent with its current business, and shall comply with all applicable local rules, ordinances and all standards of medical care. It is expressly acknowledged by the parties that the medical practice or practices conducted at the Clinic shall be conducted solely by physicians associated with New Straub, and no other physician or medical practitioner shall be permitted to use or occupy the Clinic without the prior written consent of PhyCor; provided, however, that nothing contained herein is intended to prohibit current sublease arrangements with businesses located within the Clinic or Hospital in effect on the date of this Agreement or approved by the Policy Board. The parties understand that certain physicians will be granted courtesy privileges from time to time at the Hospital.

                 6.3. Employment of Physician Employees. New Straub shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physician Employees, although at the request of New Straub, PhyCor shall consult with New Straub respecting such matters. New Straub shall be responsible for the payment of such Physician Employees' salaries and wages, benefits, payroll taxes and all other taxes and charges now or hereafter applicable to them. With respect to physicians, New Straub shall only employ and contract with licensed physicians meeting applicable credentialling guidelines established by New Straub.

                 6.4. Professional Dues and Education Expenses. New Straub and its Physician Employees shall be solely responsible for the cost of membership in professional associations, and continuing professional education. New Straub shall ensure that each of its Physician Employees participates in such continuing medical education as is necessary for such physician to remain current.

                 6.5. Professional Insurance Eligibility. New Straub shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its Physician Employees are insurable, and participating in an on-going risk management program.

                 6.6. Events Excusing Performance. New Straub shall not be liable to PhyCor for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which New Straub has no control for so long as such events continue, and for a reasonable period of time thereafter.

                 6.7. Restrictions on Use of Clinic and Hospital. New Straub shall at all times during the term of this Agreement comply with the policy of PhyCor stated in Section 3.3 herein.

                 6.8.        Clinic Profit Sharing Plan.

                 (a) Effective ____________, 1996, New Straub shall become an adopting employer to the PhyCor, Inc. Savings and Profit Sharing Plan ("PhyCor Plan") and either freeze the New Straub

Profit Sharing Plan and Trust ("New Straub Plan") or amend the New Straub Plan to make it a "Supplemental Plan", or terminate the New Straub Plan as New Straub in its sole discretion determines. New Straub will not make contributions to the New Straub Plan or any Supplemental Plan that would cause either the New Straub Plan or the PhyCor Plan to become disqualified.

                 (b) Unless such action would have no adverse effect on the PhyCor Plan whatsoever, New Straub shall not enter into any new "employee benefit plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), without the express written agreement of PhyCor. New Straub shall not amend the New Straub Plan, except to terminate or freeze the New Straub Plan or as required by law after consultation with PhyCor, without the express written agreement of PhyCor to such amendment.

                 (c) The compensation of counsel, accountants, corporate trustees, and other agents necessary in the administration of the New Straub Plan or any subsequent plan or supplemental plan adopted by New Straub shall be an expense of New Straub or the New Straub Plan and not a Clinic/Hospital Expense or an expense of PhyCor. All such expenses necessary in the administration of the PhyCor Plan, which are not, pursuant to the terms of the PhyCor Plan, expenses of the PhyCor Plan or of individual participants, shall be a Clinic/Hospital Expense.

                 (d) Parent shall have the sole and exclusive authority to appoint the Trustees, Custodian and Administrator of the PhyCor Plan and to remove the Trustees, Custodian and Administrator of the PhyCor Plan and appoint successor Trustees, Custodians and Administrators.

                 (e) From and after the Closing, PhyCor's employees shall receive credit for prior service with Old Straub. From and after the Closing, New Straub's employees shall receive credit for prior service with Old Straub. PhyCor shall make contributions to the PhyCor Plan, as a Clinic/Hospital Expense, on behalf of such eligible employees of PhyCor who perform services at the Clinic or the Hospital. New Straub shall be responsible and liable for contributions to the PhyCor Plan for Plan Years (or parts thereof) occurring after the Closing on behalf of Physician Employees who are participating in the PhyCor Plan, and with respect to Physician Employees whose salaries are included as Clinic/Hospital Expenses, such contributions shall be Clinic/Hospital Expenses.

                 6.9. Fees for Professional Services. New Straub shall be solely responsible for legal, accounting and other professional services fees incurred by New Straub, except as set forth in Article 5 herein.





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

                 6.10. Hospital. New Straub agrees that it is the intent of the parties that the Policy Board have the same authority over Hospital matters as the Policy Board has over Clinic matters, all as described in
Article 4 hereof. In the event for regulatory, accreditation or other reasons, New Straub is not able to permit the Policy Board to have control over those matters delegated to the Policy Board, then New Straub shall take such action as may be necessary to effect the intent of the parties.

                                   ARTICLE 7.

                  RESTRICTIVE COVENANTS AND LIQUIDATED DAMAGES

                 The parties recognize that the services to be provided by PhyCor shall be feasible only if New Straub operates an active medical practice to which the physicians associated with New Straub devote their full time and attention to the extent of their arrangement with New Straub. To that end:

                 7.1. Restrictive Covenants by New Straub. During the term of this Agreement, New Straub shall not, unless pursuant to this Agreement, establish, operate or provide physician services at any medical office, clinic or other health care facility providing services substantially similar to those provided by New Straub pursuant to this Agreement on any island in the State of Hawaii on which New Straub operates or owns any interest in a facility at the time of termination. In addition, New Straub shall not enter into any ownership or management relationship under a managed care or risk assumption program other than as described in Section 5.12 hereof.

                 7.2. Restrictive Covenants By Current Physician Shareholders and Providers. New Straub shall obtain and enforce (subject to PhyCor's obligations under Section 5.5(i) of this Agreement) formal agreements from its current Physician Shareholders and Providers, pursuant to which the Physician Shareholders and Providers agree that during the term of their employment and for a period of eighteen (18) months after any termination of employment with New Straub, they will not establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility (other than routine hospital medical staff services to patients admitted to a hospital within the restricted area) providing services substantially similar to those provided by New Straub within a 10 mile radius of the New Straub facility at which such physician's primary practice was located at the time of termination. Notwithstanding the foregoing, in the event a Provider notifies New Straub of his or her intent to terminate employment with New Straub by September 1 of a calendar year and agrees to honor the terms of the foregoing covenant from January 1 through

September 30 of the following year, then the foregoing 18 month period shall be reduced to the period from termination until such following September 30; provided, however, in such case, the Provider shall not terminate employment prior to December 31 of the year in which notice is given, and the Provider shall be an employee at will thereafter until the restrictive period has terminated. The foregoing provisions are not intended to be a guaranty by New Straub that it will be successful in its attempt to enforce the foregoing agreements.

                 7.3. Restrictive Covenants By Future Providers. New Straub shall obtain and enforce formal agreements from each of its future Providers (and future Physician Shareholders who are not currently Providers), hired or contracted, pursuant to which such Providers agree that during the term of said Provider's employment with New Straub and for a period of eighteen
(18) months thereafter, such Provider will not establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by New Straub within a 10 mile radius of the New Straub facility at which such Provider's primary practice was located at the time of termination. Notwithstanding the foregoing, in the event a Provider notifies New Straub of his or her intent to terminate employment with New Straub by September 1 of a calendar year and agrees to honor the terms of the foregoing covenant from January 1 through September 30 of the following year, then the foregoing 18 month period shall be reduced to the period from termination until such following September 30; provided, however, in such case, the Provider shall not terminate employment prior to December 31 of the year in which notice is given, and the Provider shall be an employee at will thereafter until the restrictive period has terminated.

                 7.4. Physician Stockholder and Provider Liquidated Damages. The Restrictive Covenants described above may provide that the Physician Shareholders and Providers (existing or future) may be released from their Restrictive Covenants by paying liquidated damages in an amount as follows:

                 Liquidated Damages shall mean the lesser of (i) such Provider's average annual income, as shown on the W-2 forms prepared by New Straub, for the two most recent years or (ii) $300,000; provided, however, in the case of Providers recruited from outside the New Straub service area, during the first 60 days of such Provider's employment with New Straub, "Liquidated Damages" shall mean the actual cost of recruiting such Provider.

                 Such payment received by New Straub with respect to Providers, other than Providers employed as a result of a transaction contemplated by
Section 2.1 7(g) hereof, shall be made to PhyCor by New Straub simultaneously with the Provider being released from the restrictive covenants and shall become an additional service fee to be paid to PhyCor pursuant to Article 8 hereof. Such payment received by New Straub with respect to Providers employed as a result of a transaction contemplated by Section 2.1 7(g) hereof, shall be Net Revenues hereunder. In either event, such payment shall be first applied to all costs incurred by PhyCor or New Straub in the enforcement of the restrictive covenants for that departing Provider and in recruiting a replacement Provider for that departing Provider. The accounting treatment of such funds shall be consistently applied and approved by PhyCor's independent certified public accountants and the Policy Board.

                 7.5. Restrictive Covenants of PhyCor. During the term of this Agreement, PhyCor shall not, unless pursuant to this Agreement, establish, operate or enter into a service agreement with, or provide services similar to those provided under this Agreement to, any multi-specialty or single specialty group (including a primary care group), IPA, PHO or other provider group or association within the State of Hawaii.

                 7.6. Enforcement. PhyCor and New Straub acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this Article 7 shall be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of Article 7 relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Article 7. The invalidity or non-enforceability of this Article 7 in any respect shall not affect the validity or enforceability of the remainder of this Article 7 or of any other provisions of this Agreement.


                                   ARTICLE 8.

                             FINANCIAL ARRANGEMENTS

                 8.1 Service Fees: New Straub and PhyCor agree that the compensation set forth in this Article 8 is being paid to

PhyCor in consideration of the substantial commitment made by PhyCor hereunder and that such fees are fair and reasonable. PhyCor shall be paid the following service fees:

                 (a) PhyCor shall be reimbursed the amount of all Clinic/Hospital Expenses paid by PhyCor other than those associated with Net Revenue generated in the name of PhyCor described below;

                 (b) During each year of the Agreement, PhyCor shall receive a fee equal to 18% of Net Revenues less Clinic/Hospital Expenses.

                 The foregoing fee shall be reduced by (i) the interest expense on Capital Loans to the extent set forth in Section 5.8.1 hereof and (ii) any profits of PhyCor from Net Revenues generated in the name of PhyCor, which profits shall be defined as such Net Revenue less Clinic/Hospital Expenses associated therewith, and the foregoing fee shall be increased by any losses of PhyCor from Net Revenues generated in the name of PhyCor, which losses shall be defined as such Net Revenue less Clinic/Hospital Expenses associated therewith. In addition, in the event that Net Revenues generated by PhyCor are insufficient to cover all adjustments made to such Net Revenues, then New Straub shall pay PhyCor such difference.

                 8.2. Calculation of Payments. The amounts to be paid to PhyCor under this Article 8 shall be payable monthly. The amounts shall be estimated based upon the previous month's operating results of the Clinic and the Hospital. Adjustments to the estimated payments shall be made to reconcile actual amounts due under this Article 8, by the end of the following month during each calendar quarter. Upon preparation of quarterly financial statements, final adjustments to the service fee for the quarter shall be made and any additional payments owing to PhyCor or New Straub shall then be made. Any audit adjustments shall be reflected in the calculation for the fourth quarter.


                                   ARTICLE 9.

                                    RECORDS

                 9.1. Patient Records. Upon termination of this Agreement, New Straub shall retain all patient medical records maintained by New Straub or PhyCor in the name of New Straub. New Straub shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by New Straub.

                 9.2. Records Owned by PhyCor. All records relating in any way to the operation of the Clinic or the Hospital which are





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

not the property of New Straub under the provisions of Section 9.1 above, shall at all times be the property of PhyCor.

                 9.3. Access to Records. During the term of this Agreement, and thereafter, New Straub or its designee shall have reasonable access during normal business hours to New Straub's and PhyCor's financial records, including, but not limited to, records of collections, expenses and disbursements as kept by PhyCor in performing PhyCor's obligations under this Agreement, and New Straub may copy any or all such records.


                                  ARTICLE 10.

                            INSURANCE AND INDEMNITY

                 10.1. Insurance to be Maintained by New Straub. Throughout the term of this Agreement, subject to the provisions of Section 5.5(l) providing for malpractice premiums and deductibles to be a Clinic/Hospital Expense, New Straub shall maintain comprehensive professional liability insurance with limits of not less than $1,000,000 per claim and with aggregate policy limits of not less than $3,000,000 per physician and a separate limit for the New Straub with such carrier as is determined by PhyCor. New Straub shall be responsible for all liabilities in excess of the limits of such policies. PhyCor shall have the option, with Policy Board approval, of providing such professional liability insurance through an alternative program, provided such program meets the requirements of the Insurance Commissioner of the State of Hawaii. If New Straub's existing professional liability insurance program is cancelled and replaced by a professional liability insurance program initiated by PhyCor, PhyCor shall pay over to New Straub any unearned professional liability insurance premiums paid by New Straub to the extent New Straub's carrier pays such amounts to PhyCor. Any insurance program for New Straub shall include tail insurance with respect to Old Straub and director and officer liability insurance for New Straub, and the cost of such coverages shall be a Clinic/Hospital Expense.

                 10.2. Insurance to be Maintained by PhyCor. Throughout the term of this Agreement, PhyCor will use reasonable efforts, unless determined not necessary by the Policy Board, to provide and maintain, as a Clinic/Hospital Expense, comprehensive general liability and property insurance covering the Clinic and Hospital premises and operations.

                 10.3. Tail Insurance Coverage. New Straub will cause each individual physician associated with the Clinic or the Hospital to enter into an agreement with New Straub that upon termination of such physician's relationship with New Straub, for any reason, tail insurance coverage will be purchased by the individual physician to the extent not otherwise available. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by New Straub and the individual physicians, and New Straub hereby covenants with PhyCor to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of New Straub which will not be a Clinic/Hospital Expense.

                 10.4. Additional Insureds. New Straub and PhyCor agree to use their reasonable efforts to have each other named as an additional insured on the other's respective professional liability insurance programs at New Straub's expense (which will be a Clinic/Hospital Expense).

                 10.5.       Indemnification.

                 10.5.1.     New Straub Indemnification.

                 (a) New Straub shall indemnify, hold harmless and defend PhyCor, its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), to the extent not covered by insurance in the name of New Straub, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or the performance of any intentional acts, negligent acts or omissions by New Straub and/or its shareholders, agents, employees and/or subcontractors (other than PhyCor) during the term hereof.

                 (b) In addition, in consideration for the assets transferred pursuant to Section 4.04 of the Merger Agreement, New Straub shall guarantee the payment of, and act as collecting agent for, and indemnify, hold harmless and defend PhyCor, its Affiliates, officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees) caused by any claim against PhyCor or Parent based upon

                             (i) liabilities transferred to New Straub pursuant
                 to Section 4.04 of the Merger Agreement, including, but not limited to, liabilities arising under any MediCare investigation, liabilities relating to Old Straub's dispute with KPMG Peat Marwick, and any benefit plan transferred to New Straub from New Straub's predecessor on or prior to the effective date under the Merger Agreement;

                             (ii) any inaccuracy in or breach of any
                 representation or warranty made by Old Straub in the Merger Agreement of which PhyCor was not advised in writing by Old Straub before or at the time of Closing;

                             (iii) any claims of malpractice against Old Straub
                 or New Straub in excess of insurance coverage limits (including without limitation self-insurance coverages and reserves);

                             (iv) any liabilities of Old Straub resulting from activities of Old Straub prior to the Effective Date of the Merger which were not disclosed by Old Straub in the Merger Agreement;

                             (v) Old Straub's transactional costs and expenses incidental to the preparation and carrying out of the Merger Agreement in excess of $2,500,000; and

                             (vi) any liability of PhyCor or Old Straub for taxes resulting from or assessed in connection with the Merger and the transactions contemplated thereby, but only to the extent that such taxes result from actions taken by New Straub or the Straub Shareholders (as defined in the Merger Agreement) after the Effective Date of the Merger.

                 (c) New Straub shall not be liable to PhyCor for any claims under Section 10.5.1(b)(ii) above until such claims exceed in the aggregate $250,000 that would otherwise be subject to indemnification under said provisions, and then only for the amount by which such claims exceed $250,000.

                 10.5.2. PhyCor Indemnification. PhyCor shall indemnify, hold harmless and defend New Straub, its officers, shareholders, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), to the extent not covered by insurance in the name of PhyCor, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by PhyCor and/or its shareholders, agents, employees and/or subcontractors (other than New Straub) during the term of this Agreement. In addition, PhyCor shall indemnify, hold harmless and defend New Straub, its officers, shareholders, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees) caused by any claim against New Straub relating to liabilities of Old Straub assumed by PhyCor or Parent as a result of the Merger which were disclosed by Old Straub in the Merger Agreement and for which New Straub does not have an obligation to indemnify PhyCor as provided above.

                                  ARTICLE 11.

                              TERM AND TERMINATION

                 11.1. Term of Agreement. This Agreement shall commence on the date hereof and shall expire on the 40th anniversary hereof unless earlier terminated pursuant to the terms hereof.

                 11.2. Extended Term. Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than twelve (12) months nor earlier than fifteen (15) months prior to the expiration of the preceding term, written notice of such party's intention not to extend the term of this Agreement.

                 11.3. Termination by New Straub. New Straub may terminate this Agreement as follows:

                 (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by PhyCor, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by PhyCor, except for the filing of a petition in involuntary bankruptcy against PhyCor which is dismissed within thirty (30) days thereafter, New Straub may give notice of the immediate termination of this Agreement.

                 (b) In the event PhyCor shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of forty-five (45) days after written notice thereof has been given to PhyCor by New Straub (or in the event such default can not be cured within such period and PhyCor is diligently pursuing a cure, for a period of sixty (60) days after written notice thereof has been given to PhyCor by New Straub), or PhyCor shall fail to remit the payments due as provided in this Agreement and such failure to remit shall continue for a period of fifteen (15) days after written notice thereof, New Straub may terminate this Agreement. Termination of this Agreement pursuant to this subsection (b) by New Straub shall require the affirmative vote of seventy-five percent (75%) of Physician Shareholders.

                 (c) In the event that any person or persons (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of
1934) acquires or acquires the right to vote, through acquisition, tender offer, proxy solicitation, merger or consolidation, fifty percent (50%) or more of Parent's then issued and outstanding Common Stock, or securities representing fifty percent (50%) or more of the combined voting power of Parent's then issued and outstanding securities; provided, however, New Straub shall have no right to terminate this Agreement hereunder if any such transaction referred to above has been previously authorized and approved by Parent's directors or is subsequently authorized and approved by two-thirds of Parent's directors who neither are officers or employees of Parent nor are affiliated with such persons or persons who have acquired the voting power described above. Termination of this Agreement pursuant to this Section 11.3(c) shall be made within 60 days of written notice of the transaction giving rise to the termination event.

                 11.4. Termination by PhyCor. PhyCor may terminate this Agreement as follows:

                 (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by New Straub, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by New Straub, except for the filing of a petition in involuntary bankruptcy against New Straub which is dismissed within thirty (30) days thereafter, PhyCor may give notice of the immediate termination of this Agreement.

                 (b) In the event New Straub shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of forty-five (45) days after written notice thereof has been given to New Straub by PhyCor (or in the event such default can not be cured within such period and New Straub is diligently pursuing a cure, for a period of sixty (60) days after written notice thereof has been given to New Straub by PhyCor), or New Straub shall fail to remit the payments due as provided in this Agreement and such failure to remit shall continue for a period of fifteen (15) days after written notice thereof, PhyCor may terminate this Agreement.

                 11.5. Actions after Termination. Upon termination of this Agreement by either party or upon expiration of this Agreement, New Straub shall:

                 (a) Purchase from PhyCor at book value the "service agreement costs" and any other intangible assets set forth on the Opening Balance Sheet, as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect amortization or depreciation of the "service agreement costs" and intangibles;

                 (b) Purchase from PhyCor any real estate owned by PhyCor and associated with the Clinic or the Hospital at the greater of (i) the appraised fair market value thereof, or (ii) the then book value thereof. In the event of any repurchase of such real property, the appraised value shall be determined by PhyCor and New Straub each selecting a duly qualified appraiser, who in turn will agree on a third appraiser. This agreed upon appraiser shall perform the appraisal which shall be binding on both parties. In the event either party fails to select an appraiser within fifteen (15) days of the selection of an appraiser by the other party, the appraiser selected by the other party shall make the selection of the third-party appraiser;

                 (c) Purchase all improvements, additions or leasehold improvements which have been made by PhyCor and which relate solely to the performance of its obligations under this Agreement at book value;

                 (d) Assume all debt and all contracts, payables incurred as Clinic/Hospital Expenses and leases which are obligations of PhyCor and which relate principally to the performance of its obligations under this Agreement or the properties subleased by PhyCor; and

                 (e) Purchase from PhyCor at book value all of the equipment acquired in the Merger, including all replacements and additions thereto made by PhyCor pursuant to the performance of its obligations under this Agreement, and all other assets, including inventory, accounts receivable and supplies, tangibles and intangibles, set forth on the Opening Balance Sheet, as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Clinic and the Hospital (including physician practice acquisitions), depreciation, amortization and other adjustments of assets shown on the Opening Balance Sheet.

                 11.6. Closing of Repurchase by New Straub and Effective Date of Termination. New Straub shall pay cash for the repurchased assets; provided, however, with respect to any intangible asset, New Straub shall be permitted to pay the repurchase price or any portion thereof it elects by delivering its promissory note, payable in 24 equal monthly installments, bearing interest at the rate of prime rate published by CitiBank, N.A. (payable monthly). The amount of the purchase price shall be reduced by the amount of debt and liabilities of PhyCor assumed by New Straub and shall also be reduced by any payment PhyCor has failed to make under this Agreement. New Straub and any physician associated with New Straub shall execute such documents as may be required to assume the liabilities set forth in Section 11.5(d) and to remove PhyCor from any liability with respect to such repurchased assets and with respect to any property leased or subleased by PhyCor. The closing date for the repurchase shall be determined by New Straub, but shall in no event occur later than 180 days from the date of the notice of termination. The termination of this Agreement shall become effective upon the closing of the sale of the assets and the repayment in full of the outstanding principal and accrued and unpaid interest on the Loans. On the effective date of termination,





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

New Straub and PhyCor shall be released from the Restrictive Covenants provided for in Article 7 on the closing date. PhyCor shall have the right, in its sole and absolute discretion, to waive the repurchase requirements of New Straub, in which event, the termination of this Agreement shall become effective upon the execution and delivery of such waiver. From and after any termination, each party shall provide the other party with reasonable access to books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

                                  ARTICLE 12.

                                 CONSIDERATION

                 Subject to the adjustments provided below, as consideration for the execution of this Agreement by New Straub, PhyCor shall pay New Straub $32,083,000, payable in cash upon execution of this Agreement.

                                  ARTICLE 13.

                               GENERAL PROVISIONS

                 13.1. Assignment. PhyCor shall have the right to assign its rights hereunder to any person, firm or corporation under common control with PhyCor and to any lending institution, for security purposes or as collateral, from which PhyCor or the Parent obtains financing, including without limitation, Citibank, N.A., as agent, or its successors and assigns under the credit agreement among the Parent, the bank parties thereto and Citibank, N.A., for itself and as agent, as amended. Except as set forth above, neither PhyCor nor New Straub shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party. In the event of a permitted assignment by PhyCor, Parent shall not be relieved of its guaranty obligations under this Agreement.

                 13.2. Whole Agreement; Modification. This Agreement constitutes the entire agreement between the parties. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

                 13.3. Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

                 To PhyCor:              PhyCor of Hawaii, Inc.
                                         30 Burton Hills Blvd., Suite 400
                                         Nashville, Tennessee 37215

                                         Attn: President



                 To New Straub:          Straub Clinic & Hospital, Inc.
                                         888 South King Street
                                         Honolulu, Hawaii 96813

                                         Attn: President

or to such other address as either party shall notify the other.

                 13.4. Binding on Successors. Subject to Section 13.1, this Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries.

                 13.5. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

                 13.6. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii. The parties acknowledge that PhyCor is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of PhyCor in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by PhyCor shall be deemed waived and forever unenforceable and the provisions of Section 13.12 shall be applicable.

                 13.7. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

                 13.8. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

                 13.9. Attorneys' Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

                 13.10. Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

                 13.11. Confidentiality. Except for disclosure to its bankers, underwriters or lenders, or as necessary or desirable for conduct of business, including negotiations with other acquisition candidates, neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law, including securities laws or pursuant to court order.

                 13.12. Contract Modifications for Prospective Legal Events and Cost Reductions. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, New Straub and PhyCor shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between New Straub and PhyCor. In addition, the parties agree that in the event an opportunity is presented to reduce the tax costs of either party, the parties will present such matter to the Policy Board, and the parties will cooperate with each other to reduce such costs to the other party, including considering and negotiating in good faith amendments to this Agreement.

                 13.13. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

                 13.14. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto.

The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                 13.15. No Obligation to Third Parties. None of the obligations and duties of PhyCor or New Straub under this Agreement shall in any way or in any manner be deemed to create any obligation of PhyCor or of New Straub to, or any rights in, any person or entity not a party to this Agreement.

                 13.16. Communications. New Straub and PhyCor agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of the Clinic and the Hospital.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                         STRAUB CLINIC & HOSPITAL, INC.:


                                         -----------------------------------


                                         By:
                                            --------------------------------
                                         Title:
                                               -----------------------------

                                         PhyCor:

                                         PHYCOR OF HAWAII, INC.

                                         By:
                                            --------------------------------
                                         Title:
                                               -----------------------------

                                LIST OF EXHIBITS


NUMBER                       DESCRIPTION


2.1.15                       Examples of Physician Extender Employees

2.1.19                       Examples of Technical Employees

3.1(a)                       Description of Facilities

3.1(b)                       Amounts Included in Clinic/Hospital Expenses

4.1                          Policy Board Bylaws

5.8.3(a)                     Form of Loan Agreement and Promissory Notes

5.8.3(b)                     Security Agreement



                              LIST OF SCHEDULES

NUMBER                       DESCRIPTION


2.1.7                        Accounts

                                SCHEDULE 2.1.7


The following accounts from the Old Straub general ledger trial balance:

Account 1038000 Certificate of Deposit

Accounts 1310000 through 1460000 Drugs and Inventories

                                                                         ANNEX F

                                STATE OF HAWAII

                  DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS


In the Matter of the                  )
Incorporation                         )
                                      ) CHAPTER 415A
   of                                 ) HAWAII PROFESSIONAL CORPORATION
                                      ) ACT
Straub Clinic & Hospital,             )
Inc.                                  )
                                      )
A Professional Corporation.           )
                                      )





                           ARTICLES OF INCORPORATION





TORKILDSON, KATZ, FONSECA                         ROGER W. FONSECA
JAFFE, MOORE & HETHERINGTON                       Amfac Building, 15th Floor
Attorneys at Law, A Law Corporation               700 Bishop Street
                                                  Honolulu, Hawaii 96813
OF COUNSEL                                        Attorney for Incorporation

                                STATE OF HAWAII

                  DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS


In the Matter of the                               )
Incorporation                                      )
                                                   )
       of                                          )
                                                   )
Straub Clinic & Hospital,                          )
Inc.                                               )
                                                   )
A Professional Corporation.                        )
                                                   )



                           ARTICLES OF INCORPORATION


KNOW ALL MEN BY THESE PRESENTS:

       That the undersigned, desiring to become incorporated as a professional corporation under the Hawaii Professional Corporation Act and to obtain the benefits conferred on professional corporations under the laws of the State of Hawaii, hereby enter into the following Articles of Incorporation, the terms of which shall be equally obligatory upon the parties hereto as well as upon all other persons who from time to time may be stockholders in the corporation.


                                   ARTICLE I

       The name of the corporation shall be: Straub Clinic & Hospital, Inc.



                                   ARTICLE II

       The place of the principal office of the corporation shall be in Honolulu, Island of Oahu, State of Hawaii. Upon its incorporation, the mailing address of the principal office of the corporation shall be: 888 South King Street, Honolulu, Hawaii 96813.

       The corporation may maintain such other office or offices within and without the State of Hawaii as its business may from time to time require.

                                  ARTICLE III

       1. The Corporation shall be a professional corporation organized under Chapter 415A of the Hawaii Revised Statutes for the purpose of engaging in the practice of medicine and psychology and in the provision of services ancillary thereto. The corporation may not engage in any other profession or business activity except as may be permitted from time to time by the licensing laws and rules applicable to the corporation's principal professions. The foregoing restriction shall not, however, preclude the corporation from investing and reinvesting its assets in stocks, bonds, options, margin accounts, real estate mortgages, securities and other property of every kind, so long as such investment does not involve the corporation in substantial business activity prohibited by the preceding sentences of this Section.

       2. The corporation shall have all powers, rights, privileges and immunities conferred by law on corporations of this nature necessary or proper to carry on its purpose as described above.

       3. The corporation may carry on its purpose directly in its corporate capacity through a partnership or joint venture, or in any other capacity permitted by law.


                                   ARTICLE IV

       1. The following individuals shall be the initial officers and directors of the corporation:

Name                                     Position(s)                       Residence Address
----                                     -----------                       -----------------
Robert Schulz                            President                         2051 Makiki Street
                                         Treasurer                         Honolulu, HI 96822
                                         Director

Jay L. Grekin                            Vice President                    2636 Aaliamanu Place
                                         Director                          Honolulu, HI 96813

Robert C. Flair                          Secretary                         1362 Kukana Place
                                         Director                          Kailua, HI 96734

William H. Montgomery                    Director                          533 Ahakea Street
                                                                           Honolulu, HI 96816

John T. Berthiaume                       Director                          98-1005 Alania Street
                                                                           Aiea, HI 96701

Steven Y. Orimoto                        Director                          95-1027 Kuahewa Street
                                                                           Mililani, HI 96789

George McPheeters                        Director                          4959-2 Maunalani Circle
                                                                           Honolulu, HI 96816

Gerald W. Mayfield                       Director                          3690-2 Waokanaka Street
                                                                           Honolulu, HI 96817

Cedric K. Akau                           Director                          1332-B Alewa Drive
                                                                           Honolulu, HI 96817

William T. Tsushima                      Director                          4309 Koae Place
                                                                           Honolulu, HI 96816


       2. The initial Board of Directors shall consist of 10, which number may be increased or decreased as provided in the By-laws; provided, however, that (i) the Board of Directors shall be one or more in number if the corporation has only one stockholder; (ii) if the corporation has two stockholders, the corporation shall have two or more directors; (iii) if the corporation has three or more stockholders, the corporation shall have three or more directors; and (iv) throughout the duration of the Corporation's existence, at least one director shall be a resident of the State of Hawaii.

       3. Directors and officers shall be elected or appointed in the manner provided by the By-Laws and shall have the powers given to them in the By-Laws. Any person may hold two or more offices in the corporation unless forbidden to do so by the By-Laws or law.

       4. The officers of the corporation shall be a President, a Vice-President, a Treasurer, and a Secretary along with such other officers who shall be appointed by the Board of Directors as shall be provided for in the By-Laws.

       5. The Board of Directors shall, except as limited in the By-Laws, have all power necessary or proper to carry out all of the business of the corporation, and the Directors may delegate such powers as they see fit, so long as such delegation is not prohibited by law, these Articles of Incorporation, or in the By-Laws of the corporation.

       6. All directors of the corporation and all officers of the corporation shall be Qualified Persons (as defined in Section 415A-2 of the Hawaii Revised Statutes) licensed to practice medicine or psychology in the State of Hawaii and current employees of the corporation.

                                   ARTICLE V

       1. The corporation shall have authority to issue an aggregate of 15,000,000 shares of common stock of a par value of $1.00 each and 15,000,000 shares of preferred stock of a par value of $1.00 each, for an aggregate par value of $30,000,000. The preferred stock shall have the rights, privileges and preferences set forth in Exhibit A attached hereto.

       2. The shares of this corporation may be owned only by individuals authorized by law in the State of Hawaii or in any other state or territory of the United States or the District of Columbia to render a professional service permitted under Article III above; provided, however, that this provision does not prohibit the transfer of shares by operation of law or court decree or to a revocable living or inter vivos trust described in Section 415A-9 of the Hawaii Revised Statutes. The corporation may purchase its own shares as and to the extent permitted by law.


                                   ARTICLE VI

         1. No stockholder shall be liable for the debts of the corporation beyond the amount which may be due or unpaid upon any share or shares of stock of said corporation owned by him.

         2.      Stockholders shall not have pre-emptive rights.


                                  ARTICLE VII

         The corporation shall have perpetual duration.


         I certify that I have read the above statements and that the same are true and correct to the best of my knowledge.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on this ____ day of _____________, 1996.


                                                     ___________________________

                                   EXHIBIT A

                           TERMS OF PREFERRED SHARES


         The preferred shares shall be referred to as Series A Preferred Shares. The rights, preferences, restrictions and other matters relating to the Series A Preferred Shares are as follows:

         1. Dividend Provision. The holders of Series A Preferred Shares shall receive in each year annual dividends at the rate of two percent (2%) of the aggregate par value of the shares of Series A Preferred Shares owned by such holder, prior and in preference to any declaration or payment of dividends on any other classes or series of stock of the corporation. The dividends shall be cumulative, so that if in or for any year dividends in the amount of two percent (2%) of the aggregate par value of the Series A Preferred Shares are not paid to the holders of Series A Preferred Shares, such amount shall be a charge upon the future earning or profits of the corporation and be payable subsequently, and no dividends shall, at any time, be declared or paid on any other classes or series of stock of the corporation until the full amount per share accumulated and unpaid up to that time on all of the Series A Preferred Shares shall have been paid.

         2.      Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A Preferred Shares shall receive in full, out of funds legally available for distribution to shareholders, a dollar amount in cash equal to the aggregate par value of the shares of Series A Preferred Shares owned by such holders, plus all accumulated and unpaid dividends thereon, accrued through the date of the distribution thereof, prior to the return by the corporation of the stated capital and unpaid dividends on any other stock of the corporation.

         (b) After the distributions described in section 2(a) above have been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of the other classes and series of stock, pro rata.

         (c) A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, but shall instead be treated pursuant to
Section 4 hereof.

         3.      Mandatory Sale and Redemption of Shares.

         (a) Events Triggering Sale and Redemption. Upon the occurrence of any one or more of the following events relating to a holder of Series A Preferred Shares, such holder (or his/her personal representative, in the event of the death of the holder) shall be required to sell, and the corporation shall be required to purchase, all of holder's shares of Series A Preferred Shares in the corporation, upon the terms and conditions hereinafter set forth:

                  (i)      The holder dies;

                 (ii) The holder becomes insolvent, makes an assignment for the benefit of creditors, is declared bankrupt, or has his/her assets administered in any type of creditors' proceedings;

                (iii) The holder's employment with the corporation is terminated; or

                 (iv) The holder becomes a "disqualified person" as defined in Hawaii Revised Statutes Section 415A-2.

         (b) Purchase Price of Shares. The price at which the shares of Series A Preferred Shares shall be purchased by the corporation upon the occurrence of any event described in Section 3(a) shall be equal to the par value of the shares of Series A Preferred Shares owned by the holder, plus all accumulated but unpaid dividends with respect to those shares, accrued through the date of purchase.

         (c) Payment of Purchase Price. In the event of any sale by a holder and redemption by the corporation of shares of Series A Preferred Shares, the purchase price for the shares, together with simple interest thereon accrued at a rate of two percent (2%) per annum, shall be paid in one hundred-twenty (120) equal monthly installments, with the first payment due on the first day of the second full month following the month in which the event described in Section 3(a) above has occurred. The corporation shall execute and deliver to the shareholder one or more negotiable promissory notes to evidence such indebtedness.

         4.      Merger, Consolidation.

         (a)     At any time, in the event of:

                 (i) Any consolidation or merger of the corporation with or into any other corporation or other entity or person, or any other corporate reorganization in which the corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction or series of related transactions by the corporation in which more than fifty percent (50%) of the corporation's voting power is transferred, or

         (ii) a sale of all or substantially all of the assets of the corporation,

then, at the closing of such transaction, the holders of Series A Preferred Shares shall first receive in exchange for their shares, cash or debt or equity securities, or any combination thereof, consistent with the provisions of
Section 4(b) below, having an aggregate value equal to the par value of the Series A Preferred Shares owned by the holders, together with all accumulated but unpaid dividends with respect to such shares, and the remaining consideration to be distributed in connection with such transaction shall be distributed to the holders of other classes and series of stock, pro rata. Such payments, exchanges or distributions shall be made with respect to the Series A Preferred Shares (A) by redemption of such Series A Preferred Shares pursuant to Section 3 hereof, or (B) by purchase of such Series A Preferred Shares by the surviving corporation, entity or person or by the corporation, or (C) by exchange of such Series A Preferred Shares for cash or debt or equity securities in the surviving corporation or entity, or any combination thereof. In the event the amount of cash, securities or other property to be received by the holders of the Series A Preferred Shares shall be insufficient to permit the payment of the aforesaid preferential amounts, then the entire amount payable or otherwise transferable in respect of the proposed transaction shall be distributed among the holders of the Series A Preferred Shares in proportion to the amount of shares owned by each such holder.

         (b) Any securities to be delivered to the holders of the Series A Preferred Shares pursuant to Section 4(a) above, shall have the terms specified in this Section 4(b) and shall be valued as follows:

                 (i) Debt securities shall be valued at face value. All such debt securities shall be in negotiable form, shall bear minimum interest at the rate of two percent (2%) per annum and shall have a maturity date no longer than ten (10) years from the issue date thereof.

                (ii) As to equity securities that are registered under the Securities Act of 1933, as amended (the "Securities Act"), or that are of the same class or series as equity securities that are registered under the Security Act, but are issued pursuant to an exemption from registration:

                          (A)     If traded on a securities exchange, the
average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                          (B)     If quoted on the National Association of
Securities Dealers Automated Quotation System, the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                          (C)     If traded over-the-counter, the average of
the closing bid prices over the 30-day period ending three (3) days prior to the closing.

                 (iii) If the equity securities are not registered under the Securities Act, then the equity securities shall have the same rights, preferences and privileges as the Series A Preferred Shares, and shall be valued at their par value.

         5. No Voting Rights. The holders of Series A Preferred Shares shall have no voting rights except as required by Hawaii law.

         6. Change of Dividend Rate. The Board of Directors shall have the right, power and authority to increase, but not to decrease, the amount of dividend payable with respect to the Series A Preferred Shares. No other right, preference or other matter relating to the Series A Preferred Shares may be changed, amended, or altered except by consent of the holder of the issued and outstanding Series A Preferred Shares which are to be affected by such change.

                                                                         ANNEX G


                                    BY-LAWS

                         STRAUB CLINIC & HOSPITAL, INC.


Section 1.       BOARD OF DIRECTORS' MEETINGS.

     Meetings of the Board of Directors shall be held at such dates and times as shall be set by the Board of Directors.


Section 2.       NUMBER OF DIRECTORS.

     The authorized number of corporate directors shall be 8; provided, however, that the initial Board of Directors serving between the date of incorporation and the second annual meeting in 1997 shall consist of 10 directors.


Section 3.       SHARES: ISSUE AND TRANSFER.

     A. ISSUANCE OF ADDITIONAL SHARES. The authority to issue additional shares of stock of the corporation shall be vested in the Board of Directors. Stock of the corporation may only be issued or transferred to current employees of the corporation who are "qualified persons" with respect to the corporation under Section 415A-2 of the Hawaii Revised Statutes (or any successor provision of law), or to trusts established by such employees in accordance with Section 415A-9(c) of the Hawaii Revised Statutes (or any successor provision of law). Such stock may be either common or preferred, and shall have such privileges and conditions as the Board shall establish in conformity with the corporation's Articles, these By-Laws and applicable law. The stockholders of the corporation shall be issued an equal number of shares of commons stock.

     B. RESTRICTIONS ON TRANSFER. All shares of stock of the corporation shall be issued pursuant to the redemption provisions set out in section 10 of these By-Laws.


Section 4.       STOCKHOLDERS' MEETING.

     A. REGULAR STOCKHOLDERS' MEETING. Regular meetings of the stockholders shall be held at such dates and times as shall be set by the Board of Directors. The Board shall designate one such meeting in each calendar year to be the annual meeting, at which directors are elected; provided, however, that two (2) such annual meetings shall be held in 1997: One within ninety (90) days of the day on which the corporation commences to do business and one by December 31, 1997.

     B. PLACE OF MEETINGS. Unless the Board of Directors specifies a different place, meetings of the stockholders will be held at the principal business office of the corporation.

     C. SPECIAL MEETINGS. Special meetings of the stockholders, for any purpose or purposes whatsoever, may be called at any time by the President, or by the Board of Directors, or by any two or more members thereof or by one or more stockholders holding not less than one-fifth (1/5) of the voting power of the corporation.

     D. NOTICE OF MEETINGS. Notices of regular meetings or properly-called special meetings, shall be given in writing to stockholders entitled to vote by the Secretary or an Assistant Secretary, or if there be no such officer, or in case of his neglect or refusal, by any director or stockholder.

     Such notices shall be mailed to the stockholder's address appearing on the books of the corporation not less than five (5) days before such meeting or such stockholder may be informed in person at any time before such meeting.

     Notice of any meeting of stockholders shall specify the place, the day and the hour of meeting, and in case of special meeting, the general nature of the business to be transacted. If the meeting has been designated as the annual meeting of the stockholders, the notice shall so state.

     When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in case of an original meeting. Save, as aforesaid, it shall not be necessary to give any notice of the adjournment or of the business to be transacted at an adjourned meeting other than by announcement at the meeting at which such adjournment is taken.

     E. CONSENT TO STOCKHOLDERS' MEETINGS. The transactions of any meeting of stockholders, however called and noticed, shall be valid as though had at a meeting duly held after regular call and notice if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the stockholders entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

     Any action which may be taken at a meeting of the stockholders, may be taken without a meeting if authorized by a writing signed by all of the holders of shares who would be entitled to vote at a meeting for such purpose, and filed with the Secretary of the corporation.

     F. QUORUM. The holders of a majority of the shares entitled to vote threat, present in person, or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, by the Articles of Incorporation, or by these By-Laws. If, however, such majority shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person, or by proxy, shall have power to adjourn the meeting from time to time, until the requisite amount of voting shares shall be present. At such adjourned meeting at which the requisite amount of voting shares shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

     G. VOTING RIGHTS; CUMULATIVE VOTING. Only persons in whose names shares entitled to vote stand on the stock records of the corporation on the day of any meeting of stockholders, unless some other day be fixed by the Board of Directors for the determination of stockholders of record, then on such other day, shall be entitled to vote at such meeting.

     Every stockholder entitled to vote shall be entitled to one vote for each of said shares and shall have the right to cumulate his votes as provided in Hawaii Revised Statutes Section 415-33.

     H. PROXIES. Every stockholder entitled to vote, or to execute consents, may do so, either in person or by written proxy, provided that the holder of such proxy must also be a stockholder of the corporation.


Section 5.       DIRECTORS; MANAGEMENT.

     A. POWERS. Subject to the limitation of the Articles of Incorporation, of the By-Laws and of the laws of the State of Hawaii as to action to be authorized or approved by the stockholders, all corporate powers shall be exercised by or under authority of, and the business and affairs of this corporation shall be controlled by, a Board of Directors.

     B. NUMBER AND QUALIFICATIONS. The initial directors shall be those ten (10) persons named in the Articles of Incorporation, all of whom are employees and stockholders of the corporation. From and after the second annual stockholders' meeting in 1997, all directors shall be employees and stockholders of the corporation who devote more than half ( 1/2) of their working time to the practice of medicine or psychology on behalf of the corporation; and there shall be only eight (8) directors, four (4) of whom shall be general internal medicine, family practice, general practice, pediatrician, OB-GYN, emergency room, occupational medicine or hospital service physicians (hereinafter called "Group A physicians") and the other four (4) of whom shall be physicians practicing primarily in other fields (hereinafter called "Group B physicians").

     C. NOMINATION. Prior to each annual meeting, the Board of Directors shall poll all stockholders for nominations to fill the Board positions expiring at that meeting. Group A physicians may only be nominated by other Group A physicians (or by themselves); Group B physicians may only be nominated by other Group B physicians (or by themselves). Each Group may (by meeting, mail or electronic communication) reduce the number of nominees from such Group to be presented at the annual meeting (but not below twice the number of positions to be filled by physicians in that Group). Additional nominations will not be taken from the floor for positions to be filled by a particular Group unless the stockholders in that Group decide otherwise by the vote of a majority of the stockholders in that Group present and voting at the annual meeting.

     D. ELECTION AND TENURE. Each stockholder shall be entitled to vote on the election of every director, regardless of whether the stockholder is a Group A or Group B physician; but the stockholders may only vote for candidates duly nominated under the process described in Section 5C above, and a Group A director position may only be filled by a Group A physician and a Group B director position may only be filled by a Group B physician.

     Of the ten (10) initial directors, the terms of William H. Montgomery, Jay L. Grekin, Steven Y. Orimoto and Cedric K. Akau shall expire at the first annual meeting in 1997. Their four (4) Board positions shall be filled by two
(2) Group A physicians and two (2) Group B physicians. The Group A and the Group B physician receiving the most votes at the annual meeting shall each serve a four (4) year term, until the 2001 annual meeting. The Group A and the Group B physician receiving the next most votes shall each serve a three (3) year term, until the 2000 annual meeting.

     The terms of the remaining six (6) initial directors shall expire at the second annual meeting in 1997. Two (2) of their Board positions shall not be filled (so that the Board is reduced from ten (10) to eight (8) directors as described in Section 5B above), and the other four (4) Board positions shall be
filled by two (2) Group A physicians and two (2) Group B physicians.       The
Group A and the Group B physician receiving the most votes at the second annual meeting in 1997 shall each serve a two (2) year term, until the 1999 annual meeting; the Group A and the Group B physician receiving the next most votes shall each serve a one (1) year term, until the 1998 annual meeting. At each annual meeting after 1997, the stockholders shall fill all director positions whose terms expire at that meeting by electing qualified candidates (Group A physicians to fill Group A positions and Group B physicians to fill Group B positions) nominated in accordance with Section 5C above to serve staggered four (4) year terms.

     E. VACANCIES. A vacancy on the Board of Directors shall be deemed to exist in case of the death, resignation, disqualification or removal of a director. During 1997, a vacancy may be filled by the Board. Thereafter, the stockholders shall fill any vacancy that arises, using the procedures described in Sections 5C and D above. Each director so elected shall serve out the unexpired term of the director whose vacancy he or she has filled.

     If the Board of Director accepts the resignation of a director tendered to take effect at a future time, the Board or the stockholders shall have power to elect a successor to take office when the resignation shall become effective, as described above.

     No reduction of the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office.

     F. REMOVAL OF DIRECTORS. After 1997, the entire Board of Directors or any individual director may be removed from office by the stockholders at any time with or without cause.

     G. PLACE OF MEETINGS. Meetings of the Board of Directors shall be held at the principal business office of the corporation or at such other place as may be designated for that purpose, from time to time, by resolution of the Board of Directors or written consent of all of the members of the Board. Any meeting shall be valid, wherever held, if held by written consent of all of the directors, given either before or after the meeting and filed with the Secretary of the corporation.

     H. ANNUAL MEETINGS. The annual meetings of the Board of Directors shall be held immediately following the adjournment of the annual meetings of the stockholders.

     I. SPECIAL MEETINGS-NOTICES. Special meetings of the Board of Directors for any purpose or purposes shall be called at any time by the President, or if he or she is absent or unable or refuses to act, by the Vice President or by any two directors.

     Written notice of the time and place of special meetings shall be delivered personally to the directors or sent to each director by letter or by telegram, charges prepaid, addressed to him at his address as it is shown upon the records of the corporation, or if it is not shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held. In case such notice is mailed or telegraphed, it shall be deposited in the United States mail or delivered to the telegraph company in the place in which the principal office of the corporation is located at least forty-eight (48) hours prior to the time of the holding of the meeting. In case such notice is delivered as above provided, it shall be so delivered at least four (4) hours prior to the time of the holding of the meeting. Such mailing, telegraphing or delivery as above provided shall be due, legal and personal notice to such director.

     J. WAIVER OF NOTICE. When all the directors are present at any directors' meeting, however called or noticed, and sign a written consent thereto on the records of such meeting, or, if a majority of the directors are present, and if those not present sign in writing a waiver of notice of such meeting, whether prior to or after the holding of such meeting which said waiver shall be filed with the Secretary of the corporation, the transactions thereof are as valid as if had at a meeting regularly called and noticed.

     K. NOTICE OF ADJOURNMENT. Notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned.

     L. QUORUM. A majority of the directors (present either in person or by means of a telephone conference or other similar communication equipment at which all directors can hear each other simultaneously) shall be necessary to constitute a quorum for the transaction of business, and the action of a majority of the directors present at any meeting at which there is a quorum, when duly assembled, is valid as a corporate act; provided that a minority of the directors, in the absence of a quorum, may adjourn from time to time, but may not transact any business. No ex officio Board member shall be considered in determining whether or not a quorum is present at any meeting of the directors.

     M. DIRECTORS ACTING WITHOUT MEETING. Notwithstanding anything to the contrary contained in these By-Laws, any action required to permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the Board of Directors shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such directors.

     N. CONFLICTS OF INTEREST. Whenever a director has personal interest in a contract or other transaction to which the corporation is or will become a party, whether because of an employment or investment relationship with an entity with which the corporation is dealing or for any other reason, the director shall:

             (1) disclose the existence of such interest and describe the nature thereof (e.g., financial, family relationship, professional or business affiliation, etc.) to the other directors prior to the time any action is taken by the Board of Directors with respect to the transaction; and

             (2)      abstain from voting thereon.


Section 6.       OFFICERS.

     A. OFFICERS. The officers of the corporation shall be a President, a Vice President, a Secretary and a Treasurer, and such assistant and subordinate officers as the Board of Directors may elect from time to time. All officers must be directors of the corporation.

     B. ELECTION AND TERM OF OFFICE. The initial officers of the corporation are set forth in the Articles of Incorporation and they shall serve until the first annual Board meeting in 1997. The officers shall be elected by a simple majority of the directors then in office at the first annual Board meeting in 1997, to serve until the second annual meeting in 1997. The officers shall be elected by a simple majority of the directors then in office at the second annual Board meeting in 1997, to serve two (2) year terms until the annual Board meeting in 1999. At that meeting and at the annual Board meeting in each odd-numbered year thereafter, the Board by simple majority vote shall elect officers to serve two (2) year terms.

     C. COMPENSATION. The compensation of all of the officers of the corporation shall be fixed by the Board of Directors.

     D. REMOVAL AND RESIGNATION. Any officer may be removed, either with or without cause, at any regular or special meeting of the Board, by a simple majority of the directors then in office.

     The Board of Directors may empower an officer to remove any assistant or subordinate officers.

     Any officer may resign at any time by giving written notice to the Board of Directors or to the President or Secretary of the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     E. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or other cause may be filled at any time by the directors or by the empowered officer, and each officer so appointed shall serve out the unexpired term of the officer whose vacancy he or she filled.

     F. PRESIDENT. The President shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and affairs of the corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the By-Laws.

     G. VICE PRESIDENT. The Vice President shall at the discretion of the Board of Directors, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall perform such other duties as the Board of Directors may prescribe.

     H. SECRETARY. The Secretary shall keep, or cause to be kept, a book of minutes, at the principal office or such other place as the Board of Directors may order, of all meetings of directors and stockholders, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at directors' meetings, the number of shares of stock present or represented at stockholders' meetings and the proceedings thereof.

     The Secretary shall keep, or cause to be kept, at the principal office of the corporation or at the office of the corporation's transfer agent, a stock register, or a duplicate stock register, showing the names of the stockholders and their addresses; the number and classes of shares of stock held by each; the number and date of certificates issued for the same; and the number and date of cancellation of every certificate surrendered for cancellation.

     The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required by the By-Laws or by law to be given; he shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the By-Laws.

     I. TREASURER. The Treasurer shall receive and keep all the funds of the corporation, and pay them out only on the check of the corporation, signed in the manner authorized by the Board of Directors.

     J. ASSISTANTS. Any assistant secretary or assistant treasurer, respectively, created by the Board of Directors may exercise any of the powers of Secretary or Treasurer as directed by the Board of Directors, and shall perform such other duties as the Board of Directors may direct.

     K. SUBORDINATE OFFICERS. The Board of Directors may from time to time appoint such subordinate officers or agents as the business of the corporation may require, fix their tenure of office and allows them suitable compensation.


Section 7.       COMMITTEES AND BOARDS.

     A. COMMITTEES OF THE BOARD. The Board of Directors shall appoint such committees as may be necessary from time to time, consisting of such number of its members and (if the Board so decides) other stockholders of the corporation and with such powers as it may designate, consistent with the Articles of Incorporation and By-Laws and the laws of the State of Hawaii. The duties normally associated with a Compensation Committee shall be performed by the Board as a whole.

     B.      JOINT POLICY BOARD. The Board of Directors shall appoint two
(2) directors to serve at the pleasure of the Board as two (2) of its three (3) representatives on the Joint Policy Board. The President of the corporation shall be the third representative. The initial corporation representatives on the Joint Policy Board shall be Robert Schulz, Jay L. Grekin and Gerald W. Mayfield, and shall serve until their successors are appointed at the first annual Board meeting in 1997. At such meeting, the Board of Directors shall appoint two (2) of its members to serve on the Joint Policy Board until the second annual Board meeting in 1997. At that meeting and at each annual meeting in an odd-numbered year after 1997, the Board of Directors shall appoint two
(2) of its members to serve two (2) year terms on the Joint Policy Board. Such members may be removed or replaced at the discretion of the Board of Directors. The Board of Directors shall also fill any of those two (2) positions which become vacant because of resignation, removal, death, disqualification or for any other reason, and the person so appointed shall serve out the remaining term on the Joint Policy Board. The third corporation representative on the Joint Policy Board shall be the then-serving President of the corporation. Only directors of the corporation shall be eligible to serve as any of the corporation representatives on the Joint Policy Board.


Section 8.       CORPORATE RECORDS AND REPORTS--INSPECTION.

     A. RECORDS. The corporation shall maintain adequate and correct accounts, books and records of its business and properties. All of such books, records and accounts shall be kept at its principal place of business in the State of Hawaii, as fixed by the Board of Directors from time to time.

     B. INSPECTION OF BOOKS AND RECORDS. The books and records of the corporation shall be open at all reasonable times for inspection by the stockholders.

     The original or a copy of these By-Laws, as amended or otherwise altered to date, certified by the Secretary, shall be open at all reasonable times for inspection by the stockholders.

     C. CHECKS, DRAFTS, ETC. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the corporation, shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by resolution of the Board of Directors.

     D. CONTRACTS, ETC. The Board of Directors, except as otherwise provided in the By-Laws, may authorized any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances. Unless so authorized by the Board of Directors, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement, or to pledge its credit, or to render it liable for any purpose or to any amount.

     E. ANNUAL REPORTS. The Board of Directors shall cause annual reports to be made to the Hawaii Department of Commerce and Consumer Affairs as required by law.


Section 9.       CERTIFICATES AND TRANSFER OF SHARES.

     A. CERTIFICATES FOR SHARES. Certificates for shares shall be of such form as the Board of Directors may designate and shall state the name of the record holder of the shares represented thereby; its number; date of issuance; the number of shares for which it is issued; the par value, if any, or a statement that such shares are without par value; a statement of the rights, privileges, preferences and restrictions, if any; a statement as to redemption or conversion, if any; a statement of liens or restrictions upon transfer or voting, if any; if the shares be assessable, or, if assessments are collectible by personal action; a plain statement of such facts.


     Every certificate for shares must be signed by the President or the Vice President and the Secretary or an assistant secretary.

     B. TRANSFER ON THE BOOKS. Upon surrender to the Secretary or transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

     C. LOST OR DESTROYED CERTIFICATES. Any person claiming a certificate or stock to be lost or destroyed shall make an affidavit or affirmation of that same fact and advertise the same in such manner as the Board of Directors may require, and shall if the directors so require give the corporation a bond of indemnity, in form and with one or more sureties satisfactory to the Board, in at least double the market value of the stock represented by said certificate, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost or destroyed.

     D. CLOSING STOCK TRANSFER BOOKS. The Board of Directors may close the transfer books in their discretion for a period not exceeding thirty days preceding any meeting, annual or special, of the stockholders, or the day appointed for the payment of a dividend.


Section 10.      STOCK REDEMPTION.

     A. PURCHASE OF SHARES. Upon the occurrence of any one or more of the following events relating to a stockholder:

             (1)      Death of a stockholder;

             (2) Whenever a stockholder shall become a "disqualified person," as defined in Hawaii Revised Statutes Section 415A-2;

             (3) Whenever a stockholder becomes insolvent, makes an assignment for the benefit of creditors, is declared bankrupt, or his or her assets are administered in any type of creditors' proceedings;

             (4) Termination of a stockholder's employment with the corporation;

any such stockholder (or his personal representative in the case of the death of a stockholder) shall be required to sell all his or her shares in the corporation to the corporation, and shall immediately assign and deliver such shares to the corporation, and the corporation shall be required to purchase such shares, upon the terms and conditions hereinafter set forth in this Section.

     B. PURCHASE PRICE. The purchase price for each share of common stock shall be the par value of that share. The purchase price of each share of preferred stock shall be the price set forth in Exhibit A to the corporation's Articles of Incorporation.

     C. PAYMENT OF PURCHASE PRICE FOR SHARES. The purchase price for common shares shall be paid by the corporation to the stockholder or the executor or administrator of his estate at a monthly rate to be determined by the Board of Directors; provided that the period of payment shall not be longer than ten (10) years from the date of the purchase of such shares or, if the purchase price is less than ten thousand dollars ($10,000.00), one (1) year from the date of the purchase of such shares. An interest rate of 7% (or such greater rate s the Board of Directors may determine) shall be payable on the unpaid balance, for which a promissory note of the corporation shall be issued. As a condition of such issuance or of payment, the Board of Directors may require the execution and delivery to it of such documents as may be necessary or desirable to protect the corporation. The purchase price for preferred shares shall be paid as provided in Exhibit A to the Articles of Incorporation.

     D. RESTRICTIONS ON TRANSFER OF SHARES. Except as provided in paragraph E or F below, no stockholder shall sell, assign, pledge or otherwise transfer or encumber in any manner or by any means whatever, any interest in all or any part of his capital stock of the corporation without the prior written consent of all the other stockholders, and any transfer or purported transfer in violation of this restriction shall be null and void and of no effect.

     E. TRANSFERABILITY OF SHARES--RIGHT OF FIRST REFUSAL. A stockholder may sell or dispose of all or any portion of the shares of the corporation's capital stock owned or held by him, to any person qualified to be a stockholder of this corporation under Hawaii law, and regulations authorized thereunder, pursuant to a bona fide offer from such person provided that such stockholder shall first give written notice to the corporation by registered mail stating that the offer to the selling stockholder is bona fide, the number of shares desired to be sold or disposed of, the name and address of the person or persons offering to purchase such shares, the purchase price per share and the proposed terms of sale. Upon receipt of such notice by the corporation, it shall have the first right, privilege and option to purchase from the selling stockholder all or any part of the stock so designated for sale or disposition, payment therefor to be made at the purchase price and upon the terms set froth in the offer to the selling stockholder or at the price and terms described in paragraphs B and C of this Section, whichever shall produce the lower price, such option to be exercised by notice in writing to the selling stockholder within thirty (30) days after the corporation's receipt of such notice from said selling stockholder.

     If the corporation does not purchase al of such shares under the option given and granted it in this paragraph E, the selling stockholder may sell or dispose of the same, or so much thereof as shall not have been so purchased, to the person or persons named in the aforementioned notice; provided, however, that he or she shall not sell or dispose of such stock (1) at a lower price or on more favorable terms to the purchaser or transferee than the price and upon the terms set forth in such bona fide offer to purchase, or (2) in a greater quantity than that offered to the corporation. If the selling stockholder does not, within sixty (60) days after termination of the last of the options hereinabove given and granted to the corporation, sell or dispose of the share of stock so designated for sale or disposition, then such proceedings for sale or attempted sale shall thereupon terminate and the foregoing right of the selling stockholder to sell or dispose of such shares of stock to others shall likewise terminate; thereafter, such offering party, or order to sell or dispose of all or any portion of his or her shares, shall again give the same notice and the corporation shall again have the same right, privilege and option, all as hereinabove specified in this paragraph E.

     F. EXCEPTION FOR DISPOSITION TO CERTAIN TRUSTS. Notwithstanding any other provisions of this Section 11, any stockholder shall be permitted to transfer all or part of his shares to a revocable living or inter vivos trust described in Section 415-A9 of the Hawaii Revised Statutes. If a trust becomes a stockholder hereunder, any event described in paragraph A above with respect to the grantor of such trust shall trigger the purchase and sale of the trust's shares as provided therein.

     G. RESTRICTIONS APPLY. Any persons acquiring shares of this corporation pursuant to the terms of paragraph E or F above shall acquire such shares subject to all the terms, conditions and restrictions contained in this Section.

     H. WAIVER OF RIGHTS. Money damages awarded to the corporation or the stockholders as the result of the violation of this Section would be inadequate and insufficient under the circumstances; therefore, the stockholders waive the defense, in a suit in equity for Specific Performance, that legal remedies or damages would be sufficient.

     I. TERM. This Section shall terminate upon the occurrence of any of the following events:

             (1)      Cessation of the corporation's business;

             (2) Bankruptcy, receivership or dissolution of the corporation;

             (3) The effective date of the dissolution or liquidation of the corporation or upon a merger, consolidation, acquisition of property or stock, separation or reorganization of the corporation with one or more corporations as a result of which corporation is not the surviving corporation, or of a sale of substantially all of the property or stock of the corporation to another corporation;

             (4) The mutual written consent of all of the stockholders of the corporation.

     J. ENDORSEMENT ON STOCK CERTIFICATES. The certificates of stock subject hereto shall, in addition to any other endorsement on said certificates, be endorsed with a legend setting forth the fact that the certificate is transferable only upon compliance with the provisions of this Section, a copy of which is on file in the office of the Secretary of the corporation. All shares of stock hereinafter issued to the stockholders shall be subject to the terms of this Section and all certificates representing such shares shall be endorsed with the legend referred to in this paragraph.


Section 11.      AMENDMENTS TO BY-LAWS.

     New By-Laws may be adopted or these By-Laws may be repealed or amended by the stockholders at their annual meeting or at any other meeting of the stockholders called for that purpose, by a vote of stockholders entitled to exercise at least 75% of the voting power of the corporation.

                                                                         ANNEX H




               PLAN OF CORPORATE SEPARATION AND REORGANIZATION

        THE PLAN OF CORPORATE SEPARATION AND REORGANIZATION (the "Plan") set forth below was duly adopted by the Board of Directors of STRAUB CLINIC & HOSPITAL, INCORPORATED, a Hawaii professional corporation ("Old Straub"), at a meeting held on the _____ day of _____________, 1996, for shareholder approval at a special shareholders' meeting.

                               R E C I T A L S

        WHEREAS, as of October 1, 1966, PhyCor, Inc., a Tennessee corporation ("PhyCor"), and Old Straub entered into a certain Agreement of Merger (the "Merger Agreement"), wherein PhyCor agreed to acquire certain businesses of Old Straub, including Old Straub's managed care businesses, by merging Old Straub into PhyCor in a tax-free statutory merger under the provisions of Code Section 368(a)(1)(A) (the "Merger");

        WHEREAS, under Hawaii laws governing the corporate practice of medicine, only Hawaii professional corporations and Hawaii nonprofit corporations may operate medical clinics and hospitals in the State of Hawaii;

        WHEREAS, in order to satisfy the conditions of the Merger, Old Straub is required to incorporate a new Hawaii business corporation ("New Straub"), which will ultimately be named "Straub Clinic & Hospital, Inc.", and to separate its clinic and hospital businesses from its administration and managed care businesses (the "Spin-Off Transaction");

        WHEREAS, it is in the best interests of Old Straub and its shareholders to accomplish the Spin-Off Transaction in a tax-free distribution and exchange under the provisions of Code Sections 368(a)(1)(D) and 355 (the
"Distribution"), with New Straub amending its Articles of Incorporation immediately after the Distribution in order to convert itself into a Hawaii professional corporation;

        WHEREAS, prior to the Distribution, Old Straub will be the holder of all of the issued and outstanding shares of Common Stock, $1.00 par value per share, of New Straub (the "New Straub Common Stock"), and all of the issued and outstanding shares of Series A Preferred Stock, $1.00 par value per share, of New Straub (the "New Straub Preferred Stock"); and

        WHEREAS, the Merger Agreement requires that all of the shares of New Straub Common Stock be distributed to the holders of the Common Stock, $1.00 par value per share, of Old Straub (the "Old Straub Common Stock"), and that concurrently therewith all of the shares of New Straub Preferred Stock be exchanged with the holders of the Series C Preferred Stock, $1.00 par value per share, of Old Straub (the "Old Straub Preferred Stock");

        NOW, THEREFORE, Old Straub hereby adopts this Plan of Corporate Separation and Reorganization:


                                 ARTICLE ONE

                                 DEFINITIONS

        1.1 General. As used in this Plan, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        1.1.1  "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.1.2 "DCCA" shall mean the Department of Commerce and Consumer Affairs of the State of Hawaii.

        1.1.3 "Distribution" shall have the meaning described in the recitals to this Agreement.

        1.1.4  "Distribution Agent" shall mean Title Guaranty Escrow Services,
Inc.

        1.1.5 "Distribution Agent Agreement" shall mean the Agreement between Old Straub and the Distribution Agent, the form of which is attached hereto as Annex 1.

        1.1.6 "Distribution Date" shall mean the date, prior to the Merger, as determined by the Old Straub Board or a committee thereof on which the Distribution takes place by delivery of the shares of New Straub Common Stock and New Straub Preferred Stock to the holders of Old Straub Common Stock and Old Straub Preferred Stock by the Distribution Agent.

        1.1.7  "HRS" means the Hawaii Revised Statutes, as amended.

        1.1.8  "Leases" means those leases set forth on Schedule 2.2.

        1.1.9 "Merger" shall have the meaning described in the recitals to this Agreement.

        1.1.10 "Merger Agreement" shall have the meaning described in the recitals to this Agreement.

        1.1.11 "New Straub Common Stock" shall have the meaning described in the recitals to this Agreement.

        1.1.12 "New Straub Preferred Stock" shall have the meaning described in the recitals to this Agreement.

        1.1.13  "New Straub Subsidiaries" means those corporations set forth on
Schedule 2.2.

        1.1.14  "Old Straub Board" shall mean the Board of Directors of Old
Straub.

        1.1.15 "Old Straub Common Stock" shall have the meaning described in the recitals to this Agreement.

        1.1.16 "Old Straub Preferred Stock" shall have the meaning described in the recitals to this Agreement.

        1.1.17  "Old Straub Subsidiaries" means those corporations set forth on
Schedule 2.2.

        1.1.18  "Real Property" means those items of real property set forth on
Schedule 2.2.

        1.1.19 "Record Date" shall mean the close of business on the date to be determined by the Old Straub Board or a committee thereof as the record date for the determination of shareholders of record of Old Straub entitled to receive the Distribution.

        1.1.20 "Subsidiaries" as used herein, shall mean with respect to any entity, unless otherwise indicated, both direct and indirect subsidiaries of such entity; provided that, with respect to Old Straub, such term shall not include New Straub and the New Straub Subsidiaries.


                                 ARTICLE TWO

                  TRANSFER OF CLINIC AND HOSPITAL BUSINESSES

        2.1 Formation of New Straub. Prior to the Distribution Date, Old Straub shall cause the Articles of Incorporation of New Straub attached hereto as Annex 2 to be executed and filed with the DCCA, and cause New Straub to adopt the By-Laws attached hereto as Annex 3.

        2.2 Capital Contribution. In exchange for all of the New Straub Common Stock and all of the New Straub Preferred Stock, Old Straub shall, prior to the Distribution, transfer to New Straub the assets of its clinic and hospital businesses designated to be transferred to New Straub on Schedule 2.2 (including the leases, the capital stock of the New Straub Subsidiaries, and the Real Property set forth on Schedule 2.2), subject to the liabilities allocable to such clinic and hospital businesses and designated to be assumed by New Straub on Schedule 2.2. Old Straub shall retain the capital stock of the Old Straub Subsidiaries designated to be retained by PhyCor on Schedule 2.2.


                                ARTICLE THREE

                               THE DISTRIBUTION

        3.1 Conditions to Distribution. The Old Straub Board shall in its discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Distribution shall be subject to satisfaction of each of the following conditions:

        3.1.1 approval of the Distribution by the holders of at least 75% of the outstanding shares of Old Straub Common Stock and approval of the Merger by the holders of at least 75% of the outstanding shares of Old Straub Common Stock and the outstanding shares of Old Straub Preferred Stock voting as a single class;

        3.1.2 old Straub receives an opinion of its special counsel Morrison & Foerster LLP, in form and substance satisfactory to the Old Straub Board, that the Spin-Off Transaction will generally be tax-free to the Old Straub shareholders under Sections 355 and 368(a)(1)(D) of the Code. The opinion of Morrison & Foerster LLP will be delivered for the benefit of the Board of Directors of Old Straub and the Old Straub shareholders, and the opinion will provide expressly that it may not be relied upon by PhyCor in its own right or as successor to Old Straub in the Merger;

        3.1.3 there not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body which prohibits or makes illegal the Distribution or the Merger, or the transactions contemplated by the Distribution or the Merger; and

        3.1.4 if dissenters' rights to the Distribution and the Merger are available under Hawaii law, shareholders dissenting from the Distribution and the Merger and validly exercising their dissenters' rights shall collectively own not more than 5% in the aggregate of the Old Straub Common Stock and shareholders dissenting from the Distribution and the Merger and validly exercising their dissenters' rights shall collectively own not more than 5% in the aggregate of the Old Straub Preferred Stock; provided, that the Old Straub Board may waive any condition to the Distribution other than those set forth in Sections 3.1.2 and 3.1.3; provided further, that satisfaction of such conditions shall not create any obligation on the part of Old Straub or any other party hereto to effect the Distribution.

        3.2 The Distribution. On the Distribution Date or as soon thereafter as practicable, subject to the conditions set forth in this Plan, Old Straub shall deliver to the Distribution Agent a certificate or certificates representing the number of then outstanding shares of New Straub Common Stock and New Straub Preferred Stock to be distributed in the Distribution, endorsed in blank, and shall instruct the Distribution Agent to:

        3.2.1 distribute, on behalf of Old Straub, to each holder of record of Old Straub Common Stock on the Record Date (except those holders of Old Straub Common Stock who have properly asserted their rights of dissent in accordance with HRS Sections 415-80 and 81, in the event that such rights are available) a certificate or certificates representing one share of New Straub Common Stock for each share of Old Straub Common Stock so held; and

        3.2.2  on behalf of Old Straub, pursuant to the provisions of HRS
Section 415-6 and subject to the provisions HRS Section 415-45:

        (a) collect from each holder of record of Old Straub Preferred Stock on the Record Date (except those holders of Old Straub
             Preferred Stock who have properly asserted their rights or dissent in accordance with HRS Sections 415-80 and 81, in the event that such rights are available) the certificate or certificates representing his or her shares of Old Straub Preferred Stock (or a Lost Stock Certificate Affidavit in the form of Annex 4 attached hereto); and

        (b) distribute to such holders a certificate or certificates representing one share of New Straub Preferred Stock for each share of Old Straub Preferred Stock so collected.

        3.2.3 New Straub agrees to provide all certificates for shares of New Straub Common Stock and New Straub Preferred Stock that the Distribution Agent shall require in order to effect the Distribution.


                                 ARTICLE FOUR

                  TRANSACTIONS RELATING TO THE DISTRIBUTION

        4.1 Amendment of New Straub Articles. Prior to the Distribution, Old Straub shall cause New Straub to adopt (a) the

Amendment to the Articles of Incorporation of New Straub substantially in the form of Annex 5 hereto, which shall convert New Straub into a Hawaii professional corporation and which shall become effective upon its filing with the DCCA subsequent to the Distribution and prior to the Merger, and (b) the Amended and Restated Articles of Incorporation of New Straub substantially in the form of Annex 6 hereto, which shall change the name of New Straub to "Straub Clinic & Hospital, Inc." as authorized under the terms of the License Agreement described in Section 4.3 hereof, which shall become effective upon its filing with the DCCA subsequent to the Merger.

        4.2 Amendment of New Straub By-Laws. Prior to the Distribution, Old Straub shall cause New Straub to adopt the Amended and Restated By-Laws of New Straub substantially in the form of Annex 7 hereto, which shall become effective upon the filing of the Amendment to Articles of Incorporation of New Straub attached as Annex 5 with the DCCA.

        4.3 License Agreement. Prior to the Distribution, Old Straub and New Straub shall enter into a License Agreement substantially in the form of Annex 8 hereto, which shall authorize New Straub to use as its corporate name "Straub Clinic & Hospital, Inc." and which shall become effective immediately after the Merger.


                                 ARTICLE FIVE

                                MISCELLANEOUS

        5.1 Termination. This Plan may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Old Straub Board without the approval of New Straub or the shareholders of Old Straub. In the event of such termination, no party shall have any liability of any kind to any other party on account of such termination.

                                 CERTIFICATE


        The undersigned Secretary of STRAUB CLINIC & HOSPITAL, INCORPORATED, a Hawaii professional corporation, hereby certifies that the attached PLAN OF CORPORATE SEPARATION AND REORGANIZATION was duly adopted by the shareholders of STRAUB CLINIC & HOSPITAL, INCORPORATED at a special meeting held on the ____ day of __________________, 1996.

        DATED: Honolulu, Hawaii, _______________________________.



                                     STRAUB CLINIC & HOSPITAL, INCORPORATED


                                     By: ___________________________
                                         Its Secretary

                               TABLE OF ANNEXES


ANNEX 1     Form of Distribution Agent Agreement

ANNEX 2     Form of Articles of Incorporation

ANNEX 3     Form of By-Laws

ANNEX 4     Form of Lost Stock Certificate Affidavit

ANNEX 5     Form of Amendment to Articles of Incorporation

ANNEX 6     Form of Amended and Restated Articles of Incorporation

ANNEX 7     Form of Amended and Restated By-Laws

ANNEX 8     Form of License Agreement

                                 Schedule 2.2


 Included as Schedule 4.04(a) to the Amended and Restated Agreement of Merger

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          (a) Article 8 of the Registrant's Amended Bylaws provides as follows:

              The Corporation may indemnify, and upon request may advance expenses to, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred in the action, suit or proceeding, despite the fact that such person has not met the standard of conduct set forth in Section 48-18-502(a) of the Tennessee Business Corporation Act (the "Act") or would be disqualified for indemnification under Section 48-18-502(d) of the Act, if a determination is made by the person or persons enumerated in Section 48-18-502(b) of the Act that the director or officer seeking indemnification is liable for (i) any breach of the duty of loyalty to the Corporation or its shareholders,
              (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) voting for or assenting to a distribution in violation of the Act.

              Section 7 of the Registrant's Restated Charter provides as follows:

              The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"). The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may have or hereafter acquire under this Charter or the Bylaws of the Corporation or under any agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office; provided, however, that the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) if a judgment or other final adjudication adverse to the indemnitee establishes his liability
              (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act.

          (b) In addition to the foregoing provisions of the Amended Bylaws and Restated Charter of the Registrant, directors, officers, employees and agents of the Registrant may be indemnified by the Registrant, pursuant to the provisions of Section 48-18-501 et seq. of the Tennessee Code Annotated.

          (c) In addition, the Registrant maintains directors and officers liability insurance.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a) Exhibits


EXHIBIT
NUMBER        DESCRIPTION OF EXHIBITS
------        -----------------------
2             --   Amended and Restated Agreement of Merger, dated as of October 1, 1996, by and between the Registrant and Straub (included as Annex D to the Prospectus and Proxy
                   Statement filed as part of this Registration Statement)
4             --   Shareholder Rights Agreement, dated February 18, 1994, between the Registrant and
                   First Union National Bank of North Carolina (a)
5             --   Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
8             --   Opinion of Morrison & Foerster, LLP as to tax matters
21            --   List of subsidiaries of the Registrant
23.1          --   Consent of KPMG Peat Marwick LLP
23.2          --   Consent of Coopers & Lybrand, LLP
23.3          --   Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
                   (included in Exhibit 5)
23.4          --   Consent of Morrison & Foerster LLP (included in Exhibit 8)
24            --   Power of Attorney (included on page II-5)

_______________


       (a) Incorporated by reference to exhibits filed with the Registrant's Current Report on Form 8-K dated February 18, 1994, Commission No. 0-19786.


       (b)    Financial Statement Schedules

              All financial statement schedules are incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 1995.


ITEM 22.      UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (5) That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

       (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and include dint eh Registration Statement when it became effective.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on October 31, 1996.

                                          PHYCOR, INC.

                                          By:      /s/ Joseph C. Hutts
                                              ----------------------------------
                                                       Joseph C. Hutts
                                            Chairman of the Board, President and
                                                    Chief Executive Officer

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Joseph C. Hutts and John K. Crawford his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  Name                                    Title                            Date
                  ----                                    -----                            ----
 /s/ Joseph C. Hutts                              Chairman of the Board,              October 31, 1996
 ---------------------------------              President, Chief Executive
     Joseph C. Hutts                            Officer (Principal Executive
                                                   Officer) and Director


 /s/ John K. Crawford                          Vice President, Treasurer and          October 31, 1996
 ---------------------------------                Chief Financial Officer
     John K. Crawford                            (Principal Financial and
                                                     Accounting Officer)


 /s/ Ronald B. Ashworth                                  Director                     October 31, 1996
 ---------------------------------
     Ronald B. Ashworth



 /s/ Sam A. Brooks, Jr.                                  Director                     October 31, 1996
 ---------------------------------
     Sam A. Brooks, Jr.

 /s/ Thompson S. Dent                            Executive Vice President,            October 31, 1996
 ---------------------------------                Corporate Services and
     Thompson S. Dent                                    Director


 /s/ Winfield Dunn                                       Director                     October 31, 1996
 ---------------------------------
     Winfield Dunn

 /s/ C. Sage Givens                                      Director                     October 31, 1996
 ---------------------------------
     C. Sage Givens


 /s/ Joseph A. Hill, M.D.                                Director                     October 31, 1996
 ---------------------------------
     Joseph A. Hill, M.D.

 /s/ James A. Moncrief, M.D.                             Director                     October 31, 1996
 ---------------------------------
     James A. Moncrief, M.D.

 ---------------------------------               Executive Vice President,
     Derril W. Reeves                            Development and Director


 /s/ Richard D. Wright                           Executive Vice President,            October 31, 1996
 ---------------------------------                Operations and Director
     Richard D. Wright

                                 Exhibit Index


EXHIBIT                                                                                                              PAGE
NUMBER        DESCRIPTION OF EXHIBITS                                                                              NUMBER
------        -----------------------                                                                              ------
2             --   Amended and Restated Agreement of Merger, dated as of October 1, 1996, by and between the Registrant and Straub (included as Annex D to the Prospectus and Proxy
                   Statement filed as part of this Registration Statement)
4             --   Shareholder Rights Agreement, dated February 18, 1994, between the Registrant and
                   First Union National Bank of North Carolina (a)
5             --   Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
8             --   Opinion of Morrison & Foerster, LLP as to tax matters
21            --   List of subsidiaries of the Registrant
23.1          --   Consent of KPMG Peat Marwick LLP
23.2          --   Consent of Coopers & Lybrand, LLP
23.3          --   Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
                   (included in Exhibit 5)
23.4          --   Consent of Morrison & Foerster LLP (included in Exhibit 8)
24            --   Power of Attorney (included on page II-5)

--------------------

(a) Incorporated by reference to exhibits filed with the Registrant's Current Report on Form 8-K dated February 18, 1994, Commission No. 0-19786.